As filed with the Securities and Exchange Commission on February 10, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIGHTING SCIENCE GROUP CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	3646	23-2596710
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1227 South Patrick Drive, Building 2A

Satellite Beach, Florida 32937

(321) 779-5520

(Address and telephone number of principal executive offices)

Lighting Science Group Corporation

Attention: Gregory T. Kaiser, Chief Financial Officer

1227 South Patrick Drive, Building 2A

Satellite Beach, Florida 32937

(321) 779-5520

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Greg R. Samuel, Esq. Haynes and Boone, LLP 2323 Victory Avenue, Suite 700 Dallas, TX 75219 (214) 651-5000 Fax: (214) 200-0577	Marc D. Jaffe, Esq. Rachel W. Sheridan, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200 Fax: (212) 751-4864

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)(2)
Common Stock, $0.001 par value per share	$150,000,000	$17,415.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes shares that the underwriters have the option to purchase to cover overallotments, if any.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated                     , 2011

Shares

Common Stock

Lighting Science Group Corporation is offering         shares of its common stock. We intend to apply to have our common stock listed on the NASDAQ stock market under the symbol “LSGC.” We anticipate that the public offering price will be between $         and $         per share.

Our common stock is currently traded on the Over-the-Counter Bulletin Board under the symbol “LSCG.OB.”

Investing in our common stock involves risks. See “Risk factors” beginning on page 9 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts(1)	$	$
Proceeds, before expenses, to Lighting Science Group Corporation.	$	$

(1)	We expect to enter into an agreement with Moelis & Company LLC pursuant to which we would pay Moelis & Company LLC a fee of $200,000 for financial advisory services in connection with this offering, and which we have not included in the underwriting discounts and commissions.

We have granted the underwriters the right to purchase up to an additional         shares of our common stock to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on                     , 2011.

Joint Book-Running Managers

Credit Suisse	J.P.Morgan

Co-Managers

Stifel Nicolaus Weisel	Moelis & Company	Piper Jaffray

                    , 2011

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. If you receive any information not authorized by us, then you should not rely on it.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

i

Summary

Overview

We design, develop, manufacture and market general illumination products that exclusively use LEDs as their light source. Our broad product portfolio includes LED-based retrofit lamps (replacement bulbs) that can be used in existing light fixtures and sockets, as well as purpose-built LED-based luminaires (light fixtures) for many common indoor and outdoor residential, commercial, industrial and public infrastructure lighting applications. Our proprietary technology, differentiated design approach and key relationships throughout the LED lighting supply chain position us well as general illumination continues its transition to the use of LEDs as a replacement for existing lighting technologies.

We are a technology integrator with intricate knowledge of each of the main component technologies used in our products. Our in-house design and development of power supplies, thermal management solutions and optical systems used in our products along with our detailed specification of the packaged LEDs we incorporate into our products, provides us with a distinctive ability to manage the interrelationships between these components and subsystems. This system-based approach, combined with our thorough understanding of the requirements of each lighting application our products are designed to address, enables us to provide a broader and more relevant range of products that we believe deliver industry-leading performance offering shorter payback periods relative to the products of our competitors. This performance advantage is measured by the combination of higher efficacy, as calculated by lumens of light delivered per watt of power consumed, or lm/W, light quality and reliability. As we continue to improve all of these product attributes, we believe we will help drive, and benefit from, the accelerating use of LEDs in general illumination as a replacement for existing lighting technologies.

As a pioneer in our industry, we have been producing and selling LED-based lighting products for nearly a decade. We assemble and manufacture our products both internally and through our contract manufacturer in Asia. Our internal manufacturing operations are currently based in our Monterrey, Mexico site, which commenced production in November 2010, and our Satellite Beach, Florida headquarters. Our revenue for the three months ended September 30, 2010 was $15.1 million, representing an increase of 96.6% over the same period in the prior year. In order to meet the recent and expected growth in demand for our products, we have increased our headcount, including contractors, to approximately 600 as of December 31, 2010 from 210 as of December 31, 2009.

Products and applications

Our extensive product portfolio includes three distinct product families (lamps; infrastructure luminaires; and commercial, architectural and residential luminaires), as well as custom lighting solutions. We tailor our product offerings to specific applications in our target markets which include: (i) government-owned and private infrastructure, (ii) schools and universities, (iii) retail and hospitality and (iv) residential and office.

The LED retrofit lamps we produce are economically compelling replacements for traditional reflector and globe incandescent and incandescent halogen lamps and are available in a range of form factors and performance specifications to meet particular lighting needs. Our retrofit lamps have been adopted by leading retailers and original equipment manufacturers, or OEMs, of lighting products such as The Home Depot, Inc. and Osram Sylvania Inc. that sell our products on a co-branded or private label basis, as well as by large end-users to whom we sell directly and through distributors, such as Harrah’s Operating Company, Inc., Hilton Hotels Corporation, Simon Property Group, Inc. and Starbucks Corporation. Notably, we are The Home Depot’s preferred provider and product development partner for LED retrofit lamps and luminaires, which are currently sold under its EcoSmart® line on a co-branded basis. With sales of more than one million units during the second half of 2010 alone, we believe we are one of the largest worldwide suppliers of LED retrofit lamps. We also produced the first LED retrofit lamp to be successfully qualified for ENERGY STAR® designation and, as of January 25, 2011, we designed and produced more than 75% of all ENERGY STAR-qualified LED retrofit lamps.

The infrastructure luminaires we produce combine energy efficiency, long life, high lumen output and excellent light distribution, making them ideal for use in parking garages, street lighting, outdoor area lighting, warehouses and manufacturing areas. Our luminaires, which in many cases provide payback periods of less than two years, are sold for use in large-scale infrastructure projects including, among others, those in Salt Lake City, Mexico City and Washington, D.C. We also offer a range of LED luminaires for the commercial, architectural and residential markets, including our line for retail display applications and our soon to be released line of residential luminaires. We sell luminaires through OEMs, distributors, independent sales representatives and our direct sales force. In addition, we offer customized LED lighting solutions to create highly tailored lighting effects for architects, lighting designers and research projects.

Industry background

According to the U.S. Department of Energy, or the DOE, LEDs are the most promising technology for reducing the enormous amount of energy consumed by lighting, which it estimated to account for 25% of all U.S. electricity consumption in 2009. Currently available cool white LED lighting products boast an efficacy of as much as 92 lm/W and last as long as 50,000 hours while currently available warm white LED lighting products have an efficacy of as much as 66 lm/W. This compares to an efficacy of 13 lm/W and lifetime of 1,200 hours for a typical incandescent bulb and 55 lm/W and 10,000 hours for a typical compact fluorescent bulb. Importantly, as the relevant technology continues to improve, the efficiency advantage of LED lighting products will further increase. For example, a March 2010 study from the DOE projects that cool white LED luminaire efficacies will reach 121 lm/W in 2012 and 219 lm/W in 2020. A significant portion of this improvement will be due to efficiencies gained in the areas core to our expertise rather than at the packaged LED level where most of the attention is currently focused.

LEDs have a demonstrated history of rapid adoption in various applications when their total cost of ownership, including both purchase price and ongoing energy and maintenance costs, declines to a point that warrants their use. Reductions in total cost of ownership improve users’ return on investment in LED technology and shorten the payback period for LEDs relative to other lighting technologies. We expect that continuing improvements in LED product efficacy and light quality as well as reductions in their purchase price will further reduce the total cost of ownership for LED lighting products, accelerating their adoption for general illumination. The adoption of LED lighting in general illumination will also benefit from other attributes of LED lighting and evolving market factors. These include an increasing end-user focus on energy efficiency and environmental sustainability; greater demand for enhanced lighting functionality and design differentiation enabled by the smaller size, lower heat output, dimmability, directionality and digital controllability of LED lighting products; greater government and utility financial incentives for energy efficient technologies; government regulations effectively eliminating incandescent bulb sales after certain deadlines in the United States and the European Union; and government support for energy efficient lighting.

In light of these attributes and factors, the market for LED lighting is expected to grow rapidly. A March 2010 report by Strategies Unlimited estimated that the market for packaged LEDs used in general illumination was expected to be approximately $874.0 million in 2010, growing to over $4.3 billion by 2014, representing a compound annual growth rate of approximately 45%. For our retrofit lamps and luminaires, the cost of the packaged LEDs represent on average approximately 35% of their sales prices. Therefore, the market for LED lighting products will be necessarily larger.

Our competitive strengths

We are a leading provider of LED retrofit lamps and luminaires for the general illumination market and believe the following competitive strengths have enabled us to achieve this position:

In-depth understanding of the lighting markets we serve. We have a deep understanding of how multiple components and subsystems function when integrated into LED lighting products under actual operating conditions, as well as knowledge of what attributes end-users truly value for each application our products address. This knowledge is derived from the experience of our management, sales and product development professionals, many of whom have spent the vast majority of their careers at traditional lighting companies and is solidified by our close collaboration with customers from product development through after-market support.

Extensive proprietary technology and know-how. We are a technology integrator with expertise in each of the key technologies used in our products, including power supplies and controls, thermal management solutions, optical systems and LED technology. This expertise is complemented by a portfolio of 121 issued and pending U.S. patents that have been developed over the course of nearly a decade of operations.

Comprehensive system-based approach. We are focused on the profound impact the interrelationships between key components and subsystems have on the performance and cost of our products. Accordingly, we design and develop power supplies, thermal management solutions and optical systems used in our products and specify key attributes of the packaged LEDs we incorporate into our products enabling us to finely tune them to improve their interoperability. We do not believe our competitors have the combination of capabilities and organizational structure to duplicate our design approach.

Broad product portfolio sustained by rapid speed to market. Our modular approach to product development enables us to design and develop optimized components and subsystems that we use in multiple products while maintaining the flexibility to modify key attributes of these subsystems for the specific needs of individual applications. As a result, we believe we are able to cost-effectively design and commercialize a broader range of retrofit lamps and luminaires at a faster rate than many of our competitors. In addition, our ability to rapidly design key components and subsystems around newly introduced packaged LEDs is a key contributor to our speed to market with performance leading products. Given the rapid pace of LED technology improvement and inherent short product cycles, speed to market is a critical competitive advantage.

Broad market reach through established channels. Our retrofit lamp business benefits from key retailer and lighting OEM relationships, including with The Home Depot, the largest worldwide seller of light bulbs, and with Osram Sylvania, among others, for the sale of our products on a co-branded or private label basis. In addition, our direct sales force has the knowledge of lighting applications required to sell our retrofit lamps and luminaires directly to large end-users and is not impeded by conflict from legacy lighting businesses. We also maintain an established network of independent sales agents and distributors that expand our geographic coverage and offer support for large projects in the infrastructure and commercial and industrial end markets.

Flexible approach to component sourcing. The flexibility of our product designs and our ability to facilitate rapid design adjustments limit our dependence on any single technology or vendor in our supply chain. This latitude in our component sourcing, particularly for packaged LEDs, enables us to mitigate supply risk through a multi-sourcing strategy and enhances our pricing leverage. It also helps insulate us from potential technology changes that represent significant risk to less adaptable competitors.

Experienced personnel with proven ability to drive our strategies. Our long-standing focus on research and commercialization of LED lighting has been a guiding force in building our roster of talent. As a result, our senior management team consists of long-tenured lighting industry professionals as well as LED technology veterans. Our research and development team includes approximately 50 research scientists and engineers with Ph.D.s or master’s degrees in a range of disciplines relevant to the development of LED lighting products. Similarly, our sales and marketing team has prior experience in our markets and channels at traditional lighting companies.

Our strategies

Our objective is to leverage our leadership position in LED lighting products to become the leader in the overall lighting industry as LED adoption accelerates through the following strategies:

Improve our products while lowering their cost to sustain our market position. We will continue to enhance our products by accumulating improvements across all of our component and subsystem technologies and by availing ourselves of further efficiencies by way of their interoperation. These improvements will include innovations relating to new materials, designs and methods, which we believe will provide revolutionary, rather than evolutionary, gains in product performance and manufacturing cost. In addition, we will continue to rapidly optimize our technologies for the most recently introduced and typically higher efficacy packaged LEDs to which we often have early access. We also intend to develop products that incorporate the intelligent control enabled by solid state lighting to offer further reductions in cost of ownership and novel functionality to our customers.

Drive improvements in our manufacturing and supply chain operations. We are increasing production at our recently opened site in Monterrey, Mexico, as well as at our contract manufacturing partner in Asia to ensure that we have adequate capacity to meet future demand as well as to capture efficiencies that we expect will allow us to materially improve our profitability as we transfer high-volume manufacturing to these lower cost sites from our Satellite Beach, Florida facility. In addition, we are increasingly sourcing critical components and subsystems from suppliers closer to our points of manufacture, working with our customers to develop more robust demand forecasts and implementing new information technology systems to reduce lead times, expediting costs for inbound supplies and other operational inefficiencies.

Expand our market coverage. We will continue to invest in our sales channels to drive further adoption of LED general illumination as well as to improve our share of the market. This investment includes adding experienced lighting professionals to our direct sales force and enlarging the sales team that manages our retail and OEM partners to both help us develop new relationships and increase business with existing ones. We also plan to expand the professional sales team that manages our growing roster of independent sales agents and distributors for the infrastructure and commercial and industrial markets in order to provide them with better sales support. We are also focused on expanding our efforts in Europe and Asia as we introduce new products designed specifically for the requirements of those regions. In addition, we plan to take a leadership role in the establishment of rebate programs applicable to LED lighting which, while not necessary for the adoption of our products, has the potential to meaningfully accelerate the shift to LED lighting.

Expand our product offering to target further conventional lighting applications. We follow a disciplined approach to the expansion of our business, prioritizing only those applications for which we believe there are currently clear and compelling reasons, from a return on investment and total cost of ownership perspective for a potential customer to adopt LED lighting. As the value proposition of LED lighting continues to improve, we will increase the range of applications that we target accordingly.

Extend our technology to non-traditional markets. We plan to continue to develop products for novel applications beyond traditional lighting that can benefit from the unique properties of LED lighting. We believe these potential non-traditional markets help drive our culture of innovation as well as our understanding of LED technology. They may also represent a material market opportunity in addition to their promising social benefits.

Risks that we face

Our business is subject to numerous risks, which are highlighted in the section entitled “Risk factors.” These risks represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. These risks include:

•

We have a limited amount of revenues and a history of losses and may be unable to continue operations unless we can generate sufficient operating income. Further, we have yet to achieve positive cash flow, and our ability to generate positive cash flow is uncertain.

•

If we are unable to manage any future growth effectively, our profitability and liquidity could be adversely affected. Further, if we are unable to adequately increase our production capacity, delays could harm our revenues and reputation.

•

If our developed technology or technology under development does not achieve market acceptance, prospects for our growth and profitability would be limited. Further, if we fail to anticipate and adapt to rapid technological changes in the LED lighting industry, the products we sell could become obsolete.

•	We rely on our relationships with The Home Depot and Osram Sylvania and the loss of either of these relationships could have a material adverse effect on our financial results.

•	Our financial results may vary significantly from period-to-period, which may lead to volatility in our stock price.

•	Our industry is highly competitive and if we are not able to compete effectively, our prospects for future success will be jeopardized.

•	Failure to achieve or maintain effective internal controls could have a material adverse effect on our operations and our stock price.

•	We rely upon key members of our management team and other key personnel and a loss of key personnel could prevent or significantly delay the achievement of our goals.

•	Our international operations are subject to legal, political and economic risks.

Pegasus Capital

We are controlled by affiliates of Pegasus Capital Advisors, L.P., or Pegasus Capital, a U.S.-based private equity fund manager that provides capital and strategic solutions to middle market companies across a variety of industries. Established in 1995, Pegasus Capital currently manages approximately $2.0 billion in assets through several private equity funds and has made more than 80 investments since its inception. Historically, Pegasus Capital has invested in our capital stock through LSGC Holdings LLC, Pegasus Partners IV, L.P., or Pegasus IV, and LED Holdings, LLC.

Corporate information

We were incorporated in the state of Delaware in 1988. Unless expressly indicated or the context requires otherwise, the terms “Lighting Science Group,” “company,” “we,” “us” and “our” in this prospectus refer to Lighting Science Group Corporation, a Delaware corporation or, as applicable, its predecessor entities and, where appropriate, its wholly-owned subsidiaries. Our principal executive offices are located at 1227 South Patrick Drive, Building 2A, Satellite Beach, Florida 32937, and our telephone number is (321) 779-5520. Our website address is www.lsgc.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

The offering

Common stock offered by us	shares.

Common stock to be outstanding after this offering	shares.

Use of proceeds	We estimate that we will receive net proceeds of approximately $ million from this offering, based on an assumed public offering price of $ per share (the midpoint of the range set forth on the cover page of this prospectus) and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay any existing indebtedness on our Wells Fargo Facility and for general corporate purposes, including capital expenditures to expand our production capacity, investments in our research and development, expansion of our sales force and working capital needs in support of our planned business activities. See “Use of proceeds” for additional information.

Over allotment option	We have granted the underwriters a 30-day option to purchase up to additional shares of our common stock at the public offering price.

Dividend policy	We do not currently intend to pay any cash dividends on our common stock. See “Dividend policy.”

Risk factors	You should carefully read and consider the information set forth under “Risk factors” beginning on page 9 of this prospectus and all other information set forth in this prospectus before investing in our common stock.

Proposed NASDAQ symbol	LSGC

The number of shares of our common stock outstanding after this offering is based on 185,260,534 shares outstanding as of September 30, 2010 after giving effect to the “Subsequent Issuances” described under “Capitalization” and excludes:

•

12,756,217 shares of common stock issuable upon the exercise of outstanding options under our Amended and Restated Equity-Based Compensation Plan, or the Equity Plan, as of September 30, 2010, with a weighted average exercise price of $1.28 per share;

•	176,668 shares of common stock issuable upon the vesting of shares of restricted stock previously awarded under the Equity Plan as of September 30, 2010;

•

15,067,115 (which gives effect to the 8,000,000 share increase on February 10, 2011) shares of common stock reserved and available for future issuance under the Equity Plan as of September 30, 2010; and

•

14,789,424 shares of common stock, on an as-converted basis, issuable upon the exercise of outstanding warrants to purchase common stock, as of September 30, 2010, with a weighted average exercise price of $5.83 per share.

Summary consolidated financial data

The following table presents our summary consolidated financial data as of the dates and for our business for the periods indicated. We derived the summary consolidated financial data for the years ended December 31, 2008 and 2009 from our audited consolidated financial statements included elsewhere in this prospectus. Summary consolidated financial data for the nine months ended September 30, 2009 and 2010 and as of September 30, 2010 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period, and the results for the nine months ended September 30, 2010 are not necessarily indicative of results to be expected for the full year or for any other period. You should read this summary consolidated financial data in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and related notes, all included elsewhere in this prospectus.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2010	2009	2009	2008
Consolidated Statements of Operations Data:
Revenue	$30,331,005	$21,969,701	$31,376,816	$20,758,593
Cost of goods sold	31,229,947	17,599,574	24,754,819	16,688,600

Gross margin	(898,942)	4,370,127	6,621,997	4,069,993

Operating expenses:
Sales and marketing	6,873,194	4,670,459	7,248,311	5,847,833
Operations	3,784,510	8,329,604	10,370,098	10,526,976
Research and development (1)	6,719,808	2,444,158	4,395,320	3,259,187
General and administrative	10,877,051	17,035,266	20,705,525	23,224,561
Restructuring expenses	458,311	702,625	1,111,189	—
Impairment of goodwill and other long-lived assets	10,538,307	—	—	53,110,133
Depreciation and amortization	2,324,068	4,439,465	5,327,033	4,354,028

Total operating expenses	41,575,249	37,621,577	49,157,476	100,322,718

Loss from operations	(42,474,191)	(33,251,450)	(42,535,479)	(96,252,725)
Total other income (expense)	(111,479,505)	(4,070,427)	(6,014,450)	(918,238)

Loss before income tax expense (benefit)	(153,953,696)	(37,321,877)	(48,549,929)	(97,170,963)
Income tax expense (benefit)	382,645	(263,108)	(413,002)	(2,207,507)

Net loss	(154,336,341)	(37,058,769)	(48,136,927)	(94,963,456)
Dividend requirements
6% return on Series B Preferred Stock	784,142	738,586	1,217,642	—
8% return on Series C Preferred Stock	213,610	197,240	266,400	—

Net loss attributable to common stock	$(155,334,093)	$(37,994,595)	$(49,620,969)	$(94,963,456)

Net loss per weighted average common share:
Basic and diluted	$(5.11)	$(1.30)	$(1.69)	$(3.55)
Pro forma basic and diluted (1)	(1.13)	—	—	—
Pro forma basic and diluted as adjusted (2)		—	—	—
Weighted average number of shares used to compute net loss per weighted average common share
Basic and diluted	30,393,884	29,207,158	29,352,585	26,781,431
Pro forma basic and diluted (1)	137,153,105
Pro forma basic and diluted as adjusted (2)		—	—	—
Net loss	$(154,336,341)	$(37,058,769)	$(48,136,927)	$(94,963,456)
Foreign currency translation gain (loss)	(1,039,154)	1,809,008	(849,695)	(1,886,544)

Comprehensive loss	$(155,375,495)	$(35,249,761)	$(48,986,622)	$(96,850,000)

(1)	During 2010, we modified the presentation of our operating expenses to separately convey research and development and restructuring expenses in our interim consolidated statement of operations and comprehensive loss. This table reflects management’s modified presentation for all periods presented, including its current characterization of research and development expenses.

	As of September 30, 2010
	Actual	Pro forma (1)	Pro forma as adjusted (2)
Consolidated Balance Sheet Data:
Cash	19,208,715	42,208,715
Working capital(3)	28,282,877	51,282,877
Total assets	59,956,590	82,956,590
Total liabilities	182,334,703	21,648,833
Total stockholders’ equity (deficit)	(122,378,113)	61,307,757

(1)	Gives pro forma effect to the Subsequent Issuances described under “Capitalization.”
(2)	The pro forma as adjusted data gives effect to the Subsequent Issuances and our issuance and sale of shares of our common stock in this offering at an assumed public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus and that the net proceeds will be approximately $ million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate that we will receive additional net proceeds of $ million. Each $1.00 increase (decrease) in the assumed public offering price of $ per share, would increase (decrease) each of cash, working capital, total assets and total stockholders’ equity (deficit) by $ million, and deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Each increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) each of cash, working capital, total assets and total stockholders’ equity (deficit) by $ million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming the assumed public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus.
(3)	Working capital is defined as our current assets minus current liabilities.

Risk factors

This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, before you decide to purchase shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks related to our business and industry

We have a limited amount of revenues and a history of losses and may be unable to continue operations unless we can generate sufficient operating income from the sale of our products.

We have sustained operating losses since our inception. For the nine months ended September 30, 2010 and the year ended December 31, 2009, we had revenues of $30.3 million and $31.4 million, respectively, and as of September 30, 2010 and December 31, 2009, we had accumulated deficits of $302.3 million and $148.0 million, respectively. As evidenced by these financial results, we may not be able to achieve or maintain profitability on a consistent basis. Continuing losses may exhaust our capital resources and force us to discontinue our operations.

We have yet to achieve positive cash flow, and our ability to generate positive cash flow is uncertain. If we are unable to obtain sufficient capital when needed, our business and future prospects will be adversely affected and we could be forced to suspend or discontinue operations.

Our operations have not generated positive cash flow for any reporting period since our inception, and we have funded our operations primarily through the issuance of common and preferred stock and short-term debt. Our limited operating history makes an evaluation of our future prospects difficult. The actual amount of funds that we will need to meet our operating needs will be determined by a number of factors, many of which are beyond our control. These factors include the timing and volume of sales transactions, the success of our marketing strategy, market acceptance of our products, the success of our manufacturing and research and development efforts (including any unanticipated delays), the costs associated with obtaining and enforcing our intellectual property rights, regulatory changes, competition, technological developments in the market, evolving industry standards and the amount of working capital investments we are required to make.

Our ability to continue to operate until our cash flow from operations turns positive will depend on our ability to continue to raise funds through public or private sales of shares of our capital stock or through debt. We currently have an asset-based lending facility with Wells Fargo Bank, National Association, which we refer to as the Wells Fargo Facility, which provides us with borrowing capacity of up to a maximum of $15.0 million calculated as up to 85% of our applicable and eligible inventory and accounts receivable plus qualified cash. The Wells Fargo Facility has an initial term that expires in November 2013. As of December 31, 2010, the balance outstanding on the Wells Fargo Facility was approximately $4.7 million and we had approximately $9.5 million of additional borrowing capacity. In addition, we have a working capital facility with IFN Finance B.V., or IFN Finance, and a revolving line of credit with ABN AMRO Bank N.V., or ABN AMRO, that provide up to $2.0 million and $265,000, respectively, to our Netherlands based operations. As of December 31, 2010, the outstanding balances on the IFN Finance and ABN AMRO facilities were $1.2 million and $226,000, respectively. Other than these facilities, we do not have any committed sources of outside capital at this time.

During the recent economic downturn, we experienced limited access to the capital and credit markets, and it remains uncertain whether we will be able to obtain outside capital when we need it or on terms that would be acceptable to us. In the past we have primarily relied on, and currently rely on, financing or guaranties from affiliates of Pegasus Capital. There are no assurances that such related parties will continue to provide financing on terms that are acceptable to us or at all. If we raise funds by selling additional shares of our common stock or securities convertible or exercisable into our common stock, the ownership interest of our existing stockholders will be diluted. If we are unable to obtain sufficient outside capital when needed, our business and future prospects will be adversely affected and we could be forced to suspend or discontinue operations.

If we are unable to manage any future growth effectively, our profitability and liquidity could be adversely affected.

Our growth is expected to place significant strain on our limited research and development, sales and marketing, operational and administrative resources. To manage any future growth, we must continue to improve our operational and financial systems and expand, train and manage our employee base. We also need to improve our supply chain management and quality control operations and hire and train new employees, including sales and customer service representatives and operations managers. If we are unable to manage our growth effectively, our profitability and liquidity could be adversely affected.

If the transition we are currently making to an Enterprise Resource Planning systems encounters delays or difficulties, as certain other companies have experienced, the resulting problems could negatively affect our business.

We are increasingly dependent on information technology, including an ongoing transition to Enterprise Resource Planning, or ERP, systems, to enable us to improve the effectiveness of our operations and to maintain financial accuracy and efficiency. A number of other companies have experienced delays and difficulties with the implementation of ERP systems that have had a negative effect on our business. If we do not allocate and effectively manage the resources necessary to build, implement and sustain the proper technology infrastructure, or if our ERP transition encounters delays or difficulties, we could be subject to transaction errors, processing inefficiencies, loss of customers, business disruptions or loss of or unauthorized access to our intellectual property through security breaches.

If our developed technology or technology under development does not achieve market acceptance, prospects for our growth and profitability would be limited.

Our future success depends on market acceptance of our LED technology and the technology currently under development. Although adoption of LED lighting has grown in recent years, adoption of LED lighting products for general illumination has only recently begun, is still limited and faces significant challenges. Potential customers may be reluctant to adopt LED lighting products as an alternative to traditional lighting technology because of its higher initial cost or perceived risks relating to its novelty, reliability, usefulness, light quality and cost-effectiveness when compared to other established lighting sources available in the market. Changes in economic and market conditions may also affect the marketability of some traditional lighting technologies such as declining energy prices that favor existing lighting technologies that are less energy efficient. Moreover, if existing sources of light other than LED lighting products achieve or maintain greater market adoption, or if new sources of light are developed, our current products and technologies could become less competitive or obsolete. Even if LED lighting products continue to achieve performance improvements and cost reductions, limited customer awareness of the benefits of LED lighting products, lack of widely accepted standards governing LED lighting products and customer unwillingness to adopt LED lighting products in favor of entrenched solutions could significantly limit the demand for LED lighting products and adversely impact our results of operations.

Lighting products, particularly emerging LED lighting products, are subject to rapid technological changes. If we fail to accurately anticipate and adapt to these changes, the products we sell will become obsolete, causing a decline in our sales and profitability.

LED lighting products are subject to rapid technological changes that often cause product obsolescence. Companies within the LED lighting industry are continuously developing new products with heightened performance and functionality. This puts pricing pressure on existing products and constantly threatens to make them, or causes them to be, obsolete. Our typical product’s life cycle is extremely short, generating lower average selling prices as the cycle matures. If we fail to accurately anticipate the introduction of new technologies, we may possess significant amounts of obsolete inventory that can only be sold at substantially lower prices and profit margins than we anticipated. In addition, if we fail to accurately anticipate the introduction of new technologies or are unable to develop the planned new technologies, we may be unable to compete effectively due to our failure to offer products most demanded by the marketplace. If any of these failures occur, our sales, profit margins and profitability will be adversely affected.

If we are unable to increase production capacity for our products in a cost effective and timely manner, we may incur delays in shipment and our revenues and reputation in the marketplace could be harmed.

An important part of our business plan is the expansion of production capacity for our products. In order to fulfill anticipated demand for our products, we invest in capacity in advance of actual customer orders, typically based on preliminary, non-binding indications of future demand. As customer demand for our products changes, we must be able to adjust our production capacity to meet demand while keeping costs down. We intend to expand our operations by increasing production at our recently opened manufacturing facility in Monterrey, Mexico, which may subject us to additional risks as we first scale these operations. We also expect to rely more heavily on international contract manufacturing. Uncertainty is inherent within our facility and capacity expansion, and unforeseen circumstances could offset the anticipated benefits, disrupt our ability to provide products to our customers and impact product quality.

Our ability to successfully increase production capacity in a cost effective and timely manner will depend on a number of factors, including the following:

•	our ability to successfully scale our recently opened manufacturing facility in Monterrey, Mexico;

•	our ability to transition production between manufacturing facilities;

•	the ability of contract manufacturers to allocate more of their existing capacity to us or their ability to add new capacity quickly;

•	the ability of any future contract manufacturers to successfully implement our manufacturing processes;

•	the availability of critical components and subsystems used in the manufacture of our products;

•	our ability to effectively establish adequate management information systems, financial controls and supply chain management and quality control procedures; and

•	equipment failures, power outages, environmental risks or variations in the manufacturing process.

If we are unable to increase production capacity for our products in a cost effective and timely manner while maintaining adequate quality, we may incur delays in shipment or be unable to meet increased demand for our products which could harm our revenues and operating margins and damage our reputation and our relationships with current and prospective customers. Conversely, due to the proportionately high fixed cost nature of our business (such as facility expansion costs), if demand does not increase at the rate forecasted, we may not be able to reduce manufacturing expenses or overhead costs at the same rate as demand decreases, which could also result in lower margins and adversely impact our business and results of operations.

We rely on our relationships with The Home Depot and Osram Sylvania, and the loss of a material relationship with either of them would have a material adverse effect on our results of operations, our future growth prospects and our ability to distribute our products.

We form business relationships and strategic alliances with retailers and other lighting companies to market our products under private or co-branded labels. In certain cases, such relationships are important to the introduction of new products and services, and we may not be able to successfully collaborate or achieve expected synergies with these retailers or lighting companies. We do not control these retailers or lighting companies and they may make decisions regarding their business undertakings with us that may be contrary to our interests, or may terminate their relationships with us altogether. In addition, if these retailers or lighting companies change their business strategies, we may fail to maintain these relationships.

For the nine months ended September 30, 2010, Osram Sylvania and The Home Depot accounted for 21% and 6% of our net sales, respectively. Our Master Supply Agreement with Osram Sylvania has an initial term that expires in April 2013 but may be terminated earlier by Osram Sylvania in certain instances, including upon a change of control or in the event of a default by us. Our contractual commitment with The Home Depot is also not long term in nature. Specifically, our Strategic Purchasing Agreement with The Home Depot has an initial term that expires in July 2013 but may be terminated by The Home Depot for any reason upon 180 days written notice to us. The Home Depot has required, and we expect will continue to require, increased service and order accommodations as well as incremental promotional investments. We may face increased expenses to meet these demands, which would reduce our margins. In addition, we generally have little or no influence on The Home Depot’s promotional or pricing policies, which may impact our sales volume to them. In addition, neither our Master Supply Agreement with Osram Sylvania nor our Strategic Purchasing Agreement with The Home Depot requires either party to purchase a minimum quantity of products from us, although we issued a Warrant to The Home Depot that included incentive-based vesting conditions through 2015 based on annual 20% increases in product purchases made under the Strategic Purchasing Agreement. Our sales are materially affected by fluctuations in the buying patterns of these customers and such fluctuations may result from general economic conditions or other factors. A loss of Osram Sylvania or The Home Depot as a customer or a significant decline in their purchases would have a material adverse effect on our results of operations, our future growth prospectus and our ability to distribute our products.

We assemble and manufacture certain of our products and our sales, results of operations and reputation could be materially adversely affected if there is a disruption at our assembly and manufacturing facilities.

Our assembly and manufacturing operations for our products are based in Satellite Beach, Florida and Monterrey, Mexico. The operation of these facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages and other business interruptions. We could incur significant costs to maintain compliance with, or due to liabilities under, environmental laws. Although we carry business interruption insurance and third-party liability insurance to cover claims in respect of personal injury or property or environmental damage arising from accidents on our properties or relating to our operations, our existing insurance coverage may not be sufficient to cover all risks associated with our business. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations. Additionally, any interruption in our ability to assemble, manufacture or distribute our products could result in lost sales, limited revenue growth and damage to our reputation in the market, all of which would adversely affect our business.

Additionally, we rely on arrangements with independent shipping companies, such as United Parcel Service, Inc. and Federal Express Corp., for the delivery of certain components and subsystems from vendors and products to our customers in both the United States and abroad. The failure or inability of these shipping companies to deliver components, subsystems or products timely, or the unavailability of their shipping services, even temporarily, could have a material adverse effect on our business. We may also be adversely affected by an increase in freight surcharges due to rising fuel costs or added security.

We utilize a contract manufacturer to manufacture certain of our products and any disruption in this relationship may cause us to fail to meet our customers’ demands and may damage our customer relationships.

Although we assemble and manufacture certain of our products, we currently depend on Citizen Electronics Co., Ltd., or Citizen Electronics, as a contract manufacturer to manufacture a portion of our products in Asia. This manufacturer provides the necessary facilities and labor to manufacture these products, which are primarily high volume products that we intend to distribute to customers in regions outside of North America. Our reliance on a contract manufacturer involves certain risks, including the following:

•	lack of direct control over production capacity and delivery schedules;

•	lack of direct control over quality assurance and manufacturing yield; and

•	risk of loss of inventory while in transit.

If our contract manufacturer were to terminate its arrangements with us or fail to provide the required capacity and quality on a timely basis, we would experience delays in the manufacture and shipment of our products until alternative manufacturing services could be contracted or offsetting internal manufacturing processes could be implemented. To qualify a new contract manufacturer, familiarize it with our products, quality standards and other requirements and commence volume production may be a costly and time-consuming process. If we are required or choose to change contract manufacturers for any reason, our revenue, gross margins and customer relationships could be adversely affected.

Our industry is highly competitive and if we are not able to compete effectively, including against larger lighting manufacturers with greater resources, our prospects for future success will be jeopardized.

Our industry is highly competitive. We face competition from both traditional lighting technologies provided by numerous vendors as well as from LED-based lighting products provided by a growing roster of industry participants. The LED lighting industry is characterized by rapid technological change, short product lifecycles and frequent new product introductions, and a competitive pricing environment. These characteristics increase the need for continual innovation and provide entry points for new competitors as well as opportunities for rapid share shifts.

Currently, we view our primary competition to be from large, established companies in the traditional general lighting industry. Certain of these companies also provide, or have undertaken initiatives to develop, LED lighting products as well as other energy efficient lighting products. Additionally, we face competition from a fragmented universe of smaller niche or low-cost offshore providers of LED lighting products. We also anticipate that larger LED chip manufacturers, including some of those that currently supply us, may seek to compete with us by introducing more complete retrofit lamps or luminaires. We also expect other large technology players with packaged LED chip technology that are currently focused on other end markets for LEDs, such as backlighting for LCD displays, to increasingly focus on the general illumination market as their existing markets saturate and LED use in general illumination grows. In addition, we may compete in the future with vendors of new technological solutions for energy efficient lighting.

Some of our current and future competitors are larger companies with greater resources to devote to research and development, manufacturing and marketing, as well as greater brand name recognition. Some of our more diversified competitors could also compete more aggressively with us by subsidizing losses in their LED lighting businesses with profits from other lines of business. Moreover, if one or more of our competitors or suppliers were to merge with one another, the change in the competitive landscape could adversely affect our customer, channel or supplier relationships, or our competitive position. Additionally, any loss of a key channel partner, whether to a competitor or otherwise, could severely and rapidly damage our competitive position. To the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our net sales and profitability, and our future prospects for success, may be harmed.

If we do not properly anticipate the need for critical raw materials, components and subsystems, we may be unable to meet the demands of our customers and end-users, which could reduce our competitiveness, cause a decline in our market share and have a material adverse effect on our results of operations.

The lighting industry is subject to significant fluctuations in the availability of raw materials, components and subsystems. We depend on our suppliers for certain standard electronic components as well as custom components critical to the manufacture of our lighting devices. The principal raw materials and components used in the manufacture of our products are packaged LEDs and printed circuit boards, MOSFETS, magnetic and standard electrical components such as capacitors, resistors and diodes, wire, plastics for optical systems and aluminum for housings and heat sinks. We currently rely on a select number of suppliers for packaged LEDs used in the production of our products. From time to time, packaged LEDs and electronic components have been in short supply due to demand and production constraints. We depend on our vendors to supply in a timely manner critical components and subsystems in adequate quantities and consistent quality and at reasonable costs. Finding a suitable alternate supply of required components and subsystems that meet our strict specifications and obtaining them in needed quantities may be a time-consuming process, and we may not be able to find an adequate alternative source of supply at an acceptable cost. Any significant interruption in the supply of these raw materials, components and subsystems could have a material adverse effect on our results of operations.

Our financial results may vary significantly from period-to-period due to unpredictable sales cycles in certain of the markets into which we sell our products, and changes in the mix of products we sell during a period, which may lead to volatility in our stock price.

The size and timing of our revenue from sales to our customers is difficult to predict and is market dependent. Our sales efforts often require us to educate our customers about the use and benefits of our products, including their technical and performance characteristics. We spend substantial amounts of time and money on our sales efforts and there is no assurance that these investments will produce any sales within expected time frames or at all. Given the potentially large size of purchase orders for our products, particularly in the infrastructure market, the loss of or delay in the signing of a customer order could significantly reduce our revenue in any period. Our revenues in each period may also vary significantly as a result of purchases, or lack thereof, by The Home Depot, Osram Sylvania or other significant customers. Because most of our operating and capital expenses are incurred based on the estimated number of product purchases and their timing, they are difficult to adjust in the short term. As a result, if our revenue falls below our expectations or is delayed in any period, we may not be able to proportionately reduce our operating expenses or manufacturing costs for that period, and any reduction of manufacturing capacity could have long-term implications on our ability to accommodate future demand.

Our profitability from period-to-period may also vary significantly due to the mix of products that we sell in different periods. As we expand our business we expect to sell more retrofit lamps and luminaires into additional target markets. These products are likely to have different cost profiles and will be sold into markets governed by different business dynamics. Consequently, sales of individual products may not necessarily be consistent across periods, which could affect product mix and cause gross and operating profits to vary significantly. As a result of these factors, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance.

Our products may contain defects that could reduce sales, result in costs associated with the recall of those items and result in claims against us.

The manufacture of our products involves highly complex processes. Despite testing by us and our customers, defects have been and could be found in our existing or future products. These defects may cause us to incur significant warranty, support and repair costs, and costs associated with recall may divert the attention of our engineering personnel from our product development efforts and harm our relationships with customers and our reputation in the marketplace. We generally provide a five year warranty on our products, and such warranty may require us to repair, replace or reimburse the purchaser for the purchase price of the product, at the customer’s discretion. Moreover, even if our products meet standard specifications, our customers may attempt to use our products in applications they were not designed for or in products that were not designed or manufactured properly, resulting in product failures and creating customer dissatisfaction. These problems could result in, among other things, a delay in the recognition or loss of revenues, loss of market share or failure to achieve market acceptance. Defects, integration issues or other performance problems in our products could also result in personal injury or financial or other damages to our customers for which they might seek legal recourse against us. We may be the target of product liability lawsuits and could suffer losses from a significant product liability judgment against us if the use of our products at issue is determined to have caused injury. A significant product recall or product liability case could also result in adverse publicity, damage to our reputation and a loss of customer confidence in our products and adversely affect our results of operations.

If we are unable to obtain and protect our intellectual property rights, our ability to commercialize our products could be substantially limited.

As of December 31, 2010, we had filed 140 U.S. patent applications covering various inventions related to the design and manufacture of LED lighting technology. From these applications, 85 U.S. patents had been issued, 36 were pending approval and 19 were no longer active. When we believe it is appropriate and cost effective, we make corresponding international, regional or national filings to pursue patent protection in other parts of the world. Our patent applications may not be granted. Because patents involve complex legal, technical and factual questions, the issuance, scope, validity and enforceability of patents cannot be predicted with certainty. Competitors may develop products similar to our products that do not conflict with our patent rights. Others may challenge our patents and, as a result, our patents could be narrowed or invalidated. In some cases, we may rely on confidentiality agreements or trade secret protections to protect our proprietary technology. Such agreements, however, may not be honored and particular elements of our proprietary technology may not qualify as protectable trade secrets under applicable law. In addition, others may independently develop similar or superior technology, and in the absence of applicable prior patents, we would have no recourse against them.

Our business may be impaired by claims that we, or our customers, infringe intellectual property rights of others.

Our industry is characterized by vigorous protection and pursuit of intellectual property rights. These traits have resulted in significant and often protracted and expensive litigation. In addition, we may inadvertently infringe on patents or rights owned by others and licenses might not be available to us on reasonable or acceptable terms or at all. Litigation to determine the validity of patents or claims by third parties of infringement of patents or other intellectual property rights could result in significant legal expense and divert the efforts of our technical personnel and management, even if the litigation results in a determination favorable to us. Third parties have and may in the future attempt to assert infringement claims against us, or our customers, with respect to our products. In the event of an adverse result in such litigation, we could be required to pay substantial damages; stop the manufacture, use and sale of products found to be infringing; incur asset impairment charges; discontinue the use of processes found to be infringing; expend significant resources to develop non-infringing products or processes; or obtain a license to use third party technology and whether or not the result is adverse to us, we may have to indemnify our customers if they were brought into the litigation.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our operations and our stock price.

We are subject to Section 404 of the Sarbanes-Oxley Act of 2002, which requires an annual management assessment of the effectiveness of our internal control over financial reporting. Effective internal controls are necessary for us to produce reliable financial reports, and failure to achieve and maintain effective internal controls over financial reporting could cause investors to lose confidence in our operating results, and could have a material adverse effect on our business and on the price of our common stock. Because of our status as a smaller reporting company registrant as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the independent registered public accounting firm auditing our financial statements has not been required to attest to, and report on, the effectiveness of our internal control over financial reporting. After the consummation of this offering, we believe our filing status will change and that our independent registered public accounting firm will be required to attest to, and report on, the effectiveness of our internal control over financial reporting in our Form 10-K for the fiscal year ending December 31, 2011.

During the evaluation of disclosure controls and procedures for the years ended December 31, 2009 and 2008, we concluded that our disclosure controls and procedures were not effective in reaching a reasonable level of assurance of achieving management’s desired controls and procedures objectives in our internal control over financial reporting. We believe that many of the observed material weaknesses result from our transition from a small company with immature processes and inadequate staffing in our financial accounting and reporting functions to one that is growing rapidly and must now enhance our reporting and control standards to accommodate this growth.

Although we have not yet remediated all of the identified weaknesses, the following are among the key actions taken:

•	the hiring of a corporate controller with SEC reporting experience in September 2009 and a Chief Financial Officer with SEC reporting experience in August 2010;

•	the initiation of an ongoing process to develop policies and procedures over all critical financial reporting and accounting cycles;

•

the completion of the first phase of implementation of new ERP system including the financials and order-to-cash modules designed to automate and systemize certain internal controls over financial reporting;

•	the standardization of the U.S. chart of accounts of our general ledger across different locations; and

•	the implementation of a management system designed to automate and systemize internal control over inventory.

Additional measures will be necessary to complete the remediation of our internal controls. We plan to continue to assess our internal controls and procedures and intend to take further action as necessary or appropriate to address any other matters we identify. The process of designing and implementing effective internal controls and procedures is a continuous effort, however, that requires us to anticipate and react to changes in our business and economic and regulatory environments. Additionally, we or our independent registered public accounting firm may identify additional weaknesses. The steps we have taken, or may subsequently take, may not have been or be sufficient to fully remediate the material weakness identified or ensure that our internal controls are effective. Complying with these requirements may place a strain on our personnel, information technology systems and resources and divert management’s attention from other business concerns. We may need to hire, at a material expense to us, additional accounting and financial staff with appropriate public company experience and technical accounting knowledge as part of the remediation of our material weakness or otherwise. Failure to achieve and maintain effective internal controls could have a material adverse effect on our operations and our stock price.

Certification and compliance are important to adoption of our lighting products, and failure to obtain such certification or compliance would harm our business.

We are required to comply with certain legal requirements governing the materials used in our products. Although we are not aware of any efforts to amend existing legal requirements or implement new legal requirements in a manner with which we cannot comply, our revenue might be materially harmed if such changes were to occur. Moreover, although not legally required to do so, we strive to obtain certification for substantially all of our products. In the United States, we seek, and to date have obtained, certification for substantially all of our products from Underwriters’ Laboratories, Inc., or UL®. We design our products to be UL/cUL and Federal Communications Commission, or FCC, compliant. We had also obtained ENERGY STAR qualification for 35 of our products as of January 25, 2011. Although we believe that our broad knowledge and experience with electrical codes and safety standards have facilitated certification approvals, we cannot be certain that we will be able to obtain any such certifications for our new products or that, if certification standards are amended, we will be able to maintain any such certifications for our existing products, especially since virtually all existing codes and standards were not created with LED lighting products in mind. The failure to obtain such certifications or compliance would harm our business.

The reduction or elimination of investments in, or incentives to adopt, LED lighting or the elimination of, or changes in, policies, incentives or rebates in certain states or countries that encourage the use of LEDs over some traditional lighting technologies could cause the growth in demand for our products to slow, which could materially and adversely affect our revenues, profits and margins.

We believe the near-term growth of the LED market will be accelerated by government policies in certain countries that either directly promote the use of LEDs or discourage the use of some traditional lighting technologies. Today, the upfront cost of LED lighting exceeds the upfront cost for some traditional lighting technologies that provide similar lumen output in many applications. However, some governments around the world have used policy initiatives to accelerate the development and adoption of LED lighting and other non-traditional lighting technologies that are seen as more environmentally friendly compared to some traditional lighting technologies. Reductions in (including as a result of any budgetary constraints), or the elimination of, government investment and favorable energy policies could result in decreased demand for our products and decrease our revenues, profits and margins. Further, if our products fail to qualify for any financial incentives or rebates provided by governmental agencies or utilities for which our competitors’ products qualify, such programs may diminish or eliminate our ability to compete by offering products at lower prices than our competitors.

We rely upon key members of our management team and other key personnel and a loss of key personnel could prevent or significantly delay the achievement of our goals.

Our success will depend to a large extent on the abilities and continued services of key members of our management team including Richard Weinberg, John Stanley, Frederic Maxik and Greg Kaiser, as well as other key personnel. The loss of these key members of our management team or other key personnel could prevent or significantly delay the implementation of our business plan, research and development and marketing efforts. In particular, Frederic Maxik is critical to our research and development efforts. If we continue to grow, we will need to add additional management and other personnel. Zachary Gibler, our former Chairman and Chief Executive Officer, passed away on January 2, 2011, and this loss heightened the significance of our remaining executive team. Mr. Weinberg agreed to serve as Chief Executive Officer on an interim basis, and we are currently searching for a permanent Chief Executive Officer. Competition for experienced executives and employees in our industry can be intense. Our success will depend on our ability to attract and retain highly skilled personnel, including a permanent Chief Executive Officer, and our efforts to obtain or retain such personnel may not be successful.

Our international operations are subject to legal, political and economic risks.

Our financial condition, operating results and future growth could be significantly affected by risks associated with our international activities, including economic and labor conditions, political instability, laws (including U.S. taxes on foreign subsidiaries), changes in the value of the U.S. dollar versus foreign currencies, differing business cultures, foreign regulations that may conflict with domestic regulations, intellectual property protection and trade secret risks, differing contracting process including the ability to enforce agreements, increased dependence on foreign manufacturers, shippers and distributors and import and export restrictions and tariffs.

Compliance with U.S. and foreign laws and regulations that apply to our international operations, including import and export requirements, anti-corruption laws, including the Foreign Corrupt Practices Act, tax laws (including U.S. taxes on foreign subsidiaries), foreign exchange controls, anti-money laundering and cash repatriation restrictions, data privacy requirements, labor laws and anti-competition regulations, increases the costs of doing business in foreign jurisdictions, and any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation. We have not implemented formal policies and procedures designed to ensure compliance with these laws and regulations. Any such violations could individually or in the aggregate materially adversely affect our reputation, financial condition or operating results.

Our debt obligations contain restrictions that impact our business and expose us to risks that could adversely affect our liquidity and financial condition.

On November 22, 2010, we entered into the Wells Fargo Facility. The Wells Fargo Facility has a term of three years and provides us with borrowing capacity of up to a maximum of $15.0 million, calculated as up to 85% of our applicable and eligible inventory and accounts receivable plus qualified cash. As of December 31, 2010, the balance outstanding on the Wells Fargo Facility was approximately $4.7 million and we had approximately $9.5 million of additional borrowing capacity. Under the facility, we are required to pay certain fees to Wells Fargo, including an unused line fee ranging from 0.375% to 1.0% of the unused portion of the facility. Outstanding loans may be prepaid without penalty or premium, except that we are required to pay a termination fee ranging from $75,000 to $300,000 (depending on the date of termination) if the facility is terminated by us prior to the scheduled maturity date or by Wells Fargo during a default period.

Borrowings under the Loan Agreement are secured by substantially all of our assets other than equipment and real property.

All of our existing and future domestic subsidiaries are required to guaranty our obligations and pledge their assets to secure the repayment of our obligations under the Wells Fargo Facility. The Wells Fargo Facility contains customary covenants, which limit our and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or guarantee indebtedness of others;

•	create liens on our assets;

•	enter into mergers or consolidations;

•	dispose of assets;

•	prepay indebtedness or make changes to our governing documents and certain of our agreements;

•	pay dividends or make other distributions on our capital stock, redeem or repurchase our capital stock;

•	make investments, including acquisitions; and

•	enter into transactions with affiliates.

We are also required to maintain minimum excess borrowing availability of $4.0 million and would be required to comply with certain specified EBITDA requirements in the event that we have less than $6.0 million available for borrowing on the Wells Fargo Facility. The Wells Fargo Facility also contains customary events of default and affirmative covenants.

If we are unable to generate sufficient cash flow or otherwise obtain the funds necessary to make required payments under the Wells Fargo Facility, or if we fail to comply with the requirements of our indebtedness, we could default under the Wells Fargo Facility. Any default that is not cured or waived could result in the acceleration of the obligations under the Wells Fargo Facility, an increase in the applicable interest rate under the Wells Fargo Facility and a requirement that our subsidiaries that have guaranteed the Wells Fargo Facility pay the obligations in full, and would permit our lender to exercise remedies with respect to all of the collateral securing the Wells Fargo Facility, including substantially all of our and our subsidiary guarantors’ assets. Any such default could have a material adverse effect on our liquidity and financial condition. Additionally, the covenants in such agreement or future debt agreements may restrict the conduct of our business, which could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that may be beneficial to the business.

Our inability to successfully integrate businesses we acquire could have adverse consequences on our business.

Acquisitions may result in greater administrative burdens and operating costs and, to the extent financed with debt, additional interest costs. We may not be able to manage or integrate any acquired companies or businesses successfully. The process of integrating acquired businesses may be disruptive to our business and may cause an interruption of, or a loss of momentum in, our business as a result of the following factors, among others:

•	the loss of key employees or customers;

•	the possible inconsistencies in standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information and other systems;

•	the failure to coordinate sales, distribution and marketing functions and geographically diverse organizations; and

•	the diversion of management’s attention from our day-to-day business as a result of the need to address any disruptions and difficulties.

These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, revenue enhancements and other benefits that we may expect from such acquisitions and may cause material adverse short- and long-term effects on our operating results and financial condition.

Risks related to this offering and ownership of our common stock

Prior to this offering, our common stock has been thinly traded and an active trading market may not develop.

The trading volume of our common stock has historically been low, partially because we are not listed on an exchange and our common stock is only traded on the over-the-counter bulletin board, or the OTC Bulletin Board. In addition, our public float has been further limited due to the fact that approximately 88.8% of our outstanding common stock was beneficially owned by affiliates of Pegasus Capital as of February 8, 2011. A more active trading market for our common stock may not develop as a result of this offering or as a result of our proposed listing on the NASDAQ stock market, or if developed, may not continue, and a holder of any of our securities may find it difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock.

We intend to elect to be a “controlled company” under the NASDAQ Marketplace Rules, controlled by Pegasus Capital, whose interests in our business may be different from yours.

Affiliates of Pegasus Capital beneficially owned approximately 88.8% of our common stock as of February 8, 2011, and upon completion of this offering, Pegasus Capital will beneficially own approximately     % of our common stock, or     % of our common stock if the underwriters exercise their over-allotment option in full. As a result of this ownership, Pegasus Capital will have a controlling influence on our affairs and its voting power will constitute a quorum of our stockholders voting on any matter requiring the approval of our stockholders. Such matters include the nomination and election of directors, the issuance of additional shares of our capital stock or payment of dividends, the adoption of amendments to our certificate of incorporation and bylaws and approval of mergers or sales of substantially all of our assets. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. In addition, Richard Weinberg, our Chairman and Interim Chief Executive Officer, is the Co-Managing Director of Pegasus Capital. Pegasus Capital may cause corporate actions to be taken even if the interests of Pegasus Capital conflict with the interests of our other stockholders.

Because of the equity ownership of Pegasus Capital, we intend to elect to be considered a “controlled company” for purposes of the NASDAQ Marketplace Rules. As such, we will be exempt from the NASDAQ corporate governance requirement that a majority of our board of directors meet the specified standards of independence and exempt from the requirement that we have a compensation and governance committee made up entirely of directors who meet such independence standards. The NASDAQ independence standards are intended to ensure that directors who meet the independence standard are free of any conflicting interest that could influence their actions as directors. It is possible that the interests of Pegasus Capital may in some circumstances conflict with our interests and the interests of our other stockholders, including you.

We expect that the price of our common stock will fluctuate substantially and you may not be able to sell your shares at or above the public offering price.

The public offering price for the shares of our common stock sold in this offering was determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our common stock following this offering. In addition, the market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:

•	changes in expectations as to our future financial performance;

•	announcements of technological innovations or new products by us or our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in laws and government regulations;

•	developments concerning our proprietary rights;

•	public perception relating to the commercial value or reliability of any of our lighting products;

•	future sales of our common stock or issues of other equity securities convertible into or exercisable for the purchase of common stock;

•	our involvement in litigation;

•	the acquisition or divestiture by Pegasus Capital or its affiliates of part or all of its holdings; and

•	general stock market conditions.

In addition, in recent years, the U.S. securities markets have experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Therefore, the price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price.

Investors in this offering will experience immediate dilution in net tangible book value per share.

The public offering price per share will significantly exceed the net tangible book value per share of our common stock. As a result, investors in this offering will experience immediate dilution of $         in net tangible book value per share as of September 30, 2010 based on an public offering price of $        , which is the midpoint of the price range set forth on the cover page of this prospectus. This dilution occurs in large part because our earlier investors paid substantially less than the public offering price when they purchased their shares. Investors in this offering may also experience additional dilution as a result of the exercise of outstanding stock options and warrants. Accordingly, in the event that we are liquidated, investors may not receive the full amount or any of their investment.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

After the repayment of any existing indebtedness on our Wells Fargo Facility, our management will have broad discretion to use our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds of this offering in ways that increase the value of your investment. After repayment of the Wells Fargo Facility, we expect to use the net proceeds to us from this offering for general corporate purposes, including capital expenditures to expand our production capacity, investments in our research and development activities, expansion of our sales force and working capital needs in support of our planned business activities. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Securities analysts may not provide coverage of our common stock or may issue negative reports, which may have a negative impact on the market price of our common stock.

Securities analysts have not historically provided research coverage of our common stock and may elect not to do so after the completion of this offering. If securities analysts do not cover our common stock after the completion of this offering, the lack of research coverage may cause the market price of our common stock to decline. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline substantially. If one or more of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our stock price to decline. In addition, rules mandated by the Sarbanes-Oxley Act of 2002 and a global settlement reached in 2003 between the SEC, other regulatory agencies and a number of investment banks have led to a number of fundamental changes in how analysts are reviewed and compensated. In particular, many investment banking firms are required to contract with independent financial analysts for their stock research. It may be difficult for companies such as ours, with smaller market capitalizations, to attract independent financial analysts that will cover our common stock. This could have a negative effect on the market price of our stock.

We do not intend to pay cash dividends and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. We have a history of losses and currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. In addition, the terms of the Wells Fargo Facility restrict our ability to pay dividends and any future credit facilities and loan agreements may further restrict our ability to pay dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.

Anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated bylaws, and Delaware law, contain provisions that could discourage a takeover.

Anti-takeover provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law may have the effect of deterring or delaying attempts by our stockholders to remove or replace management, engage in proxy contests and effect changes in control. The provisions of our charter documents include:

•	procedures for advance notification of stockholder nominations and proposals;

•	the inability of less than a majority of our stockholders to call a special meeting of the stockholders;

•	the ability of our board of directors to create new directorships and to fill any vacancies on the board of directors;

•	the ability of our board of directors to amend our bylaws without stockholder approval; and

•

the ability of our board of directors to issue shares of preferred stock without stockholder approval upon the terms and conditions and with the rights, privileges and preferences as our board of directors may determine.

In addition, as a Delaware corporation, we are subject to Delaware law, including Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless certain specific requirements are met as set forth in Section 203. These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities. Upon consummation of this offering, based on the midpoint of the price range set forth on the cover page of this prospectus, there will be          shares of our common stock outstanding. All shares of our common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act.

We may issue shares of our common stock or other securities from time to time pursuant to the exercise of outstanding stock options or warrants or as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our common stock or other securities in connection with any such acquisitions and investments.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued in connection with an acquisition or by Pegasus Capital or its affiliates), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Forward-looking statements

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, the LED and lighting industries, our beliefs and management’s assumptions. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “project,” “target,” “goal” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements in this prospectus regarding our business strategy, future operations, financial position, cost savings, prospects, plans and objectives, as well as information concerning industry trends and expected actions of third parties, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. We believe that the factors that could cause our actual results to differ materially include the factors that we describe in “Risk factors.” These factors, risks and uncertainties include, but are not limited to, the following:

•	our ability to introduce new products with better performance and lower manufacturing costs,

•	market acceptance of our products,

•	evolving industry trends and standards,

•	improvements in our forward planning and supply chain management and our success in transitioning our manufacturing activities to Mexico and Asia,

•	our ability to increase production capacity to meet demand and manage any future growth,

•	the timing and volume of sales of our products,

•	the success of our marketing strategies,

•	our relationships with customers and suppliers, particularly The Home Depot and Osram Sylvania,

•	continued strength of our relationships with key suppliers including those of packaged LEDs,

•	our ability to develop new proprietary technology and the costs and timing of obtaining new patent rights,

•	our ability to enforce existing patents,

•	any litigation involving us,

•	regulatory changes affecting us,

•	competition in our industry,

•	our ability to achieve and maintain effective internal controls,

•	our ability to attract and retain key personnel, including a new CEO, and

•	the amount of working capital investments we are required to make.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in this prospectus. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law, including the securities laws of the United States and rules and regulations of the SEC.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $          million, based on an assumed public offering price of $          per share, which is the midpoint of the price range set forth on the cover page of this prospectus and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate that we will receive additional net proceeds of approximately $          million.

We intend to use the net proceeds from this offering to repay any existing indebtedness on our Wells Fargo Facility, including accrued and unpaid interest thereon. We expect to use the remaining net proceeds from this offering for general corporate purposes, including capital expenditures to expand our production capacity, investments in our research and development activities, expansion of our sales force and working capital needs in support of our planned business activities. Upon repayment of the existing indebtedness on our Wells Fargo Facility, we will have significant discretion as to the use of any remaining net proceeds. Investors will be relying on the judgment of our management regarding the application of the net proceeds of any sale of our common stock.

As of                     , 2011, the outstanding balance on our Wells Fargo Facility was $          million, consisting of $          million of principal and $          million in accrued and unpaid interest. The Wells Fargo Facility has a maturity date of November 22, 2013. Borrowings under the Wells Fargo Facility bear interest at one of the following two rates (at our election): (a) the sum of (1) the greater of: (x) the federal funds rate plus 0.50%, (y) the daily three month LIBOR rate plus 1.0% and (z) Wells Fargo’s prime rate; and (2) 0.75%, 1.25% or 1.75%, as applicable, depending on the amount available for borrowing under the facility and subject to any reserves established by Wells Fargo in accordance with the terms of the facility; or (b) the sum of (1) the daily three month LIBOR rate; plus 3.0%, 3.5% or 4.0%, as applicable, depending on the amount available for borrowing under the facility and subject to any reserves established by Wells Fargo in accordance with the terms of the facility. The annual interest rate was equal to     % as of                     , 2011.

Each $1.00 increase (decrease) in the assumed public offering price would increase (decrease) the net proceeds to us by $          million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Each increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) the net proceeds to us by $          million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming the assumed public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

Market price of our common stock

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “LSCG.OB.” We intend to apply to have our stock listed on the NASDAQ stock market under the symbol “ LSGC.”

Our common stock last traded at $4.65 on February 8, 2011, and there were approximately 365 stockholders of record of our common stock on that date. We believe the number of beneficial owners is greater than the number of record holders because additional beneficial owners of our outstanding common stock hold shares of record in broker “street names” for the benefit of individual investors. As of February 8, 2011, there were 186,137,141 shares of our common stock outstanding.

The following table provides the high and low bid price information for our common stock for each quarterly period within the two most recent fiscal years as reported by: (i) the OTC Bulletin Board from January 2009 through May 18, 2009 and from August 31, 2010 through February 8, 2011 and (ii) the pink sheets from May 19, 2009 through August 30, 2010. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

	HIGH	LOW
2011
First Quarter (through February 8, 2011)	$5.39	$3.20

2010
First Quarter	$1.05	$0.60
Second Quarter	$2.50	$0.81
Third Quarter	$2.30	$1.18
Fourth Quarter	$3.70	$1.75

2009
First Quarter	$0.91	$0.40
Second Quarter	$0.90	$0.15
Third Quarter	$1.00	$0.35
Fourth Quarter	$1.90	$0.76

Dividend policy

We have not paid any dividends on our common stock since our inception and do not intend to pay any cash dividends on our common stock in the foreseeable future. We currently anticipate that we will retain all of our available cash, if any, for use as working capital and for other general corporate purposes, including to service our debt and to fund the operation of our business. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on many factors, including general economic and business conditions, our strategic plans, our financial results and condition, legal requirements and other factors our board of directors deems relevant. Our Wells Fargo Facility also imposes restrictions on our ability to pay dividends.

Capitalization

The following table presents a summary of our cash and capitalization as of September 30, 2010:

•	on an actual basis;

•

on a pro forma basis giving effect to the: (i) sale of 3,125,000 shares of common stock on October 6, 2010 for $5.0 million pursuant to the Stock Purchase, Exchange and Recapitalization Agreement (the “Recapitalization Agreement”) dated as of September 30, 2010 among us, Pegasus IV, LSGC Holdings and LED Holdings; (ii) conversion of our outstanding shares of our Series D Non-Convertible Preferred Stock (the “Series D Preferred Stock”) into 44,072,123 shares of common stock on December 22, 2010; (iii) sale of 5,454,545 shares of our common stock on January 26, 2011 for $18.0 million pursuant to a private placement and (iv) issuance of 54,500,000 shares of our common stock to LSGC Holdings, as of February 4, 2011, in exchange for the Series D Warrant to purchase 60,758,777 shares of common stock and the warrant to purchase 942,857 shares of our common stock dated July 25, 2008 held by LSGC Holdings (collectively, the “Subsequent Issuances”); and

•

on a pro forma as adjusted basis giving effect to the Subsequent Issuances and our issuance and sale of          shares of our common stock in this offering at an assumed public offering price of $          per share, the midpoint of the price range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds to us from this offering as described in “Use of proceeds.”

You should read this table in conjunction with the sections entitled “Selected historical consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and related notes all included elsewhere in this prospectus.

(Amounts in thousands, except per share data)	As of September 30, 2010
	Actual	Pro forma (1)	Pro forma as adjusted (2)
Cash	$19,209	$42,209
Total indebtedness (including short-term indebtedness)	1,893	1,893
Mandatorily redeemable Series D Preferred Stock: $0.001 par value, 79,000,000 shares authorized, 67,863,665 issued and outstanding shares, actual, and no outstanding shares, pro forma and pro forma as adjusted	67,664	—
Warrants included in Series D	90,155	—
Stockholders’ equity (deficit):
Common stock: $0.001 par value; 400,000,000 shares authorized, 78,108,866, 185,260,534 and issued and outstanding shares, actual, pro forma and pro forma as adjusted	78	185
Additional paid-in capital	183,568	367,147
Accumulated deficit	(302,339)	(302,339)
Accumulated other comprehensive loss	(3,685)	(3,685)
Total stockholders’ equity (deficit)	(122,378)	61,308

Total capitalization	$37,334	$63,201

(1)	Includes the reclassification of the Series D Warrants that were coupled with the Series D Preferred Stock to comprise our Series D Units, which reclassification became effective on December 22, 2010 in conjunction with the conversion of all outstanding shares of Series D Preferred Stock into common stock. The accrued dividends on the previously outstanding shares of Series D Preferred Stock were also added to additional paid-in capital as a result of this recapitalization.

(2)	The pro forma as adjusted data gives effect to our issuance and sale of shares of our common stock in this offering at an assumed offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and that the net proceeds will be approximately $ million after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate that we will receive additional net proceeds of $ million. Each $1.00 increase (decrease) in the assumed public offering price of $ per share, would increase (decrease) each of cash, additional paid-in capital, stockholders’ equity (deficit) and total capitalization by $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Each increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) each of cash, additional paid-in capital, stockholders’ equity (deficit) and total capitalization by $ million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming the assumed public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

Dilution

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value (deficit) per share of our common stock upon consummation of this offering. Our historical net tangible book value (deficit) as of September 30, 2010 was approximately $(129.3) million, or $(1.66) per share of common stock based on 78,108,866 shares issued and outstanding as of such date. Net tangible book value (deficit) per share represents the book value of our total tangible assets less the book value of our total liabilities divided by the number of shares of our common stock then issued and outstanding.

After giving effect to the Subsequent Issuances described under “Capitalization,” our pro forma net tangible book value as of September 30, 2010 would have been $54.4 million, or $0.26 per share of common stock based on 185,260,534 shares outstanding as of September 30, 2010.

After giving effect to the Subsequent Issuance and the sale of          shares of our common stock in this offering at an assumed public offering price of $          per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2010 would have been $         million, or $          per share based on 78,108,866 shares outstanding as of September 30, 2010. This amount represents an immediate increase in net tangible book value to our existing stockholders of $          per share and an immediate dilution of $          per share to investors in this offering.

The following table illustrates this per share dilution:

Assumed public offering price per share		$
Net tangible book value (deficit) per share as of September 30, 2010	$(1.66)
Increase in net tangible book value per share as a result of the Subsequent Issuances	1.95
Increase in net tangible book value per share attributable to this offering
Pro forma as adjusted net tangible book value per share after this offering
Net tangible book value dilution per share to investors in this offering

		$

Each $1.00 increase (decrease) in the assumed public offering price of $          per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value by approximately $          million, or approximately $          per share, and the pro forma dilution per share to investors in this offering by approximately $          per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Each increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) our pro forma as adjusted net tangible book value by approximately $          million, or approximately $          per share, and the pro forma dilution per share to investors in this offering by approximately $          per share, at the assumed public offering price of $          per share, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

If the underwriters’ over-allotment option to purchase          additional shares from us, our pro forma as adjusted net tangible book value as of September 30, 2010 would have been $          per share, representing an immediate increase in net tangible book value to our existing stockholders of $          per share and an immediate dilution of $          per share to investors in this offering.

After giving effect to the Subsequent Issuances, the following table summarizes as of September 30, 2010 the average price per share paid by our existing stockholders and by investors in this offering at the assumed public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, and before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration				Average Price Per Share
	Number	Percent		Amount		Percent		Amount
Existing stockholders	185,260,534		%		$367,332,019		%	$1.98
Investors in this offering

Total		100%		$		100%

Each $1.00 increase (decrease) in the assumed public offering price of $          per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) total consideration paid by investors in this offering by $          million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

If the underwriters’ over-allotment option to purchase          additional shares from us in this offering is exercised in full, the following will occur:

•

the number of shares of our common stock held by existing stockholders after the completion of this offering will be                     , or approximately     % of the total number of shares of our common stock outstanding after this offering; and

•

the number of shares of our common stock held by investors in this offering after the completion of this offering will be                     , or approximately     % of the total number of shares of our common stock outstanding after this offering.

The foregoing information as to the number of shares of our common stock to be outstanding immediately after this offering is based on 185,260,534 shares outstanding as of September 30, 2010 after giving effect to the Subsequent Issuances described under “Capitalization” and excludes:

•	12,756,217 shares of common stock issuable upon the exercise of outstanding options under the Equity Plan as of September 30, 2010, with a weighted average exercise price of $1.28 per share;

•	176,668 shares of common stock issuable upon the vesting of shares of restricted stock previously awarded under the Equity Plan as of September 30, 2010;

•

15,067,115 (which gives effect to the 8,000,000 share increase on February 10, 2011) shares of common stock reserved and available for future issuance under the Equity Plan as of September 30, 2010; and

•

14,789,424 shares of common stock, on an as-converted basis, issuable upon the exercise of outstanding warrants to purchase common stock, as of September 30, 2010, with a weighted average exercise price of $5.83 per share.

If all of our outstanding options and warrants to purchase common stock as of September 30, 2010 were exercised in full, pro forma net tangible book value as of September 30, 2010 before this offering would have been $0.26 per share and, after our issuance and sale of          shares of our common stock in this offering at an assumed public offering price of $          per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, pro forma as adjusted net tangible book value as of September 30, 2010 before this offering would have been $          per share representing an immediate dilution of $         per share to investors in this offering.

Selected historical consolidated financial data

The following table presents our selected historical consolidated financial data as of the dates and for the periods indicated. The consolidated statements of operations data for the years ended December 31, 2008 and 2009 and the consolidated balance sheet data as of December 31, 2008 and 2009 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2006 and 2007 and the consolidated balance sheet data as of December 31, 2006 and 2007 are derived from our audited consolidated financial statements that are not included in this prospectus. The consolidated statements of operations data for the nine months ended September 30, 2009 and 2010 and the consolidated balance sheet data as of September 30, 2010 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our unaudited consolidated financial data has been prepared on a consistent basis with our audited consolidated financial data and, in the opinion of our management, reflects all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation of our results for those periods. Our historical results are not necessarily indicative of the results to be expected in any future period, and the results for the nine months ended September 30, 2010 are not necessarily indicative of results to be expected for the full year or for any other period.

On October 4, 2007, we entered into an Exchange and Contribution Agreement (the “Exchange Agreement”) with LED Holdings, a private holding company that was formed in June 2007 for the purpose of acquiring 100% of the assets of LED Effects, Inc. (“LED Effects”) on June 14, 2007. Pursuant to the Exchange Agreement, we: (i) acquired substantially all of the assets of LED Holdings and (ii) issued in exchange for these assets 2,000,000 shares of our Series B Preferred Stock and 15,928,734 shares of our common stock to LED Holdings (collectively, the “Acquisition”). As a result of the Acquisition and, specifically, LED Holdings’ acquisition of approximately a 70% participating interest and an 80% voting interest in the company, we became a majority-owned subsidiary of LED Holdings as of October 4, 2007.

We accounted for the Acquisition as a reverse merger. Accordingly, for accounting and financial reporting purposes, Lighting Science Group was treated as the acquired company, and LED Holdings was treated as the acquiring company. Therefore, the historical financial statements presented below for the period beginning on June 14, 2007 and ending on December 31, 2007 are those of LED Holdings. Because LED Holdings had no operations prior to its acquisition of the assets of LED Effects, the historical financial statements included below for periods prior to June 14, 2007 are those of LED Effects, which has been identified as the predecessor entity to LED Holdings. As a result, the historical financial statements presented below for the period beginning on June 14, 2007 and ending on December 31, 2007 include the operations of LED Holdings from June 14, 2007 through October 4, 2007 and the consolidated operations of LED Holdings and Lighting Science Group from October 4, 2007 through December 31, 2007.

You should read this selected historical consolidated financial data in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and related notes, all included elsewhere in this prospectus.

	For the Nine Months Ended September 30,		Year Ended December 31,		Lighting Science Group Corp from June 14, 2007 through December 31, 2007	LED Effects Inc. from January 1, 2007 through June 13, 2007	LED Effects Inc. for the Year Ended December 31, 2006
	2010	2009	2009	2008
Consolidated Statements of Operations Data:
Revenue	$30,331,005	$21,969,701	$31,376,816	$20,758,593	$4,616,111	$3,675,132	$8,858,068
Cost of goods sold	31,229,947	17,599,574	24,754,819	16,688,600	3,526,750	2,606,445	6,061,922

Gross margin	(898,942)	4,370,127	6,621,997	4,069,993	1,089,361	1,068,687	2,796,146

Operating expenses:
Sales and marketing	6,873,194	4,670,459	7,248,311	5,847,833	962,597	107,708	—
Operations	3,784,510	8,329,604	10,370,098	10,526,976	2,396,355	127,574	—
Research and development (1)	6,719,808	2,444,158	4,395,320	3,259,187	—	—	—
General and administrative	10,877,051	17,035,266	20,705,525	23,224,561	2,875,076	330,269	997,494
Restructuring expenses	458,311	702,625	1,111,189	—	—	—	—
Impairment of goodwill and other long-lived assets	10,538,307	—	—	53,110,133	—	—	—
Depreciation and amortization	2,324,068	4,439,465	5,327,033	4,354,028	669,861	6,691	25,969

Total operating expenses	41,575,249	37,621,577	49,157,476	100,322,718	6,903,889	572,242	1,023,463

(Loss) Income from operations	(42,474,191)	(33,251,450)	(42,535,479)	(96,252,725)	(5,814,528)	496,445	1,772,683
Total other income (expense)	(111,479,505)	(4,070,427)	(6,014,450)	(918,238)	501,462	(34,406)	(1,167)

(Loss) Income before income tax expense (benefit)	(153,953,696)	(37,321,877)	(48,549,929)	(97,170,963)	(5,313,066)	462,039	1,771,516
6% convertible preferred stock and accretion (reversal accretion), of preferred stock redemption value	—	—	—	—	(413,999)	—	—
Income tax expense (benefit)	382,645	(263,108)	(413,002)	(2,207,507)	—	172,244	666,665

(Loss) Income before minority interest in subsidiary	(154,336,341)	(37,058,769)	(48,136,927)	(94,963,456)	(4,899,067)	289,795	1,104,851
Minority interest in subsidiary					(3,902)	(2,583)	(84,523)

Net (loss) income	(154,336,341)	(37,058,769)	(48,136,927)	(94,963,456)	(4,902,969)	287,212	1,020,328
Dividend requirements
6% return on Series B Preferred Stock	784,142	738,586	1,217,642	—	—	—	—
8% return on Series C Preferred Stock	213,610	197,240	266,400	—	—	—	—

Net loss attributable to common stock	$(155,334,093)	$(37,994,595)	$(49,620,969)	$(94,903,456)	$(4,902,969)	$287,212	$1,020,328

Basic and diluted net loss per weighted average common share	$(5.11)	$(1.30)	$(1.69)	$(3.55)	$(0.28)

Basic and diluted weighted average number of common shares outstanding	30,393,884	29,207,158	29,352,585	26,781,431	17,419,959

Net (loss) income	$(154,336,341)	$(37,058,769)	$(48,136,927)	$(94,963,456)	$(4,902,969)	$287,212	$1,020,328
Foreign currency translation gain (loss)	(1,039,154)	1,809,008	(849,695)	(1,886,544)	10,281	(82,135)	(8,977)

Comprehensive loss	$(155,375,495)	$(35,249,761)	$(48,986,622)	$(96,850,000)	$(4,892,688)	$205,077	$1,011,351

	As of September 30, 2010	As of December 31,
		2009	2008	2007	2006
Consolidated Balance Sheet Data:
Cash	19,208,715	267,048	254,538	11,399,429	1,828,776
Working capital (deficiency)	28,282,877	(54,703,745)	(14,869,035)	11,732,984	3,254,997
Total assets	59,956,590	38,468,814	49,553,267	73,586,251	3,953,678
Total liabilities	182,334,703	72,132,669	38,298,878	7,033,103	908,911
6% convertible preferred stock	—	585,549	459,532	364,895	—
Total stockholders' equity (deficit)	(122,378,113)	(32,249,404)	10,794,857	66,188,253	3,044,767

(1)	During 2010, we modified the presentation of our operating expenses to separately convey research and development and restructuring expenses in our interim consolidated statement of operations and comprehensive loss. This table reflects management’s modified presentation for all periods presented, including its current characterization of research and development expenses.

Management’s discussion and analysis of

financial condition and results of operations

The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results may differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk factors.”

Overview

We design, develop, manufacture and market general illumination products that exclusively use LEDs as their light source. Our product portfolio includes LED-based retrofit lamps (replacement bulbs) that can be used in existing light fixtures and sockets, as well as purpose built LED-based luminaires (fixtures) for many common indoor and outdoor residential, commercial, industrial and public infrastructure lighting applications.

Our revenues are primarily derived from sales of our LED-based retrofit lamps and luminaires. Retrofit lamp sales have grown significantly over the past year and currently represent a majority of our revenues. Our financial results are dependent upon the mix and quantity of products sold, the operating costs associated with our supply chain and the level of selling, general and administrative, compensation and other operating expenses.

We experienced substantial sales growth as a result of our launch of multiple new product lines during 2010. As a result, our results reflect the impact of higher than normal costs resulting from our need to meet accelerated production schedules associated with increased demand. These increased costs primarily resulted from our need to expedite materials delivery by means of premium freight and to make spot purchases of long lead-time materials at higher than our normal contracted prices. In addition, we experienced labor inefficiencies and higher than expected wage rates, due to the rapid expansion of our labor force and delays in establishing contract manufacturing operations. We are working to address these supply chain issues and we are experiencing gradual improvement. We expect this improvement to continue as we gain efficiencies with volume and supply chain optimization and migrate more of our manufacturing to lower cost regions. The majority of our products are currently produced at our production facility in Satellite Beach, Florida, but we are in the process of increasing production at our manufacturing facility in Monterrey, Mexico, which opened in November 2010, as well as through our international contract manufacturing activities.

LED lighting industry trends

There are a number of industry factors that affect our business and results of operations that include, among others:

•

Rate and extent of adoption of LED lighting products. Our potential for growth will be driven by the rate and extent of adoption of LED lighting within the general illumination market and our ability to affect this rate of adoption. Although LED lighting is relatively new and faces significant challenges before achieving widespread adoption, it has grown in recent years. Innovations and advancements in LED technology continue to expand the potential commercial applications of LEDs particularly in the general illumination market.

•

External legislation and subsidy programs concerning energy efficiency. Many countries in the European Union and the United States, among others, have already instituted, or have announced plans to institute, government regulations and programs designed to encourage or mandate increased energy efficiency. These steps include in certain cases banning the sale after specified dates of certain forms of incandescent lighting, which is advancing the adoption of more energy efficient lighting solutions such as LEDs. In addition, the growing demand for electricity may increasingly drive utilities and governmental agencies to provide financial incentives such as rebates for energy efficient lighting technologies in an effort to mitigate the need for investments in new electrical generation capacity.

•

Intellectual property. LED market participants rely on patented and non-patented proprietary information relating to product development, manufacturing capabilities and other core competencies of their business. Protection and licensing of intellectual property is critical. Therefore, LED lighting industry participants take steps such as additional patent applications, confidentiality and non-disclosure agreements as well as other security measures. To enforce or protect intellectual property rights, market participants commonly commence or threaten litigation.

Financial operations overview

Revenue

We derive revenue from the sale of our products and custom design projects.

Product Revenue. Product revenue is derived from the sale of an extensive and growing range of LED-based retrofit lamps and luminaires. Product sales are recorded when the products are shipped and title passes to customers. When product sales are subject to certain customer acceptance terms, revenue from the sale is recognized once these terms have been met. For the nine months ended September 30, 2010, product revenue represented 88% of our total revenue. Our two largest customers, Osram Sylvania and The Home Depot, accounted for approximately 21% and 6% of our total revenue for the nine months ended September 30, 2010, respectively, and we expect revenues from each of these customers to increase as we continue to grow our retrofit lamp business.

Custom Design Project Revenue. Custom design project revenue is derived from contracts combining project management, system integration and advanced control systems and software to create desired lighting effects for architects, lighting designers and research projects. We recognize revenue on our long-term, fixed price custom design projects using the percentage of completion method measured by the ratio of costs incurred to date to the estimated total costs to be incurred for each contract. Contract costs include all direct material, direct labor and other indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. For smaller or short-term custom design projects or projects for which estimated total costs cannot be determined, revenue is recognized using the completed contract method and revenue is recognized upon substantial completion and acceptance by the customer of each project. Amounts received as deposits against future completion of completed contract method projects are recorded as unearned revenue until such projects are completed and title passes to the customer. We expect that revenue from custom design projects will vary period-to-period depending on the timing of the progress made on each project and estimated costs to complete such project. We expect custom design project revenue to decrease as a percentage of our total revenue due primarily to the expected increase in product revenue.

Unearned Revenue. We record unearned revenue for product sales and custom design projects in several different circumstances. These circumstances include: (i) products delivered or services performed but other revenue recognition criteria not having been satisfied and (ii) payments received in advance of products being delivered or services being performed. Unearned revenue includes customer deposits and up-front fees associated with product deliveries and design services. Unearned revenue expected to be recognized as revenue more than one year subsequent to the balance sheet date is classified as long-term unearned revenue. Unearned revenue will vary depending on the timing product deliveries and performance of services. As a result, unearned revenue is likely to fluctuate from period-to-period.

Cost of goods sold and gross profit

Cost of goods sold includes the cost of raw materials, including related freight, labor and outside processing fees that are required for the manufacture of our products, as well as manufacturing overhead costs, physical inventory variances, production scrap charges and warranty costs. Our materials costs, which historically have been our most significant cost, have recently decreased as a result of our multi-sourcing initiatives and increased volume. We expect this decrease to continue primarily due to ongoing product innovation resulting in simplified product design, and further impact from multi-sourcing and increased volume as we achieve better economies of scale. We incur costs associated with unabsorbed manufacturing expenses as production facilities increase toward optimal operating levels. We expect these unabsorbed manufacturing costs, which include certain personnel, rent, utilities and materials, to increase in absolute dollars and as a percentage of revenue in the near term. Over the long term, we would expect these costs to decrease, as a percentage of total revenue, as revenues increase.

Our gross profit as a percentage of revenue is affected by a number of factors, including sales volume, the mix of products and customers, average selling prices, foreign exchange rates, our actual manufacturing costs and costs associated with increasing production capacity until full production is achieved. As we continue to grow and build out our manufacturing capacity, and as new product designs come into production, our gross profit is expected to continue to fluctuate from period-to-period. We expect our cost of goods sold as a percentage of revenues to improve gradually throughout 2011 as a result of the following: (i) decreased freight and labor variances from greater supply chain stability of non-LED materials, (ii) the implementation of a manufacturing facility in Mexico to increase capacity and access lower labor costs, (iii) increased fixed price contract manufacturing in Asia and (iv) efficiencies from automation equipment.

Operating expenses

Operating expenses consist of sales and marketing, operations, research and development and general and administrative expenses. Personnel-related expenses comprise the most significant component of these expenses. We expect to hire a significant number of new employees in order to support our anticipated growth. In any particular period, the timing of additional hires could materially affect our operating expenses, both in absolute dollars and as a percentage of revenue.

Sales and Marketing Expenses. Sales and marketing expenses consist primarily of personnel-related expenses, travel and other out-of-pocket expenses for marketing programs, such as trade shows, industry conferences, marketing materials and corporate communications, customer service and facilities costs and other related overhead costs. Unbillable shipping and handling costs that are incurred to deliver products to our customers are also included in sales and marketing expenses. We intend to hire additional sales personnel, initiate additional marketing programs and build additional relationships with resellers, systems integrators and strategic partners on a global basis. Accordingly, we expect that our sales and marketing expenses will continue to increase in absolute dollars but decrease as a percentage of revenue in the long term.

Operations Expenses. Operations expenses consist primarily of expenses for personnel engaged in procurement, supply chain management and quality assurance as well as indirect production costs. We expect to hire additional personnel and enhance our infrastructure to support the anticipated growth of our business. Accordingly, we expect that our operations expenses will continue to increase in absolute dollars but decrease as a percentage of revenue in the long term.

Research and Development Expenses. Research and development expenses consist primarily of expenses for personnel engaged in the development of new products and the enhancement of existing products. These expenses also consist of lab materials, quality enhancement activities and facilities costs and other related overhead costs. We expense all of our research and development costs as they are incurred. In the near term, we expect research and development expenses to increase primarily due to personnel-related expenses associated with the hiring of additional employees, as well as contract-related expenses as we continue to invest in the development of our products. Research and development expense is reported net of any funding received under contracts with governmental agencies and commercial customers that are considered to be cost sharing arrangements with no contractually committed deliverable. We expect that our research and development expenses will continue to increase in absolute dollars but decrease as a percentage of revenue in the long term.

General and Administrative Expenses. General and administrative expenses consist primarily of personnel-related expenses related to our executive, finance, human resource and information technology functions, as well as fees for professional services and allocated facility overhead expenses. Professional services consist principally of external legal, accounting, tax, audit and other consulting services. Our general and administrative expenses relating to us being a public company, which include audit and legal fees, costs of compliance with securities, corporate governance and other regulations and investor relations expenses are expected to continue to be significant components of this expense. In addition, we expect to incur additional costs as we hire additional personnel, including a new Chief Executive Officer, and enhance our infrastructure to support the anticipated growth of our business.

Restructuring Expenses. We record restructuring expenses associated with management approved restructuring plans to reorganize one or more of our business functions or to remove duplicative headcount and infrastructure associated with one or more locations. These items primarily include employee separation costs and estimates related to the consolidation of facilities (net of sub-lease income), contractual obligations and the impairment of certain assets. The timing of associated cash payments is dependent upon the type of restructuring expense and can extend over a multi-year period. Restructuring expenses are recorded based upon planned employee termination dates, site closures and consolidation plans and are not anticipated to be recurring.

Impairment of Goodwill and Other Long-Lived Assets. Goodwill represents the excess of the purchase price paid over the fair value of the assets acquired in connection with business acquisitions. Long-lived assets, including goodwill, are periodically reviewed for possible impairment and whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. To analyze recoverability, we project undiscounted future cash flows over the remaining life of the asset. If these projected cash flows are less than the carrying amount, an impairment loss is recognized based on the fair value of the asset less any costs of disposition. Our judgment regarding the existence of impairment indicators are based on market and operational performance. Future events could cause us to conclude that impairment indicators exist and that assets are impaired. Evaluating the impairment also requires us to estimate future operating results and cash flows that require judgment by management. If different estimates are used, any amount and timing of asset impairments could be affected.

Restructuring and recapitalization

During 2010, we initiated a strategic plan focused on creating an organization capable of leading the industry. The initial phase of this plan was to consolidate and restructure our operations to better align our fixed operating expenses with our business needs while continuing to support investments in product development. In particular, we took significant steps to reduce our total operating expenses in 2010, which included: (i) our exit from LEDS Japan, our Japanese operations, as of July 1, 2010; (ii) the consolidation of our California-based operations into our headquarters in Satellite Beach, Florida; (iii) the restructuring of our European operations; (iv) opening an additional production facility in Monterrey, Mexico to increase North American capacity and access lower cost labor and (v) increasing capacity with our Asian contract manufacturer. We expect to continue these activities as we establish tighter fiscal controls and consolidate certain general and administrative functions in our remaining locations.

On September 30, 2010, we entered into a Stock Purchase, Exchange and Recapitalization Agreement (the “Recapitalization Agreement”) with Pegasus IV, LSGC Holdings and LED Holdings. Pursuant to the Recapitalization Agreement, LSGC Holdings purchased $25.0 million of our common stock and Pegasus IV and LED Holdings agreed to participate in a recapitalization of the company (the “Recapitalization”). Specifically,

LSGC Holdings purchased 15,625,000 shares of common stock at a price per share of $1.60. In conjunction with the Recapitalization, we exchanged all of our outstanding shares of Series B Preferred Stock (the “Series B Preferred Stock”), Series C Preferred Stock (the “Series C Preferred Stock”), Series E Non-Convertible Preferred Stock (the “Series E Preferred Stock”) and the warrant issued in conjunction with the Series E Preferred Stock (the “Series E Warrant”) for a total of 32,612,249 shares of our common stock. In addition, the holders of our outstanding shares of Series C Preferred Stock elected to exercise all of their related warrants (“Series C Warrants”) on a cashless basis for 1,937,420 shares of our common stock.

On December 22, 2010 and in conjunction with the Recapitalization Agreement, we amended our Certificate of Incorporation to provide for the automatic conversion of all outstanding shares of our Series D Non-Convertible Preferred Stock (the “Series D Preferred Stock”) into common stock. Based upon the date of issuance, each share of Series D Preferred Stock converted into approximately 0.65 to 0.66 shares of common stock. We issued a total of 44,072,123 shares of our common stock pursuant to this conversion. Additionally, on December 30, 2010, we entered into a Warrant Agreement (the “Warrant Agreement”) with American Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agent”), effective as of December 22. 2010. The Warrant Agreement governs the terms of the warrants (the “Series D Warrants”) previously composing part of the units (the “Units”), which were separated pursuant to the automatic conversion of our Series D Preferred Stock. Each Unit was composed of one share of Series D Preferred Stock and one Series D Warrant.

The Warrant Agreement provides each holder of a Series D Warrant with an exercise price reduction ranging from $0.08 to $0.10 (depending on the date of issuance) per share of common stock issuable upon exercise of such Series D Warrant. The Warrant Agreement also provides each Series D Warrant holder with a credit, registered with the Warrant Agent in the name of the holder, which ranges from approximately $4.85 to $4.88 (depending on the date of issuance) for each share of common stock issuable upon exercise of a Series D Warrant (the “Accrual Credit”). The Accrual Credit may only be used to fund the payment of the exercise price of all or a portion of such holder’s Series D Warrants and cannot be used until the earlier of: (i) the passage of eight years from the date of issuance of each Series D Warrant or (ii) a Liquidation Event (as defined in the Warrant Agreement) of the company. After application of the Accrual Credit, the remaining exercise price of each Series D Warrant, following a Liquidation Event or the eighth anniversary of its issuance, would be between $1.04 to $1.05 per share of common stock (depending on the date of issuance), except in the case of the Series D Warrants held by Koninklijke Philips Electronics N.V. (“Philips”), whose remaining exercise price would be approximately $7.05 per share of common stock.

In the second quarter of 2009, we decided to consolidate our U.S. operations from four locations to two and moved both our Dallas-based headquarters and our New Jersey-based operations to Satellite Beach, Florida. In addition, we also reduced employee headcount in our California facility.

Recent events

On January 13, 2011, we issued a Warrant to The Home Depot pursuant to which The Home Depot may purchase up to 5.0 million shares of our common stock at an exercise price of $2.00 per share, subject to certain vesting conditions. The Warrant was issued in connection with our Strategic Purchasing Agreement with The Home Depot, which we entered into on July 23, 2010 and pursuant to which we supply The Home Depot with LED retrofit lamps and fixtures. The Warrant provides that 1.0 million shares of common stock will be eligible for vesting following each fiscal year ending December 31, 2011 through December 31, 2015, if The Home Depot’s gross product orders from us, in dollar terms, are at least 20% more than the gross product orders in the immediately preceding fiscal year. For the shares underlying the Warrant to be eligible for vesting following the fiscal years ending December 31, 2014 and 2015, The Home Depot would be required to extend the Strategic Purchasing Agreement for additional one-year periods beyond its initial term of three years. Each vested portion of the Warrant will expire on the third anniversary following the vesting of such portion. The $2.00 exercise price was established based upon the market price of our common stock during negotiations with The Home Depot in July 2010 when we entered into the Strategic Purchasing Agreement. Among other factors, because the exercise price of the Warrant was less than the fair market value of the underlying shares of common stock on the date of grant, the fair value of this Warrant is expected to result in a sales and marketing expense of approximately $2.0 million per year over the next five years. For a discussion of the factors used in estimating fair value, see Note 16, “Equity Based Compensation Plan” to our consolidated financial statements for the year ended December 31, 2009 included elsewhere in this prospectus.

On January 26, 2011, we raised $18.0 million in a private placement pursuant to which we issued 5,454,545 shares of common stock to an affiliate of Pegasus Capital, Michael Kempner, Leon Wagner, certain other operating advisors of Pegasus Capital, and certain trusts affiliated with, and business associates of, Mr. Wagner. Mr. Kempner and Mr. Wagner serve on our board of directors.

On February 4, 2011, we agreed to issue 54,500,000 shares of our common stock to LSGC Holdings in exchange for: (i) Series D Warrant to purchase 60,758,777 shares of common stock held by LSGC Holdings and (ii) the warrant to purchase 942,857 shares of common stock, which was originally issued to Pegasus IV in connection with its guaranty of our former line of credit with the Bank of Montreal (“BMO”).

Basis of presentation and results of operations

We were incorporated in Delaware in 1988 and our business today is the result of the combination of the products, patents, intellectual property, assets and businesses of four LED lighting companies: (i) Lighting Science Group Corporation, an early entrant and leader in the application of LEDs for general illumination with white lighting, (ii) LED Effects, Inc. (“LED Effects”), an established LED company specializing in custom and architectural lighting products, (iii) Lighting Science Group, B.V. (“LSGBV”), formerly known as Lighting Partner B.V., a Netherlands based manufacturer and marketer of LED shop lighting and other specialty LED lighting devices and (iv) Lamina Lighting, Inc. (“Lamina”), a supplier of LED light engines and LED modules.

On October 4, 2007, we entered into an Exchange and Contribution Agreement (the “Exchange Agreement”) with LED Holdings, pursuant to which we: (i) acquired substantially all of the assets of LED Holdings and (ii) issued in exchange for these assets 2,000,000 shares of our Series B Preferred Stock and 15,928,734 shares of our common stock to LED Holdings (collectively, the “Acquisition”). As a result of the Acquisition and, specifically, LED Holdings’ acquisition of approximately a 70% participating interest and an 80% voting interest in the company, we became a majority-owned subsidiary of LED Holdings as of October 4, 2007.

We accounted for the Acquisition as a reverse merger. Accordingly, for accounting and financial reporting purposes, Lighting Science Group was treated as the acquired company, and LED Holdings was treated as the acquiring company.

Three months ended September 30, 2010 compared to three months ended September 30, 2009

	Three Months Ended September 30,		Variance		Percentage of Revenue
	2010	2009	$	%	2010	2009
Revenue	$15,137,902	$7,700,730	7,437,172	96.6%	100.0%	100.0%
Cost of goods sold	16,384,673	6,433,599	9,951,074	154.7%	108.2%	83.5%
Sales and marketing	2,050,868	1,192,157	858,711	72.0%	13.5%	15.5%
Operations	1,187,650	1,698,982	(511,332)	(30.1)%	7.8%	22.1%
Research and development (1)	2,580,456	904,948	1,675,508	185.1%	17.0%	11.8%
General and administrative	3,849,941	3,651,798	198,143	5.4%	25.4%	47.4%
Restructuring expenses	458,311	—	458,311	*	3.0%	0.0%
Impairment of goodwill and other long-lived assets	83,298	—	83,298	*	0.6%	0.0%
Depreciation and amortization	596,934	1,565,998	(969,064)	(61.9)%	3.9%	20.3%
Interest expense, net	(1,040,015)	(1,604,093)	564,078	35.2%	(6.9)%	(20.8)%
Decrease (increase) in fair value of Series D and Series E Warrants	23,089,464	—	23,089,464	*	152.5%	0.0%
Dividends on preferred stock	(1,968,695)	(9,148)	(1,959,547)	*	(13.0)%	(0.1)%
Accretion of preferred stock	(47,753,920)	(31,245)	(47,722,675)	*	(315.5)%	(0.4)%
Other income (expense), net	(53,490)	193,627	(247,117)	*	(0.4)%	2.5%
Income tax expense (benefit)	(17,039)	(90,398)	73,359	*	(0.1)%	(1.2)%

Net loss	$(39,763,846)	$(9,107,213)	(30,656,633)	(336.6)%	(262.7)%	(118.3)%

*	Variance is not meaningful.
(1)	During 2010, we modified the presentation of our operating expenses to separately convey research and development and restructuring expenses in our interim consolidated statement of operations and comprehensive loss. This table reflects management’s modified presentation for all periods presented, including its current characterization of research and development expenses.

Revenues

Revenues increased $7.4 million, or 96.6%, to $15.1 million for the three months ended September 30, 2010 from $7.7 million in the three months ended September 30, 2009. The increase in revenues was a result of our introduction of several new products in our retrofit lamp and luminaire lines and the increased demand for both new and existing products by our customers.

Cost of goods sold

Cost of goods sold increased $10.0 million, or 154.7%, to $16.4 million for the three months ended September 30, 2010 from $6.4 million in the three months ended September 30, 2009. The increase in cost of goods sold was primarily due to the corresponding increase in sales.

Cost of goods sold as a percentage of revenues increased for the three months ended September 30, 2010 to 108.2% (or a negative gross margin of 8.2%) as compared to 83.5% (or a gross margin of 16.5%) for the three months ended September 30, 2009. The increase in the cost of goods sold for the three months ended September 30, 2010, as compared to the corresponding period in 2009, was primarily the result of the following:

•	expedited materials delivery by means of premium freight;

•	spot purchases of long lead-time materials at higher than our normal contracted prices;

•	labor inefficiencies due to reduced throughput as a result of our newly developed supply chain and the rapid expansion and training of our labor force; and

•	premium labor costs as a result of delays in establishing certain contract manufacturing operations.

Many of the above costs were driven by our need to meet higher than expected demand. In addition, the gross margin was impacted by the mix of products sold in the current year quarter compared to the same period in 2009. During the three months ended September 30, 2010, we experienced cost overruns and delays on a large custom design project, which also negatively impacted our gross margin.

Sales and marketing

Sales and marketing expenses increased $859,000, or 72.0%, to $2.1 million for the three months ended September 30, 2010 from $1.2 million for the three months ended September 30, 2009. The increase in the three month period ended September 30, 2010 was primarily due to an increase in personnel expenses resulting from the reorganization and expansion of our sales and marketing group both in the United States and in the Netherlands, as well as freight not billed to customers of $266,000, which was not recorded separately in the prior period, and an increase in commissions of $164,000 related to the increase in revenue.

Operations

Operations expenses decreased by $511,000, or 30.1%, to $1.2 million for the three months ended September 30, 2010 from $1.7 million in the three months ended September 30, 2009. Our operations expenses include our supply chain and procurement expenses as well as other indirect production costs. The decrease was primarily due to a decrease in both facility and personnel costs related to the closing of our New Jersey facility, which was obtained in the Lamina acquisition, in the third quarter of 2009 and improvements in operational efficiencies.

Research and development

Research and development expenses increased by $1.7 million, or 185.1%, to $2.6 million for the three months ended September 30, 2010 from $905,000 in the three months ended September 30, 2009. The increase in research and development expenses was primarily related to the engineering and development of multiple new product families during the current year as well as future products.

General and administrative

General and administrative expenses increased by $198,000, or 5.4%, to $3.8 million for the three months ended September 30, 2010 from $3.7 million in the three months ended September 30, 2009. The increase in general and administrative expenses was primarily due to an increase in professional and legal fees of $162,000 related to the Recapitalization Agreement as well as an increase in consulting fees of $119,000 associated with improving our internal controls and procedures framework. These increases were partially offset by reductions in personnel expenses related to the closing of our New Jersey facility in the third quarter of 2009.

Restructuring expenses

Restructuring expenses of $458,000 for the three months ended September 30, 2010, consisted of $1.1 million in expenses that included an increase in the allowance for obsolete inventory related to products to be phased out by our European operation as well as severance, termination benefits and rent costs related to the closing of our California office. These expenses were partially offset by the $601,000 gain on the exit of LEDS Japan, our Japanese operation in July 2010.

Impairment of goodwill and other long-lived assets

In anticipation of the closing of our facility in California in October 2010, we evaluated the property and equipment in this location and determined that leasehold improvements and furniture and fixtures would have little or no future value. As of September 30, 2010, we recorded an impairment charge of $83,000 for such items.

Depreciation and amortization

Depreciation and amortization expense decreased by $969,000, or 61.9%, to $597,000 in the three months ended September 30, 2010 from $1.6 million in the three months ended September 30, 2009. The decrease was due primarily to the change in estimated useful lives of certain intangible assets that occurred during 2009. As a result, the amortization expense for the three months ended September 30, 2010 was significantly decreased as compared to the corresponding period in 2009. In addition, the closing of the New Jersey facility in the third quarter of 2009 resulted in the disposal of certain leasehold improvements and production equipment, which reduced depreciation for the current year quarter.

Interest expense, net

Interest expense, net, decreased by $564,000, or 35.2%, to $1.0 million for the three months ended September 30, 2010 from $1.6 million in the three months ended September 30, 2009. Interest expense for the quarter ended September 30, 2010, consisted primarily of $971,000 of prepaid financing fees related to the issuance of the Series D and Series E Preferred Units in the first half of 2010. These fees were being amortized over the life of the Series D and Series E Preferred Stock, but were fully expensed as of September 30, 2010 due to the conversion of the Series E Preferred Stock to common stock and the reduction in the expected life of the Series D Preferred Stock due to the expected amendment of the Series D Certificate. The interest expense for the three months ended September 30, 2009, consisted primarily of $237,000 of interest expense related to our BMO facility, $24,000 in guaranty fees for the BMO facility, $1.2 million of interest expense on notes payable to related parties and $8,000 of interest related to LSGBV’s notes payable.

Decrease (increase) in fair value of Series D Warrants and Series E Warrant

The Series D Warrants and Series E Warrant are accounted for as liabilities and changes in their fair values are determined using the Black Scholes Model. The fair value of the Series D Warrants decreased by $20.0 million for the quarter ended September 30, 2010, primarily due to a decrease in the price of our common stock during this period. The fair value of the Series E Warrant decreased by $3.1 million for the quarter ended September 30, 2010, primarily due to a decrease in the price of our common stock during this period.

Dividends on preferred stock

Dividends on preferred stock increased by $2.0 million for the three months ended September 30, 2010 to $2.0 million from $9,000 in the three months ended September 30, 2009. This increase was due to the dividend expense incurred on the outstanding shares of Series D Preferred Stock and Series E Preferred Stock during the three months ended September 30, 2010. During the three months ended September 30, 2009, dividends were incurred on the 6% Convertible Preferred Stock. All outstanding shares of 6% Convertible Preferred Stock were redeemable on May 10, 2010. As of September 30, 2010, 186,528 shares of the 6% Convertible Preferred Stock were redeemed for $597,000. Upon presentment by the holders thereof, an additional 10,374 shares of 6% Convertible Preferred Stock will be redeemed for $33,000.

Accretion of preferred stock

Accretion of preferred stock increased by $47.7 million for the three months ended September 30, 2010 to $47.8 million from $31,000 in the three months ended September 30, 2009. This increase was due to $47.7 million of accretion expense incurred on the outstanding shares of Series D Preferred Stock and Series E Preferred Stock during the three months ended September 30, 2010. Because of transactions contemplated by the Recapitalization Agreement, the expected life of the Series D Preferred Stock and the Series E Preferred Stock was reduced from eight years and the full accretion was accelerated to September 30, 2010. During the three months ended September 30, 2009, $31,000 of accretion expense was incurred on the 6% Convertible Preferred Stock.

Other income (expense), net

Other income (expense), net changed by $247,000 for the three months ended September 30, 2010 to net expense of $53,000 from net income of $194,000 in the three months ended September 30, 2009. Other income (expense), net incurred in both the three months ended September 30, 2010 and 2009 was mainly due to foreign exchange translation gains or losses at LSGBV.

Income tax expense (benefit)

Income tax benefit was $17,000 for the three months ended September 30, 2010 compared to a benefit of $90,000 in the three months ended September 30, 2009. The benefit recognized during the three months ended September 30, 2010 was primarily due to the loss recorded by LSGBV. For the three months ended September 30, 2010, the effective tax rate of 0.1% differs from the federal statutory rate of 34% due to an anticipated loss for fiscal 2010. Pursuant to the requirements of FASB ASC Topic 740, tax benefits are not recognized on anticipated losses.

Because of our history of operating losses, management deemed it more-likely-than-not that we would not recognize a significant portion of our deferred tax assets and the tax benefits relating to our losses were fully reserved as of September 30, 2010.

Nine months ended September 30, 2010 compared to nine months ended September 30, 2009

	Nine Months Ended September 30,		Variance		Percentage of Revenue
	2010	2009	$	%	2010	2009
Revenue	$30,331,005	$21,969,701	8,361,304	38.1%	100.0%	100.0%
Cost of goods sold	31,229,947	17,599,574	13,630,373	77.4%	103.0%	80.1%
Sales and marketing	6,873,194	4,670,459	2,202,735	47.2%	22.7%	21.3%
Operations	3,784,510	8,329,604	(4,545,094)	(54.6)%	12.5%	37.9%
Research and development (1)	6,719,808	2,444,158	4,275,650	174.9%	22.2%	11.1%
General and administrative	10,877,051	17,035,266	(6,158,215)	(36.1)%	35.9%	77.5%
Restructuring expenses	458,311	702,625	(244,314)	(34.8)%	1.5%	3.2%
Impairment of goodwill and other long-lived assets	10,538,307	—	10,538,307	*	34.7%	0.0%
Depreciation and amortization	2,324,068	4,439,465	(2,115,397)	(47.6)%	7.7%	20.2%
Interest expense, net	(3,355,240)	(3,943,941)	588,701	(14.9)%	(11.1)%	(18.0)%
Decrease (increase) in fair value of Series D and Series E Warrants	(56,007,778)	—	(56,007,778)	*	(184.7)%	0.0%
Dividends on preferred stock	(3,534,795)	(27,827)	(3,506,968)	*	(11.7)%	(0.1)%
Accretion of preferred stock	(48,535,463)	(94,254)	(48,441,209)	*	(160.0)%	(0.4)%
Other income (expense), net	(46,229)	(4,405)	(41,824)	*	(0.2)%	0.0%
Income tax expense (benefit)	382,645	(263,108)	645,753	*	1.3%	(1.2)%

Net loss	$(154,336,341)	$(37,058,769)	(117,277,572)	316.5%	(508.8)%	(168.7)%

*	Variance is not meaningful.
(1)	During 2010, we modified the presentation of our operating expenses to separately convey research and development and restructuring expenses in our interim consolidated statement of operations and comprehensive loss. This table reflects management’s modified presentation for all periods presented, including its current characterization of research and development expenses.

Revenues

Revenues increased $8.4 million, or 38.1%, to $30.3 million for the nine months ended September 30, 2010 from $22.0 million in the nine months ended September 30, 2009. The increase in revenues was primarily a result of our introduction of several new products in the second quarter of 2010 and the increased demand for both new and existing products by our customers. These increases were offset by reductions in sales of light engines and components, which were the focus of our New Jersey facility until it was closed in the third quarter of 2009. Although we continue to sell these products, the focus of our sales and marketing efforts have shifted to new products.

Cost of goods sold

Cost of goods sold increased $13.6 million, or 77.4%, to $31.2 million for the nine months ended September 30, 2010 from $17.6 million in the nine months ended September 30, 2009. The increase in cost of goods sold was primarily due to the corresponding increase in sales during the nine months ended September 30, 2010.

Cost of goods sold as a percentage of revenues increased for the nine months ended September 30, 2010 to 103.0% (or a negative gross margin of 3.0%) as compared to 80.1% (or a gross margin of 19.9%) for the nine months ended September 30, 2009. The increase in cost of goods sold for the nine months ended September 30, 2010 as compared to the corresponding period in 2009 was primarily the result of the following:

•	expedited materials delivery by means of premium freight;

•	spot purchases of long lead-time materials at higher than our normal contracted prices;

•	labor inefficiencies due to reduced throughput as a result of our newly developed supply chain and the rapid expansion and training of our labor force; and

•	premium labor costs as a result of delays in establishing certain contract manufacturing operations.

In addition, the gross margin was impacted by the mix of products sold in the current year compared to the same period in 2009. During the nine months ended September 30, 2010, we experienced cost overruns and delays on a large custom design project, which also negatively impacted our gross margin.

Sales and marketing

Sales and marketing expenses increased $2.2 million, or 47.2%, to $6.9 million for the nine months ended September 30, 2010 from $4.7 million for the nine months ended September 30, 2009. The increase in the nine month period ended September 30, 2010 was primarily due to an increase in personnel expenses resulting from the reorganization and expansion of our sales and marketing group both in the United States and in the Netherlands, as well as an increase in freight not billed to customers of $476,000, an increase in commissions of $442,000 related to the increase in revenue and an increase in sample costs of $194,000.

Operations

Operations expenses decreased by $4.5 million, or 54.6%, to $3.8 million for the nine months ended September 30, 2010 from $8.3 million in the nine months ended September 30, 2009. The decrease was primarily due to a decrease in both facility and personnel costs of $2.5 million related to the closing of our New Jersey facility, in the third quarter of 2009 and improvements in operational efficiencies.

Research and development

Research and development expenses increased by $4.3 million, or 174.9%, to $6.7 million for the nine months ended September 30, 2010 from $2.4 million in the nine months ended September 30, 2009. The increase in research and development expenses was primarily due to costs related to the introduction and launch of multiple new product families during the current year.

General and administrative

General and administrative expenses decreased by $6.2 million, or 36.1%, to $10.9 million for the nine months ended September 30, 2010 from $17.0 million in the nine months ended September 30, 2009. The decrease in general and administrative expenses was due primarily to a decrease in legal fees of $2.6 million resulting from the resolution of our litigation with Philips and its affiliates in August 2009, a $1.1 million reversal of non-vested restricted stock expense due to the forfeiture of awards upon the termination or resignation of certain employees and savings of $1.3 million due to the closing of both our Dallas and New Jersey facilities in the second and third quarters of 2009, respectively. These savings were partially offset by an increase in professional and legal fees of $162,000 related to the Recapitalization Agreement, as well as consulting fees of $370,000 associated with improving our internal controls and procedures framework and accounting and auditing fees of $85,000 related to the issuance of the Series D and Series E Preferred Units.

Restructuring expenses

Restructuring expenses decreased by $244,000 or 34.8% to $458,000 for the nine months ended September 30, 2010 from $703,000 for the nine months ended September 30, 2009. Restructuring costs for the nine months ended September 30, 2010 consisted of $1.1 million in expenses that included an increase in the allowance for obsolete inventory related to products to be phased out by our European operation and severance and termination benefits and accrued rent costs related to the closing of our California office. These expenses were partially offset by the $601,000 gain on the exit of LEDS Japan, our Japanese operation in July 2010. Restructuring costs for the nine months ended September 30, 2009 consisted of severance and termination benefits related to headcount reductions due to the closing of the Dallas and New Jersey based facilities and the initial restructuring of our California operations.

Impairment of goodwill and other long-lived assets

Due to LSGBV’s ongoing negative cash flows and other factors, as of June 30, 2010, we performed an interim impairment analysis of LSGBV’s assets to determine whether any goodwill or intangible assets were impaired. This review includes an assessment of industry factors, contract retentions, cash flow projections and other factors we believe are relevant. The result of this valuation was that material impairments were identified in the LSGBV assets. These impairments resulted in a new cost basis for the goodwill and other intangible assets. The following table summarizes the total impairment charge recorded in the second quarter of 2010:

Goodwill arising from the acquisition of LSGBV	$3,529,609
Trademarks acquired from the acquisition of LSGBV	191,500
Customer relationships acquired from the acquisition of LSGBV	1,967,400
License agreements acquired from the acquisition of LSGBV	4,766,500

Total impairment charge	$10,455,009

Depreciation and amortization

Depreciation and amortization expense decreased by $2.1 million, or 47.6%, to $2.3 million in the nine months ended September 30, 2010 from $4.4 million in the nine months ended September 30, 2009. The decrease was due to the change in estimated useful lives of certain intangible assets that occurred during 2009. As a result, the amortization expense for the nine months ended September 30, 2010 was significantly decreased as compared to the corresponding period in 2009. In addition, the closing of the New Jersey facility in the third quarter of 2009 resulted in the disposal of certain leasehold improvements and production equipment, which reduced depreciation for the nine months ended September 30, 2010.

Interest expense, net

Interest expense, net, decreased by $589,000, or 14.9%, to $3.4 million for the nine months ended September 30, 2010 from $3.9 million in the nine months ended September 30, 2009. This decrease was due primarily to the conversion of the principal and interest amounts underlying the notes payable to Pegasus IV and Philips into Series D Units in March 2010 and the payment in full of the outstanding principal balance on our BMO facility in April 2010 and again in June 2010, which resulted in smaller debt balances during the current nine months ended September 30, 2010 in comparison to the nine months ended September 30, 2009. Interest expense for the nine months ended September 30, 2010 consisted primarily of $337,000 of interest expense related to the BMO facility, $887,000 of guaranty fees for the BMO facility, $861,000 of interest expense on certain notes payable to related parties, $103,000 of interest related to LSGBV’s notes payable and $971,000 of prepaid fees related to the issuance of the Series D and Series E Preferred Units in the first half of 2010. These fees were being amortized over the life of the Series D and Series E Preferred Stock, but were fully expensed as of September 30, 2010 due to the conversion of the Series E Preferred Stock to common stock and the reduction in the expected life of the Series D Preferred Stock because of the transactions contemplated by the Recapitalization Agreement. Interest expense for the nine months ended September 30, 2009 consisted primarily of $769,000 of interest expense related to the BMO facility, $877,000 in guaranty fees for the BMO facility, $1.7 million of interest expense on notes payable to related parties and $216,000 of interest related to LSGBV’s notes payable.

Decrease (increase) in fair value of Series D Warrants and Series E Warrant

The Series D Warrants and Series E Warrant are accounted for as liabilities and changes in the fair values are determined using the Black Scholes Model. The fair value of the Series D Warrants increased by $73.2 million from March 3, 2010, the initial issuance date of the Series D Warrants, through September 30, 2010 primarily due to an increase in the price of our common stock. The fair value of the Series E Warrant decreased by $3.5 million from June 23, 2010, the issuance date of the Series E Warrant, through September 30, 2010, primarily due to a decrease in the price of our common stock during this period.

Dividends on preferred stock

Dividends on preferred stock increased by $3.5 million for the nine months ended September 30, 2010 to $3.5 million from $28,000 in the nine months ended September 30, 2009. This increase was due to $3.5 million of dividend expense incurred on the outstanding shares of Series D Preferred Stock and Series E Preferred Stock during the nine months ended September 30, 2010. During the nine months ended September 30, 2009, dividends were incurred on the 6% Convertible Preferred Stock. All outstanding shares of 6% Convertible Preferred Stock were redeemable on May 10, 2010. As of September 30, 2010, 186,528 shares of the 6% Convertible Preferred Stock were redeemed for $597,000. Upon presentment by the holders thereof, an additional 10,374 shares of 6% Convertible Preferred Stock will be redeemed for $33,000.

Accretion of preferred stock

Accretion of preferred stock increased by $48.4 million for the nine months ended September 30, 2010 to $48.5 million from $94,000 in the nine months ended September 30, 2009. This increase was due to $48.4 million of accretion expense incurred on the outstanding shares of Series D Preferred Stock and Series E Preferred Stock and during the nine months ended September 30, 2010. The preferred stock was being accreted over the life of the Series D and Series E Preferred Stock, but was fully expensed as of September 30, 2010 due to the conversion of the Series E Preferred Stock to common stock and the reduction in the expected life of the Series D Preferred Stock because of the transactions contemplated by the Recapitalization Agreement. During the nine months ended September 30, 2009, $94,000 in accretion expense was incurred on the 6% Convertible Preferred Stock.

Other income (expense), net

Other income (expense), net changed by $42,000 for the nine months ended September 30, 2010 to net expense of $46,000 from net expense of $4,000 in the nine months ended September 30, 2009. The expense for the nine months ended September 30, 2010 and 2009 was primarily due to the cost of foreign exchange translations at LSGBV.

Income tax expense (benefit)

Income tax expense was $383,000 for the nine months ended September 30, 2010, as compared to a benefit of $263,000 in the nine months ended September 30, 2009. The expense recognized during the nine months ended September 30, 2010 was mainly due to the establishment of an additional valuation allowance of $581,000 for deferred tax assets recorded by LSGBV. For the nine months ended September 30, 2010, the effective tax rate of 0.3% differs from the federal statutory rate of 34% due to an anticipated loss for fiscal 2010. Pursuant to the requirements of FASB ASC Topic 740, tax benefits are not recognized on anticipated losses.

Because of our history of operating losses, management deemed it more-likely-than-not that we would not recognize a significant portion of these deferred tax assets and the tax benefits relating to our losses were fully reserved as of September 30, 2010.

Year ended December 31, 2009 compared to year ended December 31, 2008

During 2010, we modified the presentation of our operating expenses to separately convey research and development and restructuring expenses in our interim consolidated statement of operations and comprehensive loss. This modification was made in order to improve financial reporting disclosure and to provide the users of our financial statements greater detail regarding its operating expenses. The following table reflects management’s modified presentation and characterization of its expenses for all periods presented.

	Year Ended December 31,		Variance		Percentage of Revenue
	2009	2008	$	%	2009	2008
Revenue	$31,376,816	$20,758,593	10,618,223	51.2%	100.0%	100.0%
Cost of goods sold	24,754,819	16,688,600	8,066,219	48.3%	78.9%	80.4%
Sales and marketing	7,248,311	5,847,833	1,400,478	23.9%	23.1%	28.2%
Operations	10,370,098	10,526,976	(156,878)	(1.5)%	33.1%	50.7%
Research and development (1)	4,395,320	3,259,187	1,136,133	34.9%	14.0%	15.7%
General and administrative	20,705,525	23,224,561	12,519,036	(10.8)%	66.0%	111.9%
Restructuring expenses	1,111,189	—	1,111,189	*	3.5%	0.0%
Impairment of goodwill and other intangible assets	—	53,110,133	(53,110,133)	*	0.0%	255.8%
Depreciation and amortization	5,327,033	4,354,028	973,005	22.3%	17.0%	21.0%
Interest income	1,104	188,460	(187,356)	(99.4)%	0.0%	0.9%
Interest expense	6,058,693	1,425,446	4,633,247	325.0%	19.3%	6.9%
Other income, net	43,139	318,748	(275,609)	(86.5)%	0.1%	1.5%
Income tax benefit	(413,002)	(2,207,507)	1,794,505	(81.3)%	(1.3)%	(10.6)%

*	Variance is not meaningful.
(1)	During 2010, we modified the presentation of our operating expenses to separately convey research and development and restructuring expenses in our interim consolidated statement of operations and comprehensive loss. This table reflects management’s modified presentation for all periods presented, including its current characterization of research and development expenses.

Revenues

Revenues for the year ended December 31, 2009 increased $10.6 million, or 51.2%, to $31.4 million, as compared to $20.8 million for the year ended December 31, 2008. Revenues consisted mainly of sales to OEMs in the general illumination, gaming and retail display sectors and the delivery of four major custom projects in Asia, Europe and North America. Revenues increased in 2009 primarily due to our acquisition of LSGBV (the operations of which are included for eight months in fiscal 2008 compared to twelve months in fiscal 2009) and the purchase of the net assets of Lamina (the operations of which are included for five months in fiscal 2008 compared to twelve months in fiscal 2009). Foreign exchange rates did not have a material effect on the increase in revenues for the current period.

Cost of goods sold

Cost of goods sold increased $8.1 million, or 48.3%, to $24.8 million for the year ended December 31, 2009 from $16.7 million for the year ended December 31, 2008. The increase was primarily due to an increase in revenues from large custom projects and the acquisitions of LSGBV and Lamina.

The gross margin modestly increased in 2009 to 21.1% compared to 19.6% for 2008.

Sales and marketing

Sales and marketing expenses increased $1.4 million, or 23.9%, to $7.2 million for the year ended December 31, 2009 from $5.8 million for the year ended December 31, 2008. As a percentage of revenues, sales and marketing expenses decreased to 23.1% for 2009 compared to 28.2% for 2008. The increase in sales and marketing expense was primarily due to: (i) the acquisitions of LSGBV and Lamina and the effect of a full year of combined operations in 2009 compared to a partial year of combined operations in 2008, (ii) increases in samples and other marketing costs related to new products launched in the second half of 2008 compared to a full year of expenses for 2009 and (iii) an increase in commissions expense due mainly to the increase in revenues.

Operations

Operations expenses decreased by $157,000, or 1.5%, to $10.4 million for the year ended December 31, 2009 compared to $10.5 million for the year ended December 31, 2008. As a percentage of revenues, operations expenses decreased to 33.1% for 2009 compared to 50.7% for 2008. The decrease in operations expenses was primarily a result of: (i) increases in the number of employees in supply chain management, including employees assumed pursuant to our acquisitions of LSGBV and Lamina, (ii) the acquisitions of LSGBV and Lamina and the effect of a full year of combined operations in 2009 compared to a partial year of combined operations in 2008, (iii) increases in third party contract costs and external testing and certification costs related to our research and development activities and (iv) accruals of severance expenses related to facility closures and our consolidation efforts.

Research and development

Research and development expenses increased by $1.1 million, or 34.9%, to $4.4 million for the year ended December 31, 2009 compared to $3.3 million for the year ended December 31, 2008. As a percentage of revenues, research and development expenses decreased to 14.0% for 2009 compared to 15.7% for 2008. The increase in research and development expenses was primarily a result of: (i) increases in the number of employees assumed pursuant to our acquisition of Lamina and the effect of a full year of combined operations in 2009 compared to a partial year of combined operations in 2008 and (ii) increases in third party contract costs and external testing and certification costs related to our ongoing research and development activities.

General and administrative

General and administrative expenses decreased by $2.5 million, or 10.8%, to $20.7 million for the year ended December 31, 2009 compared to $23.2 million for the year ended December 31, 2008. As a percentage of revenues, general and administrative expenses decreased to 66.0% for 2009 compared to 111.9% for 2008. This decrease was mainly due to reduced legal expenses and the results of the consolidation activities undertaken by management during the second half of 2009. This decrease was partially offset by increases resulting from the acquisitions of LSGBV and Lamina and the effect of a full year of combined operations in 2009 compared to a partial year of combined operations in 2008.

Restructuring expenses

Restructuring expenses for the year ended December 31, 2009 consisted of $1.1 million in expenses that included severance and termination benefits and accrued rent costs related to the closing of our Texas-based office and New Jersey-based facility and the initial restructuring of our California operations.

Impairment of goodwill and other intangible assets

As of September 30, 2009, we completed our annual assessment of the carrying value of goodwill and determined that no impairment had occurred and therefore no impairment expense was recorded for the year ended December 31, 2009.

During the fourth quarter of 2008, we completed our assessment of the carrying value of the goodwill and intangible assets that we previously recorded and determined that it was necessary to record an impairment charge of $53.1 million in 2008. A number of factors that occurred in 2008 gave rise to the impairment of the carrying value of the goodwill and intangible assets, including: (i) delays in the development and launch of several new products, (ii) delays in obtaining certifications for products, (iii) product failures, (iv) customer delays on custom projects, (v) the lack of the availability of financing for customers to complete significant projects and installations, (vi) the general slowdown in construction spending, and (vii) the reduction in the market price of our common stock and the multiple attributed to our common stock. As a result of these factors, we reviewed and amended our cash flow projections for our business and products. Generally, we reduced the sales forecasts that we had otherwise relied on for our internal planning and forecasting. This reduction in the future cash flows of the business along with a reduction in the total enterprise value of the company, based on the traded market price for our common stock, resulted in the significant impairment charge in 2008. The following table summarizes the total impairment charge recorded in the fourth quarter of 2008:

Goodwill arising from the acquisition of Lighting Science Group	$42,605,552
Technology and patents acquired on the acquisition of Lighting Science Group	2,419,984
Goodwill arising from the acquisition of LSGBV	6,159,000
Trademarks acquired from the acquisition of LSGBV	796,741
Technology and patents acquired from the acquisition of LSGBV	322,856
Customer relationships acquired from the acquisition of LSGBV	806,000

Total impairment charge	$53,110,133

Depreciation and amortization

Depreciation and amortization expense increased $973,000, or 22.3%, to $5.3 million for the year ended December 31, 2009 compared to $4.4 million for the year ended December 31, 2008. The increase was primarily due to: (i) an increase of $600,000 in the amortization expense for certain software assets during 2009 as compared with the corresponding period in 2008 due to a reduction in the estimated useful life of such software, (ii) an increase of $711,000 in the amortization expense for certain intangible assets during 2009 as compared with the corresponding period in 2008 due to a reduction in the estimated useful life of such assets and (iii) an increase in the amortization expense related to technology, tooling and molds and other production assets purchased in the second half of 2008. As a percentage of revenues, depreciation and amortization expenses decreased to 17.0% for 2009 compared to 21.0% for 2008.

Interest income

Interest income decreased $187,000 to $1,000 for the year ended December 31, 2009 compared to $188,000 for the prior year period due to the decrease in cash balances during 2008. At December 31, 2008 and for all of 2009 there were limited funds available for interest bearing investments.

Interest expense

Interest expense increased $4.6 million, or 325.0%, to $6.1 million for the year ended December 31, 2009 compared to $1.4 million for the year ended December 31, 2008. As a percentage of revenues, interest expense increased to 19.3% for 2009 compared to 6.9% for 2008. The significant increase in interest expense recorded in 2009 compared with the corresponding period in 2008 was primarily due to: (i) interest expense on our BMO line of credit that we began to incur in August 2008, (ii) interest expense on LSGBV’s ABN AMRO ten-year term facility and line of credit, (iii) the amortization of the BMO guarantee fees payable to Pegasus IV, (iv) interest expense on promissory notes issued to Pegasus IV and certain executives in December 2008 and the first six months of 2009, (v) interest expense on the Original Pegasus Convertible Note issued to Pegasus IV in May 2009 and the Pegasus Convertible Note issued to Pegasus IV in August 2009 and (vi) interest expense on the Philips Convertible Note issued to Philips in August 2009. Interest expense for the year ended December 31, 2008 consisted of interest incurred on the line of credit and term debt facility that were owed by LSGBV, interest expense on our BMO line of credit, which we started incurring in August 2008, and interest expense on promissory notes issued to Pegasus IV and certain executives in December 2008.

Other income, net

Other income, net decreased by $276,000, or 86.5%, to $43,000 for the year ended December 31, 2009 compared to $319,000 for the year ended December 31, 2008. During 2008, other income related mainly to the change in the fair value of the derivative instruments that had been recorded as liabilities and the accretion of the 6% Preferred Stock redemption value. During 2009, we recorded a loss on the change in fair value of the same derivative liabilities.

Income tax benefit

The income tax benefit decreased by $1.8 million or 81.2% to $413,000 compared to $2.2 million for the year ended December 31, 2008. Due to our history of net losses, management deemed it more-likely-than-not that we would not recognize a significant portion of our deferred tax assets as of December 31, 2009. Accordingly, management recorded an additional valuation allowance of $16.0 million.

Liquidity and capital resources

We have experienced significant net losses as well as negative cash flows from operations since our inception. Our anticipated growth is expected to significantly increase our working capital needs during 2011, and meeting these needs will be an ongoing challenge. Our primary sources of liquidity have been sales of preferred stock to, and short-term loans from, affiliates of Pegasus Capital and, to a lesser extent, draws from our lines of credit with BMO, ABN AMRO and IFN Finance and other short-term loans.

We have historically been dependent on affiliates of Pegasus Capital for our liquidity needs because other sources of liquidity have been insufficient or unavailable to meet our anticipated working capital needs. Cash outflows primarily relate to procurement of inventory and payment of salaries, benefits and other operating costs. As of September 30, 2010, we had cash of $19.2 million. As of December 31, 2010, we had cash of approximately $14.0 million.

On October 4, 2010, we terminated our BMO revolving line of credit and the related guaranty agreement pursuant to the terms of the Recapitalization Agreement. On November 22, 2010, we entered into an asset-based lending facility with Wells Fargo Bank, N.A. that provides us with borrowing capacity of up to a maximum of $15.0 million, calculated as up to 85% of our applicable and eligible inventory and accounts receivable plus qualified cash. As of December 31, 2010, we had approximately $4.7 million outstanding under this facility and additional borrowing capacity of approximately $9.5 million.

LSGBV has also negotiated short and long term debt facilities with ABN AMRO. On September 30, 2010, the total amount outstanding under the ABN AMRO facilities was $825,000 and the total amount outstanding under the IFN Finance facility was $933,000. The IFN Finance facility is an asset based facility with a maximum line of credit of €1.5 million and availability is based on 82% of LSGBV’s trade receivable invoices. Our long-term debt facility with ABN AMRO matured on December 15, 2010.

We may need to raise additional capital through the issuance of equity, equity-related or debt securities or through obtaining additional credit through financial institutions. We cannot be certain that these additional funds will be available on terms satisfactory to us or at all. In January 2011, we received approximately $18.0 million from a private placement led by our affiliates, including Pegasus Capital and two of our directors, and expect to receive $7.0 million in life insurance proceeds from a key-man life insurance policy issued on Zachary Gibler, our former Chairman and Chief Executive Officer. Upon receipt of the proceeds from such life insurance policy and this offering, we believe we will be able to fund our operations for the next 12 months.

The following table summarizes our cash flow activities for the nine months ended September 30, 2010 and 2009 and does not give effect to any transactions or developments after September 30, 2010.

	Nine Months Ended September 30,
	2010	2009
Cash flow activities:
Net cash used in operating activities	$(33,910,972)	$(25,209,739)
Net cash used in investing activities	(2,614,187)	(746,125)
Net cash provided by financing activities	55,773,636	26,161,923

Operating activities

Cash used in operating activities was $33.9 million for the nine months ended September 30, 2010 as compared to $25.2 million for the nine months ended September 30, 2009. The primary increase in the use of cash in operations was due to an increase in accounts receivable of $5.7 million due to the increase in revenues, an increase in inventories of $6.0 million due to the build-up of parts and components to launch our next generation retrofit lamps and an increase in prepaid expenses and other current assets of $632,000 due to deposits required on parts and components from certain suppliers, primarily in Asia, and the receivable as a result of the purchase of shares of our common stock pursuant to the Recapitalization Agreement that were funded after September 30, 2010.

These cash uses were partially offset by an increase in accounts payable of $4.9 million, an increase in accrued expenses and other liabilities of $3.5 million, and an increase in unearned revenue of $98,000. Accounts payable increases were primarily related to increased sales, inventory levels and longer payment periods.

Investing activities

Cash used in investing activities was $2.6 million for the nine months ended September 30, 2010 as compared to $746,000 for the nine months ended September 30, 2009. The cash used in investing activities for the nine months ended September 30, 2010 was primarily for the purchase of additional production and testing equipment, as well as the continued implementation of a new ERP system.

Financing activities

Cash provided by financing activities was $55.8 million for the nine months ended September 30, 2010 compared to $26.2 million for the nine months ended September 30, 2009. The cash provided by financing activities for the nine months ended September 30, 2010 consisted primarily of $12.3 million in proceeds from additional draws on our lines of credit or other short term borrowings, $25.4 million in proceeds from the issuance of the Series D Units pursuant to the Rights Offering, $30.0 million in proceeds from the issuance of the Series E Units and $18.9 million for the issuance of common stock in the Recapitalization Agreement. This was partially offset by $30.3 million in payments on outstanding short- and long-term debt.

Critical accounting policies and estimates

Our discussion and analysis of our financial condition and consolidated results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America, or GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based upon historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: (i) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and (ii) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the financial statements as soon as they became known. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our financial statements:

Accounts receivable

We record accounts receivable at the invoiced amount when our products are shipped to customers or upon the completion of specific milestone billing requirements. The allowance for doubtful accounts is our best estimate of probable credit losses in our existing accounts receivable. We review our allowance for doubtful accounts on a quarterly basis. Past due balances over 90 days and customer specific information is reviewed for collectability. We write off accounts receivable when it becomes apparent, based upon age or customer circumstances that such amounts will not be collected. Recovery of bad debt amounts previously written off is recorded as a reduction of bad debt expense in the period the payment is collected. Generally, we do not require collateral for our accounts receivable.

Inventories

Inventories, which consist of raw materials and components, work-in-process and finished lighting products, are stated at the lower of cost or market. Cost is primarily determined using a weighted average method. Slow product adoption, rapid technological changes and new product introductions and enhancements could result in excess or obsolete inventory. We evaluate inventory levels and expected usage on a periodic basis, based upon business trends, to specifically identify obsolete, slow-moving or non-salable inventory. The change in the provision during the period is recorded as an operating expense in the Consolidated Statement of Operations.

Revenue recognition

Product sales are recorded when the products are shipped and title passes to customers. Where sales of product are subject to certain customer acceptance terms, revenue from the sale is recognized once these terms have been met. We recognize revenue on our custom design projects using the percentage of completion method. Revenue is recognized on our long-term custom projects upon substantial completion and acceptance by the customer of each project. Amounts received as deposits against future completion of projects are recorded as unearned revenue until such projects are completed and title passes to the customer.

Product warranties

We provide a limited warranty covering defective materials and workmanship. We generally provide a five year warranty on our products, and such warranty may require us to repair, replace or reimburse the purchaser for the purchase price of the product, at the customer’s discretion. The estimated costs related to warranties are accrued at the time products are sold based on various factors, including our stated warranty policies and practices, the historical frequency of claims and the cost to replace or repair the products under warranty.

Income taxes

We employ the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and net operating loss carryforwards, and are measured using enacted tax rates and laws that are expected to be in effect when the differences are reversed.

In June 2006, the FASB issued Accounting Standards Update No. 2009-06 (ASU 2009-06). ASU 2009-06 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. ASU 2009-06 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. We adopted ASU 2009-06 as of June 14, 2007 and, thereafter, recognized the tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Our policy is to recognize interest and penalties related to income taxes in its income tax provision. We have not accrued or paid interest or penalties which were material to our results of operations for the years ended December 31, 2009 and 2008. As of December 31, 2009 and 2008, we had no material unrecognized tax benefits.

We record a valuation allowance to reduce our deferred tax assets to the amount which, we estimate, is more likely than not to be realized. Our ability to realize our deferred tax assets is generally dependent on the generation of taxable income during the future periods in which the temporary differences are deductible and the net operating losses can be offset against taxable income. We increased our valuation allowance in 2009 and believe the increase is appropriate based on our pre-tax losses in the past several years and accounting guidelines that provide that cumulative losses in recent years provide significant evidence that a company should not recognize tax benefits that depend on the generation of taxable income from future operations. We have experienced pre-tax losses in 2009 and 2008 and have recognized additional valuation allowances on current year tax benefits. If we were to determine that we would be able to realize deferred tax assets in the future in excess of the net recorded amount, the resulting adjustment to deferred tax assets would increase net earnings in the period such a determination was made.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment when events and circumstances indicate that the carrying amount of an asset may not be recoverable and are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the assets to their estimated undiscounted future cash flows expected to be generated by the assets. If the carrying value of the assets exceeds their estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the assets exceeds their fair value.

Goodwill

Goodwill acquired in a purchase business combination is not amortized, but instead we perform a goodwill impairment analysis, using the two-step method at the end of our third quarter, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

The recoverability of goodwill is measured at the reporting unit level. The fair value of each reporting unit is estimated using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term growth rate for the business, the useful life over which cash flows will occur and the determination of the weighted cost of capital. The internal forecasts, used in the 2009 testing, were based on the outlook for a recovering global economy, roll-out of our new LED product lines for which increasing demand is expected based on relevant third-party industry studies, an improvement in our gross and operating margins resulting from integration of our business acquisitions made during 2008 and successfully negotiating lower prices from our suppliers. Should the global demand for LED lighting solutions be slower to develop, or if we are unable to successfully execute our strategic initiatives with respect to our targeted markets, the actual operating results could be materially different than our forecasts. If the fair value of a reporting unit is less than the carrying amount, goodwill of the reporting unit is considered impaired and the second step is performed. The second step of the impairment test performed, when required, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment charge is recognized for the amount equal to that excess.

Our business

Overview

We design, develop, manufacture and market general illumination products that exclusively use LEDs as their light source. Our broad product portfolio includes LED-based retrofit lamps (replacement bulbs) that can be used in existing light fixtures and sockets, as well as purpose built LED-based luminaires (light fixtures) for many common indoor and outdoor residential, commercial, industrial and public infrastructure lighting applications. Our proprietary technology, differentiated design approach and key relationships throughout the LED lighting supply chain position us well as general illumination continues its transition to the use of LEDs as a replacement for existing lighting technologies.

LED lighting products offer numerous benefits as compared to products that employ other lighting technologies such as greater energy efficiency, longer lifetime, improved durability, increased environmental friendliness, digital controllability, smaller size and lower heat output. As the performance of LED lighting products continues to improve and their costs decline, the corresponding reduction in the total cost of ownership associated with LED lighting will further drive adoption in an increasing range of lighting applications. A March 2010 report by Strategies Unlimited, for example, estimated that the market for packaged LEDs used in general illumination was expected to be approximately $874.0 million in 2010, growing to over $4.3 billion by 2014. For our retrofit lamps and luminaires, the cost of packaged LEDs represents on average 35% of their sales prices of our products. Therefore, the market for LED lighting products will be necessarily larger.

We are a technology integrator with intricate knowledge of each of the main component technologies used in our products. Our in-house design and development of power supplies, thermal management solutions and optical systems used in our products along with our detailed specification of the packaged LEDs we incorporate into our products, provides us with a distinctive ability to manage the interrelationships between these components and subsystems. This system-based approach, combined with our thorough understanding of the requirements of each lighting application our products are designed to address, enables us to provide a broader and more relevant range of products that we believe deliver industry-leading performance offering shorter payback periods relative to the products of our competitors. This performance advantage is measured by the combination of higher efficacy, light quality and reliability.

Our product offering has been adopted by leading retailers and OEMs of lighting products such as The Home Depot and Osram Sylvania, that sell our products on a co-branded or private label basis, as well as by large end-users to whom we sell directly and through distributors, such as Harrah’s, Hilton, Simon Property and Starbucks. Notably, we are The Home Depot’s preferred provider and product development partner for LED retrofit lamps and luminaires, which are currently sold under its EcoSmart line on a co-branded basis. In addition, we sell our luminaires for use in large-scale infrastructure projects including, among others, those in Salt Lake City, Mexico City and Washington, D.C. During the second half of 2010 alone, we sold over one million LED retrofit lamps, which we believe makes us one of the largest worldwide suppliers of LED retrofit lamps. We produced the first LED retrofit lamp to be successfully qualified for ENERGY STAR designation and, as of January 25, 2011, we designed and produced more than 75% of the 46 ENERGY STAR-qualified LED retrofit lamps. ENERGY STAR is an international standard established by the U.S. Environmental Protection Agency, or the EPA, and the DOE, that requires LED lighting products to meet stringent efficiency, quality and lifetime criteria.

As a pioneer in our industry, we have been producing and selling LED-based lighting products for nearly a decade. We assemble and manufacture our products both internally and through our contract manufacturer in Asia. Our internal manufacturing operations are currently based in our Monterrey, Mexico site, which commenced production in November 2010 and our Satellite Beach, Florida headquarters. Our revenue for the three months ended September 30, 2010 was $15.1 million, representing an increase of 96.6% over the same period in the prior year. In order to meet the recent and expected growth in demand for our products, we have increased our headcount, including contractors, to approximately 600 as of December 31, 2010 from 210 as of December 31, 2009.

Industry background

According to the Freedonia Group, an independent market research firm, the worldwide general lighting market, including sales of light fixtures and bulbs, was estimated to be in excess of $100 billion in 2009. This figure excludes the enormous cost of the energy required for lighting. The DOE estimates that lighting accounted for 25% of U.S. electricity consumption in 2009. Accordingly, adoption of energy efficient lighting is increasingly being acknowledged as a critical means to reduce energy consumption from an environmental perspective and to mitigate the need for investments in new electrical generation capacity.

LEDs, which are solid state semiconductor devices that emit light when electric current is passed through them, are the most promising technology for reducing energy consumption by lighting according to the DOE. Since the development of high brightness LEDs in the 1990s, LED technology has continued to advance rapidly. Currently available cool white LED lighting products boast an efficacy of as much as 92 lm/W and last as long as 50,000 hours while currently available warm white LED lighting products have an efficacy of as much as 66 lm/W which, as shown below, already compares very favorably to traditional lighting technologies today. While packaged LEDs have efficacies in excess of 200 lm/W, they experience lumen loss when integrated with other components and subsystems in a finished lighting product. As LED lighting technology continues to improve, its efficiency advantage will further increase. For example, a March 2010 study from the DOE projects that cool white LED luminaire efficacies will reach 121 lm/W in 2012 and 219 lm/W by 2020. A significant portion of this improvement will be due to efficiencies gained in the areas core to our expertise rather than at the packaged LED level where most of the attention is currently focused.

	Percentage of Annual U.S. Lighting Demand		Primary Traditional Lighting Technologies	Representative Efficacy (lm/W) (1)	Estimated Lifetime (Hours) (1)
Lighting Sector	Lumen hours (1)	Watt hours (2)
Commercial (retail stores, hospitality, offices)	59%	51%	Incandescent Fluorescent (in various forms) Compact fluorescent, or CFLs	14 60-84 55	2,500 12,800-20,000 10,000
Industrial (warehouses, manufacturing facilities)	20%	14%	Fluorescent (in various forms) High intensity discharge, or HID (as listed under “Outdoor”)	60-84 43-113	12,800-20,000 18,000-24,000
Outdoor (street lighting, parking garages, other large area lighting)	11%	8%	Mercury vapor Metal halide High pressure sodium Low pressure sodium	43 80 100 113	24,000 20,000 20,000 18,000
Residential (home applications)	10%	27%	Incandescent Halogen CFLs	13 16 55	1,200 3,000 10,000
(1)	Per Navigant Consulting report entitled Energy Savings Potential of Solid-State Lighting in General Illumination Applications 2010 to 2030 (February 2010) prepared for the DOE. Percentage of overall U.S. lighting market as measured in lumen hours of lighting demand as estimated for 2010.
(2)	For 2001 as per DOE report entitled Solid-State Lighting Research and Development: Multi-Year Program Plan (March 2010).

In addition to greater efficacy and dramatically longer lifetime, LED lighting products also enjoy other important benefits relative to traditional sources of lighting, including:

•

superior control as a result of being based upon a solid state digital technology that can be dynamically and, in response to external factors, automatically adjusted, allowing greater design flexibility in color changing, dimming and light distribution as well as the opportunity for even greater energy efficiency and novel functionality;

•	an ability to generate light at full intensity almost instantly upon demand, in contrast to fluorescent and HID that can take several minutes to reach full intensity;

•	smaller size as a result of being powered by LEDs that are usually less than one square millimeter in surface area, which enables new applications and differentiated end-product form factors;

•

greater directionality, or better ability to focus light where needed, which reduces light pollution and enables the use of fewer lumens of light for a given application, with an accompanying reduction in energy use;

•	an absence of hazardous materials such as mercury and lead that are used in other energy efficient lighting technologies, most notably fluorescents, including CFLs; and

•	lower heat radiation, which further mitigates energy costs through reduced need for cooling and expands the lighting applications in which LEDs can practically be used.

LEDs have a demonstrated history of rapid adoption in various applications when their total cost of ownership, including both purchase price and ongoing energy and maintenance costs, declines to a point that warrants their use. Reductions in total cost of ownership, which are primarily driven by increased product efficacy and lower purchase prices, improve users’ return on investment in LED technology and shorten the payback period for LEDs relative to other lighting technologies. The exact payback period required to drive LED lighting adoption varies by application and end-user and is influenced by the perceived value of other benefits of LED lighting for a given application as well as individual end-user willingness to invest in the higher upfront cost of LED lighting. We expect that as payback periods further shorten, LED adoption will accelerate across a growing range of applications.

We believe there is a tremendous market opportunity for providers of LED general illumination products as LEDs continue to penetrate the broader lighting industry. The following trends, in addition to improving product efficacy and declining purchase prices, will play key roles in this industry transition:

•	continuing improvements in LED technology that will further increase light quality;

•	increasing focus on energy efficiency among individuals as well as public and private entities;

•	greater demand for lighting solutions with design differentiation and enhanced functionality, including digital controls;

•

growing demand for electricity that may increasingly drive utilities and governmental agencies to provide greater financial incentives for energy efficient lighting technologies including LED lighting;

•	government regulations worldwide effectively eliminating incandescent bulb sales, including in the European Union by December 31, 2012 and in the United States by December 31, 2014; and

•

government programs aimed at promoting awareness and improving quality and user experience of energy efficient products, such as ENERGY STAR, which has established energy-efficiency accreditation and labeling guidelines for qualified products.

In light of these trends, the market for LED lighting is expected to grow rapidly and capture an increasing proportion of the worldwide market for general illumination. A March 2010 report by Strategies Unlimited estimated that the market for packaged LEDs used in general illumination was expected to be approximately $874.0 million in 2010, growing to over $4.3 billion by 2014, representing a compound annual growth rate of approximately 45%. A large part of the near-term opportunity will be derived from the replacement of incandescent and fluorescent bulbs with LED retrofit lamps. A DOE study estimated that in 2001 there were approximately seven billion incandescent and fluorescent lamps or bulbs in the United States alone. Given the resulting magnitude of this potential opportunity for LED retrofit lamps, Strategies Unlimited projects the market for packaged LEDs used in retrofit lamps to grow from $168.0 million in 2010 to $2.6 billion by 2014, representing a compound annual growth rate of approximately 104%. Given that packaged LEDs are a small percentage of final product prices, the market for LED lighting products will be necessarily larger.

Our competitive strengths

We are a leading provider of LED retrofit lamps and luminaires for the general illumination market and believe the following competitive strengths have enabled us to achieve this position:

In-depth understanding of the lighting markets we serve. Bringing leading lighting products to market requires a deep understanding of how multiple components and subsystems function when integrated into an LED lighting product under actual operating conditions. Equally important is the knowledge of what attributes end-users truly value for each application including potential tradeoffs between efficacy, lumen output, light color and quality, light distribution, control features (such as dimmability) and form factor. The ability to bring these knowledge sets together requires extensive experience in the lighting industry. As key members of our management, sales and product development teams have spent the vast majority of their careers at traditional lighting companies, we believe we have the expertise to develop market leading products that address the specific needs of each application we target. We also dedicate significant resources, from product development through installation and after-market support, collaborating with our customers to ensure we meet their unique needs.

Extensive proprietary technology and know-how. We are a technology integrator with expertise in each of the key technologies used in our products. This expertise is complemented by a portfolio of 121 issued and pending U.S. patents that have been developed over the course of nearly a decade of operations. Key areas of our focus include:

•

Power supplies and controls. We design, develop and manufacture most of the power supplies used in our products taking into consideration the exact specifications of the packaged LEDs and other components and subsystems being integrated as well as the intended application of the product. This enables us to optimize the performance of these other components and subsystems as well as improve characteristics of the power supply itself. It also allows us to introduce novel functionality though the integration of communications and control capabilities.

•

Thermal management solutions. We utilize proprietary design tools that employ highly accurate predictive modeling for the rapid design and development of efficient heat transfer solutions that are tailored to individual products and applications. This enables us to provide products that maintain their performance over time and are aesthetically pleasing.

•

Optical systems. We design and develop our own optical systems using advanced material science to improve product efficacy and optimize the intensity, direction, spectrum and spread of the light generated by our products for their intended applications.

•

LED technology. Our understanding of LED technology is critical for us to specify key attributes of the packaged LEDs we purchase from our suppliers. These specifications consider both the intended application of the product into which the LEDs are incorporated as well as the other components and subsystems with which they are integrated and by which they and the light they produce are impacted. For example, each packaged LED has a unique power input level that maximizes its efficacy, heat gradient that impacts its performance over time and light distribution and spectrum characteristics that must be shaped, altered and tuned by the phosphor and optical systems used.

Comprehensive system-based approach. We are focused on the profound impact the interrelationships between key components and subsystems used in our retrofit lamps and luminaires have on product performance. Accordingly, we retain significant in-house capabilities for critical components and subsystems that provide us with what we believe is an important ability to finely tune them to improve their interoperability. For example, our power supplies, thermal management solutions and optical systems are designed and developed in-house and the packaged LEDs we incorporate into our products are supplied to us according to our detailed specifications. Our approach is in marked contrast to lighting competitors that purchase generic components and subsystems or subassemblies with multiple components and subsystems integrated with each other, which are not optimized for further integration into a final product or to meet the needs of specific lighting applications. The high level of collaboration between our research and development resources resulting from their co-location and compressed management hierarchy also distinguishes us from those large competitors that, to the extent they have component capabilities, they often reside in discrete, often geographically dispersed, departments. In addition to helping us improve the performance of our products, our approach also helps reduce the number of parts used in our products which, in turn, lowers materials costs, simplifies the manufacturing process and reduces potential points of failure. For example, our 60 watt-equivalent A19 retrofit lamp incorporates 80 parts while the leading competitor’s product incorporates 151 parts.

Broad product portfolio sustained by rapid speed to market. We believe we are a leading provider of LED products for general illumination, not only in terms of overall product performance but also as measured by the breadth of our product portfolio and the speed of our new product introductions. Our products are developed using a modular approach that enables us to design and develop optimized components and subsystems that we use in multiple products while maintaining the flexibility to modify key attributes of these components and subsystems for the specific needs of individual applications. We believe this approach allows us to cost-effectively design and commercialize a broader range of retrofit lamps and luminaires at a faster rate than many of our competitors, as evidenced by our introduction of approximately 50 new products in 2010. This modular approach also results in an expedited approbation process with certifying agencies such as Underwriters Laboratories (UL), further reducing time to market. In addition, our related ability to rapidly design key components and subsystems around newly introduced packaged LEDs is a key contributor to our speed to market with performance leading products. Given the rapid pace of LED technology improvement and the resulting onset of LED adoption across an increasing range of lighting applications and inherent short product cycles, speed to market is a critical competitive advantage.

Broad market reach through established channels. We have successfully implemented a multi-faceted channel strategy, which utilizes co-branded and private label programs, our direct sales force, distributors and independent sales agents to address distinct market opportunities. Our retrofit lamp business benefits from a range of key retailer and lighting OEM relationships, including with The Home Depot, the largest worldwide seller of light bulbs, for whom we serve as preferred provider and product development partner for LED retrofit lamps and luminaires on a co-branded basis, as well as our private label programs with Osram Sylvania and others, which provide us with access to a range of other large retailers and end-users. These relationships also provide us with the requisite scale to drive cost reductions across our product portfolio. Our direct sales force includes professionals with senior-level experience at diversified lighting companies including Acuity Brands, Inc., or Acuity Brands, Cooper Industries plc and Philips. This team is focused on sales of retrofit lamps and luminaires to key accounts for potential LED conversion in each of our target markets and has had success with accounts such as Harrah’s, Hilton, Simon Property and Starbucks. We believe we are different from: (i) other companies exclusively focused on LED lighting on the basis of the extensive general illumination sales expertise and existing relationships of our sales force and (ii) larger diversified lighting companies on the basis of our absence of conflict from legacy lighting businesses. We also avail ourselves of an extensive network of experienced independent sales agents and distributors that cost effectively expand our geographic coverage and offer high levels of support for large projects in the public infrastructure and commercial and industrial end markets.

Flexible approach to component sourcing. The flexibility of our product designs and our ability to facilitate rapid design adjustments limit our dependence on any single technology or vendor in our supply chain. This latitude in our component sourcing, particularly for packaged LEDs, enables us to mitigate supply risk through a multi-sourcing strategy despite the aggressive expansion of our operations, and provides us with pricing leverage that is further enhanced by our position as one of the largest purchasers of lighting-class packaged LEDs. It also helps insulate us from potential technology changes that represent significant risks to less adaptable competitors, such as vertically integrated LED lighting companies and competitors that are reliant on a narrower range of packaged LEDs or those who purchase partially integrated components or subsystems. Nevertheless, we have cultivated preferred supplier relationships pursuant to which the packaged LEDs we purchase can be accurately tailored to our specifications with relatively short lead times.

Experienced personnel with proven ability to drive our strategies. Our long-standing focus on research and commercialization of LED lighting has been a guiding force in building our roster of talent. As a result, our senior management team consists of long-tenured lighting industry professionals as well as LED technology veterans and includes the innovators that formulated the key strategies that guide our current business approach and practices. Other key members of our team also have experience that is highly relevant to the unique dynamics of our industry as well as to our strategies. Our research and development team, for example, includes approximately 50 research scientists and engineers with Ph.D.s or Masters degrees in disciplines including power electronics, lighting, thermal and mechanical engineering, materials science and cellular and molecular biology. Together, they combine a thorough understanding of the sciences required to develop LED lighting products with significant lighting application experience. Our location on Florida’s “Space Coast” provides us with a deep pool of technical talent resulting from the nearby facilities of NASA, the U.S. Air Force, GE Aerospace, Lockheed Martin Corporation, The Boeing Company and other high-tech businesses. Similarly, our sales and marketing force consists of approximately 40 lighting professionals, many of whom have prior experience in our markets and channels at traditional lighting companies.

Our strategies

Our objective is to leverage our leadership position in LED lighting products to become the leader in the overall lighting industry as LED adoption accelerates through the following strategies:

Improve our products while lowering their cost to sustain our market position. We expect each successive generation of our products to demonstrate enhanced performance and cost less than our existing products as measured by lumens per watt per purchase dollar. In addition to accelerating the adoption of LED lighting by improving returns on investment in LED lighting and driving down payback periods, this will help us sustain our current leadership position. We intend to accomplish this by accumulating improvements across all of our component and subsystem technologies and by availing ourselves of further efficiencies by way of their interoperation. These improvements will include innovations relating to new materials, designs and methods, which we believe will provide revolutionary, rather than evolutionary, gains in product performance and manufacturing cost. In addition, we will continue to rapidly optimize our technologies for the most recently introduced and typically higher efficacy packaged LEDs to which we often have early access. We also intend to employ our intellectual property portfolio along with our application-specific lighting expertise in the development of lighting concepts that incorporate the intelligent control enabled by solid state lighting technology to offer further reductions in cost of ownership and novel functionality to our customers.

Drive improvements in our manufacturing and supply chain operations. We are in the process of increasing production at our manufacturing site in Monterrey, Mexico, which opened in November 2010, as well as at our contract manufacturing partner in Asia. Our capacity migration and expansion plans are meant to ensure that we have adequate capacity to meet anticipated future demand for our products as well as to capture efficiencies that we expect will allow us to materially improve our profitability. Our most important cost reduction initiative is the transfer of high-volume manufacturing from our Satellite Beach, Florida facility to the lower cost sites in Mexico and Asia. We expect to manufacture an increasing percentage of our product volume in Asia and Mexico. We will continue to utilize our manufacturing operations in Satellite Beach to support our product development team’s efforts to launch new products until they reach full scale commercial volumes and to identify process improvements that drive cost reductions across the entire supply chain. In addition, we are increasingly sourcing critical components and subsystems from suppliers closer to our points of manufacture, working with our customers to develop more robust demand forecasts and implementing new information technology systems to reduce lead times, expediting costs for inbound supplies and other operational inefficiencies.

Expand our market coverage. We will continue to invest in our sales channels to market in order to drive further adoption of LED general illumination as well as to improve our share of the market. In pursuit of this strategy, we are enlarging our direct sales force by adding experienced lighting professionals to increase the depth of our activity with key accounts in each of our target markets as well as to expand the number of accounts and markets on which we are focused. In particular, we expect new hires to provide us with the capacity to more fully penetrate existing customers for whom our projects to date may represent a small portion of their overall opportunity. We also continue to enlarge the professional sales team that manages our growing roster of independent sales agents and distributors for the infrastructure and commercial and industrial markets in order to provide these partners with better sales support. Additionally, we are focused on expanding our efforts in Europe and Asia as we introduce new products designed specifically for the requirements of those regions. We also intend to protect and expand our market coverage by taking a leadership role in the establishment of rebate programs applicable to LED lighting. While we do not believe rebates are necessary for the eventual expected large scale shift to LED lighting, any external financial support has the potential to meaningfully accelerate this transition. Accordingly, we have recently hired dedicated professionals to proactively engage with the constituents relevant to the establishment of rebate policy in order to guide policy implementation and to have our products included in rebate plans.

Expand our product offering to target further conventional lighting applications. We will significantly increase the range of applications that we target as the value proposition of LED lighting continues to improve. We follow a disciplined approach to the expansion of our business given the significant cost of developing customized solutions for particular applications and the need for a sufficiently large market opportunity to justify such investment. Further, our reputation and long-term success are dependent on providing high quality products that are well-suited to address the application-specific needs of our customers. Accordingly, we prioritize those applications for which we believe there are clear and compelling reasons from a return on investment and total cost of ownership perspective for a potential customer to adopt LED lighting. For example, we have not yet marketed a linear fluorescent replacement product for office applications because the overall economics are not yet sufficiently compelling for LED replacement despite our belief that we can provide a solution with an incrementally lower total cost of ownership than existing LED products for this application. We review our product development roadmap on an ongoing basis in light of a number of constantly changing factors, including improvements in our technology and that of our packaged LED and other suppliers as well as reductions in our product costs.

Extend our technology to non-traditional markets. We plan to develop products for novel applications beyond traditional lighting that can benefit from the unique properties of LED lighting. We believe these potential non-traditional markets help drive our culture of innovation as well as our understanding of LED technology. Many of these applications center around the precise wavelength control afforded by LEDs in concert with the importance of light as an environmental factor and energy input into the metabolism of microbes, plants and animals. Although these applications are not expected to meaningfully contribute to our revenue in the near future, they nevertheless may represent material market opportunities in addition to their promising social benefits. We intend to collaborate with our existing research partners in pursuit of these opportunities, including NASA, Jefferson Medical College, Bayer AG, or The Bayer Group, the University of Florida and OakRidge National Laboratory.

Our products

We have developed an extensive product portfolio in three distinct product families (lamps; infrastructure luminaires; and commercial, architectural and residential luminaires), and also provide custom lighting solutions. We believe our products in each of our three families offer the best combination of lumen output, efficacy, cost per lumen and payback period. We intend to introduce a number of new products within each of our product families during 2011.

Lamps. We offer a broad range of LED retrofit lamps that are designed to fit into existing light fixtures and sockets. We believe these LED retrofit lamps are economically compelling replacements for traditional reflector and globe incandescent and incandescent halogen lamps. Our range of dimmable LED retrofit lamps exhibit consistent color and deliver excellent light distribution and brightness in commercial and residential lighting applications. Our line of retrofit lamps include DEFINITY branded retrofit lamps which we sell directly to our customers and through distributors under the Lighting Science branded name as well as co-branded and private label retrofit lamps.

Above is a sampling of our retrofit lamps. Many of these lamp types are available in multiple beam spread and color temperatures to address specific lighting needs.

Infrastructure luminaires. We offer LED luminaires that combine energy efficiency, long life and excellent light distribution, which makes them ideal for street lighting as well as for use in parking garages, outdoor areas, warehouses and manufacturing areas. Our infrastructure luminaire product range includes: (i) the PROLIFIC Series Roadway Luminaire; (ii) the Pyramid Low Bay, Flat Low Bay and BAYLUME luminaires for use in parking garages; and (iii) the ShoeBox and WallPack LED luminaires for use in area and pathway and security lighting, respectively.

Above is a sampling of our infrastructure luminaire products.

Commercial, architectural and residential luminaires. We offer LED luminaires for the commercial, architectural and residential markets. Our SYMETRIE line of LED luminaires is designed for retail display applications and is available in various profiles and lengths and in color temperatures ranging from cool to warm. This line offers excellent color control to highlight the appearance of high value or perishable products without generating excessive heat and UV light that may damage these products as often happens with conventional lighting. We also offer LED-based spot, accent, recessed, pendant and track lighting, which offer uniform illumination and a more energy efficient alternative to incandescent halogen lighting to commercial customers. We are also in the process of launching a line of residential luminaires that will give consumers the opportunity to bring attractive and energy efficient LED lighting to their homes via purpose-built fixtures. Our architectural lighting products help architects, lighting designers and builders enhance building structures with light, color, movement and video in both interior and exterior applications. Many of these architectural lighting products are offered through our custom lighting solutions group.

Above is a sampling of our commercial, architectural and residential luminaire products.

Custom lighting solutions. In addition to our three product families, we also offer custom LED lighting solutions that combine project management, system integration and advanced control systems and software to create desired lighting effects for architects, lighting designers and research projects. Solutions developed as part of these projects provide new insights into uses of light and the basis for new lighting fixtures for mainstream applications, in addition to generating revenues and brand awareness. Our custom projects cover a wide range of specialized applications, from the New York City Times Square New Year’s Eve Ball to energy efficient lighting for the International Space Station.

Our target markets and customers

We target applications across several markets in which the return on investment, total cost of ownership and other benefits of LED lighting currently present clear and compelling reasons for its use. In many instances the products we offer to our customers have less than a two year payback depending on the cost of electricity, the efficiency and useful life of the replaced lamps or luminaires, and other factors including customer-specific characteristics such as daily duration of lighting use and ease or cost of incumbent lighting technology replacement. The exact payback period required to drive LED lighting adoption varies by application and end-user and is influenced by the perceived value of other benefits of LED lighting for a given application as well as individual end-user willingness to invest in the higher upfront cost of LED lighting. We expect that as payback periods further shorten, LED adoption will accelerate across a growing range of applications and we expect to broaden our target applications and roster of customers accordingly.

We primarily target our product families to the following major markets:

Government-owned and private infrastructure. Public and private infrastructure includes outdoor facilities and spaces that are managed by government and private entities. Primary applications in this market include lighting for streets and highways, parking lots, airports, ports, rail infrastructure, utility infrastructure and other large outdoor areas. Street and highway lighting represents the largest segment within the infrastructure market with the number of street and area lights in the United States alone estimated at over 100 million fixtures. Although LED lighting currently represents only a small part of this market, we expect it to increase significantly due to increasing customer awareness of the benefits of LED technology and the improving performance and declining cost of LED lighting products. Our customers within this market include American Airlines, Salt Lake City, Mexico City and Washington, D.C.

Schools and universities. Campuses for primary, secondary and higher education represent a significant market opportunity for our energy-efficient LED lighting products. Principal applications in this market include lighting for parking lots, large outdoor areas and streets as well as exterior lighting for buildings and indoor retrofit lamps. The significant electricity cost savings, low required maintenance and long life of our retrofit lamps and luminaires create a compelling economic equation for certain schools and colleges. A substantial movement currently exists across colleges and universities to reduce energy use and improve sustainability and switching to LED lighting is, we believe, one of the most practical, rapidly adoptable, highest-return and high profile actions campus administrators can take towards fulfilling this mandate. Our customers within this market include Dallas County Schools, Arizona State University—Tempe and Tufts University.

Retail and hospitality. The market for lighting in the retail and hospitality environment is both large and varied and includes products for malls, retail stores, hotels and resorts, cruise ships and restaurants. Our retrofit lamp and luminaire offerings for this market focus on task lighting, down lighting, bay lighting, cove lighting, accent lighting, track lighting and spot lighting as well as retail display lighting. Several major retailers have replaced their existing lighting with our LED retrofit lamps and luminaires, including Starbucks, Cartier and kiosks within shopping malls managed by Simon Property.

Residential and office. We offer a line of retrofit lamps and luminaires targeted to compete with traditional incandescent and incandescent halogen lamps and luminaires for commercial and residential lighting applications. Our retrofit lamps and luminaires are currently sold to leading OEMs that resell them under their own brands both directly to end-users and into retail channels such as home centers. We also sell our retrofit lamps and luminaires to The Home Depot, which offers them to end-users under the EcoSmart brand. In addition, our retrofit lamps and luminaires are sold under the Lighting Science brand name through distributors and directly to large customers.

Sales channels

We employ a multi-faceted channel strategy, which utilizes co-branded and private label programs, our direct sales force, distributors and independent sales agents to address distinct market opportunities. Our organization of 38 sales professionals is divided into account-focused and project-focused activities, each of which is supported by our rebates team.

Our account-focused activities are conducted by strategic account and national account teams. Strategic account management focuses on business alliances such as those with The Home Depot and branded lighting OEMs that help us access residential and commercial customers. For example, our products are carried in nearly 2,000 of The Home Depot’s stores located throughout the United States. In addition to initiating new relationships, our strategic account teams also actively manage these accounts by providing quality service, expertise and support in order to expand account revenue. As of January 19, 2011, we had six professionals focused on strategic account management, and we plan to increase this staff during 2011.

National account management focuses on potential high value customers. This team targets the largest national accounts within the markets for which our products’ value proposition is currently the most compelling, including retail, hospitality, schools and universities, large real estate management, and ESCO, or energy service company customers. As of January 19, 2011, we had six professionals focused on national account management, and we plan to increase this team during 2011.

Our project-focused activities involve supporting our network of independent sales agents and distributors that pursue lighting projects in the commercial, industrial and public infrastructure markets on a regional basis. Our project-focused sales team develops and manages our network of channel partners and works with these partners to submit competitive bids on projects and oversee the delivery and after-market support related to such projects. As of January 19, 2011, we had six professionals focused on these projects, and we plan to increase this staff during 2011.

Our sales activities are also supported by nine customer advocates who manage customer relationships, coordinate product delivery and also provide after-market services. We also maintain a network of contractors that we qualify for product installation and service within the United States. In addition, our sales and marketing team includes two professionals that are dedicated to managing and monitoring rebate policies with third party constituents.

We believe our products are globally competitive; however, our sales and marketing efforts to date have been primarily focused in North America. We are seeking to expand our international sales team to service Europe and Asia and intend to pursue a multi-tiered strategy to address these markets as we introduce new products designed specifically for them. Our international strategy includes selling through distributors under the Lighting Science brand name on a geographically exclusive basis, partnering with OEMs, employing a direct sales force in targeted regions and licensing our final assembly to local partners so they can fulfill regional demand in accordance with local content requirements. As of January 19, 2011, we employed seven sales professionals in Europe and two in Australia.

Our sales cycle varies by customer and lighting application and typically takes between one and three months for commercial customers and as long as a year or more for government infrastructure customers. Sales for large infrastructure and commercial projects usually consist of an initial presentation that may be followed by a pilot period, during which the proposed lighting solution is installed in a limited number of locations to verify its performance prior to purchase. Frequently throughout this process, our in-field technical support team collaborates with our account- and project-focused sales representatives and our product development staff to tailor our products on an iterative basis to the specifications and attributes required by our customers. Sales through our retail and OEM channels are more consistent than our project-based sales and are forecasted on a regular basis by our customers. We generally provide a five-year warranty on our products, which gives our customers the option to repair, replace or be reimbursed for the purchase price of the product, at the customer’s discretion.

Our technology

We have spent nearly a decade developing the technology and know-how that we believe is necessary to design the most reliable and lowest-cost LED lighting products capable of efficiently producing high quality light. This includes a deep understanding of the characteristics of each component and subsystem in a retrofit lamp or luminaire and the impact of their interaction in the context of the needs of individual lighting applications. Several of these key components and subsystems are illustrated below.

The following areas of expertise are particularly important to our business:

Power supplies and controls. Power supplies and controls convert alternating electrical current from the electrical grid to the direct and modulated current needed to power an LED retrofit lamp or luminaire and control the amount of light output. This permits the retrofit lamp or luminaire to be used with existing electrical infrastructure and enables additional functionality such as dimmability. The electronic nature of these subsystems also enables them to react to external data from environmental sensors as well as networks to which they are connected, to the extent the retrofit lamp or luminaire is part of a larger system. We design, develop and manufacture most of our own power supplies taking into consideration the exact specifications of the packaged LED and other components and subsystems being used as well as the intended application of the product into which they are integrated. This enables us to optimize the performance of these other components and subsystems as well as improve characteristics of the power supply itself to enhance energy conversion efficiency and maximize useable power output to the LED as well as to reduce power supply material usage and form factor. Our activities in this regard range from the collaborative design of components used in our power supplies, such as MOSFETs, with our suppliers of these semiconductors to the development of innovative power supply topologies. We also conduct research and development to understand and mitigate the common failure points of power supplies, with the goal of enabling them to last as long as the LEDs in our products. Our expertise in power supply and controls also allows us to, among other things, integrate new and value added capabilities into our products such as advanced dimming, intelligent controls for added functionality and engineering for extreme environments.

Thermal management solutions. Thermal management solutions help to dissipate heat generated by LEDs and other electronic components in a retrofit lamp or luminaire and range from components such as aluminum heat sinks to more elaborate subsystems. If heat is not dissipated adequately, the performance of the LED can measurably deteriorate, effectively shortening product life and impairing product quality. We utilize proprietary design tools that employ highly accurate predictive modeling for the rapid design and development of efficient heat transfer solutions that are tailored to specific products and applications. In designing these solutions we also focus on their aesthetic impact in the context of the intended product application. Furthermore, we conduct research and development relating to the optimization of thermal management solutions through the use of advanced materials and methods to reduce their cost, mass and weight, as well as to improve their ease of manufacturing and assembly. This includes the potential use of thermally conductive polymers, self-renewing processes, plasmas and passive and active material combinations.

Optical systems. An optical system determines the intensity, direction, and spread of the light generated by LEDs and may be a plastic overlay, or optic, placed above an LED or a more elaborate subsystem. We design our own optical systems using advanced material science to achieve maximum efficacy for delivered light to the intended application. We also conduct our own research and development on optimizing optical systems to gain maximum performance from the phosphors being used to prevent color shifting throughout the life of the LED. Phosphors are typically used inside LED packages to alter the color of light emitted by the LED, often to down convert blue light into white light. In addition, we have expertise in introducing new materials and additives, innovative down conversion techniques, nanoprocesses, active optics and microelectromechanical systems, or MEMS, which we believe may be key technologies for improving LED lighting product performance including by removing the phosphor from the packaged LEDs and applying it to the optics itself or by eliminating the phosphor need altogether.

LED Technology. LEDs convert electrons into photons and emit monochromatic light. Our understanding of LED technology is critical for us to specify key attributes of the packaged chips we purchase from our suppliers. These specifications consider both the intended application of the product into which the chips are incorporated as well as the other components and subsystems with which they are to be integrated with the aim to create maximum light output, optimal light spectrum, and longer product life. For example, each packaged LED has a unique power input level that maximizes its efficacy, heat gradient that impacts its performance over time and light distribution and spectrum characteristics that must be shaped, altered and tuned by the phosphor and optical systems used.

Research and development

We believe that our ongoing success depends in part on our ability to improve our current products and to develop new products for both existing and new applications. Our research and development team focuses on increasing the efficiency of all of the components and subsystems that comprise our products including power supplies, thermal management solutions and optical systems as well as on designing these components and subsystems for improved aesthetics and reduced total product cost. This goes beyond the optimization of existing technologies and includes the dedication of significant resources toward the development of new materials and methods related to these components and subsystems. We also work closely with LED manufacturers and packagers to promote and drive advances in LED package structures including the application of phosphors which are required to produce white light.

We have assembled a team of approximately 50 research scientists and engineers with Ph.D.s or Masters degrees in disciplines including power electronics, lighting, thermal and mechanical engineering, materials science and cellular and molecular biology. These professionals combine a thorough understanding of the sciences required to develop LED lighting products with significant lighting application experience. Our research and engineering personnel are co-located in our Satellite Beach, Florida headquarters alongside our manufacturing team, both of which are responsible for new product launches and manufacturing process improvements. Our compressed management hierarchy enables a high level of collaboration between these product development teams as well as our sales and marketing organization.

Our research and development expenses were $6.7 million for the nine months ended September 30, 2010. This primarily related to (i) the expansion of our product portfolio, prototype components and tooling and (ii) research into new forms and advances in power conversion, optical materials and thermal substrates and systems.

Our research and development capabilities are enhanced through collaborations with leaders in a wide range of fields, including advanced material science, semiconductor performance, medical and biological research, space exploration and military applications. These technology partners include leading research organizations in the United States, such as NASA, Jefferson Medical College, the University of Florida and OakRidge National Laboratory as well as leading technology-oriented companies such as The Bayer Group and National Semiconductor Corporation.

In part due to these partnerships, we are conducting research and development at the frontiers of LED lighting technology, creating the foundation for a range of advanced applications. Key areas of activity include:

Intelligent Controls. Because LED lighting is based on solid-state electronics, adding sensing, adaptation and communication technologies to this platform is economically and technically practical. The additional hardware required for most sensing functionality, such as for motion, temperature, sound, vibration and ambient light levels can be integrated into our products with limited incremental cost. For example, we are developing integrated “smart” fixtures that can anticipate activity based on historical patterns and sense the presence of people in a room. This has applications for both security, activating a light when movement is detected, and lighting efficiency, as lights can be shut off when not needed. We continue to research areas where intuitive, unobtrusive control of light both enhances energy efficiency and provides novel functionality. Further, LED lighting is becoming a platform with networked functionality. Our design and integration of key components, including power supplies, and our deep understanding of the lighting applications we address positions us to lead the development of intelligent controls.

Biology. Light is a critical environmental factor and an important energy input into the metabolism of microbes, plants and animals. The unprecedented control over spectrum and intensity of light conferred by LED lighting therefore provides an untapped opportunity to impact biological processes. For example, LED light may be used to accelerate the growth and development of beneficial organisms, such as plants for food, or to kill undesirable organisms, such as harmful germs and bacteria on surfaces and in water. We are researching potential methods to apply LED light to the biological sciences, for the benefit of sanitation, agricultural productivity and human health and performance.

Manufacturing and supply chain

We manufacture and assemble our LED lighting products utilizing a global supply chain with a significant in-house infrastructure. Today, we have approximately 86,000 square feet of manufacturing facilities, including 20,000 square feet at our headquarters in Satellite Beach, Florida and 66,000 square feet at our new manufacturing facility in Monterrey, Mexico. In addition, we have dedicated space at our contract manufacturing partner’s location in Asia.

While we design, develop and manufacture most of our power supplies in house, we use third party suppliers for certain labor or capital intensive components that we design and develop. This cost-effective approach outsources certain manufacturing steps that are not critical to overall product quality and do not require sharing any sensitive intellectual property with third parties. Accordingly, a large portion of our manufacturing activity involves final product assembly.

The vast majority of our manufacturing has traditionally been conducted at our Satellite Beach facility. We are in the process of transferring significant production to our manufacturing site in Monterrey, Mexico, which opened in November 2010, as well as to our contract manufacturing partner. Our capacity migration and expansion plans are meant to ensure that we have adequate capacity to meet anticipated future demand for our products as well as to capture efficiencies that we expect will allow us to materially improve our profitability. We will continue to utilize our manufacturing operations in our Satellite Beach, Florida facility to support our product team’s efforts to launch new products until they reach full scale commercial volumes and to identify process improvements that drive cost reductions across the entire supply chain.

The principal materials used in the manufacture of our products are packaged LEDs, printed circuit boards, MOSFETs, magnetics and standard electrical components such as capacitors, resistors and diodes used in our power supplies. We also source other materials that are manufactured to our precise specifications, such as aluminum heat sinks for our thermal management systems, plastic optics, as well as aluminum and plastic structural elements. We are not committed to, and do not favor, a single source for packaged LEDs and are therefore free to select LEDs based on availability, price and performance. We also favor suppliers on whom we can rely to timely provide us with packaged LEDs to our specifications. We presently use LEDs produced by Citizen Electronics, Nichia Corporation, Osram Opto Semiconductors GmbH, Philips Lumileds Lighting Company, Seoul Semiconductor, Inc. and various other vendors. We believe we have good relationships with our LED suppliers and, in general, receive a high level of cooperation and support from them. In addition, we have entered into strategic relationships with certain key LED suppliers that currently give us access to next generation LED technology at an early stage and at competitive prices. We also obtain other components, materials and subsystems from multiple suppliers in North America and Asia. We continuously monitor and evaluate alternative suppliers based on numerous attributes including quality, performance, service and price. We are in the process of expanding our supplier base to increase their proximity to our North American manufacturing sites to reduce our reliance on Asian manufacturers. We believe this will help us reduce our lead times as well as our inbound freight costs, including the need for and impact of expediting supplies. In pursuit of these goals we are also implementing new information technology systems, such as a new ERP system, and working closely with our customers to develop more robust demand forecasts to improve overall supply chain management.

We deliver products to our customers through distributors and directly through strategically located warehouses in the United States and Europe. Our warehouses located in Palm Bay, Florida and Laredo, Texas, provide us with efficient product distribution for our North American customers. Our warehouses in Breukelen, The Netherlands facilitates delivery of our products to the European markets. We work with a logistics provider, United Parcel Service, to manage our trade and logistics activities in Asia and Australia. In addition, we have the ability to ship into these markets directly from our contract manufacturer in Asia. We adapt our distribution methods to meet individual customer or country requirements for international customers. We rely on air, sea and ground freight via third party freight services for transporting components and subsystems to our manufacturing sites and final products to most of our customers and distribution facilities.

Competition

Our industry is highly competitive. We face competition from both traditional lighting technologies provided by numerous vendors as well as from LED-based lighting products provided by a growing roster of industry participants. The LED lighting industry is characterized by rapid technological change, short product lifecycles and frequent new product introductions, and a competitive pricing environment. These characteristics increase the need for continual innovation and provide entry points for new competitors as well as opportunities for rapid share shifts.

Relative to traditional lighting technologies, we primarily compete on the basis of the numerous benefits of LED lighting technology, such as greater energy efficiency, longer lifetime, improved durability, increased environmental friendliness, digital controllability, smaller size, directionality and lower heat output. As compared to other providers of LED lighting, we compete primarily on the basis of our product performance as measured by efficacy, light quality and reliability, as well as on product cost. In addition to the aforementioned factors which generally contribute to total cost of ownership and product quality, we also compete on the basis of our broad product portfolio and strong channel relationships. We believe our differentiated product design approach, proprietary technology and deep understanding of the lighting applications we address enable us to compete favorably on all of these factors.

Currently, we view our primary competition to be large, established companies in the traditional general lighting industry such as Acuity Brands, Cooper Industries, General Electric Company, Osram Sylvania, Panasonic Corporation, Philips and Zumtobel Lighting GmbH. Certain of these companies also provide, or have undertaken initiatives to develop, LED lighting products as well as other energy efficient lighting products. Additionally, we face competition from a fragmented universe of dedicated smaller niche as well as low-cost offshore providers of LED lighting products. We also anticipate that packaged LED suppliers, including some of those that currently supply us, may seek to compete with us by introducing retrofit lamps or luminaires of their own. For example, Cree, Inc., which is primarily a manufacturer of LEDs, also offers LED retrofit lamps and luminaires. Similarly, affiliates of both Osram Sylvania and Philips are among the larger packaged LED chip providers. We also expect other large technology players with LED technology that are currently focused on other end markets for LEDs, such as backlighting for LCD displays, to increasingly focus on the general illumination market as their existing markets saturate and LED use in general illumination grows. In addition, we may compete in the future with vendors of new technological solutions for energy efficient lighting.

Some of our current and future competitors are larger companies with greater resources to devote to research and development, manufacturing and marketing, as well as greater brand name recognition and channel access. Some of our more diversified customers could also compete more aggressively with us by subsidizing losses in their LED lighting businesses with profits from other lines of business. Moreover, if one or more of our competitors or suppliers were to merge with one another, the change in the competitive landscape could adversely affect our customer, channel or supplier relationships, and, as a result, our competitive position. Additionally, any loss of a key channel partner, whether to a competitor or otherwise, could severely and rapidly damage our competitive position.

Intellectual property

The creation and use of proprietary intellectual property is a key aspect of our strategy to differentiate ourselves in the marketplace. We seek to protect our proprietary technologies by obtaining patents and licenses, retaining trade secrets and defending, enforcing and utilizing our intellectual property rights, where appropriate. We believe this strategy allows us to preserve the advantages of our products and technologies, and helps us to improve the return on our investment in research and development.

As of December 31, 2010, we had filed 140 U.S. patent applications. From these applications, 85 U.S. patents had been issued and 36 were pending approval and 19 were no longer active. When we believe it is appropriate and cost effective, we make corresponding international, regional or national filings to pursue patent protection in other parts of the world. In some cases, we rely on confidentiality agreements and trade secret protections to protect our proprietary technology. In addition, we license and have cross-licensing arrangements with respect to third-party technologies that are incorporated into some elements of our design activities, products and manufacturing processes. Notably, we acquired license rights to a portfolio of patents and patent applications, as well as certain registered trademarks and service marks for discrete product offerings, from Philips in connection with a settlement that we reached with Philips in August 2009. Historically, licenses of the third-party technologies used by us have been available to us on acceptable terms.

The LED industry is characterized by the existence of a significant number of patents and other intellectual property, and by the vigorous pursuit, protection and enforcement of intellectual property rights. As is customary in the industry, many of our customer agreements require us to indemnify our customers for third-party intellectual property infringement claims. Claims of this sort could harm our relationships with our customers and might deter future customers from doing business with us. With respect to any intellectual property rights claims against us or our customers or distributors, we may be required to cease manufacture of the infringing product, pay damages, expend resources to develop non-infringing technology, seek a license or relinquish patents or other intellectual property rights. We believe our extensive intellectual property portfolio, along with our license arrangements, provide us with considerable advantage relative to new entrants to the industry and smaller LED providers in serving sophisticated customers.

Regulations, standards and conventions

Our products are generally required to meet the electrical codes of the jurisdictions in which they are sold. Meeting the typically more stringent codes established in the United States and the European Union usually allows our products to meet the codes in other geographic regions.

Many of our customers require our products to be listed by UL. UL is a United States independent, nationally recognized testing laboratory, third-party product safety testing and certification organization. UL develops standards and test procedures for products, materials, components, assemblies, tools and equipment, chiefly dealing with product safety. UL evaluates products, components, materials and systems for compliance to specific requirements, and permits acceptable products to carry a UL certification mark, as long as they remain compliant with the standards. UL offers several categories of certification. Products that are “UL Listed,” are identified by the distinctive UL mark. We have undertaken to have all of our products meet UL standards and be UL listed. There are alternatives to UL certifications but customers and end-users tend to favor UL listing. Because LED lighting products are relatively new in the market, UL’s specifications and standards for LED lighting products such as ours are not well established and the prior established specifications and standards for traditional lighting products are sometimes difficult to achieve for LED lighting devices.

Certain of our products must meet industry standards, such as those set by the Illuminating Engineering Society of North America, or IES, and government regulations for their intended application. For example, street lights must meet certain structural standards and must also deliver a certain amount of light in certain positions relative to the installed luminaire. In the United States, our WallPack luminaires must meet standards and regulations established in the Americans with Disabilities Act. We specifically develop and engineer our products to meet the standards and regulations applicable to the lighting applications they address.

Many of our customers and end-users also expect our products to meet the applicable ENERGY STAR requirements. ENERGY STAR is an international standard for energy efficient consumer products. To qualify for ENERGY STAR certification, LED lighting products must pass a variety of tests to prove that the products have certain characteristics.

Legal Proceedings

We are from time to time subject to claims and litigation arising in the ordinary course of business. These claims may include assertions that our products infringe existing patents and claims that the use of our products has caused personal injuries. We intend to defend vigorously any such litigation that may arise under all defenses that would be available to us. At this time, there are no proceedings of which management is aware that is expected to have a material adverse effect on our financial position or results of operations.

Employees

As of December 31, 2010, we had 152 employees in the United States and 91 employees outside the United States, primarily in Mexico and The Netherlands. We also utilized 357 contractors as of December 31, 2010, all of which were in the United States. We are not currently subject to any collective bargaining agreements, and we believe that our relationship with our employees is good.

Management

Below is a list of the names and ages as of January 31, 2011 of our directors and executive officers and a brief account of the experience of each of them.

Name	Age	Position
Richard Weinberg	51	Interim Chief Executive Officer and Chairman of the Board of Directors
John Stanley	43	Chief Operating Officer
Gregory Kaiser	39	Chief Financial Officer
Frederic Maxik	50	Chief Technology Officer
Charles Darnell	73	Vice Chairman of the Board of Directors
Donald Harkleroad	67	Vice Chairman of the Board of Directors
Robert Bachman	69	Director
David Bell	67	Director
Michael Kempner	53	Director
T. Michael Moseley	61	Director
Leon Wagner	57	Director

Executive officers

Richard Weinberg was appointed to serve as Interim Chief Executive Officer and Chairman of our board of directors in January 2011 and has served as a director since October 2007. Mr. Weinberg joined Pegasus Capital as an operating partner in 2005 and became Co-Managing Director in 2010. Pegasus Capital is an affiliate of our largest stockholders that collectively beneficially owned 88.8% of our common stock as of February 8, 2011. Mr. Weinberg has over 27 years of business development and complex financial and legal restructuring experience. From 2000 to 2005, Mr. Weinberg served as CEO of G-I Holdings (f/k/a GAF Corporation), leading that entity’s bankruptcy restructuring efforts, and from 1993 to 2005, he served as General Counsel and a senior executive of GAF Materials Corporation and International Specialty Chemicals, Inc., building products and specialty chemicals companies, respectively.

We believe Mr. Weinberg is qualified to serve on our board of directors because he brings a significant amount of business experience to the board through previously serving as an executive officer and director of other companies. In addition, Mr. Weinberg has extensive business development and complex financial and legal restructuring experience.

John Stanley has served as our Chief Operating Officer since June 1, 2010. Mr. Stanley previously served as Senior Vice President of Global Supply Chain from April 2010 to June 2010. He has more than 10 years of production and logistics experience managing manufacturing operations in various industries including automotive, electronics, furniture and metals. Mr. Stanley received his bachelor’s degree in engineering from Clarkson University and his M.B.A. from the University of Michigan. From 2009 to 2010, Mr. Stanley served as Vice President of Operations for Shapes, LLC, one of North America’s largest aluminum extrusion operations. From 2008 to 2009, he was Senior Vice President of Operations for Rowe Fine Furniture, Inc., a Virginia-based custom furniture company. Prior to that, from 2006 to 2007, Mr. Stanley served as Vice President of Operations and Supply Chain for Acuity Brands, an electronics and lighting manufacturing company. From 1989 to 2006, Mr. Stanley held numerous plant and site manager positions with Delphi, a leading global supplier of automotive components.

Gregory Kaiser has served as our Chief Financial Officer since July 28, 2010. Prior to joining us, Mr. Kaiser held senior accounting positions with both publicly-traded and privately-held companies. Since 2009, Mr. Kaiser served as Co-founder and Chief Financial Officer for Mycontent.com, LLC, a start-up social networking website. Prior to joining Mycontent.com, from 2003 until 2009, Mr. Kaiser held numerous positions, including Vice President and Chief Financial Officer of an internal division, with HD Supply, Inc., a wholesale distributor serving professional customers in the infrastructure and energy, maintenance and improvement and specialty construction markets. Prior to joining HD Supply, Inc., Mr. Kaiser served as Assistant Corporate Controller for Hughes Supply, Inc., a former public company listed on the New York Stock Exchange. From 2001 until 2003, Mr. Kaiser served as Division Controller for Equitable Resources, Inc., a public company traded on the New York Stock Exchange. From 1996 – 2001, Mr. Kaiser served with the Internal Audit division of Pitt-Des Moines, Inc., and from 1994 – 1996, Mr. Kaiser served as an accountant for Deloitte & Touche LLP. Mr. Kaiser is a Certified Public Accountant and received a bachelor’s degree from West Virginia University in Business Administration/Accounting.

Fredric Maxik has served as our Chief Technology Officer since January 2010 and from June 2004 to October 2007. Prior to serving in this capacity, Mr. Maxik served as our Chief Scientific Officer from October 2007 to January 2010. He also served as a director from August 2004 to October 2007. After graduating from Bard College with a bachelor’s degree in physics and philosophy, Mr. Maxik began his career with Sansui Electric Co., Ltd., in 1983 in Tokyo, Japan where he became vice president of product development. In 1990, he was recruited to the position of vice president of product development for Onkyo Corporation in Osaka, Japan. In 1993, Mr. Maxik formed a product development consulting firm. In 2002, he formed an environmental products company, which developed the intellectual property that eventually became the principal asset of Lighting Science, Inc. that was acquired by us in June 2004. Mr. Maxik has 38 U.S. patents in the field of solid state lighting. Mr. Maxik is an operating advisor for Pegasus Capital, an affiliate of our largest stockholders that collectively beneficially owned 88.8% of our common stock as of February 8, 2011.

Directors

Charles Darnell was appointed to our board of directors in October 2010 and was appointed to serve as Vice Chairman of the board of directors on December 21, 2010. For 43 years, from March 1963 until retirement in August 2005, Mr. Darnell was with Lithonia Lighting, later named Acuity Brands, where he started as CIO before later becoming Vice Chairman. Since retiring from Acuity Brands, Mr. Darnell has consulted with several companies specializing in technology such as lighting, wireless networks and electronic medical and metering equipment. He and his family also own several small companies engaged in servicing the interior designer market, including International Arts Group, Lighting Effects, Wingz Marketing, Trimarc Installation, LLC and iDesign.

We believe Mr. Darnell is qualified to serve on our board of directors because he has considerable experience relating to lighting industry operations and thus, provides a critical business perspective to our board of directors.

Donald Harkleroad has served as a director for us since 2003 and was appointed to serve as Vice Chairman of the board of directors on December 21, 2010. He is President of The Bristol Company, an Atlanta-based private holding company with interests in the food service, technology services, real estate and merchant banking industries. From 2003 until 2001, Mr. Harkleroad served as a director for Easylink Services International Corp., a global provider of on-demand electronic messaging and transaction services. Until its sale in 2006, he was also a founding director of Summit Bank Corporation, a commercial bank with offices in Georgia, Texas and California.

We believe Mr. Harkleroad is qualified to serve on our board of directors because he brings significant operating, finance, legal and business knowledge through having participated in various management roles at a number of public and private companies and having practiced corporate and securities law for over 30 years. In addition, Mr. Harkleroad brings an ability to identify and implement strategic growth opportunities that help to provide guidance as the company identifies new ways to compete.

Robert Bachman has served as a director for us since 2003. He is the majority partner in USGT Investors, L.P., or USGT, an investment company based in Dallas, Texas. USGT primarily takes a minority investment position in companies that are controlled by large institutional investors. Mr. Bachman actively manages USGT’s investment portfolio, which currently includes Lighting Science Group, in addition to a shale oil exploration and production company with a large acreage position in Montana, a fusion energy company based in California and a Swiss company with interests in European steel companies. Previously, Mr. Bachman served as Vice President – Finance with a German-owned company that invested in commercial real estate in North America, and subsequently was Executive Vice President and General Manager of an oil and gas investment company affiliate of the German-owned company. He began his business career with Anheuser Busch in St. Louis, Missouri and has an M.B.A. from Columbia University. Mr. Bachman was also an officer in the U.S. Navy.

We believe Mr. Bachman is qualified to serve on our board of directors because he brings a broad base of financial and investment knowledge from a variety of industries to our board of directors.

David Bell was appointed a member of our board of directors in October 2007. Since March 16, 2006, he has served as Chairman Emeritus of The Interpublic Group of Companies, or Interpublic, a provider of advertising, specialized marketing and communication services. Previously, he served as Interpublic’s Co-Chairman from January 2005 until March 15, 2006, Chairman and Chief Executive Officer from February 2003 to January 2005 and Vice Chairman from June 2001 to February 2003. From March 1999 to 2001, Mr. Bell served as Chairman and Chief Executive Officer of True North Communications, Inc., a provider of advertising and marketing services. From 1992 to March 1999, he served as Chairman and Chief Executive Officer of Bozell Worldwide. Mr. Bell serves on the Board of Directors of Warnaco Group Inc. and Primedia, Inc. and is currently Chairman of PRO-AD PAC (the advertising industry’s political action committee) and is the former Chairman of the Board of Directors of The National Forest Foundation and Co-Chairman of the Advertising Council Advisory Group. Mr. Bell is also a member of the Advertising Hall of Fame and is an operating advisor of Pegasus Capital. Pegasus Capital is an affiliate of our largest stockholders that collectively beneficially owned 88.8% of our common stock as of February 8, 2011.

We believe Mr. Bell is qualified to serve on our board of directors because he is a recognized marketing expert and brings significant financial and business knowledge and executive leadership experience to the board of directors from his service as an executive officer and director of Interpublic and other publicly traded companies.

Michael Kempner was appointed a member of our board of directors in March 2010. He is the founder, president and chief executive officer of MWW Group, Inc. Mr. Kempner is an authority on investor relations, public affairs, business-to-business and consumer marketing and corporate social responsibility, and Mr. Kempner has successfully guided corporate communications programs for numerous companies. Mr. Kempner is also an operating advisor of Pegasus Capital, which is an affiliate of our largest stockholders that collectively beneficially owned 88.8% of our common stock as of February 8, 2011.

We believe Mr. Kempner is qualified to serve on our board of directors because he brings significant financial and business knowledge and executive leadership experience to the board through serving as an executive officer and director of MWW Group. In addition, Mr. Kempner has valuable marketing, public affairs and corporate communications experience.

T. Michael Moseley was appointed a member of our board of directors in March 2010. He is a retired United States Air Force four-star general. Mr. Moseley is a fighter pilot with more than 2,800 flight hours, many in the F-15 Eagle. Mr. Moseley’s final Air Force assignment was Chief of Staff of the Air Force. He retired from the Air Force in August 2008. Mr. Moseley is an operating advisor for Pegasus Capital, an affiliate of our largest stockholders that collectively beneficially owned 88.8% of our common stock as of February 8, 2011.

We believe Mr. Moseley is qualified to serve on our board of directors because he brings perspective to the board as a private investor as well as a significant amount of leadership experience through previously serving as Chief of Staff of the Air Force.

Leon Wagner was appointed to serve on our board of directors on January 3, 2011. Mr. Wagner was a founding partner and chairman of GoldenTree Asset Management, an alternative asset management firm specializing in leveraged loans, high yield bonds, distressed assets and equities in hedge, long only and structured funds. At the time of his retirement, GoldenTree managed in excess of $12 billion in capital. Prior to founding GoldenTree, Mr. Wagner was the co-head of the high yield sales and trading department at CIBC World Markets. He joined CIBC in 1995 when it acquired The Argosy Group, LP. Mr. Wagner directed public and private placement marketing and structuring for high yield issuance at both institutions. Mr. Wagner is also a distinguished philanthropist and the 2003 recipient of the Gustave L. Levy Award, presented by the UJA-Federation of New York, in recognition of service to the community. Mr. Wagner received his M.B.A. from the University of Chicago Graduate School of Business and a B.A. from Lafayette College.

We believe Mr. Wagner is qualified to serve on our board of directors because he brings significant financial experience and knowledge to the board.

Family relationships

There are no family relationships between any of our executive officers or directors.

Board composition

Our certificate of incorporation and bylaws provide that our board of directors will consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of authorized directors whether or not any vacancies exist in previously authorized directorships. Our board of directors currently consists of nine seats. Subject to any rights applicable to any then outstanding preferred stock, any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office unless otherwise required by law or by a resolution passed by the board of directors. The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur. Stockholders will elect directors each year at our annual meeting.

We have no formal policy regarding board diversity. Our board of directors believes that each director should have a basic understanding of the principal operational and financial objectives and plans and strategies of the company, the results of operations and financial condition of the company and the relative standing of the company in relation to our competitors. We take into consideration the overall composition and diversity of the board of directors and areas of expertise that director nominees may be able to offer, including business experience, knowledge, abilities and customer relationships. Generally, we will strive to assemble a board of directors that brings to us a variety of perspectives and skills derived from business and professional experience as it may deem are in our and our stockholders’ best interests. In doing so, we will also consider candidates with appropriate non-business backgrounds.

Director independence

Under The NASDAQ Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has affirmatively determined that Messrs. Bachman, Darnell and Harkleroad are “independent directors,” as defined under Rule 5605(a)(2) of The NASDAQ Marketplace Rules.

Because LSGC Holdings holds more than 50% of the voting power for the election of our directors, we may elect to be a “controlled company” under The NASDAQ Marketplace Rules. As a controlled company, exemptions under The NASDAQ Marketplace Rules will free us from the obligation to comply with certain corporate governance requirements, including the requirements:

•	that a majority of our board of directors consists of “independent directors,” as defined under The NASDAQ Marketplace Rules; and

•

that any compensation committee or nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These exemptions do not modify the independence requirements for our Audit Committee, and we intend to comply with the requirements of Rule 10A-3 of the Exchange Act and The NASDAQ Marketplace Rules within the applicable time frame.

Board committees

Our board of directors has established an audit committee, a compensation committee, a governance committee, an executive committee, a finance committee and a committee of independent directors. With the exception of the committee of independent directors, each of these committees operates under a charter that has been approved by our board of directors.

Audit committee

The audit committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (8) reviewing and monitoring the guidelines and policies governing risk assessment and risk management.

Our audit committee consists of Messrs. Bachman, Darnell and Harkleroad, and Mr. Bachman is the chairman of the audit committee. Our board of directors has determined that each of the members of our audit committee is independent within the meaning of The NASDAQ Marketplace Rules and Rule 10A-3 under the Exchange Act. Our board of directors does not have an “audit committee financial expert,” within the meaning of that phrase under applicable regulations of the SEC, serving on the audit committee. The board of directors believes that each member is financially literate and experienced in business matters and is capable of (1) understanding generally accepted accounting principles, or GAAP, and financial statements, (2) assessing the general application of GAAP principles in connection with our accounting for estimates, accruals and reserves, (3) analyzing and evaluating our financial statements, (4) understanding our internal controls and procedures for financial reporting, and (5) understanding audit committee functions. All of these are attributes of an audit committee financial expert. However, the board of directors believes that no audit committee member has obtained these attributes through the experience specified in the SEC’s definition of “audit committee financial expert.” Further, as is the case with many emerging companies, it would be difficult for us to attract and retain board members who qualify as “audit committee financial experts,” and competition for such individuals is typically significant. The board of directors believes that its current audit committee is able to fulfill its role under SEC regulations despite not having a designated “audit committee financial expert.”

Compensation committee

Our compensation committee is responsible for, among other matters: (1) recommending to our board of directors for consideration, the compensation and benefits of our executive officers and key employees; (2) monitoring and reviewing our compensation and benefit plans to ensure that they meet corporate objectives; (3) administering our stock and other incentive compensation plans and programs and preparing recommendations and periodic reports to the board of directors concerning these matters; (4) preparing, if necessary, the compensation committee report that may be required by SEC rules to be included in our annual report; and (5) preparing recommendations and periodic reports to the board of directors concerning these matters.

Our compensation committee consists of Messrs. Bell, Harkleroad, Moseley and Weinberg, and Mr. Bell is the chairman of the compensation committee.

Governance committee

Our governance committee has responsibility for, among other things: (1) recommending persons to be selected by our board of directors as nominees for election as directors and to fill any vacancies on the board; (2) recommending persons to be selected by our board of directors as members and chairperson for each board committee; (3) analyzing and proposing for decision of the board of directors the governance structure of the company; (4) reviewing and making recommendations to the board of directors regarding compensation paid to the directors; and (5) monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance.

Our governance committee consists of Messrs. Bachman, Harkleroad and Weinberg, and Mr. Harkleroad is the chairman of the governance committee.

Executive committee

Our executive committee reviews and, where appropriate, approves corporate action with respect to the conduct of our business between board of directors’ meetings. The executive committee has the authority of the full board of directors, except for specific powers that are required by law to be exercised by the full board of directors. Actions taken by the executive committee are reported to the board of directors at its next meeting.

Our executive committee consists of Messrs. Darnell, Harkleroad, Kempner and Weinberg, and Mr. Weinberg is the chairman of the executive committee.

Finance committee

The finance committee is responsible for the oversight of, among other matters, our: (1) capital structure plans and strategies and specific debt and equity financings, (2) short-term and long-term financing plans, (3) major commercial banking, investment banking, financial consulting, insurance and other financial relationships, (4) cash management plans, strategies and activities and (5) plans and strategies for managing exposure to economic risks.

Our finance committee consists of Messrs. Harkleroad, Wagner and Weinberg, and Mr. Wagner is the chairman of the finance committee.

Committee of independent directors

Our committee of independent directors was formed by resolution of the board of directors to: (1) consider, negotiate and approve or reject related-party transactions, without further board approval, between the company and (a) Pegasus Capital and its affiliates; (b) executive officers or directors of the company; or (c) any other person or entity that may be deemed an affiliate or related party; and (2) approve awards under the company’s Amended and Restated Equity-Based Compensation Plan (in addition to the authority of the compensation committee).

The committee of independent directors consists of Messrs. Bachman, Darnell and Harkleroad and does not have a chairman.

Compensation committee interlocks and insider participation

During 2010, the members of our compensation committee were Messrs. Bell, Harkleroad and Weinberg and a former director, Carlos Gutierrez. Mr. Weinberg is an executive officer and partner of Pegasus Capital. In addition, Messrs. Bell and Gutierrez are Operating Advisors for Pegasus Capital. As described in further detail under “Certain relationships and related transactions,” during the years ended December 31, 2008, 2009 and 2010, we paid or otherwise accrued approximately $4.4 million in fees and expenses to Pegasus Capital and its affiliates as consideration for: (i) Pegasus IV’s guaranty of our previous line of credit with the Bank of Montreal; (ii) Pegasus Capital’s provision of due diligence and negotiation services in conjunction with our acquisitions of LSGBV and Lamina and (iii) its provision of financial, strategic planning, monitoring and related services pursuant to a Support Services Agreement.

Board leadership structure and role in risk oversight

Mr. Weinberg, our Chairman and Interim Chief Executive Officer, has been with us since October 2007. The board of directors believes that Mr. Weinberg is best situated to serve as our Chairman and Interim Chief Executive Officer because he is the director most familiar with the company’s business and industry and is most capable of efficiently and effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the company and industry, while our Chief Executive Officer brings company-specific and industry experience and expertise. The board of directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution and facilitates information flow between management and the board of directors, each of which is essential to effective governance.

Our board of directors is comprised of three independent members. The board of directors believes the combined role of Chairman and Chief Executive Officer, together with the oversight of our independent directors, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Our audit committee is primarily responsible for overseeing the company’s risk management processes on behalf of the full board of directors. The audit committee receives reports from management concerning the company’s assessment of risks. In addition, the audit committee reports regularly to the full board of directors, which also considers the company’s risk profile. The audit committee and the full board of directors focus on the most significant risks facing the company and the company’s general risk management strategy. In addition, as part of its oversight of our company’s executive compensation program, the compensation committee considers the impact of such program, and the incentives created by the compensation awards that it administers, on our company’s risk profile. In addition, the compensation committee reviews all of our company’s compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to our company. The compensation committee has determined that, for all employees, our company’s compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

Executive compensation

Compensation discussion and analysis

This Compensation Discussion and Analysis describes the compensation arrangements we have with our named executive officers as set forth under the rules of the SEC. Consistent with the SEC rules, we are providing disclosure for the principal executive officer (our Chief Executive Officer or CEO) and principal financial officer (our Chief Financial Officer or CFO), regardless of compensation level, and the three most highly compensated executive officers in our last completed fiscal year, other than the CEO and CFO. All of these executive officers are referred to in this Compensation Discussion and Analysis as our “NEOs.”

For fiscal 2010, our NEOs were:

Name	Title
Zachary Gibler (1)	Former Chairman and Chief Executive Officer
Gregory Kaiser	Chief Financial Officer
Frederic Maxik	Chief Technology Officer
John Stanley	Chief Operating Officer
Khaled Haram (2)	Former President and Chief Operating Officer
Jonathan Cohen (3)	Former Chief Accounting Officer (Principal Financial Officer)
Kathryn Reynolds (4)	Former Senior Vice President, Strategy and Finance (Principal Financial Officer)

(1)	Mr. Gibler passed away on January 2, 2011.
(2)	Mr. Haram would have been a NEO for fiscal year 2010 but for the fact that his employment terminated on June 30, 2010.
(3)	Mr. Cohen served as Principal Financial Officer prior to September 10, 2010 when his employment was terminated.
(4)	Ms. Reynolds served as Principal Financial Officer prior to January 29, 2010 when her employment was terminated.

Recent Events

Zachary Gibler passed away on January 2, 2011 and Richard Weinberg assumed the duties of Chairman of the Board and interim Chief Executive Officer. Mr. Weinberg has agreed to serve in this capacity for no additional compensation.

Overview and responsibility for compensation decisions

The compensation committee of our board of directors has responsibility for evaluating the performance and development of our executive officers in their respective positions, reviewing individual compensation as well as corporate compensation principles and programs, establishing corporate and individual performance objectives as they affect compensation, making determinations as to whether and to what extent such performance objectives have been achieved and ensuring that we have effective and appropriate compensation programs in place. Our CEO supports our compensation committee by driving our annual business plan process, providing information related to the ongoing progress under our annual business plan and other business and financial results, undertaking performance assessments of other executives and presenting other personnel-related data for the committee’s consideration. In addition, as the manager of our executive team, our CEO assesses each executive’s contribution to corporate goals as well as achievement of his or her individual goals and makes a recommendation to our compensation committee with respect to compensation for executive officers other than himself. Our compensation committee meets, including in executive sessions, to consider these recommendations, conducts a similar evaluation of the CEO’s contributions to corporate goals and achievement of individual goals and makes determinations related to the CEO’s and the other executive officers’ compensation.

Our overall compensation philosophy is to provide a competitive total compensation package that will:

•	fairly compensate our executive officers;

•	attract and retain qualified executive officers who are able to contribute to the long-term success of our company;

•	incentivize future performance toward clearly defined corporate goals without encouraging excessive risk taking; and

•	align our executives’ long-term interests with those of our stockholders.

Our compensation committee believes that the quality, skills and dedication of our executive officers are critical factors affecting our long-term value. Our compensation arrangements with executive officers are, to a large degree, based upon the consolidated revenue and earnings achievements of our company along with personal performance objectives agreed upon at the beginning of the fiscal year with the respective executive. We believe in compensating progressively for the achievement of established objectives.

In setting compensation levels for individual officers, our compensation committee applies its judgment in determining the amount and mix of compensation elements for each named executive officer, and to date our compensation process has been a largely discretionary process based upon the collective experience and judgment of the compensation committee members acting as a group. Factors affecting the committee’s decisions in setting compensation generally include:

•	overall corporate performance;

•

the individual officer’s performance against corporate-level strategic goals established as part of our annual business plan and the officer’s effectiveness in managing toward achievement of those goals;

•	the nature and scope of the officer’s responsibilities; and

•	informal market surveys and the personal experience of members of our board of directors.

While our compensation committee is authorized to engage the services of outside consultants and advisors, neither the compensation committee nor our management has to date retained a compensation consultant to review or provide advice with respect to our policies and procedures with respect to executive compensation. To date, we have not formally benchmarked our executive compensation against peer companies, and we have not identified a group of peer companies against which we would compare our compensation practices. While our compensation committee considers the overall mix of compensation components in its review of compensation matters, it has not adopted formal or informal policies or guidelines for allocating compensation between long-term and current compensation or between cash and non-cash compensation. The compensation committee intends to continue to manage our executive officer compensation programs on a flexible basis that will allow it to respond to market and business developments as it views appropriate, but will continue to consider whether the use of consultants, formal benchmarking and/or fixed guidelines for allocating between compensation components would aid the committee in setting compensation levels or allocating between types of compensation.

We have historically reviewed company compensation annually as part of the business plan process undertaken by management and the board of directors in the early part of each year. During this process, the compensation committee reviews overall compensation, evaluates performance, determines corporate-level performance goals for that year’s business plan and, when appropriate, makes changes to one or more components of our executives’ compensation. We expect to continue this practice after this offering.

Historically, the exercise price of our stock options has been at least equal to the fair market value of our common stock on the date of grant. Prior to this offering, the fair market value of our common stock has been established by reference to the closing price of our common stock on the OTC Bulletin Board or the Pink Sheets, as applicable, on the date of grant. If our common stock becomes listed on the NASDAQ stock market, the fair market value of our common stock will be the closing price of our stock on that exchange on the date of the grant.

Compensation components

Compensation for our executive officers has been highly individualized, at times structured as a result of arm’s length negotiations when an officer is initially hired, and always taking into account our financial condition and available resources. The resulting mix of compensation components has primarily included:

Compensation Component	Description	Relation to Compensation Objectives
Base Salary	Fixed cash compensation for services rendered during the fiscal year	• Fairly compensate executives • Attract and retain qualified executives

Annual Cash Incentive Bonus	Annual cash payments for achieving predetermined financial and/or performance goals	• Fairly compensate executives • Attract and retain qualified executives • Incentivize future performance toward clearly defined corporate goals without encouraging excessive risk taking

Long-Term Incentive Awards	Grants of stock options and/or restricted stock awards designed to focus on long-term growth and increased company value	• Attract and retain qualified executives • Align executive and stockholder interests • Incentivize future performance toward clearly defined corporate goals without encouraging excessive risk taking

Severance and Change of Control Benefits	Continued payments of base salary for up to 24 months after involuntary termination	• Fairly compensate executives • Attract and retain qualified executives

Other Benefits	Health and medical benefits, and the opportunity to participate in an employee stock purchase plan and a 401(k) retirement plan or comparable foreign plan	• Align executive and stockholder interests • Attract and retain qualified executives

Our compensation committee believes this mix is appropriate for our executive team because, among other things, it provides a fixed component (base salary) designed to offer the executive funds from which to manage personal and immediate cash flow needs and variable components (annual incentive bonuses, stock options and restricted stock awards) that incentivize our management team to work toward achievement of corporate goals and our long-term success, as well as offering protection (through termination-related benefits) against abrupt changes in the executive’s circumstances in the event of involuntary employment termination including in the context of a change of control of our company. Our compensation committee also believes, based on the collective experience of its members, that this mix is typical of companies in our industry and at our stage of development. It has no current plans to change the mix of components or vary the relative portions of fixed and variable compensation that comprise our overall compensation packages.

As a result of this mix of compensation components, executives earn their compensation over three time frames:

•	Current Year Performance: Salary and annual incentives that reflect actions and results over 12 months;

•	Long-Term Performance: A long-term incentive plan that reflects results over a period of years, helping to ensure that current results remain sustainable; and

•	Full Career Performance: Deferrals and retirement accumulations encourage executives to stay with the company until their working careers end.

In May 2010, as part of the annual compensation review the compensation committee reviewed the compensation of our NEOs and determined that in light of our continued growth in both revenues and product development, it was in our company’s best interest to make certain changes to the compensation packages of our NEOs as set forth below.

Base Salaries. Base salary for our CEO and other executive officers is established based on the scope of their responsibilities, length of service with our company, individual performance during the prior year and competitive market compensation. Base salaries are reviewed annually and adjusted from time-to-time based on competitive conditions, individual performance, our overall financial results, changes in job duties and responsibilities and our company’s overall budget for base salary increases. The budget is designed to allow salary increases to retain and motivate successful performers while maintaining affordability within our company’s business plan.

In May 2010, as part of the annual compensation review, our CEO’s base salary was increased from $275,000 to $375,000 in consideration of our projected growth after the development of significant customer relationships during 2009 and the first half of 2010, and his appointment as Chairman of the board of directors. In addition, our Chief Technology Officer’s base salary was increased from $250,000 to $300,000 due to his tenure with the company and successful product development achievements.

Annual Cash Incentive Bonus. We also have an annual cash incentive bonus program to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our long-term objectives. This program is managed as part of our annual business plan process and involves a high level of discretion on the part of our compensation committee. Typically, the board of directors approves a business plan for the year that incorporates corporate-level objectives. Achievement of those objectives becomes an important factor considered by the compensation committee when, after year-end, it makes a final determination of bonus amounts to be paid. Other factors that are considered by the compensation committee in determining amounts to pay include:

•	our company’s overall performance and business results;

•	general market conditions;

•	future business prospects;

•	funds available from which to pay bonuses;

•	individual performance;

•	competitive conditions; and

•	any other factors it finds relevant.

Each executive is measured against their contributions to the consolidated revenue and earnings achievement of our company as a whole along with their performance against individual objectives established at the beginning of the fiscal year with the participation of the respective executive as part of their total compensation plan. This discretionary approach to the variable component of our compensation program allows fluidity in how we manage short-term corporate strategy and executive incentives, while allowing us to achieve more consistency in our focus on longer-term corporate objectives. Our compensation committee and our board of directors believe that this flexibility is important in managing a growing company because it allows executive officers to respond to the often changing demands of the business without undue focus on any one specific short-term performance objective. Our compensation committee does not have plans at this time to change the way it manages our annual cash incentive bonus program or to take a more formal or objective approach to the way it sets bonus payment amounts.

Each executive officer has a target bonus amount, established at the time of hire and then reviewed and potentially adjusted annually over the course of the officer’s tenure with our company. For 2010, the target bonuses for executive officers ranged from 30% to 40% of base salary based on our compensation committee’s belief of respective competitive levels for each officer’s overall amount of fixed and variable compensation. For 2010, the corporate-level performance objectives specified in our business plan related to consolidated sales growth, earnings and certain strategic objectives. Our compensation committee set a consolidated earnings target sufficient to fund the bonus pool during 2010.

On February 10, 2011, the compensation committee approved an increase in the target bonuses for certain officers to 100% of base salary to provide competitive variable compensation levels in light of the company’s overall strategic growth and earnings objectives.

Because of our limited cash flows and our company’s historical losses, our executive officers have not been awarded cash bonuses during the past three years. Our compensation committee elected not to award our named executive officers performance based incentive bonuses for fiscal 2010 because of continued losses.

Long-Term Incentive Compensation. To date, our long-term incentive awards have primarily been in the form of options to purchase our common stock, which options are generally awarded under our Amended and Restated Equity-Based Compensation Plan, or the Equity Plan. Our stock options have an exercise price at least equal to the fair market value of our common stock on the grant date, generally vest over four years, with 25% of the option shares vesting after the first, second, third and fourth years of service following the grant, and have a ten year term. Additional vesting acceleration benefits apply in certain circumstances discussed below.

Generally, a stock option award is made in the year that an executive officer commences employment. The size of this award is intended to offer the executive a meaningful opportunity for stock ownership relative to his or her position and reflects the compensation committee’s assessment of market conditions affecting the position as well as the individual’s potential for future responsibility within our company. Thereafter, additional option grants may be made in the discretion of our compensation committee, board of directors or committee of independent directors. To date, we have not granted additional options on an annual basis to executives or other employees, although we do evaluate individual performance annually. Instead, additional options have been granted to executives on a case-by-case basis reflecting the compensation committee’s determination that such grants are appropriate or necessary to reward exceptional performance (including upon promotion) or to retain individuals when market conditions change. The size of additional option grants are determined in the discretion of the compensation committee or our board of directors, and typically incorporate our CEO’s recommendations (except with respect to his own option grants).

In 2010, our board of directors approved additional option grants to our CEO based upon his length of service, promotion to Chairman of the board of directors and achievement in improving sales results and market acceptance of our products. In addition, our board of directors approved initial option grants to our Chief Financial Officer and our Chief Operating Officer in conjunction with their hiring. The amounts of these grants are presented below under “Executive compensation — 2010 grants of plan-based awards.”

Other than awards of restricted stock granted to our former Chief Executive Officer and current Chief Technology Officer in 2008 and our Senior Vice President, Strategy and Finance in 2009, we have not granted restricted stock awards to our NEOs.

On February 10, 2011, we amended the vesting provisions of the stock option agreements of certain officers (including each of the NEOs that are currently employed by us) to provide that 50% of the previously granted stock options will vest on the first and second anniversary of the applicable date of grant. These amendments also provided that these options will become fully vested upon the holder’s death, disability, termination without cause or termination for good reason. For purposes of this agreement, “cause” and “good reason” have the same definition of “cause” and “good reason” in Mr. Gibler’s employment agreement below.

LSGC Holdings, the beneficial owner of approximately 88.8% of our common stock, has created a non-voting class of profits interests (“Class B Units”) in LSGC Holdings in order to provide additional incentive compensation to certain members of our management team. Awards of Class B Units were made January 24, 2011. The Class B Units entitle the holders (including each of the NEOs that are currently employed by us) to participate in the distributions made by LSGC Holdings to its members, but only after the holders of Class A Units in LSGC Holdings have received distributions equal to the fair market value of the assets of LSGC Holdings on the grant date of the awards. The Class B Units, which were deemed to have a fair market value of $0.00 on the grant date, remain subject to vesting upon the passage of time.

Severance and Change in Control Benefits. We have entered into employment agreements with each of our named executive officers, which provide severance benefits in the event the executive officer’s employment is terminated by us without cause or the executive officer is terminated without cause in connection with a change in control, in consideration of a release of potential claims and other customary covenants. These benefits range from 12 weeks to, following a change-in-control, 24 months of their base salary. In addition, all stock options held by our NEOs provide for full acceleration of unvested stock options upon a change of control of our company. For more information regarding these severance and change in control benefits, see “Executive compensation – Estimated benefits and payments upon termination of employment or change of control.” Our board of directors and compensation committee have determined it appropriate to have these termination-related benefits in place to preserve morale and productivity, and encourage retention in the face of potentially disruptive circumstances that might cause an executive to be concerned that his or her employment is in jeopardy or that might involve an actual or rumored change in control of our company. We believe that our change of control benefits are generally in line with packages offered to executives in our industry.

Other Benefits. Certain NEOs are entitled to monthly car allowances pursuant to their employment agreements and/or were reimbursed for relocation and moving expenses. The value of such benefits are presented below under the “Summary compensation table” as “All Other Compensation.”

We also provide our executive officers with benefits that are generally available to our salaried employees. These benefits include health and medical benefits, flexible spending plans and the opportunity to participate in an employee stock purchase plan, and a 401(k) retirement plan or comparable foreign plan.

Tax matters

Our board of directors and compensation committee will consider the deductibility of compensation amounts paid to our executive officers including the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers in making its decisions, although such deductibility has not historically been material to our financial position. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our CEO and each of the other named executive officers (other than our Chief Financial Officer), unless compensation is “performance-based” as defined under Section 162(m). Our stock option grants are generally designed to qualify as performance-based compensation for purposes of Section 162(m), and we expect compensation amounts related to options to be fully deductible. However, our compensation committee may, in its judgment, authorize compensation payments that are not deductible when it believes that such payments are appropriate to attract and retain executive talent.

Summary compensation table

The following table summarizes the overall compensation earned by NEOs during each of the past three fiscal years ended December 31, 2010.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Zachary Gibler	2010	$325,000	—	$384,900	$89,800	(3)	$799,700
(Chairman and Chief Executive Officer) (2)	2009	$248,542	—	$1,706,320	$8,400	(3)	$1,963,262
	2008	$183,333	$172,938	$207,525	—		$563,796

Gregory Kaiser	2010	$85,606	—	$480,700	—		$566,306
(Chief Financial Officer) (4)

Frederic Maxik	2010	$275,000	—	—	$14,400	(5)	$289,400
(Chief Technology Officer)	2009	$250,000	—	$339,600	$5,900	(5)	$595,500
	2008	$250,000	$484,225	$207,525	—		$941,750

John Stanley	2010	$144,697	—	$481,600	$14,000	(7)	$640,297
(Chief Operating Officer) (6)

Khaled Haram	2010	$119,689	—	—	$119,700	(9)	$239,389
(President and Chief Operating Officer) (8)	2009	$108,278	—	$339,600	$7,200	(9)	$455,078

Jonathan Cohen	2010	$122,811	—	$43,020	$41,250	(11)	$207,081
(Chief Accounting Officer) (10)	2009	$27,500	—	$27,920	—		$55,420

Kathryn Reynolds	2010	$30,572	—	—	$46,154	(11)	$76,726
(Senior Vice President, Strategy and Finance) (12)	2009	$155,416	$24,343	$78,395	—		$258,154

(1)	Represents the total grant date fair value, as determined under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation, of all awards granted to the NEO during fiscal 2010, 2009 and 2008, as applicable. Assumptions used to calculate these amounts are included in Note 16, “Equity Based Compensation,” to our consolidated financial statements for the year ended December 31, 2009.
(2)	Mr. Gibler began serving as our Chief Executive Officer on June 11, 2009 and passed away on January 2, 2011.
(3)	Includes $14,400 of car allowance and $75,400 for reimbursement of relocation and moving expenses during 2010. Consists of car allowance during 2009.
(4)	Mr. Kaiser began serving as our Chief Financial Officer on August 31, 2010.
(5)	Consisted of car allowance.
(6)	Mr. Stanley began serving as our Chief Operating Officer on June 1, 2010.
(7)	Consisted of relocation expenses.
(8)	Mr. Haram began serving as our Chief Operating Officer on July 13, 2009 and resigned on June 30, 2010.
(9)	Includes $112,500 of separation pay and $7,200 of car allowance during 2010. Consisted of car allowance during 2009.
(10)	Mr. Cohen began serving as our Chief Accounting Officer on November 1, 2009 and resigned on September 10, 2010.
(11)	Consists of separation pay.
(12)	Ms. Reynolds began serving as our Senior Vice President, Strategy and Finance on March 3, 2009 and resigned on January 29, 2010.

In May 2010, Mr. Gibler was awarded stock options to purchase 250,000 shares of common stock. These options have an exercise price of $2.48 per share and a ten-year term. In May 2010, we also granted Mr. Stanley options to purchase 700,000 shares of common stock at an exercise price of $1.11 per share in conjunction with his commencement of employment and promotion to Chief Operating Officer. Similarly, in August 2010, we granted Mr. Kaiser options to purchase 500,000 shares of common stock at an exercise price of $1.64 per share when he was appointed Chief Financial Officer. Mr. Gibler’s options were scheduled to vest and become exercisable in equal annual installments over a four-year period commencing on the first anniversary of the date of grant. After giving effect to the amendments that were approved on February 10, 2011, Mr. Stanley’s and Mr. Kaiser’s options vest and become exercisable in equal annual installments over a two-year period commencing on the first anniversary of the date of grant, and these options will be subject to acceleration in the event of a change in control, upon their death or becoming disabled, termination without cause, termination for good reason and may be accelerated upon retirement in the discretion of our board of directors. The exercise price of each award is equal to at least the fair market value of the company’s common stock on the date of grant.

2010 grants of plan-based awards

The following table sets forth each Equity Plan-based award granted to our NEOs during the year ended December 31, 2010.

		Option Award:
	Grant Date	Number of Securities Underlying Options	Exercise Price of Option Awards (1)	Grant Date Fair Value of Option Awards (2)
Zachary Gibler	May 26, 2010	250,000	$2.48	$384,900
Gregory Kaiser	August 31, 2010	500,000	$1.64	$480,700
John Stanley	May 6, 2010	700,000	$1.11	$481,600
Jonathan Cohen	March 22, 2010	100,000	$1.00	$43,020

(1)	The amounts in this column represent the exercise price of the option awards, as determined by our board of directors with the assistance of management, which is not less than the fair market value of our common stock on the date of grant.
(2)	Represents the total grant date fair value, as determined under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation, of all awards granted to the NEO during fiscal 2010, as applicable. Assumptions used to calculate these amounts are included in Note 16, “Equity Based Compensation,” to our consolidated financial statements for the year ended December 31, 2009.

Outstanding equity awards at 2010 fiscal year-end

The following table provides certain information concerning unexercised options, stock that has not vested and Plan awards held by each of our NEOs that were outstanding as of December 31, 2010.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Zachary Gibler	50,000	(2)	25,000	(3)	—	$4.90	4/17/2013	—	—	41,667	(5)	$135,418
	2,500,000	(6)	—		—	$1.00	8/21/2019
	—		250,000	(4)	—	$2.48	5/26/2020

Frederic Maxik	50,000	(2)	25,000	(7)	—	$4.90	4/17/2013	—	—	116,667	(8)	$379,168
	1,500,000	(6)	—		—	$1.00	8/21/2019

Gregory Kaiser	—		500,000	(9)	—	$1.64	8/31/2020	—	—	—		—

John Stanley	—		700,000	(10)	—	$1.11	5/6/2020	—	—	—		—

Khaled Haram	645,085	(11)	—		—	$1.00	10/30/2012	—	—	—		—

Kathryn Reynolds	6,667	(12)	—		—	$0.60	7/31/2012	—	—	—		—
	100,000	(13)	—		—	$1.00	7/31/2012	—	—	—		—
	100,000	(13)	—		—	$1.00	10/31/2012	—	—	—		—

(1)	Assumes a market value of $3.25 per share of common stock, as reported on the OTC Bulletin Board on December 31, 2010.
(2)	These options were granted on April 17, 2008 and 25,000 options vested on each of April 17, 2009 and April 17, 2010.
(3)	These options were granted on April 17, 2008 and were scheduled to vest on April 17, 2011. However, due to the death of Mr. Gibler on January 2, 2011, no further vesting of these options will occur.
(4)	These options were granted on May 26, 2010. 62,500 of these options were scheduled to vest on each of May 26, 2011, May 26, 2012, May 26, 2013 and May 26, 2014. However, due to the death of Mr. Gibler on January 2, 2011, 37,842 of the shares automatically vested on January 2, 2011 in accordance with the terms of this grant. No further vesting of these options will occur.
(5)	Mr. Gibler was awarded 62,500 shares of restricted stock on April 17, 2008. As long as Mr. Gibler remained employed by us, his remaining shares of restricted stock were scheduled to vest as follows: (i) 21,250 shares would vest on the date that our gross revenues from the sale of products or licensing of technology (“Recognized Revenue”) equaled $115.0 million, and (ii) 20,625 shares would vest on the date that our Recognized Revenue equaled $150.0 million. Any restricted shares that had not vested prior to May 7, 2011 would automatically vest. Due to the death of Mr. Gibler on January 2, 2011, no further vesting of this restricted stock grant will occur.
(6)	These options were granted on August 21, 2009 and vesting was accelerated on December 30, 2010 due to the achievement of a “capitalization threshold event.”
(7)	These options were granted on April 17, 2008 and are scheduled to vest on April 17, 2011.
(8)	Mr. Maxik was awarded 175,000 shares of restricted stock on May 7, 2008. As long as Mr. Maxik remains employed by us, his remaining shares of restricted stock vest as follows: (i) 58,333 shares vest on the date that our Recognized Revenue equals $115.0 million, and (ii) 58,334 shares vest on the date that our Recognized Revenue equals $150.0 million. Any restricted shares that have not vested prior to May 7, 2011 will automatically vest.
(9)	These options were granted on August 31, 2010. 250,000 of these options will vest on each of August 31, 2011 and August 31, 2012.
(10)	These options were granted on May 6, 2010. 350,000 of these options will vest on each of May 6, 2011 and May 6, 2012.
(11)	These options were granted on April 21, 2009 and vesting was accelerated on April 30, 2010 in accordance with the separation agreement entered into by Mr. Haram and the company.
(12)	These options were granted on June 26, 2009 and vesting was accelerated on January 31, 2010 in accordance with the separation agreement entered into by Ms. Reynolds and the company.
(13)	These options were granted on August 21, 2009 and vesting was accelerated on January 31, 2010 in accordance with the separation agreement entered into by Ms. Reynolds and the company.

Option exercises

The following table sets forth stock options that were excercised by each of our NEOs during the fiscal year 2010.

	Option awards
	Number of shares acquired on exercise (#)	Value realized on exercise (1)
Khaled Haram	104,915	$244,460
Jonathan Cohen	125,000	$259,124
Kathryn Reynolds	15,000	$41,100

(1)	Computed based on the difference between the market value of the underlying shares of common stock at exercise and the exercise price of the option.

Employment agreements

We entered into employment agreements with all of our NEOs.

Employment agreement with Zachary Gibler

On October 4, 2007, we entered into an employment agreement with Mr. Gibler pursuant to which Mr. Gibler agreed to serve as our Chief Business Development Officer. On August 17, 2009, such agreement was superseded by a new agreement pursuant to which Mr. Gibler agreed to serve as our Chief Executive Officer, effective as of June 11, 2009. Pursuant to this employment agreement, Mr. Gibler was entitled to an annual base salary of $275,000, a monthly car allowance of $1,200 and benefits generally available to other employees. However, in May 2010, as part of the annual compensation review, Mr. Gibler’s base salary was increased from $275,000 to $375,000. Mr. Gibler was also eligible to participate in a bonus plan of up to 40% of his base salary based upon a combination of our performance and personal achievements. Pursuant to his employment agreement, we agreed to grant Mr. Gibler an award of restricted stock and/or options under the Equity Plan, which award would be made at a later date. Mr. Gibler’s employment agreement could be terminated at any time, without severance, by Mr. Gibler voluntarily or by us with “cause.” If Mr. Gibler’s employment were terminated by us without “cause” or by Mr. Gibler for “good reason,” then he would be entitled to severance pay equal to 12 months’ base salary.

For purposes of this agreement, “cause” was defined as: (a) a misrepresentation of the executive’s education, work experience and/or any other matter upon which the company relied in considering and offering employment; (b) willful breach of the executive’s obligations under the agreement, which breach the executive fails to cure, if curable, within 30 days after receipt of a written notice of such breach; (c) gross negligence in the performance or intentional non-performance of material duties to the company; (d) commission of a felony or a crime of moral turpitude; (e) commission of a material act of deceit, fraud, perjury or embezzlement that involves or directly or indirectly causes harm to the company; (f) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol during the performance of the executive’s duties to the company or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of the executive’s duties to the company. “Good reason” was defined as any of the following occurrences (without the executive’s consent): (a) any material breach by the company of its obligations under the agreement that is not cured within a reasonable time, (b) a reduction in base salary that is greater than 10% or greater proportionally than an across-the-board reduction in the base salaries of all officers of the company, (c) a material reduction by the company in the kind or level of employee benefits to which the executive is entitled immediately prior to such reduction that is not generally applicable to all executive level employees; or (d) a material reduction by the company of the executive’s duties and responsibilities, including a material change in job title.

Employment agreement with Frederic Maxik

On October 4, 2007, we entered into an employment agreement with Mr. Maxik pursuant to which Mr. Maxik agreed to serve as our Chief Scientific Officer. Under his employment agreement, Mr. Maxik was entitled to an annual base salary of $250,000. However, in May 2010, as part of the annual compensation review, Mr. Maxik’s base salary was increased from $250,000 to $300,000. We could also pay Mr. Maxik bonuses at such times and in such amounts as our board of directors determines, and Mr. Maxik was entitled to participate in the Equity Plan. Mr. Maxik’s employment agreement had a term commencing on October 4, 2007 and continued until October 4, 2012. It may be terminated at any time, without severance, by Mr. Maxik voluntarily or by us with “cause.” In the event that Mr. Maxik’s employment is terminated by us without “cause” or by Mr. Maxik with “good reason,” Mr. Maxik would have been entitled to severance pay equal to 12 months’ base salary. “Cause” and “Good Reason” had the same definitions as those terms in Mr. Gibler’s employment agreement, except that “Cause” did not explicitly include a misrepresentation of education, work experience or other matter upon which the company relied in considering and offering employment.

On February 10, 2011, we entered into a new employment agreement with Mr. Maxik providing for severance in the form of base salary continuation for 12 months in the event that his employment is terminated by the company without cause or by the individual for good reason. Such salary continuation period shall be increased to 24 months in the case of termination by the company without cause or by the individual for good reason during the 24-month period following a change in control. For purposes of this agreement, “cause” and “good reason” have the same definition of “cause” and “good reason” in Mr. Gibler’s employment agreement.

Employment agreement with John Stanley

On April 7, 2010, we entered into an employment agreement with Mr. Stanley pursuant to which Mr. Stanley agreed to serve as our Senior Vice President, Global Supply Chain. Pursuant to the employment agreement, Mr. Stanley was entitled to a base salary of $200,000 and benefits generally available to other employees. However, in January 2011, as part of the annual compensation review, Mr. Stanley’s base salary was increased from $200,000 to $250,000. Mr. Stanley was also eligible to participate in a bonus plan of up to 40% of his base salary based upon a combination of performance and personal achievements. In addition, pursuant to his employment agreement, we agreed to grant Mr. Stanley an option, to purchase 700,000 shares of common stock under the Equity Plan. Mr. Stanley’s employment is at will and may be terminated at any time. If Mr. Stanley’s employment is terminated for reasons other than for “cause” or a change in control, Mr. Stanley was entitled to six months of base salary. If Mr. Stanley’s employment is terminated due a change in control, Mr. Stanley was entitled to 12 months of base salary. For purposes of the agreement, “cause” had the same definition as “cause” in Mr. Gibler’s employment agreement.

On February 10, 2011, we entered into a new employment agreement with Mr. Stanley providing for severance in the form of base salary continuation for 12 months in the event that his employment is terminated by the company without cause or by the individual for good reason. Such salary continuation period shall be increased to 24 months in the case of termination by the company without cause or by the individual for good reason during the 24-month period following a change in control. On February 10, 2011, the compensation committee also amended the vesting provisions of Mr. Stanley’s option agreements to provide that 50% of the options granted shall vest on the first and second anniversary of the applicable date of grant. The amendment also provided that the options shall become fully vested upon the optionholder’s death, disability, termination without cause or termination for good reason. For purposes of this agreement, “cause” and “good reason” have the same definition of “cause” and “good reason in Mr. Gibler’s employment agreement.

Employment agreement with Gregory Kaiser

On July 14, 2010, we entered into an employment agreement with Mr. Kaiser pursuant to which Mr. Kaiser agreed to serve as our interim Chief Financial Officer. Pursuant to the employment agreement, Mr. Kaiser was entitled to a base salary of $200,000 and benefits generally available to other employees. Mr. Kaiser was also eligible to participate in a bonus plan of up to 40% of his base salary based upon a combination of performance and personal achievements. Mr. Kaiser was also entitled to a grant of stock options in an amount to be determined. Mr. Kaiser’s employment is at will and may be terminated at any time. If Mr. Kaiser was terminated for reasons other than for “cause” or a change in control during the first year of employment, Mr. Kaiser was entitled to 12 weeks of base pay. If he were to be terminated anytime thereafter for reasons other than for “cause” or a change in control, Mr. Kaiser was entitled to 24 weeks of base pay. If Mr. Kaiser’s employment was terminated due to a change in control during the first year of employment, Mr. Kaiser was entitled to a severance payment of 24 weeks of base pay. For purposes of the agreement, “cause” is defined as any act or omission which constitutes a felony or any crime involving dishonesty, theft or fraud; any act of dishonesty resulting or intended to result directly or indirectly in gain or personal enrichment to the executive at the expense of the company; or the failure to substantially perform the duties and responsibilities of the executive’s position.

On February 10, 2011, we entered into a new employment agreement with Mr. Kaiser providing for severance in the form of base salary continuation for 12 months in the event that his employment is terminated by the company without cause or by the individual for good reason. Such salary continuation period shall be increased to 24 months in the case of termination by the company without Cause or by the individual for good reason during the 24-month period following a change in control. On February 10, 2011, the compensation committee also amended the vesting provisions of Mr. Kaiser’s option agreements to provide that 50% of the options granted shall vest on the first and second anniversary of the applicable date of grant. The amendment also provided that the options shall become fully vested upon the optionholder’s death, disability, termination without cause or termination for good reason. For purposes of this agreement, “cause” and “good reason” have the same definition of “cause” and “good reason” in Mr. Gibler’s employment agreement.

Employment agreement with Jon Cohen

On October 27, 2009, we entered into an employment agreement with Mr. Cohen pursuant to which Mr. Cohen agreed to serve as our Vice President & Chief Accounting Officer. Pursuant to the employment agreement, Mr. Cohen was entitled to a base salary of $165,000 and benefits generally available to other employees. Mr. Cohen was also eligible to participate in a bonus plan of up to 30% of his base salary based upon a combination of professional and personal achievements. In addition, pursuant to his employment agreement, we agreed to grant Mr. Cohen 100,000 shares of common stock under the Equity Plan. Mr. Cohen’s employment was at will and could be terminated at any time. If Mr. Cohen’s employment was terminated for reasons other than for “cause”, Mr. Cohen was entitled to receive 4 weeks of base salary. For purposes of the agreement, “cause” has the same definition as “cause” in Mr. Maxik’s original employment agreement.

On June 4, 2010, we entered into an agreement with Mr. Cohen which superseded his employment agreement. Pursuant to the new agreement, Mr. Cohen agreed to continue to serve as our Vice President & Chief Accounting Officer while we looked to hire a new Chief Financial Officer. Under this agreement, if Mr. Cohen’s employment was terminated for reasons other than for “cause,” Mr. Cohen was entitled to three months of base salary. For purposes of this agreement, “cause” meant any act or omission which constitutes a felony or any crime involving dishonesty, theft or fraud; any act of dishonesty resulting or intended to result directly or indirectly in gain or personal enrichment to Mr. Cohen at the expense of the company; and/or the willful and continued failure to substantially perform the duties and responsibilities of his position. Mr. Cohen’s employment was terminated on July 30, 2010, which became effective on September 10, 2010. In accordance with his agreement, Mr. Cohen was entitled to three months base salary upon his termination.

Employment agreement with Khaled Haram

On July 10, 2009, we entered into an employment agreement with Mr. Haram pursuant to which Mr. Haram agreed to serve as our President and Chief Operating Officer. Pursuant to the employment agreement, Mr. Haram was entitled to a base salary of $225,000, a car allowance of $1,200 per month, and benefits generally available to other employees. In addition, we agreed to grant Mr. Haram a number of shares of restricted stock and stock options, which would be made at a later date. Mr. Haram was also eligible to participate in a bonus plan of up to 40% of his base salary based upon a combination of performance and personal achievements. Mr. Haram’s employment was at will and could be terminated at any time. If Mr. Haram’s employment was terminated for reasons other than for “cause” or a change in control, Mr. Haram was entitled to six months of base pay (provided that either (1) Mr. Haram did not return to work for Pegasus Capital or another portfolio company of Pegasus or (2) Mr. Haram was retained by Pegasus Capital or another portfolio company for less than six months). If Mr. Haram’s employment was terminated due to, and within three months of, a change in control, Mr. Haram was entitled to 12 months of base salary. For purposes of this agreement, “cause” has the same definition as “cause” in Mr. Gibler’s agreement.

On April 28, 2010, we entered into a separation agreement with Mr. Haram, pursuant to which Mr. Haram’s employment terminated on June 30, 2010 and his services transitioned to Mr. Cohen and Mr. Stanley. In accordance with his employment agreement, Mr. Haram was entitled to six months of base salary upon his termination. In addition, upon his termination, 750,000 of the stock options granted to Mr. Haram on August 21, 2009 became vested.

Employment agreement with Kathryn Reynolds

On February 28, 2009, we entered into an agreement with Ms. Reynolds pursuant to which Ms. Reynolds agreed to serve as Senior Vice President, Strategy and Finance. Pursuant to the agreement, Ms. Reynolds was entitled to a base salary of $200,000 and benefits generally available to other employees. In addition, we agreed to grant Ms. Reynolds a number of shares of restricted stock and stock options, which would be made at a later date. Ms. Reynolds was also eligible to participate in a bonus plan of up to 40% of her base salary based upon a combination of performance and personal achievements. Ms. Reynolds’s employment was at will and could be terminated at any time. If Ms. Reynolds’ employment were terminated for reasons other than for “cause” or a change in control, Ms. Reynolds was entitled to three months of base salary. If Ms. Reynolds’ employment were terminated due a change in control, Ms. Reynolds was entitled to six months of base salary. For purposes of the agreement, “cause” has the same definition as “cause” in Mr. Gibler’s employment agreement.

On January 21, 2010, we entered into a separation agreement with Ms. Reynolds, pursuant to which Ms. Reynolds’ employment terminated on January 31, 2010. In accordance with her employment agreement, Ms. Reynolds was entitled to three months of base salary upon her termination. In addition, upon her termination, 18,333 of the shares of restricted stock and 21,667 of the stock options granted to Ms. Reynolds pursuant to her employment agreement. In addition, 200,000 of the stock options granted to Ms. Reynolds on August 21, 2009 became vested.

Estimated benefits and payments upon termination of employment or change of control

The following table describes the potential payments and benefits upon termination of our NEOs’ employment before or after a change in control of our company as described above, as if each officer’s employment terminated as of December 31, 2010, the last business day of fiscal 2010. See “Compensation discussion and analysis—Principal elements of executive compensation—Severance and change in control benefits” for a description of the severance and change in control arrangements for our named executive officers.

Name	Triggering Event	Type of Payment/Benefit	Amount
Zachary Gibler	Termination without cause or for good reason	Base Salary	$375,000
	Change in control	Vesting Acceleration of Option Awards	$192,500	(1)
		Vesting Acceleration of Restricted Stock	$135,418
Frederic Maxik	Termination without cause or for good reason	Base Salary	$300,000
	Change in control	Vesting Acceleration of Restricted Stock	$379,168
John Stanley	Termination without cause	Base Salary	$100,000
	Change in control	Vesting Acceleration of Option Awards	$1,498,000	(1)
	Termination upon change in control (2)	Base Salary	$200,000
Gregory Kaiser	Termination without cause	Base Salary	$46,154	(4)
	Change in control	Vesting Acceleration of Option Awards	$805,000	(1)
	Termination upon change in control (3)	Base Salary	$92,308
Jonathan Cohen	Termination without cause	Base Salary	$41,250	(6)
Khaled Haram	Termination without cause	Base Salary	$112,500
		Base Salary	$225,000	(5)
Kathryn Reynolds	Termination without cause	Base Salary	$50,000
	Termination upon a change in control	Base Salary	$100,000
(1)	Assumes a market value of $3.25 per share of common stock, as reported on the OTC Bulletin Board on December 31, 2010.
(2)	Termination must occur within 3 months of a change in control.
(3)	Termination must occur within first 12 months of employment.
(4)	This severance payment will increase to $92,308 if Mr. Kaiser is terminated without cause after one year of employment.
(5)	This payment would only be made if either: (i) Mr. Haram does not return to work for Pegasus Capital or another portfolio company of Pegasus Capital or (ii) Mr. Haram is retained by Pegasus Capital or another portfolio company for less than six months.
(6)	Mr. Cohen received this amount upon his resignation on July 30, 2010, which became effective on September 10, 2010.

Director Compensation

Director compensation is determined by the board of directors and recommended by the governance committee. During 2010, each of our non-employee directors was entitled to the following compensation:

•	$40,000 paid in equal quarterly installments within 30 days of the end of each calendar quarter;

•	non-qualified stock options to purchase 12,000 shares of our common stock, which options vested in equal quarterly installments at the end of each calendar quarter;

•	80,000 shares of common stock; and

•	compensation through our “Rainmaker” program to the extent they facilitated sales of our products to certain identified customers.

Our board of directors has approved the following compensation policy for our non-employee directors during 2011:

•

non-qualified stock options to purchase 12,000 shares of common stock, which options will be awarded on January 3, 2011 and vest in equal quarterly installments on the first trading day immediately following the end of each fiscal quarter of 2011;

•	$120,000 payable in equal quarterly installments at the beginning of each fiscal quarter;

•	the chair of the audit committee will be entitled to an additional $50,000, payable in equal quarterly installments at the beginning of each fiscal quarter;

•	the chair of the finance committee will be entitled to an additional $100,000, payable in equal quarterly installments at the beginning of each fiscal quarter;

•

the chair of any other committee (other than the audit and finance committees) will be entitled to an additional $15,000, payable in equal quarterly installments at the beginning of each fiscal quarter; and

•	the Vice Chairmen of the board of directors will each be entitled to an additional $155,000, payable in equal quarterly installments at the beginning of each fiscal quarter.

Each non-employee director may elect to receive all or a portion of their cash compensation in shares of common stock, subject to making an election on or before January 3, 2011. Any compensation that is paid in shares of common stock will be based upon a price per share of common stock equal to $3.30, and such shares shall be issued at the beginning of the fiscal year ending December 31, 2011. We will also reimburse non-employee directors for reasonable expenses incurred in connection with attending board of director and committee meetings.

Director compensation table

Directors who are employees of the company receive no additional compensation for their service on our board of directors or its committees. The following table shows the overall compensation earned for the 2010 fiscal year with respect to each person who was a non-employee director as of December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Robert Bachman	$45,000	$93,600	$5,694	—	—	—	$144,294
David Bell	$40,000	$93,600	$5,694	—	—	—	$139,294
Charles Darnell	—	$57,026	—	—	—	—	$57,026
Carlos Gutierrez	$20,000	$73,600	$4,365	—	—	—	$97,965
Donald Harkleroad	$55,000	$93,600	$5,694	—	—	—	$154,294
Michael Kempner	$20,000	$73,600	$4,365	—	—	—	$97,965
T. Michael Moseley	$20,000	$73,600	$4,365	—	—	—	$97,965
Richard Weinberg (2)	$20,000	$93,600	—	—	—	—	$113,600

(1)	Represents the total grant date fair value, as determined under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation, of all awards granted to the NEO during fiscal 2010, as applicable. Assumptions used to calculate these amounts are included in Note 16, “Equity Based Compensation,” to our consolidated financial statements for the year ended December 31, 2009. Messrs. Bell, Bachman and Harkleroad were each granted options to purchase 12,000 shares of common stock; Messrs. Gutierrez, Kempner and Moseley were each granted options to purchase 9,200 shares of common stock; and Mr. Darnell was granted an option to purchase 2,600 shares of common stock. Mr. Darnell’s option has an exercise price of $3.29 per share. All other options have an exercise price of $1.00 per share.
(2)	Mr. Weinberg serves on our board of directors as a designee of Pegasus Capital. Pursuant to the policies of Pegasus Capital, any fees paid to Mr. Weinberg are for the benefit of Pegasus Capital.

For 2011, non-employee directors are compensated for their service through a combination of a cash retainer and grants of nonqualified stock options to purchase shares of the company’s common stock. The cash component of compensation is payable in equal quarterly installments at the beginning of each fiscal quarter. However, each non-employee director may elect to receive all or a portion of the cash component in shares of common stock.

The option grants to non-employee directors generally vest in quarterly installments on the first trading day immediately following the end of each fiscal quarter. The exercise price of all option grants is equal to at least the fair market value on the date of grant and the maximum term of the option is ten years. The options are made subject to the Equity Plan and an individual stock option agreement. Non-employee directors appointed to fill a vacancy between annual meetings of shareholders are generally granted equity awards in an amount and with vesting terms that correspond to the remaining term of the service.

Principal stockholders

The following table sets forth information regarding the beneficial ownership of common stock as of February 8, 2011 by each person known to us to own beneficially 5% or more of the outstanding common stock, each director, certain named executive officers, and the directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them, unless otherwise noted. Percentage of ownership prior to this offering is based on 186,137,141 shares of common stock outstanding on February 8, 2011.

Beneficial ownership is determined in accordance with the rules of the SEC. For the purpose of calculating the number of shares beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this prospectus by that stockholder are deemed outstanding.

	Common Stock
Name and Address of Beneficial Owner	Shares Beneficially Owned (1)		Percent of Class
Directors and Executive Officers
Robert Bachman	339,463	(2)	*
David Bell	251,471	(3)	*
Jonathan Cohen (4)	—		*
Charles Darnell	22,933	(5)	*
Zachary Gibler (6)	2,608,675	(7)	1.4%
Khaled Haram (8)	496,585	(9)	*
Donald Harkleroad	341,502	(10)	*
Gregory Kaiser	—		*
Michael Kempner	353,319	(11)	*
Fredric Maxik	1,670,362	(12)	*
T. Michael Moseley	110,382	(13)	*
Kathryn Reynolds (14)	160,000	(15)	*
John Stanley	—		*
Leon Wagner	824,061	(16)
Richard Weinberg	—		*
Directors and Executive Officers as a Group (11 persons)	3,943,493		2.1%
Certain Persons
LED Holdings, LLC (17)(18)	29,172,496		15.7%
LSGC Holdings LLC (17)(18)	162,289,829	(19)	87.2%
Pegasus Partners IV, L.P. (18)	165,259,526	(19)	88.8%

*	Less than 1%.
(1)	The number and percentage of shares of our common stock beneficially owned is determined under the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares for which a person has sole or shared voting power or investment power.
(2)	Includes 288,686 shares of common stock issued to USGT Investors, L.P. (“USGT”), 20,625 shares of common stock issuable to USGT upon the exercise of warrants and 15,000 shares of common stock issuable to Mr. Bachman pursuant to the exercise of stock options issued under the Equity Plan. Mr. Bachman is a controlling shareholder in the sole corporate general partner of USGT and may be deemed the beneficial owner of the shares held by USGT.
(3)	Includes 15,000 shares of common stock issuable to Mr. Bell pursuant to the exercise of stock options issued under the Equity Plan.
(4)	Mr. Cohen resigned from his position as Chief Accounting Officer on September 10, 2010.
(5)	Includes 5,600 shares of common stock issuable to Mr. Darnell pursuant to the exercise of stock options issued under the Equity Plan.
(6)	Mr. Gibler served as our Chairman and Chief Executive Officer during 2010 and passed away on January 2, 2011.
(7)	Includes 2,587,842 shares of common stock issuable to Mr. Gibler’s estate upon the exercise of stock options issued under the Equity Plan.
(8)	Mr. Haram resigned from his position as President and Chief Operating Officer on June 30, 2010.
(9)	Includes 521,585 shares of common stock issuable to Mr. Haram pursuant to the exercise of stock options issued under the Equity Plan.

(10)	Includes 296,199 shares of common stock issued to The Bristol Company and 15,000 shares of common stock issuable to Mr. Harkleroad pursuant to the exercise of stock options issued under the Equity Plan. Mr. Harkleroad is the sole shareholder of The Bristol Company and may be deemed the beneficial owner of the shares held by The Bristol Company.
(11)	Includes 12,200 shares of common stock issuable to Mr. Kempner pursuant to the exercise of stock options issued under the Equity Plan and 99,403 shares of common stock issuable to Mr. Kempner upon the exercise of Series D Warrants held by Mr. Kempner.
(12)	Includes 1,550,000 shares of common stock issuable to Mr. Maxik upon the exercise of stock options issued under the Equity Plan and 117,250 shares of restricted stock issued to Mr. Maxik under the Equity Plan.
(13)	Includes 12,200 shares of common stock issuable to Mr. Moseley pursuant to the exercise of stock options issued under the Equity Plan.
(14)	Ms. Reynolds resigned from her position as Senior Vice President, Strategy and Finance on January 31, 2010.
(15)	Includes 180,000 shares of common stock issuable to Ms. Reynolds pursuant to the exercise of stock options issued under the Equity Plan.
(16)	Includes 120,000 shares held by trusts for which Mr. Wagner may be deemed the beneficial owner and 3,000 shares of common stock issuable to Mr. Wagner pursuant to the exercise of stock options issued under the Equity Plan.
(17)	The principal address and principal office of each of LED Holdings, LLC (“LED Holdings”) and LSGC Holdings LLC (“LSGC Holdings”) is c/o Pegasus Capital Advisors, L.P., 99 River Road, Cos Cob, CT 06807.
(18)	LSGC Holdings may be deemed to indirectly beneficially own 29,172,496 shares of common stock held by LED Holdings because LSGC Holdings may be deemed to have voting and dispositive power over such shares due to its membership interest in LED Holdings. Pegasus Partners IV, L.P. (“Pegasus IV”) is the managing member of LSGC Holdings. Pegasus Investors IV, LP (“Pegasus Investors”) is the general partner of Pegasus IV and Pegasus Investors IV GP, LLC (“Pegasus GP”) is the general partner of Pegasus Investors. Pegasus GP is wholly owned by Pegasus Capital, LLC (“Pegasus Capital”, and together with Pegasus IV, Pegasus Investors and Pegasus GP, the “Pegasus Entities”). Pegasus Capital may be deemed to be directly or indirectly controlled by Craig Cogut (“Mr. Cogut”). By virtue of the foregoing, the Pegasus Entities and Mr. Cogut may be deemed to beneficially own the 29,172,496 shares of common stock held by LED Holdings and the 133,117,333 shares of common stock held by LSGC Holdings. Each of Pegasus IV, Pegasus Investors, Pegasus GP, Pegasus Capital and Mr. Cogut disclaims beneficial ownership of any of the common stock held by LED Holdings and LSGC Holdings. Additionally, Mr. Cogut may be deemed to indirectly own 137,755 shares of common stock and options to purchase 15,000 shares of common stock that represent payment of director fees paid by the company to Pegasus Capital Advisors IV, L.P. (“Pegasus Advisors”). Pegasus Capital Advisors IV GP, LLC (“Pegasus Advisors GP”) is the general partner of Pegasus Advisors and Mr. Cogut is the sole owner and managing member of Pegasus Advisors GP. Mr. Cogut disclaims beneficial ownership of the shares and options held by Pegasus Advisors, except as to the extent of his pecuniary interest therein.
(19)	Includes 29,172,496 shares of common stock held by LED Holdings and 133,117,333 shares of common stock held by LSGC Holdings.

Certain relationships and related transactions

Parent company

LSGC Holdings may be deemed to be our “parent” by virtue of its beneficial ownership of our voting securities. As of February 8, 2011, LSGC Holdings directly owned 133,117,333 shares of our common stock and indirectly owned an additional 29,172,496 shares of our common stock by virtue of its voting and dispositive control over shares held by its affiliate, LED Holdings. LSGC Holdings and LED Holdings are affiliates of Pegasus IV and Pegasus Capital and they collectively hold approximately 88.8% of our common stock as of February 8, 2011 (calculated in accordance with Rule 13d-3 of the Exchange Act).

Related party transaction policy

Our board of directors has adopted a written policy with respect to the review, approval or ratification of related party transactions. The policy generally defines a related party transaction as a transaction or series of related transactions or any material amendment to any such transaction of $120,000 or more involving the company and any executive officer of the company, any director or director nominee of the company, persons owning 5% or more of our outstanding stock at the time of the transaction, any immediate family member of any of the foregoing persons, or any entity that is owned or controlled by any of the foregoing persons or in which any such person serves as an executive officer or general partner or, together with all of the foregoing persons, owns 10% or more of the equity interests thereof.

The policy requires our audit committee to review and approve related party transactions and any material amendments to such related party transactions. In reviewing and approving any related party transaction or any material amendment thereto, the audit committee is to (i) satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the proposed related party transaction or the proposed material amendment to such transaction, and (ii) determine that the related party transaction or material amendment thereto is fair to the company. At each audit committee meeting, management is required to recommend any related party transactions and any material amendments thereto, if applicable, to be entered into by us. After review, the audit committee must approve or disapprove such transactions and any material amendments to such transactions.

In addition to the above policy, because we have entered into a number of transactions with affiliates of Pegasus Capital, our board of directors established a Committee of Independent Directors, or the Independent Committee, in December 2008 to consider the approval of, and to make recommendations to the board of directors or any committee thereof regarding, any related-party transactions from time to time between us and Pegasus Capital or its affiliates, our executive officers and/or our directors. During 2008 and 2009, the Independent Committee consisted of Robert E. Bachman, Donald R. Harkleroad and Daryl N. Snadon. Mr. Snadon resigned from the board and all committee positions in March 2010. Charles Darnell was appointed to serve on the Independent Committee in October 2010. Each of the transactions set forth below were reviewed and approved by the Independent Committee.

Transactions with affiliates of Pegasus Capital

Acquisition fees

In connection with our acquisitions of Lighting Science Group B.V., formerly known as Lighting Partner B.V., in April 2008 and Lamina Lighting, Inc. in July 2008, we paid $400,000 and $150,000, respectively, to Pegasus Capital, for expenses incurred in performing certain due diligence and other services.

Series C Preferred Stock issuance

On December 31, 2008, we entered into agreements with two of our law firms whereby we issued a combined total of 251,739 shares of Series C Preferred Stock to such firms to settle their outstanding legal fees in the aggregate amount of approximately $3,200,000. We also issued warrants (the “Series C Warrants”) for the purchase of 3,776,078 shares of common stock to such firms. The warrants have an exercise price of $0.85 per share, a term of 5 years, and are exercisable only following our dissolution, winding-up or change of control or the repurchase or other acquisition by us of all of the Series C Preferred Stock. These shares and warrants were subsequently transferred to Pegasus IV and Govi Rao, our former Chairman and Chief Executive Officer. Pursuant to the Recapitalization (discussed below) all outstanding shares of Series C Preferred Stock and the Series C Warrants were converted into shares of our common stock.

Guaranty of line of credit with Bank of Montreal

On July 15, 2008, we entered into a Loan Agreement with the Bank of Montreal (“BMO”). Pursuant to the Loan Agreement, Pegasus IV guaranteed our line of credit with BMO (the “Guaranty”). As consideration for providing the initial Guaranty, on July 25, 2008 we issued Pegasus IV a warrant to purchase 942,857 shares of common stock at an exercise price of $7.00 per share and agreed to pay Pegasus IV a transaction fee. In connection with the closing of the line of credit, we also paid Pegasus Capital $100,000 pursuant to a Side Letter Agreement dated July 25, 2008, to reimburse Pegasus Capital for the fees and expenses it incurred with respect to the Guaranty and line of credit.

On August 24, 2009, we amended the Loan Agreement to extend the maturity date (the “Second Amendment”). In conjunction with the Second Amendment, Pegasus IV agreed to extend its Guaranty of the Loan Agreement in exchange for an additional fee, subject to adjustment based upon certain corporate events. On March 15, 2010, we further amended the Loan Agreement (the “Third Amendment”) to increase the size of our revolving line of credit with BMO (the “Loan Increase”). In connection with the Third Amendment, Pegasus IV agreed to increase its Guaranty of our obligations pursuant to the Loan Agreement. In exchange for Pegasus IV’s extension of the Guaranty, we agreed to: (i) further amend the fee payable to Pegasus IV to account for any borrowings made pursuant to the Loan Increase; (ii) use proceeds received from Pegasus IV in connection with its exercise of a Standby Purchase Option (discussed below) to purchase shares of Series D Preferred Stock to reduce the principal amount outstanding under the Loan Agreement and (iii) enter into a future amendment to the Loan Agreement to reduce the total amount of the Guaranty required and to extend the stated maturity date (the “Fourth Amendment”).

On April 20, 2010, we entered into the Fourth Amendment with BMO and executed that certain Replacement Demand Note (the “Replacement Note”). The Fourth Amendment and the Replacement Note decreased the size of the our revolving line of credit with BMO and further extended the maturity date. On the same date and in connection with the Fourth Amendment and the Replacement Note, Pegasus IV executed a consent pursuant to which Pegasus IV acknowledged its Guaranty of our obligations pursuant to the Loan Agreement, as further amended by the Fourth Amendment. In conjunction with the execution of the Fourth Amendment, we issued Pegasus IV 1,555,860 Series D Units in satisfaction of the fees due to Pegasus IV pursuant to the Guaranty, as amended, which totaled $1,565,195, in the aggregate, as of April 20, 2010.

On July 9, 2010, we entered into that certain Fifth Amendment to Bank of Montreal Loan Authorization Agreement (the “Fifth Amendment”) and that certain Replacement Demand Note (the “Replacement Note”) with BMO. The Fifth Amendment and the Second Replacement Note decreased the size of our revolving line of credit with BMO. On the same date and in connection with the Fifth Amendment and the Second Replacement Note, Pegasus IV executed a consent pursuant to which Pegasus IV acknowledged its guaranty of our obligations pursuant to the Loan Agreement, as further amended by the Fifth Amendment. In conjunction with the execution of the Fifth Amendment, we agreed to issue 88,102 Series D Units to Pegasus IV in satisfaction of the accrued portion of the guaranty fee, which totaled $88,630 as of July 9, 2010.

Promissory and convertible notes with Pegasus IV

On December 19, 2008, we borrowed $1.95 million from Pegasus IV and $50,000 from certain of our officers, including Govi Rao and Zachary Gibler. On March 2, 2009, we repaid $7,500 borrowed from one of our officers, and amended the other outstanding promissory notes to extend the maturity date from March 2, 2009 to July 31, 2009. We subsequently borrowed an additional $9.0 million, in the aggregate, from Pegasus IV pursuant to two separate promissory notes issued on February 13, 2009 and April 17, 2009. All of the notes had an interest rate of 8% per annum. On August 5, 2009, we repaid the remaining principal and interest owed to Govi Rao and Zachary Gibler.

In February 2009, we executed a promissory note in favor of Pegasus IV that allowed us to borrow up to $7.0 million in aggregate. The February promissory note was scheduled to mature on June 30, 2009 and had an interest rate of 8% per annum. As a condition to entering into the February promissory note, we entered into a letter agreement with Pegasus IV, dated February 13, 2009 (the “Letter Agreement”), pursuant to which we agreed to use our best efforts to conduct a rights offering during the second fiscal quarter of 2009 for preferred or common stock, the net proceeds of which would raise at least $30.0 million.

In April 2009, we executed an additional promissory note in favor of Pegasus IV that allowed us to borrow up to $2.0 million in the aggregate. The note was scheduled to mature on May 15, 2009 and had an interest rate of 8% per annum. On May 11, 2009, we borrowed an additional aggregate principal amount of $500,000 from Pegasus IV pursuant to an additional promissory note in favor of Pegasus IV. The note had a maturity date of May 31, 2009 and had an interest rate of 14% per annum. As a condition to entering into these additional promissory notes, we agreed that they would also be subject to the Letter Agreement.

On May 15, 2009, we entered into a Convertible Note Agreement (the “Original Pegasus Convertible Note”) with Pegasus IV, which provided us with approximately $31.7 million. The proceeds of the borrowings on the Original Pegasus Convertible Note were generally used to pay in full $11.5 million worth of promissory notes previously granted to Pegasus IV, together with accrued interest thereon, and to pay outstanding principal amounts under our line of credit with BMO. Effective as of July 31, 2009, we entered into the First Amendment to the Convertible Note Agreement, pursuant to which we extended the maturity date of the Original Pegasus Convertible Note.

On August 27, 2009, the Original Pegasus Convertible Note (as amended) was terminated, and we entered into a new Convertible Note Agreement (the “New Pegasus Convertible Note”) with Pegasus IV in the principal amount of approximately $32.8 million, which represented the outstanding principal and interest on the Original Pegasus Convertible Note as of August 27, 2009. As with the Original Pegasus Convertible Note, interest on the New Pegasus Convertible Note accrued at the rate of 14% per annum. The outstanding principal and interest was scheduled to mature upon the earlier of July 31, 2010 and the date of the consummation of the rights offering (described below).

Pursuant to the New Pegasus Convertible Note, we agreed to use commercially reasonable efforts to conduct a rights offering (the “Rights Offering”) of Series D Units as soon as reasonably practical. The New Pegasus Convertible Note granted Pegasus IV the right to acquire any Series D Units not otherwise subscribed for pursuant to the terms of the Rights Offering (the “Standby Purchase Offering”). If the registration statement for the Rights Offering was declared effective by the SEC and the Rights Offering was consummated prior to July 31, 2010 (the scheduled maturity date), Pegasus IV would be deemed to have converted all of the then outstanding principal and interest under the New Pegasus Convertible Note into Series D Units at a conversion price of $1.006 per Unit. Additionally, the New Pegasus Convertible Note provided Pegasus IV with the option to voluntarily convert all or a portion of the outstanding principal and interest under the New Pegasus Convertible Note into Series D Units at any time at a conversion price of $1.006 per Unit.

Rights offering

Upon consummation of the Rights Offering on March 3, 2010, approximately $35.2 million of the outstanding principal and interest pursuant to the New Pegasus Convertible Note automatically converted into 35,017,667 Series D Units. In addition, on April 19, 2010, we sold 24,097,148 Series D Units to Pegasus IV pursuant to the Standby Purchase Option. These Units were purchased for $1.006 per Series D Unit. We received $2.0 million from Pegasus IV on February 23, 2010 as an advance payment for a portion of these Series D Units. This advance payment accrued interest at the rate of 14% per annum, and 40,415 of the Series D Units issued to Pegasus IV on April 19, 2010 were in satisfaction of the accrued interest on the advance payment, which totaled $40,657.36.

Series E Preferred offering and Support Services Agreement

On June 23, 2010, we entered into a Subscription Agreement (the “Series E Subscription Agreement”) with Pegasus IV, whereby we agreed to issue and sell to Pegasus IV 235,295 units (the “Series E Units”) at a price per Series E Unit of $127.50, for an aggregate purchase price of $30,000,112.50. Each Series E Unit consisted of: (a) one share of Series E Non-Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”) and (b) a warrant (the “Series E Warrant”) representing the right to purchase 50 shares of common stock at a price per share of $7.00, subject to adjustment (collectively, the “Series E Preferred Offering”). Pursuant to the Subscription Agreement, on June 24, 2010, we applied a portion of the proceeds of the Series E Preferred Offering to repay all amounts outstanding under our line of credit with BMO.

Concurrent with the execution of the Series E Subscription Agreement, on June 23, 2010, we entered into a Warrant Agreement with Pegasus IV (the “Series E Warrant Agreement”) setting forth the terms and conditions of the Series E Warrants, whereby Pegasus IV was entitled to purchase shares of common stock upon exercise of the Series E Warrant(s) issued in conjunction with the Series E Preferred Offering. Pursuant to the Series E Preferred Offering, Pegasus IV received Series E Warrant(s) to purchase 11,764,750 shares of common stock in the aggregate.

On June 23, 2010, in conjunction with the execution of the Series E Subscription Agreement and Series E Warrant Agreement, and as an inducement for the Series E Preferred Offering, we entered into a Support Services Agreement, whereby we agreed to pay Pegasus Capital $750,000 as reimbursement for prior financial, strategic planning, monitoring and other related services previously provided by Pegasus Capital, and to pay $187,500 for the four calendar quarters commencing October 15, 2010 and then $125,000 for each of the four calendar quarters thereafter in exchange for such services during such periods.

Stock Purchase, Exchange and Recapitalization Agreement

On September 30, 2010, we entered into a Stock Purchase, Exchange and Recapitalization Agreement (the “Recapitalization Agreement”) with Pegasus IV, LSGC Holdings and LED Holdings. Pursuant to the Recapitalization Agreement, Pegasus IV, LSGC Holdings and LED Holdings agreed to participate in a recapitalization of our existing capital position (the “Recapitalization”) and LSGC Holdings purchased 12,500,000 shares of common stock at a price per share of $1.60, as well as options to purchase up to an additional 3,125,000 shares of common stock at a price per share of $1.60, for an aggregate purchase price of $20,000,000. On October 5, 2010, LSGC Holdings exercised its rights pursuant to the option and acquired 3,125,000 additional shares of common stock for an aggregate purchase price of $5,000,000. In total, we issued 15,625,000 shares of common stock to LSGC Holdings for an total purchase price of $25,000,000.

Pursuant to the Recapitalization Agreement, we exchanged all of our outstanding Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), Series E Preferred Stock, and Series E Warrants for 32,612,249 shares of common stock. Pursuant to such agreements, the holders of all of the Series C Warrants exercised such warrants, in accordance with their terms, on a cashless basis for 1,937,420 shares of common stock. We also filed a Certificate of Amendment to our Certificate of Incorporation in order to amend the Certificate of Designation concerning our Series D Preferred Stock (the “Series D Certificate”) to provide for the automatic conversion of all shares of Series D Preferred Stock into common stock upon.

On December 28, 2010, pursuant to the amendment to the Series D Certificate, we issued 44,072,123 shares of common stock in exchange for all 67,260,303 outstanding shares of our Series D Preferred Stock. LSGC Holdings was issued 39,800,874 shares of common stock pursuant to the conversion of its shares of Series D Preferred Stock.

January 2011 Private Placement

On January 26, 2011, we raised $18.0 million in a private placement pursuant to which we issued 5,454,545 shares of common stock to an affiliate of Pegasus Capital, Michael Kempner, Leon Wagner, certain other operating advisors of Pegasus Capital, and certain trusts affiliated with, and business associates of, Mr. Wagner. The purchase price of the shares of common stock represents a discount of less than 3% of the closing price of our common stock on the date our committee of independent directors approved the private placement. Pegasus Partners IV, L.P. and two of its operating advisors purchased an aggregate of 3,167,333 shares of common stock for a purchase price of $10,452,200. Michael Kempner, who is also an operating advisor of Pegasus Capital and a director of the company, and Leon Wagner, a director of the company, purchased 60,606 and 634,394 shares of common stock, respectively, for a purchase price of $200,000 and $2,093,500.

Warrant Exchange

On February 4, 2011, we entered into an Exchange Agreement with LSGC Holdings pursuant to which we issued 54,500,000 shares of common stock in exchange for its: (i) Series D Warrant to purchase 60,758,777 shares of common stock and (ii) warrant to purchase 942,857 shares of common stock, which was originally issued to Pegasus IV on July 25, 2008.

Transactions with Koninklijke Philips Electronics N.V.

On August 27, 2009, in conjunction with the Governing Agreement and Complete Releases between, among other parties, us and Philips, we entered into a Convertible Note Agreement (the “Philips Convertible Note”) with Philips pursuant to which we borrowed $5.0 million from Philips. Interest on the outstanding principal balance under the Philips Convertible Note accrued at the rate of 14% per annum. Upon consummation of the Rights Offering on March 3, 2010, approximately $5.4 million of the outstanding principal and interest pursuant to the Philips Convertible Note automatically converted into 5,330,482 Series D Units consisting of (i) one share of Series D Preferred Stock and (ii) Series D Warrants to purchase up to 5,330,482 shares of our common stock at an exercise price of 12.00 per share.

Relationship with MWW Group

On January 21, 2009, we entered into an agreement with MWW Group LLC, (“MWW”) pursuant to which MWW provides us with certain federal and state government relations, third party support and business development services. On March 24, 2010, Michael W. Kempner, the majority stockholder, president and chief executive officer of MWW, was appointed to serve as a member of our board of directors. The agreement’s initial term expires December 31, 2011, but will renew automatically on a month-to-month basis unless terminated by either party. Pursuant to this agreement, we paid MWW a total of $185,780 and $301,650 during 2009 and 2010, respectively, as compensation for services rendered. During 2011, we are obligated to make additional monthly payments of $30,000, and thereafter, for so long as the agreement remains in effect.

Relationship with The Home Depot

Although our agreement with The Home Depot prohibits us from selling, distributing, rebranding or marketing our LED retrofit lamps and luminaires to certain “big box” retailers, we believe our relationship with The Home Depot and various OEM partners provide us with enhanced access to high volume consumer markets. We entered into a Strategic Purchasing Agreement with The Home Depot in July 2010 pursuant to which we supply The Home Depot with LED retrofit lamps and fixtures. Our products are currently sold through The Home Depot’s EcoSmart line on a co-branded basis and may be sold through different lines in the future. This agreement has a term of three years but may be terminated by The Home Depot upon 180 days written notice. Although The Home Depot is not required to purchase a committed quantity of products from us, we issued it a Warrant to purchase 5,000,000 shares of our common stock at an exercise price of $2.00 per share, but such shares are subject to annual vesting conditions that require The Home Depot’s gross product orders from us, in dollar terms, to increase by at least 20% year-over-year. In addition, the 1,000,000 shares that would be eligible for vesting in each of the years ending December 31, 2014 and 2015 are also subject to The Home Depot’s extension of the Strategic Purchasing Agreement beyond its initial term. For the nine months ended September 30, 2010, The Home Depot was one of our largest customers, and we believe sales to The Home Depot during fiscal 2011 will continue to increase.

Description of capital stock

The following descriptions are summaries of the material terms of our Certificate of Incorporation and Amended and Restated Bylaws. This summary does not purport to be complete and is subject to and qualified by our Certificate of Incorporation and Amended and Restated Bylaws, copies of which have been filed with the SEC, and by the provisions of applicable law.

General

Our authorized capital stock as set forth in our certificate of incorporation consists of 400,000,000 shares of common stock, par value of $0.001 per share, and 100,000,000 shares of preferred stock, par value of $0.001 per share. As of February 8, 2011, 186,137,141 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Common stock

The holders of our common stock are entitled to dividends as our board of directors may declare from funds legally available therefor, subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our Certificate of Incorporation does not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

Upon any voluntary or involuntary liquidation or dissolution, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any. All of the outstanding shares of common stock are, and the shares issued or to be issued by us pursuant to the Recapitalization and the Series D Exchange will be, fully paid and non-assessable.

Preferred stock

Our Certificate of Incorporation provides that our board of directors may by resolution establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation or dissolution in such amounts as are established by our board of directors’ resolutions issuing such shares.

The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control without further action by the stockholders.

Amended and Restated Equity-Based Compensation Plan

As of February 8, 2011, we had outstanding options to purchase 12,668,400 shares of our common stock and 176,668 outstanding unvested shares of restricted stock under the Equity Plan, and 15,331,600 shares were available for issuance pursuant to the Equity Plan.

Anti-takeover provisions

Certificate of incorporation and bylaws

Our certificate of incorporation and bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Blank check preferred stock. We believe that the availability of the preferred stock under our certificate of incorporation provides us with flexibility in addressing corporate issues that may arise. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our amended and restated certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. Our board of directors will make any determination to issue shares based on its judgment as to our and our stockholders’ best interests.

Management. Our board of directors has the power to retain and discharge our officers. These provisions could make it more difficult for existing stockholders or another party to effect a change in management.

Special meetings. Our bylaws provide that our chairman of the board, our president, a majority of our board of directors or, upon written request, the holders of at least 50.1% of the total number of our outstanding capital stock, may call a special meeting of stockholders.

No cumulative voting. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not grant stockholders the right to vote cumulatively.

Amendment to certificate of incorporation and bylaws. As required by the DGCL, any amendment of our amended and restated certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office.

Delaware Anti-Takeover Statute

We are a Delaware corporation and are subject to Section 203 of the DGCL. In general, Section 203 prevents us from engaging in a business combination with an “interested stockholder” (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless either:

•	before that person became a 15% stockholder, our board of directors approved the transaction in which the stockholder became a 15% stockholder or approved the business combination;

•

upon completion of the transaction that resulted in the stockholder’s becoming a 15% stockholder, the stockholder owns at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•

after the transaction in which that person became a 15% stockholder, the business combination is approved by our board of directors and authorized at a stockholder meeting by at least two-thirds of the outstanding voting stock not owned by the 15% stockholder.

Delaware law defines the term “business combination” to encompass a wide variety of transactions with, or caused by, an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This law could have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of the common stock.

Shares eligible for future sale

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. The number of shares available for future sale in the public market is subject to legal and contractual restrictions, some of which are described below. The expiration of these restrictions will permit sales of substantial amounts of our common stock in the public market, or could create the perception that these sales may occur, which could adversely affect the prevailing market price of our common stock. These factors could also make it more difficult for us to raise funds through future offerings of common stock.

Sale of outstanding shares

Upon completion of this offering, we will have         shares of common stock outstanding. Of these shares of common stock:

•	the shares of common stock being sold in this offering will be freely tradable without restriction under the Securities Act;

•	shares will be freely tradable without restriction under the Securities Act, assuming all shares that are currently traded on the OTC Bulletin Board are freely tradable, and

•

         shares will be freely tradable upon the expiration of the lock-up agreements described in “Underwriting,” subject to the volume limitations and other restrictions of Rule 144 promulgated under the Securities Act, or Rule 144, described below.

The remaining shares of common stock that will be outstanding upon completion of this offering will be “restricted securities,” as that phrase is defined in Rule 144, and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144 under the Securities Act, which is summarized below.

Rule 144

The shares of our common stock being sold in this offering will generally be freely tradable without restriction or further registration under the Securities Act, except that any shares of our common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of shares of our common stock outstanding which will equal approximately shares after this offering; or

•	the average weekly reported trading volume of our common stock on the OTC Bulletin Board, or the NASDAQ stock market, as applicable, for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner-of-sale provisions, a six-month holding period requirement for restricted securities, notice requirements and the availability of current public information about us.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least one year beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of common stock under Rule 144 without regard to the public information requirements of Rule 144.

Stock Plans

We have filed a registration statement on Form S-8 under the Securities Act to register shares of our common stock issued or reserved for issuance under the Amended and Restated Plan. Accordingly, shares registered under such registration statement are available for sale in the open market unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described below. As of February 8, 2011, there were outstanding Equity Plan-based options to purchase 12,668,400 shares of our common stock and 15,331,600 shares available for issuance pursuant to awards under the Equity Plan.

Lock-up agreements

We, all of our directors and executive officers and holders of substantially all of our outstanding stock (other than shares held by public stockholders) and holders of securities exercisable for or convertible into shares of common stock have agreed with the underwriters, subject to specified exceptions, not to dispose of or hedge any of the shares of common stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of common stock during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of the underwriters. See “Underwriting.”

Registration Rights

We have entered into an Amended and Restated Registration Rights with Pegasus IV, an affiliate of Pegasus Capital (the “Pegasus Registration Rights Agreement”), and an Amended and Restated Registration Rights Agreement with the former stockholders of Lighting Partner B.V. (the “LPBV Registration Rights Agreement). We do not currently have an obligation to register the shares of common stock held by the former stockholders of Lighting Partner B.V. because such shares are freely tradeable pursuant to Rule 144 and therefore do not constitute “registrable securities,” as such term is defined in the LPBV Registration Rights Agreement. As a result, holders of approximately                  shares of our common stock will be entitled to rights with respect to registration of those shares under the Securities Act. Under the terms of the Pegasus Registration Rights Agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, Pegasus IV and its affiliates (including LED Holdings and LSGC Holdings) are entitled to notice of registration and are entitled to include their shares of common stock in the registration. The Pegasus Registration Rights Agreement also provides Pegasus IV and its affiliates with specified demand registration rights under which they may require us to file a registration statement under the Securities Act at our expense with respect to our shares of common stock, and we are required to use our commercially reasonable efforts to effect this registration. Further, Pegasus IV and its affiliates may require us to file additional registration statements on Form S-3. These registration rights are subject to conditions and limitations. This is not a complete description of the Pegasus Registration Rights Agreement or the LPBV Registration Rights Agreement and is qualified by the full text of such agreements, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Material U.S. federal income and estate tax considerations for non-U.S. holders

The following is a general discussion of the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock to a non-U.S. holder. Except as specifically provided below, for the purpose of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state or the District of Columbia;

•	a partnership (or other entity treated as a partnership for U.S. federal income tax purposes);

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships that hold our common stock and partners in such partnerships to consult their own tax advisors regarding the tax treatment of acquiring and holding our common stock.

This discussion assumes that a non-U.S. holder will hold our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation or any aspects of state, local or non-U.S. taxation, nor does it consider any U.S. federal income tax considerations that may be relevant to non-U.S. holders which may be subject to special treatment under U.S. federal income tax laws, including, without limitation, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, insurance companies, tax-exempt or governmental organizations, dealers in securities or currency, banks or other financial institutions, and investors that hold our common stock as part of a hedge, straddle or conversion transaction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

We urge each prospective investor to consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

If we pay dividends on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder’s adjusted tax basis in its common stock, but not below zero, and then will be treated as gain from the sale of the common stock (see “—Gain on disposition of common stock).

Any dividend paid out of earnings and profits to a non-U.S. holder of our common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder generally must provide us (or another relevant withholding agent) with an Internal Revenue Service, or IRS, Form W-8BEN certifying qualification for the reduced rate.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder will be exempt from such withholding tax. To obtain this exemption, the non-U.S. holder must provide us (or another relevant withholding agent) with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, generally will be subject to U.S. federal income tax on a net income basis at the same graduated U.S. tax rates generally applicable to U.S. persons, net of certain deductions and credits, subject to any applicable tax treaty providing otherwise. In addition to the income tax described above, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Gain on disposition of common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by such non-U.S. holder;

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder holds or has held, directly or indirectly, at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period, more than 5% of our common stock. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are or have been a “U.S. real property holding corporation” at any time during the periods described above and our common stock is not regularly traded on an established securities market, then the gain recognized on the sale or other disposition of our common stock by a non-U.S. holder would be subject to U.S. federal income tax regardless of the non-U.S. holder’s ownership percentage.

In the case of a non-U.S. holder described in the first bullet point immediately above, the gain will be subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain (or at such lower rate as may be specified by an applicable income tax treaty). In the case of an individual non-U.S. holder described in the second bullet point immediately above, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, will be subject to a flat 30% tax.

We believe we are not and do not anticipate becoming a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes. If, however, we are or become a USRPHC, so long as our common stock is considered to be regularly traded on an established securities market, only a non-U.S. holder who actually or constructively holds or held (at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax, under the third bullet point immediately above, on the disposition of our common stock. You should consult your own advisor about the consequences that could result if we are, or become, a USRPHC.

Backup withholding and information reporting

Generally, we must report annually to the IRS the amount of dividends paid to each non-U.S. holder, and the amount, if any, of tax withheld with respect to those dividends. A similar report is sent to each non-U.S. holder. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Payments of dividends to a non-U.S. holder may be subject to backup withholding (at a rate of 28% through 2012) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding also may apply if we have actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.

Payments of the proceeds from sale or other disposition by a non-U.S. holder of our common stock effected outside the United States by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting will apply to those payments if the broker does not have documentary evidence that the holder is a non-U.S. holder, an exemption is not otherwise established, and the broker has certain relationships with the United States.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at a rate of 28% through 2012) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, information reporting and backup withholding also may apply if the broker has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional withholding requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale of our common stock paid after December 31, 2012 to (i) a foreign financial institution (whether holding stock for its own account or on behalf of its account holders/investors) unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment (or who holds stock on behalf of another non-financial foreign entity that is the beneficial owner) unless the beneficial owner certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and meets certain other specified requirements. Non-U.S. holders should consult their own tax advisors regarding the effect of this newly enacted legislation.

Estate tax

Our common stock owned or treated as owned by an individual who is not a citizen or resident of the U.S. (as specifically defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Underwriting

Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are acting as joint book-running managers for this offering and representatives of the underwriters. Stifel, Nicolaus & Company, Incorporated, Moelis & Company LLC and Piper Jaffray & Co. are acting as co-manager for this offering. Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the number of shares of common stock indicated in the table below:

Underwriters	Number of Shares
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
Stifel, Nicolaus & Company, Incorporated
Moelis & Company LLC
Piper Jaffray & Co.

Total

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below. The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions, and part to certain dealers at a price that represents a concession not in excess of $         a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

Option to purchase additional shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate          of additional shares of common stock at the public offering price, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters’ option to purchase additional shares is exercised in full, the total price to the public would be $        , the total underwriters’ discounts and commissions would be $         and the total proceeds to us would be $        .

Commissions and discounts

The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option.

Paid by Us
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

In addition, we estimate that the expenses of this offering other than underwriting discounts and commissions payable by us will be approximately $             million.

Public offering price

The public offering price in this offering will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the public offering price will be our future prospects and those of our industry in general; sales, earnings and other financial operating information in recent periods; and the price-earnings ratios, price-sales ratios and market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. An active trading market for the shares may not exist, and it is possible that after the offering the shares will not trade in the market above their offering price.

Discretionary shares

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

No sales of similar securities

We, all of our directors and executive officers and holders of substantially all of our outstanding stock (other than shares held by public stockholders) and holders of securities exercisable for or convertible into shares of common stock have agreed that, subject to specified exceptions, without the prior written consent of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC on behalf of the underwriters, we and they will not, during the period beginning on the date of this prospectus and ending 180 days thereafter:

•

offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock; or

•	make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock;

with respect to the first and second bullets above, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the preceding paragraphs are subject to certain exceptions, including that such restrictions do not apply to:

•	the sale by us of shares to the underwriters in connection with the offering;

•	the transfer by our directors, executive officers and other stockholders of shares of common stock as a bona fide gift or gifts;

•	distributions of shares of our common stock to members, affiliates or stockholders of our stockholders;

•	the exercise of a warrant or an option to purchase shares of our common stock;

•	the sale or transfer of shares to us to satisfy payment or withholding obligations in connection with any cashless exercise of warrants or options;

•	the conversion or exchange of any warrant, preferred stock or other equity interest into shares of our common stock; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act (provided that such plan does not provide for the transfer of shares of common stock during the lock-up period and no public announcement or filing under the Exchange Act shall be made during the lock-up period).

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Price stabilization, short positions and penalty bids

In order to facilitate this offering of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or by purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the common stock, the underwriters may bid for and purchase shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Listing on the NASDAQ stock market

We intend to apply to have our common stock approved for listing on the NASDAQ stock market under the symbol “LSGC.”

Indemnification

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Electronic distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Other relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. These underwriters have received customary fees and commissions for these transactions. We and Moelis & Company LLC expect to enter into an agreement pursuant to which Moelis & Company LLC would act as a financial advisor and capital markets advisor in connection with this offering. As compensation for its services, we would pay Moelis & Company LLC a cash fee of $200,000 at the initial closing of this offering. Moelis & Company LLC would not be entitled to fees on any subsequent securities offering. In addition, we expect to reimburse Moelis & Company LLC for all reasonable out-of-pocket accountable expenses including the reasonable costs of Moelis & Company LLC’s legal counsel, up to $35,000 in the aggregate and subject to our approval for further expenses incurred.

Selling restrictions

The common stock is being offered for sale in those jurisdictions in the United States, the European Union and elsewhere where it is lawful to make such offers.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(a)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)	in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to prospective investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

(b)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

Notice to prospective investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to prospective investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

Notice to prospective investors in Australia

This prospectus is not a formal disclosure document and has not been lodged with the Australian Securities and Investments Commission, or ASIC. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus for the purposes of Chapter 6D.2 of the Australian Corporations Act 2001, or the Act, in relation to the securities or our company.

This prospectus is not an offer to retail investors in Australia generally. Any offer of securities in Australia is made on the condition that the recipient is a “sophisticated investor” within the meaning of section 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act, or on condition that the offer to that recipient can be brought within the exemption for ‘Small-Scale Offerings’ (within the meaning of section 708(1) of the Act). If any recipient does not satisfy the criteria for these exemptions, no applications for securities will be accepted from that recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of the offer, is personal and may only be accepted by the recipient.

If a recipient on-sells their securities within 12 months of their issue, that person will be required to lodge a disclosure document with ASIC unless either:

•

the sale is pursuant to an offer received outside Australia or is made to a “sophisticated investor” within the meaning of 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act; or

•

it can be established that our company issued, and the recipient subscribed for, the securities without the purpose of the recipient on-selling them or granting, issuing or transferring interests in, or options or warrants over them.

Notice to prospective investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of the issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made thereunder.

Notice to prospective investors in India

This prospectus has not been and will not be registered as a prospectus with the Registrar of Companies in India. This prospectus or any other material relating to these securities may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India. Further, persons into whose possession this prospectus comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Notice to prospective investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Korea

Our securities may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. Our securities have not been registered with the Financial Supervisory Commission of Korea for public offering in Korea. Furthermore, our securities may not be resold to Korean residents unless the purchaser of our securities complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of our securities.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

By accepting this prospectus, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Notice to prospective investors in Germany

Each person who is in possession of this prospectus is aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act, Wertpapier-Verkaufsprospektgesetz, or the Act, of the Federal Republic of Germany has been or will be published with respect to our common stock. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering in (offentliches Angebot) within the meaning of the Act with respect to any of our common stock otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

Notice to prospective investors in France

The shares of common stock are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any shares of common stock to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus or any other offering material relating to the shares of common stock, and that such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated 1st October, 1998.

Notice to prospective investors in the Netherlands

Our common stock may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to, individuals or legal entities situated in the Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institution, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities (hereinafter, the Professional Investors), provided that in the offer, prospectus and in any other documents or advertisements in which a forthcoming offering of our common stock is publicly announced (whether electronically or otherwise) in the Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of our common stock, and this prospectus or any other offering material relating to our common stock may not be considered an offer or the prospect of an offer to sell or exchange our common stock.

Notice to prospective investors in Italy

No prospectus has or will be registered in the Republic of Italy with the Italian Stock Exchange Commission (Commissione Nazionale per le Societá di Borsa), or Consob, pursuant to the Prospectus Directive and Italian laws and regulations on financial products. Accordingly, the common stock may not be offered, sold or delivered in the Republic of Italy, and copies of this prospectus or any other document relating to the common stock may not be distributed in the Republic of Italy, except to (a) qualified investors (investori qualificati), or the Qualified Investors, pursuant to Article 100 of Legislative Decree no. 58 dated February 24, 1998, as amended, or the Financial Act, as defined in Article 34-ter of Consob Regulation no. 11971 dated May 14. 1999, as amended, Regulation no. 11971; or (b) in circumstances where there is an exemption from the rules governing an offer to the public of financial products pursuant to Article 94 et seq. of the Financial Act, and to Regulation no. 11971. Any offer, sale or delivery of the common stock in the Republic of Italy must be (a) made by an investment firm, a bank or financial intermediary authorized to engage in such activities in Italy, in compliance with the Financial Act and with Legislative Decree no. 385 dated September 1, 1993, as amended and Consob Regulation no. 16190 dated October 29, 2007, as amended, and any other applicable law and regulation; and (b) in compliance with any applicable Italian laws and regulations and any other condition or limitation that may be imposed by Consob, the Bank of Italy (Banca d’Italia) and any other relevant Italian authorities.

Legal matters

The validity of the common stock offered hereby will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas. The underwriters are represented by Latham & Watkins LLP, New York, New York, in connection with certain legal matters related to this offering.

Experts

The consolidated financial statements as of December 31, 2009 and 2008 and for the two years in the period ended December 31, 2009 included in this prospectus have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, and have been included in reliance upon the report of such firm included herein given on said firm’s authority as an expert in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not include all the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement. Statements contained in this prospectus about the contents of any contract or other document filed as an exhibit are not necessarily complete, and, in each instance, we refer you to the copy of the contract or other documents filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, as well as the registration statement and the exhibits thereto, may be read and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. More information about us can be found on our website at www.lsgc.com. These references to the SEC’s website and our website are inactive textual references only and are not hyperlinks. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Lighting Science Group Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Lighting Science Group Corporation and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lighting Science Group Corporation and Subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine the effectiveness of Lighting Science Group Corporation’s internal control over financial reporting as of December 31, 2009 and, accordingly, we do not express an opinion thereon.

/s/ McGladrey & Pullen, LLP

Dallas, Texas

April 13, 2010

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2008

ASSETS
CURRENT ASSETS
Cash	$267,048	$254,538
Accounts receivable, net of allowances for doubtful accounts	5,020,226	6,633,888
Inventories, net of allowances	8,064,624	12,202,774
Deferred income tax	682,227	671,782
Prepaid expenses and other current assets	1,472,018	1,517,690

Total current assets	15,506,143	21,280,672

PROPERTY AND EQUIPMENT, net	3,291,296	3,630,888

OTHER ASSETS
Intangible assets, net	13,482,736	17,452,632
Goodwill	5,770,245	6,799,962
Other long-term assets	418,394	389,113

Total other assets	19,671,375	24,641,707

TOTAL ASSETS	$38,468,814	$49,553,267

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Short-term debt (includes $32,846,619 of related party loans in 2009 and $2,000,000 in 2008)	$56,400,173	$24,426,991
Current portion of long-term debt	110,322	142,262
Accounts payable	7,496,633	6,419,248
Accrued expenses	6,190,129	4,163,156
Unearned revenue	12,631	1,001,704

Total current liabilities	70,209,888	36,153,361

OTHER LIABILITIES
Long-term debt, less current portion	117,447	96,443
Deferred income taxes	1,805,334	2,049,074

Total other liabilities	1,922,781	2,145,517

TOTAL LIABILITIES	72,132,669	38,298,878

COMMITMENTS AND CONTINGENCIES

6% CONVERTIBLE PREFERRED STOCK, $.001 par value, 2,656,250 shares authorized, 196,902 shares issued and outstanding in 2009 and 2008, liquidation value of $630,086 in 2009 and 2008	585,549	459,532

STOCKHOLDERS’ EQUITY (DEFICIT)
Series B Preferred Stock, $.001 par value, 2,000,000 shares authorized, issued and outstanding in 2009 and 2008. Liquidation value $17,127,642 (2008—$16,132,619)	2,000	2,000
Series C Preferred Stock, $.001 par value, 251,739 shares authorized, issued and outstanding in 2009 and 2008. Liquidation value $3,476,066 (2008—$3,209,666)	252	252
Common stock, $.001 par value, 400,000,000 shares authorized, 29,873,846 (2008—28,985,897) shares issued and outstanding	29,874	28,986
Additional paid-in-capital	116,447,080	112,505,607
Accumulated deficit	(148,002,652)	(99,865,725)
Accumulated other comprehensive loss	(2,725,958)	(1,876,263)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(34,249,404)	10,794,857

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$38,468,814	$49,553,267

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	For the Years Ending December 31,
	2009	2008
Revenue	$31,376,816	$20,758,593
Cost of goods sold	24,754,819	16,688,600

Gross margin	6,621,997	4,069,993

Operating expenses:
Sales and marketing	7,248,311	5,847,833
Operations	15,170,029	13,786,163
General and administrative	21,412,103	23,224,561
Impairment of goodwill and other intangible assets	—	53,110,133
Depreciation and amortization	5,327,033	4,354,028

Total operating expenses	49,157,476	100,322,718

Loss from operations	(42,535,479)	(96,252,725)

Other income (expense):
Interest income	1,104	188,460
Interest expense	(6,058,693)	(1,425,446)
Other, net	43,139	318,748

Total other income (expense)	(6,014,450)	(918,238)

Loss before income tax benefit	(48,549,929)	(97,170,963)

Income tax benefit	(413,002)	(2,207,507)

Net loss	(48,136,927)	(94,963,456)

Dividend requirements
6% return on Series B Preferred Stock	1,217,642	—
8% return on Series C Preferred Stock	266,400	—

Net loss attributable to common stock	$(49,620,969)	$(94,963,456)

Basic and diluted net loss per weighted average common share	$(1.69)	$(3.55)

Basic and diluted weighted average number of common shares outstanding	29,352,585	26,781,431

Net loss	$(48,136,927)	$(94,963,456)

Foreign currency translation loss	(849,695)	(1,886,544)

Comprehensive loss	$(48,986,622)	$(96,850,000)

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional Paid In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance December 31, 2007	2,000,000	$2,000	—	$—	21,958,482	$21,959	$71,056,282	$(4,902,269)	$10,281	$66,188,253
Sale of common stock to related party	—	—		—	2,083,333	2,083	9,997,917	—	—	10,000,000
Common stock issued in connection with Lighting Partners acquisition	—	—	—	—	4,632,000	4,632	22,228,968	—	—	22,233,600
Preferred stock issued for payment of operating expenses	—	—	251,739	252	—	—	3,209,414	—	—	3,209,666
Stock based compensation expense	—	—	—	—	62,500	63	2,712,624	—	—	2,712,687
Fair value of warrants issued in connection with debt guaranty	—	—	—	—	—	—	1,476,464	—	—	1,476,464
Common stock issued upon exercise of warrants	—	—	—	—	101,391	101	693,425	—	—	693,526
Director and other compensation paid in common stock	—	—	—	—	138,191	138	639,862	—	—	640,000
Fair value of derivatives exercised or converted	—	—	—	—	10,000	10	492,447	—	—	492,457
Repurchase of common stock pursuant to reverse stock split	—	—	—	—			(1,796)	—	—	(1,796)
Net loss	—	—	—	—	—	—	—	(94,963,456)		(94,963,456)
Foreign currency translation adjustment	—	—	—	—	—	—	—		(1,886,544)	(1,886,544)

Balance December 31, 2008	2,000,000	2,000	251,739	252	28,985,897	28,986	112,505,607	(99,865,725)	(1,876,263)	10,794,857
Director compensation paid in common stock	—	—	—	—	817,341	817	559,183	—	—	560,000
Stock based compensation expense	—	—	—	—	62,500	63	3,376,319	—	—	3,376,382
Stock issued per Employee Stock Purchase Plan	—	—	—	—	8,108	8	5,971	—	—	5,979
Net loss	—	—	—	—	—	—	—	(48,136,927)	—	(48,136,927)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(849,695)	(849,695)

Balance December 31, 2009	2,000,000	$2,000	251,739	$252	29,873,846	$29,874	$116,447,080	$(148,002,652)	$(2,725,958)	$(34,249,404)

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2009	2008
OPERATING ACTIVITIES
Net loss	$(48,136,927)	$(94,963,456)
Adjustments to reconcile net loss to net cash used in operating activities:
Expenses paid by issuance of common stock and warrants	560,000	5,326,130
Impairment of goodwill and other intangible assets	—	53,110,133
Non cash stock option compensation expense	3,376,382	2,712,687
Accretion of 6% convertible preferred stock redemption value	126,017	94,607
Fair value adjustment to liabilities under derivative contracts	2,731	(415,628)
Loss on disposal of assets	143,846	—
Deferred income tax	(413,002)	(2,207,507)
Depreciation and amortization	5,327,033	4,354,028
Changes in operating assets and liabilities:
Accounts receivable	1,613,662	258,754
Inventories	4,074,095	320,766
Prepaid expenses and other current and long-term assets	16,391	865,179
Accounts payable	1,077,385	1,123,060
Accrued expenses and other liabilities	2,062,131	(373,358)
Unearned revenue	(989,073)	1,001,704

Net cash used in operating activities	(31,159,329)	(28,792,901)

INVESTING ACTIVITIES
Acquisition of Lighting Science Group BV	—	(6,190,000)
Acquisition of Lamina Lighting, Inc.	—	(4,763,383)
Purchase of property and equipment	(1,111,656)	(1,671,303)

Net cash used in investing activities	(1,111,656)	(12,624,686)

FINANCING ACTIVITIES
Repurchase of common stock pursuant to reverse stock split	—	(1,796)
Proceeds from draws on line of credit and other short-term borrowings	29,550,000	21,073,243
Payment of amounts due under line of credit	(31,950,000)	—
Proceeds from issuance of promissory notes	35,896,619	—
Payment of amounts due under promissory notes	(50,000)	—
Payment of short and long-term debt	(1,436,335)	(1,038,709)
Payment of 6% convertible preferred stock dividends	(37,889)	—
Proceeds from issuance of common stock under 2008 Employee Stock Purchase Plan	5,979	—
Proceeds from exercise of common stock warrants	—	693,526
Proceeds from private placement	—	10,000,000

Net cash provided by financing activities	31,978,374	30,726,264

Effect of exchange rate fluctuations on cash	305,121	(453,568)

Net increase (decrease) in cash	12,510	(11,144,891)
Cash balance at beginning of year	254,538	11,399,429

Cash balance at end of year	$267,048	$254,538

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid during the year	$1,222,439	$468,088

Taxes paid during the year	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Value of common stock issued in connection with Lighting Science Group BV transaction	$—	$22,233,600

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Description of Business and Basis of Presentation

Overview

Lighting Science Group Corporation (the “Company”) was incorporated in Delaware in 1988 and the business today is the result of the combination of the products, patents, intellectual property, assets and businesses of four light emitting diode (“LED”) lighting companies. The Company researches, designs, develops, manufactures and markets a range of lighting devices and systems that use LEDs as the light source. LEDs are semiconductor devices that emit light when electric currents are passed through them and present many advantages over traditional light sources.

Basis of Financial Statement Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and the rules of the Securities Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, as listed in the following table:

Company Name	Percentage Ownership
Lighting Science Group Limited (U.K.)	100%
LSGC Pty. Ltd (Australia)	100%
LSGC LLC (Delaware)	100%
Lighting Science Coöperatief U.A. (The Netherlands) *	100%
Lighting Science Group B.V. (The Netherlands) (“LSGBV”) *	100%
LLI Acquisition, Inc. (Delaware) **	100%
LED Systems K.K. (Japan) ***	60%

*	consolidated effective May 1, 2008
**	consolidated effective August 1, 2008
***	consolidated effective October 1, 2008

All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

Note 2: Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Foreign Currency Translation

The functional currency for the foreign operations of the Company is the local currency. For LSGBV, the functional currency is the Euro. The translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet dates and for revenue and expense accounts using the average exchange rate for each period during the year. Any gains or losses resulting from the translation are included in accumulated other comprehensive income (loss) in the consolidated statements of stockholders’ equity and are excluded from net income (loss).

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. As of both December 31, 2009 and 2008, the Company had no cash equivalents.

Accounts Receivable

The Company records accounts receivable at the invoiced amount when its products are shipped to customers or upon the completion of specific milestone billing requirements. The allowance for doubtful accounts is the Company’s best estimate of probable credit losses in the Company’s existing accounts receivable. The Company reviews its allowance for doubtful accounts quarterly. Past due balances over 90 days and customer specific information is reviewed for collectability. The Company writes off accounts receivable when it becomes apparent, based upon age or customer circumstances that such amounts will not be collected. Recovery of bad debt amounts previously written off is recorded as a reduction of bad debt expense in the period the payment is collected. Generally, the Company does not require collateral for its accounts receivable. As of December 31, 2009 and 2008, accounts receivable of the Company are reflected net of reserves of $655,000 and $1.2 million, respectively.

Inventories

Inventories, which consist of raw materials and components, work-in-process and finished lighting products, are stated at the lower of cost or market. Cost is primarily determined using a weighted average method. Slow product adoption, rapid technological changes and new product introductions and enhancements could result in excess or obsolete inventory. The Company evaluates inventory levels and expected usage on a periodic basis, based upon business trends, to specifically identify obsolete, slow-moving or non-salable inventory. The provision for obsolete and slow moving inventory during the period is recorded as an operating expense in the Consolidated Statement of Operations.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Equipment under capital leases is stated at the present value of future minimum lease payments. Depreciation is provided using the straight-line method over the estimated economic lives of the assets, which range from two to five years. Leasehold improvements and equipment under capital leases are amortized on a straight-line basis over the shorter of the minimum lease term or the estimated useful life of the assets.

Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment when events and circumstances indicate that the carrying amount of an asset may not be recoverable and are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the assets to their estimated undiscounted future cash flows expected to be generated by the assets. If the carrying value of the assets exceeds their estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the assets exceeds their fair value.

Intangible Assets

Intangible assets with estimable useful lives are amortized over their respective useful lives, which ranged from 3.0 to 20.0 years.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill

Goodwill acquired in a purchase business combination is not amortized, but instead the Company performs a goodwill impairment analysis, using the two-step method at the end of the Company’s third quarter, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

The recoverability of goodwill is measured at the reporting unit level. The fair value of each reporting unit is estimated using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term growth rate for the business, the useful life over which cash flows will occur and the determination of the weighted cost of capital. If the fair value of a reporting unit is less than the carrying amount, goodwill of the reporting unit is considered impaired and the second step is performed. The second step of the impairment test, when required, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment charge is recognized for the amount equal to that excess.

The Company completed its annual goodwill impairment test as of September 30, 2009 and 2008 and completed an additional test as of December 31, 2008 due to changes in circumstances in the fourth quarter of 2008. An impairment charge of $0 and $48.8 million was recorded for the years ended December 31, 2009 and 2008, respectively.

Derivatives

All derivatives are recorded at fair value on the consolidated balance sheet and changes in the fair value of such derivatives are recorded in operations each period and are reported in other income (expense).

Revenue Recognition

Product sales are recorded when the products are shipped and title passes to customers. Where sales of product are subject to certain customer acceptance terms, revenue from the sale is recognized once these terms have been met. The Company recognizes revenue on its custom design projects using the completed contract method. Revenue is recognized upon substantial completion and acceptance by the customer of each project. Amounts received as deposits against future completion of projects are recorded as unearned revenue until such projects are completed and title passes to the customer.

Shipping and Handling Fees and Costs

Shipping and handling fees billed to customers are included in revenue. Shipping and handling costs associated with in-bound freight are recorded in cost of goods sold. Other shipping and handling costs are included in selling, general and administrative expenses and totaled $149,000, and $264,000 for the years ended December 31, 2009 and 2008, respectively.

Research and Development

The Company expenses all research and development costs, including amounts for design prototypes and modifications made to existing prototypes, as incurred, except for prototypes that have alternative future uses. All costs incurred for building of production tooling and molds are capitalized and amortized over the estimated useful life of the tooling set or mold. The Company has expensed research and development costs of $1.3 million and $1.1 million for the years ended December 31, 2009 and 2008, respectively.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Product Warranties

The Company provides a limited warranty covering defective materials and workmanship. The estimated costs related to warranties are accrued at the time products are sold based on various factors, including the Company’s stated warranty policies and practices, the historical frequency of claims and the cost to replace or repair its products under warranty. The following table summarizes warranty provision activity during the year ended December 31, 2009:

Warranty provision at December 31, 2008	$302,173
Additions to provision	628,000
Less warranty costs	(486,186)

Warranty provision at December 31, 2009	$443,987

Share Based Compensation

The Company has one share based compensation plan. The fair value of share based compensation awards, including stock options, restricted stock and the employee stock purchase plan, is recognized as compensation expense in the statement of operations. The fair value of stock options is estimated on the date of grant using the Black-Scholes option pricing model. Option valuation methods require the input of highly subjective assumptions, including the expected stock price volatility. Measured compensation expense related to such option grants is recognized ratably over the vesting period of the related grants. Restricted stock issuances are valued on the date of grant.

Income taxes

The Company employs the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and net operating loss carryforwards, and are measured using enacted tax rates and laws that are expected to be in effect when the differences are reversed.

The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company’s policy is to recognize interest and penalties related to income taxes in its income tax provision. The Company has not accrued or paid interest or penalties which were material to its results of operations for the years ended December 31, 2009 and 2008. As of December 31, 2009 and 2008, the Company had no material unrecognized tax benefits.

Valuation Allowance—Deferred Tax Assets

The Company records a valuation allowance to reduce its deferred tax assets to the amount which, the Company estimates, is more likely than not to be realized. The Company’s ability to realize its deferred tax assets is generally dependent on the generation of taxable income during the future periods in which the temporary differences are deductible and the net operating losses can be offset against taxable income. The Company increased its valuation allowance in 2009 and believes the increase is appropriate based on its pre-tax losses in the past several years and accounting guidelines that provide that cumulative losses in recent years provide significant evidence that a company should not recognize tax benefits that depend on the generation of taxable income from future operations. The Company has experienced pre-tax losses in 2009 and 2008 and has

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recognized additional valuation allowances on current year tax benefits. If the Company were to determine that it would be able to realize deferred tax assets in the future in excess of the net recorded amount, the resulting adjustment to deferred tax assets would increase net earnings in the period such a determination was made.

Earnings per share

Basic earnings per share are computed based upon the weighted average number of common shares outstanding during the periods. Diluted earnings per share are based upon the weighted average number of common shares outstanding during the periods plus the number of incremental shares of common stock contingently issuable upon the conversion of the preferred stock and the exercise of warrants and stock options. No effect has been given to the assumed exercise of warrants or stock options because their effect would be anti-dilutive.

Segment Reporting

The Company operates as a single segment under Accounting Standard Codification (“ASC”) 280-10-50, “Disclosures about Segments of an Enterprise and Related Information”. The Company’s chief operating decision maker reviews financial information at the enterprise level and makes decisions accordingly.

Subsequent Events

Subsequent events are events or transactions that occur after the date of the statement of financial condition but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the statement of financial condition, including the estimates inherent in the process of preparing financial statements. Nonrecognized subsequent events are events that provide evidence about conditions that did not exist at the date of the statement of financial condition but arose after that date. In accordance with FASB ASC 855 10 (SFAS No. 165, “Subsequent Events”), the Company has assessed subsequent events in these annual financial statements through the date when the financial statements were issued to determine if they must be reported.

New Accounting Pronouncements

The Company has reviewed all recently issued accounting pronouncements and does not believe the adoption of any of these pronouncements has had or will have a material impact on the Company’s consolidated financial condition or the results of its operations or cash flows.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued ASC 105-10-05, “The FASB’s Accounting Standards Codification” (the “Codification”). This standard establishes only two levels of GAAP, authoritative and non-authoritative. The Codification is the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. This standard is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. The Company has implemented the new guidelines and numbering system prescribed by the Codification when referring to GAAP. The adoption of ASC Topic 105-10-05 did not have a material effect on the Company’s consolidated financial statements, as the Codification was not intended to change or alter existing GAAP.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 3: Liquidity

As shown in the consolidated financial statements, the Company has experienced significant net losses as well as negative cash flows from operations since its inception on June 14, 2007. At December 31, 2009, the Company also had a substantial balance of short-term debt.

To provide the Company with adequate working capital, the Company issued short-term notes payable to Pegasus Partners IV, L.P. (“Pegasus IV”), which together with its affiliates, is the Company’s controlling stockholder. As of December 31, 2009, these borrowings totaled $32.8 million. As a result of the Company’s consummation of the Rights Offering (as defined below) on March 3, 2010, approximately $35.2 million of principal and interest automatically converted into 35,017,667 Units of the Company’s securities.

On August 27, 2009, in conjunction with the Release Agreement between, among other parties, the Company and Koninklijke Philips Electronics N.V. (“Philips”), the Company entered into a Convertible Note Agreement (the “Philips Convertible Note”) with Philips pursuant to which the Company borrowed $5.0 million from Philips. As a result of the Company’s consummation of the Rights Offering on March 3, 2010, approximately $5.4 million of principal and interest on the Philips Convertible Note automatically converted into 5,330,482 Units of the Company’s securities.

On March 3, 2010, the Company consummated a rights offering (the “Rights Offering”) pursuant to which it offered certain of its existing security holders 25,268,193 Units of its securities, with each Unit consisting of one share of the Company’s Series D Non-Convertible Preferred Stock and a warrant entitling the holder thereof to purchase one share of common stock for $6.00 per share. On the closing date of the Rights Offering, the Company received approximately $300,000. Pursuant to the New Pegasus Convertible Note, the Company previously granted Pegasus IV or its assignees the option (the “Standby Purchase Option”) to acquire any or all of the Units that were not subscribed for pursuant to the Rights Offering. On February 23, 2010, the Company received $2.0 million from Pegasus IV as an advance payment for Units pursuant to the Standby Purchase Option. Notwithstanding this advance payment, Pegasus IV or its assignees may also elect to purchase additional Units pursuant to the Standby Purchase Option until April 18, 2010. In total, the Standby Purchase Option provides Pegasus IV the right to purchase approximately 24,966,925 Units. The Company has been informed by Pegasus IV that Pegasus IV or its assignees currently intend to purchase all of the remaining Units pursuant to the Standby Purchase Option. The Company therefore expects to receive approximately $25.4 million in gross proceeds in connection with the closing of the Rights Offering (excluding the amount of principal and interest that automatically converted to Units pursuant to the terms of the Pegasus Convertible Note and the Philips Convertible Note) and the exercise of the Standby Purchase Option. The proceeds of the Rights Offering are anticipated to be applied to the re-payment of outstanding principal amounts on the Company’s line of credit with Bank of Montreal (“BMO”). As of March 31, 2010, the balance outstanding on the BMO facility was $21.5 million.

On March 15, 2010, the Company entered into a third amendment to the Loan Agreement with BMO, which increased the size of its line of credit with BMO from $20 million to $25 million. On the same date and in connection with the third amendment, Pegasus IV executed a Guarantor’s Acknowledgement and Consent (the “Guaranty Consent”) pursuant to which Pegasus IV agreed to increase its Guaranty of the Company’s obligations pursuant to the amended Loan Agreement.

In conjunction with the third amendment and as consideration for Pegasus IV’s execution of the Guaranty Consent, the Company amended and restated the Original Guaranty Extension Agreement with Pegasus IV and entered into the Amended and Restated Guaranty Extension Agreement, dated as of March 15, 2010 (the “Amended Guaranty Extension Agreement”). Pursuant to the Amended Guaranty Extension Agreement, the

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company agreed that the Fee payable pursuant to the Original Guaranty Extension Agreement would take into account any borrowings made pursuant to the loan increase. The Company further agreed that to the extent Pegasus IV or its assignees fully exercised the Standby Purchase Option and purchased all of the Units that were not subscribed for pursuant to the Rights Offering, the Company would apply all of the proceeds received upon exercise of the Standby Purchase Option to reduce the principal amount outstanding pursuant to the amended Loan Agreement with BMO. In addition, the Company agreed it would take commercially reasonable efforts to amend the Guaranty and the amended Loan Agreement (such amendment, collectively the “Fourth Amendment”) to: (a) reduce the total amount of the Guaranty required by the amended Loan Agreement from $25 million to $10 million and (b) extend the stated maturity date of the Amended Loan Agreement from August 24, 2010 to the first anniversary of the effective date of the Fourth Amendment (the “Fourth Amendment Maturity Date”). Until the Fourth Amendment has been executed by the parties thereto, the Company would not make any borrowings pursuant to the amended Loan Agreement without the prior consent of Pegasus IV.

Based on the completion of the Rights Offering, the Company believes that it will have sufficient funds available to repay a substantial portion of its short-term debt and to use in its operations to fund operating costs and the required investments in working capital through December 31, 2010.

Note 4: Acquisitions

During the year ended December 31, 2008, the Company completed the following acquisitions. Each of the acquisitions has been accounted for in accordance with ASC Topic 805—“Business Combinations”, with the Company being identified as the acquirer. The intangible assets for each of the acquired companies and businesses were calculated in accordance with ASC Topic 805.

Acquisition of LSGBV

On April 22, 2008, the Company acquired a 100% interest in the common and preferred stock of LSGBV, (formerly known as Lighting Partner B.V. or LPBV). To settle the transaction, the Company paid the selling stockholders of LSGBV cash of $5.0 million and issued 4,632,000 shares of common stock of the Company. The acquisition of LSGBV provided the Company with a more global distribution network and provided an opportunity to access opportunities to grow its business with a number of European-based lighting companies. The Company began consolidating the results of LSGBV on May 1, 2008. The following table summarizes the LSGBV purchase consideration:

Cash purchase price paid to selling stockholders of LSGBV	$5,000,000
Issue of 4,632,000 shares of common stock to selling stockholders of LSGBV	22,233,600
Transaction fees	1,190,000

Total purchase price of LSGBV	$28,423,600

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table shows the allocation of the net assets of LSGBV on the acquisition date:

Current assets
Accounts receivable, net	$5,118,296
Inventories, net	7,037,400
Other current assets	446,333
Non-current assets
Property and equipment, net	940,448
Intangible assets	14,600,000
Goodwill	11,332,480
Current liabilities
Accounts payable and accrued expenses	(2,033,712)
Other current liabilities	(704,088)
Short-term debt	(2,069,177)
Long-term debt	(2,561,974)
Deferred taxes and other liabilities	(3,682,406)

Fair value of net assets acquired	$28,423,600

The Company has assessed that the goodwill acquired pursuant to the acquisition of LSGBV is not deductible for federal income tax purposes.

At December 31, 2008, the Company recorded an impairment charge against certain of the intangible assets acquired.

Acquisition of Net Assets of Lamina Lighting, Inc.

On July 29, 2008, a wholly-owned subsidiary of the Company (the “Purchaser”) acquired under an Asset Purchase Agreement (the “Purchase Agreement”) substantially all of the net assets of Lamina Lighting, Inc. (“Lamina”) for aggregate consideration of $4.5 million in cash (the “Cash Payment”). The Company also had an obligation to make earn-out payments of up to $10.5 million based on the total sales of the purchased technologies made over the period from July 29, 2008 through December 31, 2009. As of December 31, 2009, the earn-out period ended and no earn-out payments were required. With the acquisition of the net assets of Lamina, the Company acquired additional light engine technology that it believes will further build out its technology capabilities. The Company began consolidating the operations of the business acquired from Lamina on August 1, 2008

The following table shows the aggregate purchase price of the net assets of Lamina:

Total cash payment	$4,500,000
Transaction fees	263,383

Total purchase price of Lamina	$4,763,383

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table shows the allocation of the net assets acquired from Lamina on the acquisition date:

Current assets
Accounts receivable, net	$382,282
Inventories, net	1,699,173
Other current assets	181,519
Non-current assets
Property and equipment	1,121,154
Intangible assets	2,445,000
Current Liabilities
Accounts payable and accrued expenses	(1,065,745)

Total purchase price of Lamina net assets	$4,763,383

The allocation of the total purchase price for the acquisition of the Lamina net assets to identifiable net tangible and intangible assets resulted in total negative goodwill of $773,000. The Company has recorded the negative goodwill amount as a reduction of the net property and equipment and intangible assets in the purchase equation above.

Note 5: Fair Value of Financial Instruments

Cash, accounts receivable, note and accounts payable, amounts due under the lines of credit, promissory notes, including the convertible notes, accrued expenses and other current liabilities are carried at book value amounts, which approximate fair value due to the short-term maturity of these instruments.

Long-term debt bears interest at variable interest rates and, therefore, its carrying value approximates fair value.

Note 6: Fair Value Measurements

The Fair Value Measurements and Disclosures Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification defines fair value as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor.

Assets and liabilities measured at fair value are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity associated with the inputs to a fair valuation of these assets and liabilities and are as follows:

Level 1—Unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.

Level 2—Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets in non-active markets;

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	Inputs other than quoted prices that are observable for the asset or liability; and

•	Inputs that are derived principally from or corroborated by other observable market data.

Level 3—Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

The fair value of the interest rate swap (used for non-speculative purposes) is based on the market value as reported by ABN AMRO.

The Company has applied liability accounting to the warrants issued to certain directors and officers of a predecessor company. These warrants have been recorded at fair value using the Black Scholes valuation method.

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2009, according to the valuation techniques the Company used to determine their fair values:

	Fair Value Measurement on December 31, 2009
	Quoted Price in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3
Assets:
Interest rate swap	$—	$21,745	$—

	$—	$21,745	$—

Liabilities:
Liabilities under derivative contracts	—	1	—

	$—	$1	$—

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2008, according to the valuation techniques the Company used to determine their fair values:

	Fair Value Measurement on December 31, 2008
	Quoted Price in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3
Assets:
Interest rate swap	$—	$9,868	$—

	$—	$9,868	$—

Liabilities:
Liabilities under derivative contracts	—	3,654	—

	$—	$3,654	$—

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 7: Inventories

Inventories are comprised of the following:

	December 31, 2009	December 31, 2008
Raw materials and components	$13,082,060	$13,342,589
Work-in-process	331,417	1,365,431
Finished goods	2,493,750	2,359,754
Allowance for obsolete and slow-moving inventory	(7,842,603)	(4,865,000)

Inventories, net of allowances	$8,064,624	$12,202,774

On a quarterly basis, the Company performed a review of its inventory for estimated obsolescence or slow-moving inventory based upon assumptions about future demand and market conditions. As a result of these reviews, the Company recorded provisions for obsolescence of $4.8 million and $4.5 million for the years ended December 31, 2009 and 2008, respectively, with the expense included in operations expenses.

Note 8: Property and Equipment

Property and equipment consists of the following:

	December 31, 2009	December 31, 2008
Leasehold improvements	$2,727,334	$2,668,566
Office furniture and equipment	1,114,804	1,090,812
Computers and telephone equipment	3,381,115	3,128,286
Production and test equipment	2,505,032	2,951,185
Tooling and molds	3,454,626	2,941,200

Total property and equipment	13,182,911	12,780,049
Accumulated depreciation	(9,891,615)	(9,149,161)

Property and equipment, net	$3,291,296	$3,630,888

Depreciation expense was $1.3 million and $1.2 million for the years ended December 31, 2009 and 2008, respectively.

Note 9: Intangible Assets and Goodwill

Because of the significant decline in the Company’s stock price during the fourth quarter of 2008, the Company tested its goodwill for impairment and its intangible assets for recoverability as of December 31, 2008. For goodwill, the fair value of the Company’s reporting units and the associated goodwill was estimated using the discounted cash flow method, which is based on the future expected cash flows to be generated by the reporting units, discounted to their present values, using discount rates ranging from 17.5% to 25%. Amortizable intangible assets, whose carrying values were determined to be recoverable from the future undiscounted cash flows expected to be generated by them, were written down to their estimated fair values as of December 31, 2008. The estimated fair values were determined under various methodologies under the income approach of valuation, using discount rates comparable to those used to value the Company’s goodwill. The result of these valuations were that a material impairment charge totaling $53.1 million was recorded as of December 31, 2008.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the total impairment charge recorded by the Company in the fourth quarter of 2008:

Goodwill arising on the acquisition of Lighting Science Group Corporation	$42,605,552
Technology and patents acquired on the acquisition of Lighting Science Group Corporation	2,419,984
Goodwill arising on the acquisition of LSGBV	6,159,000
Trademarks acquired on the acquisition of LSGBV	796,741
Technology and patents acquired on the acquisition of LSGBV	322,856
Customer relationships acquired on the acquisition of LSGBV	806,000

Total impairment charge	$53,110,133

No impairments to goodwill were recorded at September 30, 2009 or 2008, as a result of the Company’s annual testing in accordance with its accounting policy for goodwill.

Intangible assets that have finite lives are being amortized over their useful lives. The intangible assets, their original fair values, adjusted for the impairment charges in the fourth quarter of 2008, and their useful lives are detailed below as of December 31, 2009:

Intangible Asset	Cost, Less Impairment Charges	Accumulated Amortization	Net Carrying Value	Estimated Remaining Useful Life
Technology and intellectual property	$5,152,229	$(2,574,421)	$2,577,808	0.5 to 14.5 years
Trademarks	1,566,910	(311,428)	1,255,482	3.5 to 18.5 years
Software	2,000,000	(2,000,000)	—	00 years
Customer relationships	6,049,000	(1,525,729)	4,523,271	2.5 to 12.5 years
License agreements	7,642,500	(2,516,325)	5,126,175	8.5 years
Non-competition agreements	300,000	(300,000)	—	0.0 years

Total intangible assets	$22,710,639	$(9,227,903)	$13,482,736

Goodwill	$5,770,245	$—	$5,770,245	Indefinite

The intangible assets, their original fair values, adjusted for the impairment charges in the fourth quarter of 2008, and their useful lives are detailed below as of December 31, 2008:

Intangible Asset	Cost, Less Impairment Charges	Accumulated Amortization	Net Carrying Value	Estimated Remaining Useful Life
Technology and intellectual property	$5,152,229	$(2,013,956)	$3,138,273	1.5 to 15.5 years
Trademarks	1,566,910	(158,922)	1,407,988	4.5 to 19.5 years
Software	2,000,000	(1,000,000)	1,000,000	0.5 years
Customer relationships	6,049,000	(850,994)	5,198,006	3.5 to 13.5 years
License agreements	7,642,500	(1,114,762)	6,527,738	9.5 years
Non-competition agreements	300,000	(119,373)	180,627	1.0 years

Total intangible assets	$22,710,639	$(5,258,007)	$17,452,632

Goodwill	$6,799,962	$—	$6,799,962	Indefinite

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The change in goodwill value between 2009 and 2008 is due to the effects of the change in the foreign exchange rate. Amortization expense was $4.0 million and $3.2 million for the years ended December 31, 2009 and 2008, respectively. The table below is the estimated amortization expense, adjusted for any impairment charge recorded in the fourth quarter of 2008, for the Company’s intangible assets for each of the next five years and thereafter:

2010	2,100,798
2011	2,100,478
2012	1,821,564
2013	1,665,471
2014	1,660,448
Thereafter	4,133,977

$13,482,736

Note 10: Short-Term Debt

The Company and its subsidiaries had the following balances outstanding under lines of credit and other short-term debt facilities:

	Balance Outstanding at December 31,
Facility	2009 (USD)	2008 (USD)
Fixed-rate ABN AMRO Bank, revolving line of credit	$—	$330,137
Fixed–rate term note payable to ABN AMRO	1,791,525	2,220,278
Variable-rate IFN Finance, working capital line,	1,132,229	1,876,576
Variable-rate Bank of Montreal, demand line of credit	15,600,000	18,000,000
Fixed-rate promissory notes issued to related parties	32,846,619	2,000,000
Fixed-rate promissory notes issued to Philips Electronics	5,000,000	—
Other	29,800	—

Total lines of credit and short-term debt	$56,400,173	$24,426,991

ABN AMRO Bank

As of December 31, 2009, the ABN AMRO revolving line of credit has a maximum liability of €200,000 and the interest rate on the facility was 6.90% as of both December 31, 2009 and 2008. As security for the line of credit, ABN AMRO was given a senior security interest in the inventory, property and equipment of LSGBV, the Company’s European operating subsidiary. The interest rate on the ABN AMRO fixed term note payable was 4.65% and 4.15% as of December 31, 2009 and 2008, respectively. The maturity date for both facilities is December 15, 2010. Further, the Company has agreed to reduce the principal amount outstanding on the fixed-rate term note payable with various monthly payments ranging from €25,000 to €200,000 per month, resulting in payment in full by December 15, 2010.

IFN Finance

IFN Finance has a senior security interest in all accounts receivable of LSGBV. Interest is payable monthly on this facility. The maximum line of credit is €4.0 million and availability is based on 90% of the value of trade receivable invoices. Interest rate was 7.15% at both December 31, 2009 and 2008.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Bank of Montreal

On July 25, 2008, the Company entered into a Loan Authorization Agreement (the “Loan Agreement”) with Bank of Montreal (“BMO”), whereby BMO established a $20.0 million revolving line of credit for the Company. The Company and BMO subsequently amended the Loan Agreement on July 24, 2009 and again on August 24, 2009 to extend the scheduled maturity date. As amended, the Loan Agreement provides for monthly payments of interest only at the greater of prime plus 0.5% and 7.25% (7,25% at both December 31, 2009 and 2008) and matures on written demand by BMO, but in no event later than August 24, 2010. Any outstanding balance under the Loan Agreement is payable on written demand by BMO, provided that the Company will have 14 business days to make any such payment. The Loan Agreement is not secured by any assets of the Company.

The Loan Agreement is guaranteed by Pegasus Partners IV, L.P. (“Pegasus IV”) in accordance with a guaranty agreement (the “Guaranty”), dated as of July 25, 2008, which Guaranty was extended on July 24, 2009 and August 24, 2009 in conjunction with the amendments to the Loan Agreement. Pegasus IV is a private equity fund managed by Pegasus Capital Advisors, L.P. (“Pegasus Capital”). Pegasus Capital is the controlling equity holder of the Company and beneficially owned approximately 82.5% of the Company’s common stock as of December 31, 2009. In connection with the closing of the line of credit, the Company paid Pegasus Capital $100,000, pursuant to a side letter agreement dated July 25, 2008 (the “Side Letter Agreement”), to reimburse Pegasus Capital for the fees and expenses it incurred with respect to the Guaranty and line of credit. In addition, the Company agreed to pay, on the last day of the Credit Facility Period (defined below), a transaction fee equal to (x) 1% of the average daily outstanding principal amount and accrued but unpaid interest under the line of credit during the period beginning on the date the credit facility was established through the date the credit facility is repaid in full or otherwise discharged (the “Credit Facility Period”) multiplied by (y) the quotient equal to the number of days in the Credit Facility Period divided by 365 days. The Company also issued to Pegasus IV a warrant for the purchase of 942,857 shares of common stock at an exercise price of $7.00 per share. The warrant has a term of five years.

On August 24, 2009, in conjunction with the extension of the Loan Agreement, the Company and Pegasus IV entered into a Guaranty Extension Agreement, whereby Pegasus IV agreed to extend its Guaranty through August 24, 2010 in exchange for the Company’s agreement to pay Pegasus IV a fee (the “Fee”), payable upon the earliest to occur of (a) the Maturity Date, (b) the date of termination of the amended Loan Agreement (c) the date of termination of the Guaranty and (d) a change of control of the Company (each of (a), (b), (c) and (d), a “Fee Payment Date”). In accordance with the Original Guaranty Extension Agreement, if the Fee Payment Date is the Maturity Date, the date of termination of the Loan Agreement or the date of termination of the Guaranty, we must pay a Fee (the “Average Daily Balance Fee”) equal to 15% (on an annualized basis) of our average daily loan balance with BMO. If the Fee Payment Date is the date of a change of control of the Company, we must pay a Fee equal to the greater of (1) Average Daily Balance Fee and (2) 1.0% (on an annualized basis) of the total transaction consideration received by the Company upon such change of control. During the years ended December 31, 2009 and 2008, the Company recorded guarantee and transaction fee expenses of $1.9 million and $669,000 related to the guarantee of the BMO facility by Pegasus IV. As of December 31, 2009 and 2008, the Company had accrued total guaranty fees payable to Pegasus IV of $748,000 and $54,000 related to the BMO facility and were included in interest expense.

Related Party

As of December 31, 2009, the Company had issued an unsecured convertible note to Pegasus IV for $32.8 million with interest accruing at the rate of 14.00% per annum. As of December 31, 2008, the Company had issued an unsecured promissory note to Pegasus IV for $2.0 million with interest accruing at the rate of 8.00% per annum.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Philips Electronics

On August 27, 2009, the Company entered into a Convertible Note Agreement (the “Philips Convertible Note”) with Koninklijke Philips Electronics N.V. (“Philips Electronics”) pursuant to which the Company borrowed $5.0 million from Philips Electronics. Interest on the outstanding principal balance under the Philips Convertible Note accrues at the rate of 14% per annum.

Note 11: Convertible Note Issuances

Pegasus IV

On May 15, 2009, the Company entered into a convertible note agreement (the “Original Pegasus Convertible Note”) with Pegasus IV, which provided the Company with approximately $31.6 million. Specifically, pursuant to the Original Pegasus Convertible Note, the Company borrowed $13.1 million on May 15, 2009 and $18.5 million on May 26, 2009. The proceeds of the borrowings on the Original Pegasus Convertible Note were generally used to: (a) pay in full the promissory notes issued to Pegasus IV in December 2008, February 2009, April 2009 and May 2009 together with accrued interest thereon, and (b) pay outstanding principal amounts under the BMO line of credit. Effective as of July 31, 2009, the Company entered into the First Amendment to the Convertible Note Agreement, pursuant to which the maturity date of the Original Pegasus Convertible Note was extended.

On August 27, 2009, the Original Pegasus Convertible Note (as amended) was terminated, and the Company entered into the New Pegasus Convertible Note with Pegasus IV in the principal amount of $32.8 million, which represented the outstanding principal and interest on the Original Pegasus Convertible Note as of August 27, 2009. As with the Original Pegasus Convertible Note, interest on the New Pegasus Convertible Note accrued at the rate of 14% per annum. The outstanding principal and interest was scheduled to mature upon the earlier of: (a) July 31, 2010 and (b) the date of the consummation of the Rights Offering. The New Pegasus Convertible Note could not be prepaid and would be immediately due and payable upon the Company’s failure to pay any of its material debts when due. As with the Original Pegasus Convertible Note, so long as any amounts remained outstanding under the New Pegasus Convertible Note, the Company had to obtain the prior written consent of Pegasus IV prior to borrowing more than $5.0 million in the aggregate pursuant to the Company’s line of credit with BMO.

Pursuant to the New Pegasus Convertible Note, the Company agreed to use commercially reasonable efforts to conduct the Rights Offering as soon as reasonably practical. Similar to the Original Pegasus Convertible Note, the New Pegasus Convertible Note provided that the Rights Offering would consist of the offering of approximately 13,000,000 Units of the Company’s securities (which would exclude the number of Units that could be acquired pursuant to the New Pegasus Convertible Note and the Philips Convertible Note) for $1.006 per unit, with each Unit to consist of one share of newly designated Series D Non-Convertible Preferred Stock and a warrant representing the right to purchase one share of the Company’s common stock at an exercise price of $6.00 per share. The Company was also required to use commercially reasonable efforts to cause the Certificate of Designation for the Series D Non-Convertible Preferred Stock to be filed with the Delaware Secretary of State, which was completed on September 2, 2009. As with the Original Pegasus Convertible Note, the New Pegasus Convertible Note granted Pegasus IV the right to acquire any units not otherwise subscribed for pursuant to the terms of the Rights Offering.

On March 3, 2010, the Company consummated the Rights Offering and approximately $35.2 million of principal and interest on the New Pegasus Convertible Note automatically converted into 35,017,667 Units of the Company’s securities.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Philips Electronics

On August 27, 2009, the Company entered into the Philips Convertible Note with Philips pursuant to which the Company borrowed $5.0 million. Interest on the outstanding principal balance under the Philips Convertible Note accrued at the rate of 14% per annum. All principal and interest on the Philips Convertible Note was scheduled to become due on the earliest of the following three dates (such date, the “Maturity Date”): (a) July 31, 2010, (b) the date of the consummation of the Rights Offering or (c) the first business day immediately following the date on which the Company notified Philips that Pegasus IV had voluntarily converted the outstanding principal and interest under the New Pegasus Convertible Note (the “Notification Date”). The Philips Convertible Note could not be prepaid and would be immediately due and payable upon the Company’s failure to pay any of its material debts when due. Pursuant to the Philips Convertible Note, the Company agreed to conduct the Rights Offering on the same terms as those set forth above with respect to the New Pegasus Convertible Note with Pegasus IV.

As a result of the Company’s consummation of the Rights Offering on March 3, 2010, approximately $5.4 million of principal and interest on the Philips Convertible Note automatically converted into 5,330,482 Units of the Company’s securities.

Note 12: Related Party Transactions

During the years ended December 31, 2009 and 2008, the Company recorded $4.7 million and $676,000 in combined interest expense, guarantee fee expense and transaction fee expense related to Pegasus IV’s promissory notes and guarantee of the BMO facility.

In connection with the acquisition of LSGBV in 2008, the Company paid $400,000 to an affiliate of Pegasus Capital for expenses incurred in performing certain due diligence and other activities. These costs have been reflected in the transaction fees associated with the acquisition.

Note 13: Income Taxes

The significant components of income before income taxes and the consolidated income tax provision (benefit) for the Company are shown in the following table:

	For the years ended December 31,
	2009	2008
Loss before taxes
Domestic	$(41,270,723)	$(92,269,577)
Foreign	(7,279,206)	(4,901,386)

Total	$(48,549,929)	$(97,170,963)

Deferred income tax expense (benefit)
Federal	$1,191,588	$(1,264,436)
State	—	—
Foreign	(1,604,590)	(943,071)

Deferred income tax benefit	$(413,002)	$(2,207,507)

Income tax benefit	$(413,002)	$(2,207,507)

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents a reconciliation of the actual income tax expense (benefit) to the amount calculated applying the United States Federal statutory tax rate of 34%.

	For the years ended December 31,
	2009	2008
Loss before taxes	$(48,549,929)	$(97,170,963)

Income tax benefit applying United States federal statutory rate	$(16,506,976)	$(33,038,127)

Permanent differences
Impairment charge	—	18,057,445
Other	61,791	134,060
Increase in valuation allowance	15,992,522	12, 478, 941
Rate difference between United States federal statutory rate and Netherlands statutory rate	577,652	355,136
Other	(537,991)	(194,962)

Income tax benefit	$(413,002)	$(2,207,507)

At the time of the reverse merger transaction and resulting change in control, the Company had accumulated approximately $75.0 million in tax loss carryforwards. As a result of the change in control, the Company will be limited in the amount of loss carryforwards that it may apply to its taxable income in any tax year. These net losses expire from 2012 through 2029. To the extent the Company is able to utilize available tax loss carryforwards that arose from operations in tax years prior to September 26, 2003, any benefit realized will be credited to income tax expense.

As of December 31, 2009, the Company’s 2006, 2007 and 2008 federal income tax returns are open to examination by the Internal Revenue Service. Additionally, income tax returns filed in the Netherlands for the years 2008 and 2009 are still open to examination by taxing authorities at that date.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2009	2008
Deferred tax assets
Net operating loss carryforwards	$34,994,946	$22,551,486
Net operating loss carryforward recorded by foreign subsidiary	2,496,279	923,988
Stock based compensation	2,108,925	1,186,205
Inventories	1,627,452	729,808
Accounts receivable	97,304	33,434
Accrued liabilities	230,410	217,441

Total deferred tax assets	41,555,316	25,642,362
Less: valuation allowance	(40,500,466)	(24,507,944)

Net deferred tax assets	$1,054,850	$1,134,418

Deferred tax liabilities
Derivatives	$(96,879)	$(96,879)
Intangible assets	(2,081,078)	(2,414,831)

Deferred tax liabilities	(2,177,957)	(2,511,710)

Net deferred tax liabilities	$(1,123,107)	$(1,377,292)

At December 31, 2009, the Company had operating income tax loss carryforwards available to offset future income taxes, subject to expiration:

Year of Expiration	United States Net Operating Tax Loss Carryforwards	The Netherlands Net Operating Tax Loss Carryforwards
2012	$2,293,432	$—
2016	—	3,695,951
2017	—	6,486,210
2018	2,293,432	—
2019	2,293,432	—
2020	2,293,432	—
2021	2,293,432	—
2022	2,293,432	—
2023	2,293,432	—
2024	2,293,432	—
2025	2,293,432	—
2026	2,293,432	—
2027	9,937,230	—
2028	33,456,349	—
2029	36,598,411	—

Total	$102,926,310	$10,182,161

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 14: Preferred Stock

Series B Preferred Stock

The Company has authorized and issued 2,000,000 shares of Series B Preferred Stock. Shares of Series B Preferred Stock are convertible at any time at the option of the holder, at a conversion price equal to approximately $5.65 per share of common stock. The conversion price is subject to adjustment for subsequent stock splits, stock dividends and similar events and subject to certain anti-dilution adjustments.

Each share of Series B Preferred Stock is entitled to 3.5 votes for each share of common stock into which it is convertible. Shares of Series B Preferred Stock are entitled to a liquidation preference over other classes of capital stock except the 6% Convertible Preferred Stock, in which case the Series B Preferred Stock is pari passu. The liquidation preference per share is equal to the purchase price of the Series B Preferred Stock plus dividends, which accrue at the rate of 6% per annum. The liquidation right and preference is applicable in the event of the liquidation of the Company, a merger of the Company with or into another entity or the sale of all or substantially all of the business or operating assets of the Company. The holders of at least a majority of the outstanding Series B Preferred Stock have the right to purchase up to an aggregate of $10.0 million of the Company’s common stock, for cash, in one or more transactions at a 15% discount to the average closing price of the Company’s common stock for the thirty consecutive trading days immediately preceding the date of the purchase or purchases.

In April 2008, the holder of the Series B Preferred Stock exercised its right to purchase additional common stock of the Company. The holder purchased 2,083,333 shares of common stock of the Company for gross proceeds of $10.0 million. The Company negotiated a reduction in the discount to market from 15% to approximately 5% for the transaction.

Series C Preferred Stock

On December 31, 2008, the Company issued 251,739 shares of its Series C Preferred stock to settle outstanding amounts due to two law firms representing the Company. The Series C Preferred Stock is not convertible and is senior to the Common Stock and pari passu with the 6% Convertible Preferred Stock and the Series B Preferred Stock of the Company. Dividends may be declared and paid on the Series C Preferred Stock as determined by the Board of Directors. Each holder of shares of Series C Preferred Stock is entitled to 15 votes per share of Series C Preferred Stock held on any matter in which holders of Common Stock may vote. Upon the dissolution, liquidation or deemed change of control of the Company or the repurchase of any shares of Series C Preferred Stock, holders of Series C Preferred Stock would be entitled to a liquidation preference in the amount of the purchase price of the Series C Preferred Stock plus an amount accruing at the rate of 8% per annum on the purchase price.

The Company also issued to the holders of the Series C Preferred stock warrants to purchase a total of 3,776,078 shares of common stock. The warrants are exercisable only following the dissolution, winding-up or change of control of the Company or the repurchase or other acquisition by the Company of all of the Series C Preferred Stock and have an exercise price of $0.85 per share. The warrants expire on December 31, 2013.

Subsequent to December 31, 2008, the 251,739 shares of Series C Preferred stock and the related warrants were acquired by Pegasus IV from the two law firms.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6% Convertible Preferred Stock

The Company has authorized 2,656,250 shares of 6% Convertible Preferred Stock and there are 196,902 shares issued and outstanding as of both December 31, 2009 and 2008. During the years ended December 31, 2009 and 2008, 0 and 18,750 shares of 6% Convertible Preferred Stock were converted by the holders to common stock of the Company, respectively.

The 6% Convertible Preferred Stock ranks ahead of the common stock of the Company upon liquidation of the Company. The 6% Convertible Preferred Stock also ranks ahead of the common stock with respect to the payment of dividends. The 6% Convertible Preferred Stock ranks pari passu with the Series B Preferred Stock and the Series C Preferred Stock with respect to liquidation preference and the payment of dividends. The dividend rate on the 6% Convertible Preferred Stock is $3.84 per share per annum (6% effective yield) and such dividends are fully cumulative, accruing, without interest, from the date of original issuance of the 6% Convertible Preferred Stock through the date of redemption or conversion thereof. The Company must redeem any outstanding 6% Convertible Preferred Stock on May 10, 2010.

As of December 31, 2009, the conversion price of the outstanding 6% Convertible Preferred Stock is $6.00 per common share and the total number of shares of common stock that may be required to be issued by the Company is 1,101,690. In conjunction with the issuance of the 6% Convertible Preferred Stock, warrants were issued to the purchasers of the 6% Convertible Preferred Stock to purchase additional shares of common stock exercisable at the election of the holder. As of December 31, 2009, 226,644 warrants were outstanding and the current exercise price is $6.00 per share (also subject to adjustment pursuant to anti-dilution provisions) on either a cash or cashless exercise basis. The warrants expire on May 10, 2010. During the years ended December 31, 2009 and 2008, 0 and 5,860 warrants were exercised, respectively.

The embedded conversion feature associated with the 6% Convertible Preferred Stock and the warrants issued to the 6% Convertible Preferred Stock purchasers have been determined to be derivative instruments. Accordingly, the fair value of these derivative instruments has been recorded as a liability on the consolidated balance sheet with the corresponding amount recorded as a discount to the 6% Convertible Preferred Stock. Such discount is being accreted from the date of issuance to the redemption date of the 6% Convertible Preferred Stock and totaled $126,000 and $95,000 for the years ended December 31, 2009 and 2008, respectively. The derivative instruments are adjusted for fair value each reporting period.

Note 15: Stockholders’ Equity

As of both December 31, 2009 and 2008, 722,362 A Warrants for the purchase of common stock were outstanding. These warrants have an exercise price of $7.00 per share and expiration dates ranging from March 9, 2012 through June 29, 2012. During the years ended December 31, 2009 and 2008, no A Warrants were exercised.

Note 16: Equity Based Compensation Plan

Effective September 1, 2005, a predecessor company implemented the Lighting Science Group Corporation 2005 Equity-Based Incentive Compensation Plan (the “2005 Plan”), and a proposal to implement such plan was approved at the annual stockholders’ meeting in August 2005. In April 2008, the Company’s board of directors amended, restated and renamed the Amended and Restated Equity-Based Compensation Plan (the “Amended and Restated Plan”), and a proposal to approve the Amended and Restated Plan was approved at the annual stockholders’ meeting in October 2008. On August 21, 2009, the board of directors approved an amendment to the Amended and Restated Plan that: (i) increased the total number of shares of common stock available for

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

issuance under the Amended and Restated Plan from 5,000,000 shares to 20,000,000 shares, all of which may be granted as incentive stock options, and (ii) provided that individuals may receive awards relating to a maximum of 2,500,000 shares of common stock per fiscal year, instead of a maximum of 500,000 shares as provided in the Amended and Restated Plan. The board of directors intends to submit the amendment to the Amended and Restated Plan to the Company’s stockholders at its next annual meeting.

Awards granted under the 2005 Plan may include incentive stock options, which are qualified under Section 422 of the Internal Revenue Code (the “Code”), stock options other than incentive stock options, which are not qualified under Section 422 of the Code, stock appreciation rights, restricted stock, phantom stock, bonus stock and awards in lieu of obligations, dividend equivalents and other stock-based awards. Awards may be granted to employees, members of the Board of Directors, and consultants. The 2005 Plan is administered by the Compensation Committee of the Board of Directors. Vesting periods and terms for awards are determined by the plan administrator. The exercise price of each stock option or stock appreciation right is equal to or greater than the market price of the Company’s stock on the date of grant and no stock option or stock appreciation right granted shall have a term in excess of ten years.

On December 31, 2009 and 2008, there were 9,356,501 and 895,667 stock options outstanding, respectively. No options were exercised during the years ended December 31, 2009 or 2008. The fair value of the options is determined by using a Black-Scholes pricing model that includes the following variables: 1) exercise price of the instrument, 2) fair market value of the underlying stock on date of grant, 3) expected life, 4) estimated volatility, 5) expected dividend yield and 6) the risk-free interest rate. The Company utilized the following assumptions in estimating the fair value of the options granted under the Plan:

	Years Ended December 31,
	2009	2008
Exercise price	$0.60 - $1.00	$4.90
Fair market value of the underlying stock on date of grant	$0.60 - $0.41	$4.90
Expected life	10.0 years	4.0 years
Estimated volatility	75.0	75.0%
Expected dividend yield	0.0	0.0%
Risk free rate	2.43% - 3.52%	1.99%
Calculated fair value per share	$0.28 - $0.35	$2.77

The Company has estimated volatility of its stock based on the historical volatility of the Company’s common stock and its peers.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of all stock option activity for the years ended December 31, 2009 and 2008 is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Options outstanding at December 31, 2007	267,667	$7.80
Granted	729,000	4.90
Exercised	—	—
Forfeited	(101,000)	4.90

Options outstanding at December 31, 2008	895,667	$5.77	3.6

Granted	8,745,000	1.00
Exercised	—
Forfeited	(284,166)	6.05

Options outstanding at December 31, 2009	9,356,501	$1.30

Options exercisable at December 31, 2009	355,420		2.2

Weighted average fair value of options granted during the year ended December 31, 2009		$0.28

The aggregate intrinsic value of the options outstanding as of December 31, 2009 was $13,000 and represents the total pre-tax intrinsic value that would have been received by the option holders if all of the in-the-money options were exercised on December 31, 2009. The pre-tax intrinsic value is the difference between the closing price of the Company’s common stock on December 31, 2009 and the exercise price for each in-the-money option. This value fluctuates with the changes in the price of the Company’s common stock.

The Company recorded stock option expense of $3.4 million and $2.1 million for the years ended December 31, 2009 and 2008, respectively. As of December 31, 2009, there was a total of $1.9 million of unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2005 Plan. That cost is expected to be recognized over a weighted-average period of 2.5 years.

Restricted Stock Agreements

In August 2007, a predecessor company entered into a restricted stock agreement with one of its executives under which it may be required to issue up to 250,000 shares of common stock. The restricted stock vested as follows: (i) 25% on award date and (ii) 25% on each anniversary date of the grant. The Company valued the restricted stock grant at $2.7 million, being the value of the shares on the day the agreement was completed. The total cost of the restricted stock grant will be recognized in the statement of operations over an estimated period of 2.5 years. In the first quarter of 2009, the executive’s employment with the Company was terminated and the 125,000 unvested shares were forfeited by the executive. For the years ended December 31, 2009 and 2008, the Company recorded compensation expense related to this restricted stock award of $0 and $386,000, respectively.

In April 2008, the Company issued restricted stock awards to certain of its management staff for a total of 841,250 shares of common stock. The restricted stock awards will vest as follows: (i) 33% of the total awarded shares shall vest on the first date after the grant date that the Company’s “Recognized Revenue” equals $50 million, (ii) 34% of the awarded shares shall vest on the first date after the grant date that the Company’s Recognized Revenue is greater than $115 million and (iii) 33% of the awarded shares shall vest on the first day after the grant date that the Company’s Recognized Revenue is greater than $150 million. In any event, all outstanding restricted stock awards will vest on the third anniversary of the grant date. For purposes of the

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

vesting schedule, Recognized Revenue is defined as the cumulative gross revenue generated by (i) sales of products that have been delivered to customers of the Company or one of its subsidiaries, or (ii) licensing of the technology developed by the Company or one of its subsidiaries, since January 1, 2008. For the years ended December 31, 2009 and 2008, the Company recorded compensation expense related to these restricted stock awards of $1.4 million and $663,000, respectively.

The following table presents the activity of the restricted stock grants made by the Company during the years ended December 31, 2009 and 2008:

Non-vested restricted stock	# of shares	Weighted Average Grant Date Fair Value
Non-vested restricted stock, December 31, 2007	187,500	$10.60
Granted	841,250	4.90
Vested	(62,500)	(10.60)
Cancelled	(125,000)	(10.60)

Non-vested restricted stock, December 31, 2008	841,250	$4.90

Granted	55,000	$0.75
Vested	—	—
Cancelled	(173,750)	4.90

Non-vested restricted stock, December 31, 2009	722,500	$4.58

The fair value of the restricted stock that vested during the years ended December 31, 2009 and 2008 was $0 and $241,000, respectively. The Company recorded restricted stock compensation expense of $1.4 million and $2.6 million for the years ended December 31, 2009 and 2008, respectively. As of December 31, 2009, there was a total of $1.9 million of unrecognized compensation cost related to restricted stock granted under the 2005 Plan. That cost is expected to be recognized over a weighted-average period of 1.3 years.

Note 17: Warrants for the Purchase of Common Stock

At December 31, 2009, the Company has issued the following warrants for the purchase of common stock:

Warrant Holder	Reason for Issuance	No. of Common Shares	Exercise Price	Expiration Date
Investors in March 2007 Private Placement	Private Placement A Warrants	722,362	$7.00	March 9, 2012 to June 29, 2012
Pegasus IV	Guaranty of BMO line of credit	942,857	$7.00	July 25, 2013
Line of Credit Guarantors	Financing guarantees	121,375	$6.00	September 22, 2011 through March 31, 2012
6% convertible preferred stockholders	Private Placement	226,644	$6.00	May 10, 2010
The Equity Group	Consulting services	37,500	$16.00	February 10, 2010
ICurie	Marketing Agreement	6,250	$6.40	September 13, 2011
Officers and Directors	Bridge Financing	8,000	$30.00	April 20, 2010
ABM Industries Inc.	Marketing services	20,000	$8.00	March 31, 2010

Total		2,084,988

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2009, all warrants shown in the table above are fully vested.

Pursuant to the issue of the Series C Preferred stock, the Company issued to the holders of the Series C Preferred stock warrants to purchase a total of 3,776,078 shares of common stock. The warrants are exercisable only following the dissolution, winding-up or change of control of the Company or the repurchase or other acquisition by the Company of all of the Series C Preferred Stock and have an exercise price of $0.85 per share. The warrants will have a term of five years from such vesting date.

Note 18: International Sales and Revenue Concentrations

For the years ended December 31, 2009 and 2008, the Company has determined that the United States and the Netherlands were the only regions from which the Company had in excess of 10% of revenue. The following tables set out the total revenue and total assets of the geographical regions:

	Years Ended December 31,
Revenue by Geographical Region	2009	2008
United States	$18,270,531	$10,165,476
The Netherlands	10,428,418	2,623,873
Other	2,677,867	7,969,244

	$31,376,816	$20,758,593

	December 31,
Total Assets by Geographical Region	2009	2008
United States	$18,977,612	$39,136,026
The Netherlands	19,478,340	9,866,344
Other	12,862	550,897

	$38,468,814	$49,553,267

Note 19: Commitments and Contingencies

Lease Commitments

At December 31, 2009, the Company has the following commitments under operating leases for property and equipment for each of the next five years:

Year	Amount
2010	$900,000
2011	785,000
2012	479,000
2013	52,000
2014	36,000
Thereafter	30,000

$2,282,000

During the years ended December 31, 2009 and 2008, the Company incurred rent expense of $1.5 million and $1.1 million, respectively.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Agreements with Contract Manufacturers

The Company currently depends on a small number of contract manufacturers to manufacture its products. If any of these contract manufacturers were to terminate their agreements with the Company or fail to provide the required capacity and quality on a timely basis, the Company may be unable to manufacture and ship products until replacement contract manufacturing services could be obtained.

Philips Group Litigation

On August 27, 2009, the Company, LED Holdings, LLC (“LED Holdings”), LED Effects, Pegasus Capital and Pegasus IV (together with Pegasus Capital, the “Pegasus Group”), on the one hand, entered into that certain Governing Agreement and Complete Releases (the “Release Agreement”) with Philips, Philips Electronics North America Corporation (“PENAC”) and Philips Solid-State Lighting Solutions, Inc. (“PSSLS”, and, together with Philips Electronics and PENAC, the “Philips Group”), on the other hand. As previously disclosed, the Company and the Philips Group had been involved in patent infringement litigation since February 19, 2008 (the “Patent Litigation”).

Pursuant to the Release Agreement, the parties agreed to dismiss all pending litigation among and between them. Specifically, the Company, LED Holdings, LED Effects and the Pegasus Group, on the one hand, and the Philips Group, on the other hand, agreed to terminate all claims and disputes among them relating to any matter or occurrence, including, but not limited to, all claims and disputes arising out of or related to the Patent Litigation and arising out of or related to any agreements or contracts entered into among the parties prior to the date of the Release Agreement (the “Prior Agreements”). Pursuant to the Release Agreement, the parties agreed that certain of the Prior Agreements will remain in full force and effect and that others will be terminated or will expire in accordance with their terms. The Philips Group released the Company, LED Holdings, LED Effects and the Pegasus Group from any liability stemming from the Patent Litigation and the Prior Agreements, and the Company, LED Holdings, LED Effects and the Pegasus Group each released the Philips Group from any liability relating to the Patent Litigation and the Prior Agreements.

In connection with the Release Agreement, on August 27, 2009, the Company and Philips Lighting B.V. (“Philips Lighting”), an affiliate of the entities in the Philips Group, entered into a Commercial Framework Agreement pursuant to which the Company and Philips Lighting agreed to buy and sell LED lighting products to each other. Also in connection with the Release Agreement, the Company and Philips entered into a Patent License Agreement pursuant to which Philips granted the Company a royalty-bearing license to the patents in the Philips LED-based Luminaires and Retrofit Bulbs licensing program. Further, in connection with the Release Agreement, Philips has made a limited equity investment in the Company pursuant to the Philips Convertible Note.

Other Contingencies

From time to time, the Company may become involved in lawsuits or other legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business. Management is not currently aware of any such legal proceedings or claims that it believes will have a material adverse effect on the business, financial condition or operating results.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 20: Subsequent Events

Rights Offering

On March 3, 2010, the Company consummated the Rights Offering pursuant to which it offered certain of its existing security holders 25,268,193 Units of its securities at $1.006 per Unit, with each Unit consisting of one share of the Company’s Series D Non-Convertible Preferred Stock and a warrant entitling the holder thereof to purchase one share of common stock for $6.00 per share. On the closing date of the Rights Offering, the Company received approximately $303,000 for 301,268 Units. Pursuant to the New Pegasus Convertible Note, the Company previously granted Pegasus IV or its assignees the Standby Purchase Option to acquire any or all of the Units that were not subscribed for pursuant to the Rights Offering. On February 23, 2010, the Company received $2.0 million from Pegasus IV as an advance payment for Units pursuant to the Standby Purchase Option. Notwithstanding this advance payment, Pegasus IV or its assignees may also elect to purchase additional Units pursuant to the Standby Purchase Option until April 18, 2010. In total, the Standby Purchase Option provides Pegasus IV the right to purchase approximately 24,966,925 Units. The Company has been informed by Pegasus IV that Pegasus IV or its assignees currently intend to purchase all of the remaining Units pursuant to the Standby Purchase Option. The Company therefore expects to receive approximately $25.4 million in gross proceeds in connection with the closing of the Rights Offering (excluding the amount of principal and interest that automatically converted to Units pursuant to the terms of the Pegasus Convertible Note and the Philips Convertible Note) and the exercise of the Standby Purchase Option. The proceeds of the Rights Offering are anticipated to be applied to the re-payment of outstanding principal amounts on the Company’s line of credit with BMO.

Amendment to Loan Agreement with BMO

On March 15, 2010, the Company entered into a third amendment to the Loan Agreement with BMO, which increased the size of its line of credit with BMO from $20 million to $25 million. On the same date and in connection with the third amendment, Pegasus IV executed the Guaranty Consent pursuant to which Pegasus IV agreed to increase its Guaranty of the Company’s obligations pursuant to the amended Loan Agreement.

In conjunction with the third amendment and as consideration for Pegasus IV’s execution of the Guaranty Consent, the Company amended and restated the Original Guaranty Extension Agreement with Pegasus IV and entered into the Amended Guaranty Extension Agreement. Pursuant to the Amended Guaranty Extension Agreement, the Company agreed that the Fee payable pursuant to the Original Guaranty Extension Agreement would take into account any borrowings made pursuant to the loan increase. The Company further agreed that to the extent Pegasus IV or its assignees fully exercised the Standby Purchase Option and purchased all of the Units that were not subscribed for pursuant to the Rights Offering, the Company would apply all of the proceeds received upon exercise of the Standby Purchase Option to reduce the principal amount outstanding pursuant to the amended Loan Agreement with BMO. In addition, the Company agreed it would take commercially reasonable efforts to enter into the Fourth Amendment to: (a) reduce the total amount of the Guaranty required by the amended Loan Agreement from $25 million to $10 million and (b) extend the stated maturity date of the Amended Loan Agreement from August 24, 2010 to the Fourth Amendment Maturity Date. Until the Fourth Amendment has been executed by the parties thereto, the Company would not make any borrowings pursuant to the amended Loan Agreement without the prior consent of Pegasus IV.

The Amended Guaranty Extension Agreement amends the definition of “Fee Payment Date” to provide that the Fee will also be payable upon the effective date of the Fourth Amendment. In addition, upon execution of the Fourth Amendment and as consideration for further extending the Guaranty, the Company agreed that it would pay Pegasus IV a fee (the “Fourth Amendment Fee”), payable upon the earliest to occur of (a) the Fourth

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amendment Maturity Date, (b) the date of termination of the amended Loan Agreement (as amended pursuant to the Fourth Amendment), (c) the date of termination of the Guaranty and (d) a change of control of the Company (each of (a), (b), (c) and (d), a “Fourth Amendment Fee Payment Date”). The Fourth Amendment Fee would be equal to the sum of: (i) 10% (on an annualized basis beginning on the first calendar day immediately following the effective date of the Fourth Amendment) of the Company’s average daily loan balance with BMO, plus (ii) 10% (on an annualized basis) of the maximum amount of loans available pursuant to the amended Loan Agreement (as amended pursuant to the Fourth Amendment) from the period beginning on the 121st day after the effective date of the Fourth Amendment and ending on the Fourth Amendment Fee Payment Date (this portion (ii) of the Fourth Amendment Fee is referred to as the “Maximum Loan Fee”). Pegasus IV and the Company agreed that, if the Guaranty were terminated on or before the 120th day after the effective date of the Fourth Amendment, the Maximum Loan Fee would be equal to $0.00.

The Amended Guaranty Extension Agreement further provides that the Company would issue Units to Pegasus IV in satisfaction of the Fee and the Fourth Amendment Fee (if applicable). Pegasus IV would be entitled to receive that number of Units equal to one Unit for each $1.006 of the Fee or the Fourth Amendment Fee, as applicable. Such Units would be in addition to any Units issued pursuant to the Rights Offering or the Standby Purchase Option.

PART I—FINANCIAL INFORMATION

Item 1.	Financial Statements

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash	$19,208,715	$267,048
Accounts receivable, net of allowance for doubtful accounts	10,727,283	5,020,226
Inventories, net of allowances	14,350,816	8,064,624
Deferred income tax, net	—	682,227
Prepaid expenses and other current assets	4,172,933	1,472,018

Total current assets	48,459,747	15,506,143

Property and equipment, net	4,573,865	3,291,296

Other assets
Intangible assets, net	5,204,684	13,482,736
Goodwill	1,626,482	5,770,245
Other long-term assets	91,812	418,394

Total other assets	6,922,978	19,671,375

Total assets	$59,956,590	$38,468,814

Liabilities and Stockholders’ Deficit
Current liabilities:
Short-term debt (includes $0 and $32,846,619 of related party loans in 2010 and 2009, respectively)	$1,763,389	$56,400,173
Current portion of long-term debt	107,868	110,322
Accounts payable	12,924,399	7,496,633
Accrued expenses	5,270,295	6,190,129
Unearned revenue	110,919	12,631
6% Convertible Preferred Stock, $.001 par value, authorized 2,656,250 shares, issued and outstanding 196,902 shares in 2009. Liquidation value of $630,086 in 2009	—	585,549

Total current liabilities	20,176,870	70,795,437

Long-term debt, less current portion	21,781	117,447
Manditorily redeemable Series D Preferred Stock, $0.001 par value, authorized 79,000,000 shares, issued and outstanding 67,863,665 shares in 2010. Liquidation value $70,477,668.	67,663,866	—
Warrant included in Series D Units	90,155,431	—
Other long-term liabilities	4,316,755	1,805,334

Total other liabilities	162,157,833	1,922,781

Total liabilities	182,334,703	72,718,218

Stockholders’ deficit:
Series B Preferred Stock, $.001 par value, authorized, issued and outstanding 2,000,000 shares in 2009. Liquidation value $17,127,642 in 2009	—	2,000
Series C Preferred Stock, $.001 par value, authorized, issued and outstanding 251,739 shares in 2009. Liquidation value $3,476,066 in 2009	—	252
Common stock, $.001 par value, authorized 400,000,000 shares, issued and outstanding 78,108,866 and 29,873,846 shares in 2010 and 2009, respectively	78,109	29,874
Additional paid-in-capital	183,568,040	116,447,080
Accumulated deficit	(302,338,993)	(148,002,652)
Accumulated other comprehensive loss	(3,685,269)	(2,725,958)

Total stockholders’ deficit	(122,378,113)	(34,249,404)

Total liabilities and stockholders’ deficit	$59,956,590	$38,468,814

The accompanying notes are an integral part of the condensed consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue	$15,137,902	$7,700,730	$30,331,005	$21,969,701
Cost of goods sold	16,384,673	6,433,599	31,229,947	17,599,574

Gross margin	(1,246,771)	1,267,131	(898,942)	4,370,127

Operating expenses:
Sales and marketing	2,050,868	1,192,157	6,873,194	4,670,459
Operations	1,187,650	1,698,982	3,784,510	8,329,604
Research and development	2,580,456	904,948	6,719,808	2,444,158
General and administrative	3,849,941	3,651,798	10,877,051	17,035,266
Restructuring expenses	458,311	—	458,311	702,625
Impairment of goodwill and other long-lived assets	83,298	—	10,538,307	—
Depreciation and amortization	596,934	1,565,998	2,324,068	4,439,465

Total operating expenses	10,807,458	9,013,883	41,575,249	37,621,577

Loss from operations	(12,054,229)	(7,746,752)	(42,474,191)	(33,251,450)

Other income (expense):
Interest expense, net	(1,040,015)	(1,604,093)	(3,355,240)	(3,943,941)
Decrease (increase) in fair value of Series D and Series E Warrants	23,089,464	—	(56,007,778)	—
Dividends on preferred stock	(1,968,695)	(9,148)	(3,534,795)	(27,827)
Accretion of preferred stock	(47,753,920)	(31,245)	(48,535,463)	(94,254)
Other income (expense), net	(53,490)	193,627	(46,229)	(4,405)

Total other income (expense)	(27,726,656)	(1,450,859)	(111,479,505)	(4,070,427)

Loss before income tax expense (benefit)	(39,780,885)	(9,197,611)	(153,953,696)	(37,321,877)
Income tax expense (benefit)	(17,039)	(90,398)	382,645	(263,108)

Net loss	(39,763,846)	(9,107,213)	(154,336,341)	(37,058,769)
Dividend requirements
6% return on Series B Preferred Stock	268,177	252,597	784,142	738,586
8% return on Series C Preferred Stock	73,411	67,785	213,610	197,240

Net loss attributable to common stock	$(40,105,434)	$(9,427,595)	$(155,334,093)	$(37,994,595)

Basic and diluted net loss per weighted average common share	$(1.30)	$(0.32)	$(5.11)	$(1.30)

Basic and diluted weighted average number of common shares outstanding	30,896,333	29,372,933	30,393,884	29,207,158

Net loss	$(39,763,846)	$(9,107,213)	$(154,336,341)	$(37,058,769)
Foreign currency translation gain (loss)	269,550	604,679	(1,039,154)	1,809,008

Comprehensive loss	$(39,494,296)	$(8,502,534)	$(155,375,495)	$(35,249,761)

The accompanying notes are an integral part of the condensed consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

	Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional Paid In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance December 31, 2009	2,000,000	$2,000	251,739	$252	29,873,846	$29,874	$116,447,080	$(148,002,652)	$(2,725,958)	$(34,249,404)
Director compensation paid in common stock	—	—	—	—	789,737	790	834,861	—	—	835,651
Stock based compensation expense	—	—	—	—	303,498	304	1,243,298	—	—	1,243,602
Stock issued per Employee Stock Purchase Plan	—	—	—	—	4,345	4	6,149	—	—	6,153
Stock issued per exercise of Stock Options	—	—	—	—	87,500	88	87,412	—	—	87,500
Stock issued per Purchase Agreement	—	—	—	—	12,500,000	12,500	19,987,500	—	—	20,000,000
Exchange of Series B Preferred Stock, Series C Preferred Stock and Series E Units for Common Stock	(2,000,000)	(2,000)	(251,739)	(252)	32,612,249	32,612	44,963,677	—	—	44,994,037
Exchange of Series C Warrants for Common Stock	—	—			1,937,420	1,937	(1,937)	—	—	—
Net loss	—	—	—	—	—	—	—	(154,336,341)	—	(154,336,341)
Foreign currency translation adjustment, net	—	—	—	—	—	—	—	—	(959,311)	(959,311)

Balance September 30, 2010	—	$—	—	$—	78,108,595	$78,109	$183,568,040	$(302,338,993)	$(3,685,269)	$(122,378,113)

The accompanying notes are an integral part of the condensed consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(154,336,341)	$(37,058,769)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,324,068	4,439,465
Impairment of goodwill and other long-lived assets	10,538,307	—
Expenses paid by issuance of common stock and warrants	835,652	1,082,500
Non-cash stock option and restricted stock compensation expense	1,243,602	1,905,662
Accretion of preferred stock redemption value	48,535,463	94,254
Increase in fair value of warrants	56,007,780	2,731
Dividends on preferred stock	3,534,795	—
Loss on disposal of assets	812,783	138,133
Deferred income tax	382,645	(263,108)
Changes in operating assets and liabilities:
Accounts receivable	(5,673,366)	541,364
Inventories	(5,962,660)	174,135
Prepaid expenses and other current and long-term assets	(632,485)	1,240,063
Accounts payable	4,910,345	1,194,958
Accrued expenses and other liabilities	3,470,152	570,244
Unearned revenue	98,288	728,629

Net cash used in operating activities	(33,910,972)	(25,209,739)

Cash flows from investing activities:
Purchase of property and equipment	(2,668,687)	(746,125)
Sale of property and equipment	54,500	—

Net cash used in investing activities	(2,614,187)	(746,125)

Cash flows from financing activities:
Proceeds from draws on line of credit and other short-term borrowings	12,330,722	133,456
Payment of amounts due under line of credit and other short-term borrowings	(28,750,000)	(8,340,739)
Proceeds from issuance of promissory notes	—	34,699,999
Payment of amounts due under promissory notes	—	(50,000)
Payment of short and long-term debt	(1,590,989)	(253,678)
Proceeds from issuance of Common Stock for ESPP and exercise of options	93,653	1,349
Redemption of 6% Convertible Preferred Stock	(596,890)	—
Payment of 6% Convertible Preferred Stock dividends	(17,116)	(28,464)
Proceeds from issuance of manditorily redeemable Series D Preferred Stock	25,379,144	—
Proceeds from issuance of manditorily redeemable Series E Preferred Stock	30,000,112	—
Proceeds from issuance of Common Stock for Purchase Agreement	18,925,000	—

Net cash provided by financing activities	55,773,636	26,161,923

Effect of exchange rate fluctuations on cash	(306,810)	(66,074)

Net increase in cash	18,941,667	139,985
Cash balance at beginning of period	267,048	254,538

Cash balance at end of period	$19,208,715	$394,523

Supplemental disclosures:
Interest paid during the period	$506,079	$399,070

Taxes paid during the period	$—	$—

Non-cash investing and financing activities:
6% convertible Preferred Stock dividends paid and deducted in arriving at net loss	$17,116	$—

Conversion of notes payable and accrued interest to Series D Units	$40,590,240	$—

Conversion of accrued guaranty fees and interest to Series D Units	$1,694,482	$—

Conversion of Series E Units to Common Stock	$44,994,036	$—

Receivable for issuance of Common Stock for Purchase Agreement	$1,075,000	$—

The accompanying notes are an integral part of the condensed consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of the Company

Lighting Science Group Corporation (the “Company”) was incorporated in Delaware in 1988 and its business today is the result of the combination of the products, patents, intellectual property, assets and businesses of four light emitting diode (“LED”) lighting companies. The Company researches, designs, develops, manufactures and markets a range of lighting devices and systems that use LEDs as the light source. LEDs are semiconductor devices that emit light when electric currents are passed through them.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”) in accordance with the disclosure requirements for the quarterly report on Form 10-Q and therefore do not include all of the information and footnotes required by generally accepted accounting principles (“GAAP”) for complete annual financial statements. In the opinion of Company management, the unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary to fairly state the results for the interim periods presented. The condensed consolidated balance sheet as of December 31, 2009 is derived from the Company’s audited financial statements. Operating results for the three and nine month periods ended September 30, 2010 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2010. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company as of and for the year ended December 31, 2009 and notes thereto included in the Company’s Annual Report on Form 10-K filed with the SEC on April 13, 2010 (the “Form 10-K”).

The Company’s condensed consolidated financial statements include the accounts of the Company’s wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Revenues and Accounts Receivable

The Company records revenues and accounts receivable when its products are shipped and title passes to customers. When product sales are subject to certain customer acceptance terms, revenue from such sales is recognized once these terms have been met.

The Company recognizes revenue on its long-term, fixed price, custom design projects using the percentage of completion method measured by the ratio of costs incurred to date to the estimated total costs to be incurred for each contract. Contract costs include all direct material, direct labor and other indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

For smaller or shorter term custom design projects or projects where estimated total costs cannot be determined, revenue is recognized using the completed contract method and revenue is recognized upon substantial completion and acceptance by the customer of each project. Amounts received as deposits against future completion of completed contract method projects are recorded as unearned revenue until such projects are completed and title passes to the customer.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The Company records an allowance for doubtful accounts, reducing its accounts receivable to an amount it considers collectible. Estimates used in determining the allowance for doubtful accounts are based on historical collection experience, aging of receivables and known collectability issues, because such issues relate to specific transactions or customer balances. As of September 30, 2010 and December 31, 2009, accounts receivable of the Company were reflected net of reserves of $647,000 and $655,000, respectively. The Company writes off accounts receivable when it becomes apparent, based upon age or customer circumstances, that such amounts will not be collected. Generally, the Company does not require collateral for its accounts receivable and does not regularly charge interest on past due amounts.

Fair Value of Financial Instruments

Cash, accounts receivable, notes and accounts payable, amounts due under the lines of credit, promissory notes, including convertible notes, accrued expenses and other current liabilities are carried at book value amounts, which approximate fair value due to the short-term maturity of these instruments.

Long-term debt bears interest at variable interest rates and, therefore, its carrying value approximates fair value.

Mandatorily redeemable shares of Series D Non-Convertible Preferred Stock (the “Series D Preferred Stock”) are carried at accreted value amounts, which approximate fair value due to the recent issuance of these instruments.

Fair Value Measurements

The Fair Value Measurements and Disclosures Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) defines fair value as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor.

Assets and liabilities measured at fair value are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity associated with the inputs to a fair valuation of these assets and liabilities and are as follows:

Level 1 — Unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.

Level 2 — Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets in non-active markets;

•	Inputs other than quoted prices that are observable for the asset or liability; and
•	Inputs that are derived principally from, or corroborated by, other observable market data.

Level 3 — Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

For goodwill, the fair value of the Lighting Science Group B.V. (“LSGBV”) reporting unit and the associated goodwill was estimated using the discounted cash flow method, which was based on the future expected cash flows to be generated by LSGBV, discounted to their present values, using a discount rate of 17%. Amortizable intangible assets were written down to their estimated fair values as of June 30, 2010. The estimated fair values were determined under various methodologies under the income approach of valuation and using discount rates comparable to those used to value the Company’s goodwill.

The fair value of the interest rate swap (used for non-speculative purposes) was based on observable yield curves and was included in accrued expenses.

The Company has applied liability accounting to the warrants underlying its Series D Units, as defined in Note 2. Liquidity and Capital Resources. The Series D Warrants have been recorded at fair value using the Black Scholes valuation method and will continue to be marked to fair value until the effective date of the Certificate of Amendment, as defined in Note 6. Stockholders’ Equity.

The Company has also applied liability accounting to the warrants issued to certain directors and officers of a predecessor company. These warrants have been recorded at fair value using the Black Scholes valuation method.

The following table sets forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring and non-recurring basis as of September 30, 2010, according to the valuation techniques the Company used to determine their fair values:

	Fair Value Measurement on September 30, 2010
	Quoted Price in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3
Assets (Non-recurring):
Intangible assets	$—	$—	$5,204,684
Goodwill	—	—	1,626,482

	$—	$—	$6,831,166

Liabilities (Recurring):
Warrants included in Series D Units	$—	$90,155,431	$—
Liabilities under derivative contracts	—	312	—

	$—	$90,155,743	$—

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The following table is a reconciliation of the beginning and ending balances for assets using Level 3 inputs as defined above for the three and nine months ended September 30, 2010:

	Three Months Ended September 30, 2010			Nine Months Ended September 30, 2010
	Total	Intangible Assets	Goodwill	Total	Intangible Assets	Goodwill
Beginning balance	$7,083,320	$5,456,838	$1,626,482	$19,252,981	$13,482,736	$5,770,245
Realized and unrealized losses included in net loss	(252,154)	(252,154)	—	(11,807,661)	(8,278,052)	(3,529,609)
Foreign currency translation adjustments included in comprehensive loss	—	—	—	(614,154)	—	(614,154)
Purchases, sale, issuances and settlements	—	—	—	—	—	—
Transfers in or out of Level 3	—	—	—	—	—	—

Ending balance	$6,831,166	$5,204,684	$1,626,482	$6,831,166	$5,204,684	$1,626,482

The following table sets forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2009, according to the valuation techniques the Company used to determine their fair values:

	Fair Value Measurement on December 31, 2009
	Quoted Price in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3
Assets (Recurring):
Interest rate swap	$—	$21,745	$—

Net cash provided by financing activities	$—	$21,745	$—

Liabilities (Recurring):
Liabilities under derivative contracts	$—	$1	$—

	$—	$1	$—

Income Taxes

The Company records a valuation allowance to reduce its deferred tax assets to the amount which the Company estimates is more likely than not to be realized. The Company’s ability to realize its deferred tax assets is generally dependent on the generation of taxable income during the future periods in which the temporary differences are deductible and the net operating losses can be offset against taxable income. The Company recorded an increase of $581,000 in its valuation allowance for the nine months ended September 30, 2010. The Company believes the increase is appropriate based on its pre-tax losses in the current period and the past several years. Accounting guidelines provide that cumulative losses in recent years provide significant evidence that a company should not recognize tax benefits that depend on the generation of taxable income from future operations. If the Company were to determine that it would be able to realize deferred tax assets in the future in excess of the net recorded amount, the resulting adjustment to deferred tax assets would increase net earnings in the period such a determination was made.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Subsequent Events

Subsequent events are events or transactions that occur after the date of the balance sheet but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. Nonrecognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.

New Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures About Fair Value Measurements.” Effective January 1, 2010, ASU 2010-06 requires the separate disclosure of significant transfers into and out of the Level 1 and Level 2 categories and the reasons for such transfers, and also requires fair value measurement disclosures for each class of assets and liabilities as well as disclosures about valuation techniques and inputs used for recurring and nonrecurring Level 2 and Level 3 fair value measurements. Effective in fiscal years beginning after December 31, 2010, ASU 2010-06 also requires Level 3 disclosure of purchases, sales, issuances and settlements activity on a gross rather than a net basis. The Company does not anticipate that the remaining disclosures under ASU 2010-06 will have a material impact on its financial statements.

2. LIQUIDITY AND CAPITAL RESOURCES

The Company has experienced significant net losses as well as negative cash flows from operations since its inception. Recent increases in backlog coupled with potential sales under newly formed business relationships will continue to significantly increase our working capital needs during the remainder of 2010. Meeting these working capital needs will be an ongoing challenge to the extent that the Company continues to experience significant growth. The Company’s primary source of liquidity has been sales of preferred stock to and short term loans from Pegasus Partners IV, L.P. (“Pegasus IV”) and to a lesser extent, draws from the Company’s lines of credit with Bank of Montreal (“BMO”), ABN AMRO and IFN Finance and other short term loans.

To provide the Company with adequate working capital, the Company issued short-term notes payable to Pegasus IV, which together with its affiliates, is the Company’s controlling stockholder. As of December 31, 2009, the Company had an outstanding Convertible Note Agreement with Pegasus IV (the “Pegasus Convertible Note”) representing $32.8 million of principal. Additionally, on August 27, 2009, in conjunction with the Release Agreement between, among other parties, the Company and Koninklijke Philips Electronics N.V. (“Philips”), the Company entered into a Convertible Note Agreement (the “Philips Convertible Note”) with Philips pursuant to which the Company borrowed $5.0 million from Philips.

On March 3, 2010, the Company consummated a rights offering (the “Rights Offering”) pursuant to which it offered certain of its existing security holders 25,268,193 units of its securities (the “Series D Units”), with each Series D Unit consisting of one share of the Company’s Series D Preferred Stock and a warrant entitling the holder thereof to purchase one share of Common Stock for $6.00 per share of Common Stock, except the warrants comprising the Series D Units issued to Philips, which have an exercise price of $12.00 per share of Common Stock. As a result of the consummation of the Rights Offering $35.2 million of principal and interest on the Pegasus Convertible Note were converted into 35,017,667 Series D Units and $5.4 million of principal and interest on the Philips Convertible Note were converted into 5,330,482 Series D Units.

Pursuant to the Rights Offering, the Company received $25.7 million for the sale of 25,268,193 Series D Units. For additional information regarding the Series D Units see Note 6. Stockholders’ Equity and Note 8. Series D Preferred Stock.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

On April 19, 2010, the Company used the proceeds from the Rights Offering to repay the $22.4 million outstanding principal balance on its revolving line of credit with BMO.

On April 20, 2010, in accordance with the Company’s guaranty agreement with Pegasus IV, the Company issued Pegasus IV 1,555,860 Series D Units in satisfaction of its accrued guaranty fee of $1.6 million.

On June 23, 2010, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with Pegasus IV, pursuant to which the Company sold Pegasus IV 235,295 units (the “Series E Units”) of its securities at a price per Series E Unit of $127.50, for an aggregate purchase price of $30.0 million. For additional information regarding the Series E Units see Note 6. Stockholders’ Equity and Note 9. Series E Preferred Stock

On June 24, 2010, the Company used the proceeds from the sale of Series E Units to repay the $9.0 million outstanding principal amount on the BMO facility. On July 9, 2010, in accordance with the Company’s guaranty agreement with Pegasus IV, the Company issued Pegasus IV 88,102 Series D Units in satisfaction of its accrued guaranty fee of $89,000.

On September 30, 2010, the Company entered into a Stock Purchase, Exchange and Recapitalization Agreement (the “Purchase Agreement”) with Pegasus IV, LSGC Holdings, LLC (“LSGC Holdings”) and LED Holdings, LLC (“LED Holdings”). Pursuant to the Purchase Agreement, LSGC Holdings purchased $25.0 million of the Company’s Common Stock and Pegasus IV and LED Holdings agreed to participate in a recapitalization of the Company (the “Recapitalization”). Pursuant to the Purchase Agreement, LSGC Holdings purchased 12,500,000 shares of Common Stock at a price per share of $1.60, for an aggregate purchase price of $20.0 million. As of September 30, 2010, $18.9 million of the purchase price had been received. The balance of $1.1 million was recorded as a receivable in prepaid and other current assets and was received in full by October 6, 2010. LSGC Holdings also received an option to purchase up to an additional 3,125,000 shares of Common Stock at a price per share of $1.60, which it exercised in full on October 5, 2010. In total, the Company issued 15,625,000 shares of Common Stock to LSGC Holdings for an aggregate purchase price of $25.0 million (the “Common Stock Purchase”).

On October 4, 2010, the Company terminated the BMO revolving line of credit and the related guaranty agreement. The Company is currently negotiating with Wells Fargo, N.A. to obtain a $15.0 million asset-based lending facility and expects to finalize such facility in November 2010.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

Inventories

Inventories are stated at the lower of cost or market and consist of the following:

	September 30, 2010	December 31, 2009
Raw materials and components	$15,130,308	$13,082,060
Work-in-process	574,851	331,417
Finished goods	3,911,358	2,493,750
Allowance for excess and obsolescence	(5,265,701)	(7,842,603)

Total inventory	$14,350,816	$8,064,624

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Property and Equipment, net

Property and equipment, net consist of the following:

	September 30, 2010	December 31, 2009
Leasehold improvements	$977,207	$2,727,334
Office, furniture and equipment	4,293,654	4,495,919
Tooling, production and test equipment	7,181,243	5,959,658
Construction-in-process	538,441	—

Total property and equipment	12,990,545	13,182,911
Accumulated depreciation	(8,416,680)	(9,891,615)

Total property and equipment, net	$4,573,865	$3,291,296

Depreciation expense related to property and equipment was $345,000 and $302,000 for the three months ended September 30, 2010 and 2009, respectively. Depreciation expense related to property and equipment was $971,000 and $1.1 million for the nine months ended September 30, 2010 and 2009, respectively. The decrease in leasehold improvements was due to the termination of the lease on the property in New Jersey. These assets were fully depreciated at the time of the termination of the lease. In addition, the Company incurred an impairment charge of $83,000, based on the valuation of leasehold improvements and furniture and fixtures related to the closure of the California facility in October 2010.

4. GOODWILL AND INTANGIBLES, NET

Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment annually at the end of the Company’s third quarter, or more frequently if certain indicators arise. This review includes an assessment of industry factors, contract retentions, cash flow projections and other factors the Company believes are relevant. If an impairment is indicated, the asset is written down to its fair market value based on an estimate of its discounted cash flows. Management believed that no additional impairment was necessary at September 30, 2010.

Intangible assets with estimable useful lives are amortized over their respective useful lives to their estimated residual values, and reviewed to determine if estimable lives have decreased. Long-lived assets, including intangible assets subject to amortization, are reviewed for impairment whenever, in management’s judgment, conditions indicate a possible loss. Such impairment tests compare estimated undiscounted cash flows to the carrying value of the asset. If an impairment is indicated, the asset is written down to its fair value based on an estimate of its discounted cash flows. Management believed that no additional impairment was necessary at September 30, 2010.

Because of the on-going negative cash flows and other factors attributable to the Company’s Netherlands-based subsidiary, LSGBV, the Company performed an interim impairment analysis of LSGBV, as of June 30, 2010. In accordance with ASC 360-10-05, Accounting for the Impairment or Disposal of Long-lived Assets, if the undiscounted cash flow expected to be generated by an asset are less than its carrying amount, an impairment charge should be recorded to write down the carrying amount of such asset to its fair value. The fair value of an asset is the amount at which that asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

For goodwill, the fair value of the LSGBV reporting unit and the associated goodwill was estimated using the discounted cash flow and income approach, which were based on the future expected cash flows to be generated by LSGBV, discounted to their present values, using a 17% discount rate. Amortizable intangible assets with carrying values were tested to determine their recoverability by comparing the future undiscounted cash flows expected to be generated by such assets (or asset groups),to their carrying values. Because the carrying values exceeded their undiscounted cash flows, such assets were written down to their estimated fair values as of June 30, 2010. Assets (or asset groups) that were not recoverable were written down to their estimated fair values, which were determined under various methodologies under the income approach of valuation, using discount rates comparable to those used to value the Company’s goodwill. The result of these valuations was that an impairment charge totaling $10.5 million was recorded as of June 30, 2010. The following table summarizes the total impairment charge recorded by the Company in the second quarter of 2010:

Goodwill arising on the acquisition of LSGBV	$3,529,609
Trademarks acquired on the acquisition of LSGBV	191,500
Customer relationships acquired on the acquisition of LSGBV	1,967,400
License agreements acquired on the acquisition of LSGBV	4,766,500

Total impairment charge	$10,455,009

The intangible assets, their original fair values adjusted for impairment charges, and their net book values are detailed below as of September 30, 2010 and December 31, 2009:

	Cost, Less Impairment Charges	Accumulated Amortization	Net Book Value	Estimated Remaining Useful Life
September 30, 2010:
Technology and intellectual property	$5,152,229	$(2,998,073)	$2,154,156	0.3 to 14.0 years
Trademarks	1,375,410	(413,721)	961,689	3.0 to 18.0 years
Customer relationships	4,081,600	(2,002,600)	2,079,000	2.0 to 12.0 years
License agreements	2,876,000	(2,866,161)	9,839	8.0 years

	$13,485,239	$(8,280,555)	$5,204,684

Goodwill	$1,626,482	$—	$1,626,482

December 31, 2009:
Technology and intellectual property	$5,152,229	$(2,574,421)	$2,577,808	0.5 to 14.5 years
Trademarks	1,566,910	(311,428)	1,255,482	3.5 to 18.5 years
Customer relationships	6,049,000	(1,525,729)	4,523,271	2.5 to 12.5 years
License agreements	7,642,500	(2,516,325)	5,126,175	8.5 years

	$20,410,639	$(6,927,903)	$13,482,736

Goodwill	$5,770,245	$—	$5,770,245

Total intangible asset amortization expense was $252,000 and $1.3 million for the three months ended September 30, 2010 and 2009, respectively. Total intangible asset amortization expense was $1.4 million and $3.4 million for the nine months ended September 30, 2010 and 2009, respectively.

The change in goodwill was due to the impairment discussed above and the change in the foreign currency exchange rate at September 30, 2010 as compared to December 31, 2009.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

5. SHORT-TERM DEBT

The Company and its subsidiaries had the following balances outstanding under lines of credit and other short-term debt facilities as of the dates presented:

	Balance Outstanding at
Facility	September 30, 2010	December 31, 2009
ABN AMRO Bank, revolving line of credit	$144,383	$—
ABN AMRO term note payable	680,600	1,791,525
IFN Finance, working capital line	933,274	1,132,229
Bank of Montreal, demand line of credit	—	15,600,000
Promissory notes issued to related parties	—	32,846,619
Promissory notes issued to Phillips Electronics	—	5,000,000
Other	5,132	29,800

	$1,763,389	$56,400,173

ABN AMRO Bank

As of September 30, 2010, the ABN AMRO revolving line of credit had a maximum available credit of €200,000 and the interest rate on the facility was 7.50% and 6.90% per annum as of September 30, 2010 and December 31, 2009, respectively. As security for the line of credit, ABN AMRO was given a senior security interest in the inventory, property and equipment of LSGBV. The interest rate on the ABN AMRO fixed-rate term note payable was 4.65% per annum as of both September 30, 2010 and December 31, 2009. The maturity date for both facilities is December 15, 2010. The Company has agreed to reduce the principal amount outstanding on the fixed-rate term note payable with various monthly payments ranging from €25,000 to €200,000 per month, which should result in payment in full by December 15, 2010.

IFN Finance

IFN Finance has a senior security interest in all accounts receivable of LSGBV. Interest is payable monthly on this facility. The maximum line of credit is €1.5 million and availability is based on 82% of the value of trade receivable invoices. The interest rate on the working line with IFN Finance was 7.15% per annum at both September 30, 2010 and December 31, 2009.

Bank of Montreal

As of September 30, 2010, the BMO revolving line of credit had a maximum available credit of $2.0 million. The loan agreement required monthly payments of interest only and interest was calculated on the outstanding balance at the greater of prime plus 0.50% per annum and 7.25% per annum (7.25% as of both September 30, 2010 and December 31, 2009). The BMO loan was scheduled to mature on written demand by BMO, but in no event later than April 19, 2011. Any outstanding balance under the Loan Agreement was payable on written demand by BMO, provided that the Company would have 14 business days to make any such payment. The Loan Agreement was not secured by any assets of the Company, but was guaranteed by Pegasus IV. During the three and nine months ended September 30, 2010, the Company recorded guaranty fee expenses of $0 and $887,000, respectively, related to the guaranty of the BMO facility by Pegasus IV. During the three and nine months ended September 30, 2009, the Company recorded guaranty and transaction fee expenses of

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

$154,000 and $234,000, respectively, related to the guaranty of the BMO facility by Pegasus IV. As of September 30, 2010 and December 31, 2009, the Company had accrued total guaranty fees payable to Pegasus IV of $0 and $748,000, respectively, related to the BMO facility, which amounts were included in interest expense.

Effective October 4, 2010, the Company terminated the BMO revolving line of credit and the related guaranty agreement.

Related Party

As of December 31, 2009, the Company had an outstanding unsecured convertible note to Pegasus IV for $32.8 million with interest accruing at the rate of 14.0% per annum. As a result of the Company’s consummation of the Rights Offering on March 3, 2010, $35.2 million of principal and interest on the Pegasus Convertible Note automatically converted into 35,017,667 Series D Units.

Philips Electronics

As of December 31, 2009, the Company had an outstanding unsecured convertible note to Philips for $5.0 million with interest accruing at the rate of 14.0% per annum. As a result of the Company’s consummation of the Rights Offering on March 3, 2010, $5.4 million of principal and interest on the Philips Convertible Note automatically converted into 5,330,482 Series D Units.

6. STOCKHOLDERS’ EQUITY

On September 30, 2010, the Company entered into the Purchase Agreement with Pegasus IV, LSGC Holdings and LED Holdings. Pursuant to the Purchase Agreement, LSGC Holdings purchased $25.0 million of the Company’s Common Stock and Pegasus IV and LED Holdings agreed to participate in the Recapitalization. Pursuant to the Purchase Agreement, LSGC Holdings purchased 12,500,000 shares of Common Stock at a price per share of $1.60, for an aggregate purchase price of $20.0 million. LSGC Holdings also received an option to purchase up to an additional 3,125,000 shares of Common Stock at a price per share of $1.60, which it exercised in full on October 5, 2010. In total, the Company issued 15,625,000 shares of Common Stock to LSGC Holdings for an aggregate purchase price of $25.0 million (the “Common Stock Purchase”).

In conjunction with the Recapitalization, Pegasus IV, LED Holdings and an unrelated holder exchanged all of their respective shares of Series B Preferred Stock (the “Series B Preferred Stock”), Series C Preferred Stock (the “Series C Preferred Stock”), Series E Non-Convertible Preferred Stock (the “Series E Preferred Stock”), and a warrant to purchase shares of Common Stock issued in conjunction with the Series E Preferred Stock (“Series E Warrant”) for 32,612,249 shares of Common Stock. The holders of the Series C Preferred Stock held warrants (“Series C Warrants”) to purchase a total of 3,776,078 shares of Common Stock. These warrants were exercisable only following the dissolution, winding-up or change of control of the Company or the repurchase or other acquisition by the Company of all of the Series C Preferred Stock. These warrants had an exercise price of $0.85 per share and a term of five years. On September 30, 2010, the holders of all of the Series C Warrants exercised such warrants, in accordance with their terms, on a cashless basis for 1,937,420 shares of Common Stock.

On September 30, 2010 and in conjunction with the Purchase Agreement, the Board of Directors of the Company approved, and recommended to the stockholders for approval, a Certificate of Amendment to the Certificate of Incorporation of the Company (the “Certificate of Amendment”) that will amend the Certificate of

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Designation (the “Series D Certificate”) concerning the Company’s Series D Preferred Stock to provide for the automatic conversion of all shares of Series D Preferred Stock into Common Stock upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. Pegasus IV, as holder of the majority of the Series D Preferred Stock, and, together with LSGC Holdings, the majority holders of the voting power of the Company, approved the Certificate of Amendment. The Company will file a preliminary information statement on Schedule 14C with the SEC on or about November 12, 2010 and expects to file the Certificate of Amendment approximately 20 days after it mails the definitive information statement concerning the Certificate of Amendment to stockholders. After the Certificate of Amendment is effective, holders of Series D Preferred Stock will receive, based upon the date of issuance of their Series D Preferred Stock, approximately 0.64 to 0.66 shares of Common Stock for each share of Series D Preferred Stock they hold.

As of September 30, 2010, pursuant to the terms of the Purchase Agreement, the exercise price of the Private Placement A Warrants adjusted, pursuant to the terms of such warrants, from $6.00 to $1.60 per share of Common Stock. The number of shares of Common Stock into which such warrants are exercisable also adjusted, pursuant to the terms of such warrants, from 842,742 to 3,160,281 shares.

Warrants for the Purchase of Common Stock

At September 30, 2010, the following warrants for the purchase of Common Stock were outstanding:

Warrant Holder	Reason for Issuance	Number of Common Shares	Exercise Price	Expiration Date
Investors in March 2007 Private Placement	Private Placement A Warrants	3,160,281	$1.60	March 9, 2012 through June 29, 2012
Pegasus IV	Guarantee of BMO line of credit	942,857	$7.00	July 25, 2013
Line of Credit Guarantors	Financing guarantees	121,375	$6.00	September 22, 2011 through March 31, 2012
Icurie	Marketing agreement	6,250	$6.40	September 13, 2011
Investors in Series D Preferred Stock	Series D Warrants	61,782,730	$6.00	March 3, 2022 through April 19, 2022
Philips Electronics	Series D Warrants	5,330,482	$12.00	March 3, 2022

		71,343,975

At September 30, 2010, all warrants shown in the table above were exercisable.

7. 6% CONVERTIBLE PREFERRED STOCK

As of December 31, 2009, there were 196,902 outstanding shares of 6% Convertible Preferred Stock, the conversion price was $6.00 per share and all shares were redeemable on May 10, 2010. In conjunction with the issuance of the 6% Convertible Preferred Stock, warrants were issued to the purchasers of the 6% Convertible Preferred Stock to purchase additional shares of Common Stock exercisable at the election of the holder. These warrants expired on May 10, 2010.

As of September 30, 2010, 186,528 shares of the 6% Convertible Preferred Stock were redeemed for $597,000. As of September 30, 2010, 10,374 shares of 6% Convertible Preferred Stock were effectively redeemed, but had not been presented for redemption. Upon presentment, the Company will pay $33,000 to redeem these shares and this amount is included in accrued expenses as of September 30, 2010.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

8. SERIES D PREFERRED STOCK

On March 3, 2010, the Company consummated the Rights Offering and $35.2 million of principal and interest on the Pegasus Convertible Note and $5.4 million of principal and interest on the Philips Convertible Note automatically converted into 35,017,667 Series D Units and 5,330,482 Series D Units, respectively. In March and April, 2010, the Company received $25.7 million in gross proceeds from the sale of 25,268,193 Series D Units. On April 20, 2010, the Company issued 1,555,860 Series D Units to Pegasus IV in satisfaction of its accrued guaranty fee of $1.6 million. On July 9, 2010, in accordance with the Company’s guaranty agreement with Pegasus IV, the Company issued Pegasus IV 88,102 Series D Units in satisfaction of its accrued guaranty fee of $89,000. As of September 30, 2010, the outstanding balance of the Series D Preferred Stock underlying the Series D Units was $67.7 million.

The Series D Preferred Stock was recorded at issuance at the amount of the proceeds, net of the fair value of the Series D Warrants, which was determined using the Black Scholes valuation method at issuance. The difference between the amount recorded at issuance and the original issue price was accreted using the effective interest method over the term of the Series D Preferred Stock. The Series D Preferred Stock was recorded as a liability because it is mandatorily redeemable. The accretion for the Series D Preferred Stock was $29.9 million and $30.7 million for the three and nine months ended September 30, 2010, respectively, as the full amount of the accretion was recognized due to the reduction in the expected life of the Series D Preferred Stock under the terms of the Purchase Agreement and the Certificate of Amendment.

The Company must redeem all outstanding shares of Series D Preferred Stock on the eighth anniversary of the date of issuance or upon the Company’s earlier liquidation, dissolution or change of control (each of which will be deemed to be a redemption). The Company does not otherwise have a right or obligation to redeem the outstanding shares of Series D Preferred Stock. Each share of Series D Preferred Stock underlying the Series D Units is entitled to an annual cumulative dividend of 25.00% of $1.006, subject to adjustment, which compounds annually on the anniversary of the date of issuance. This dividend consists of two parts, the “Exercise Price Accrual” and the “LV Accrual.”

Exercise Price Accrual. The Exercise Price Accrual per share of Series D Preferred Stock is equal to 17.00% of $1.006, compounding annually, and is a non-cash dividend credited to the account of the holder. At the holder’s election, but subject to the limitations described below, the Exercise Price Accrual may only be used for purposes of funding payment of the exercise price of all or a portion of the warrants comprising the other component of the Series D Unit.

LV Accrual. The LV Accrual per share of Series D Preferred Stock is equal to 8.00% of $1.006, compounding annually, and accrues on the liquidation value of the Series D Preferred Stock and is payable in cash solely upon the redemption (or deemed redemption) of the Series D Preferred Stock.

Liquidation Value. The liquidation value per share of Series D Preferred Stock is equal to the stated purchase price of the Series D Preferred Stock plus any accrued dividends. Upon the scheduled redemption of the Series D Preferred Stock, the Company is required to pay or, in the case of the Exercise Price Accrual, credit, each holder of Series D Preferred Stock an amount equal to $1.006 plus the full amount of the Exercise Price Accrual and the LV Accrual through the eighth anniversary of the date of issuance.

Series D Warrants

Each Series D Unit is also comprised of a warrant (“Series D Warrant”) representing the right to purchase one share of the Company’s Common Stock. Each such Series D Warrant has an exercise price of $6.00 per share

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

of Common Stock except the Series D Warrants underlying the Series D Units issued to Philips, which have an exercise price of $12.00 per share. Each Series D Warrant expires on the twelfth anniversary of the date of issuance. Upon issuance, the Series D Warrants were considered a derivative financial instrument under FASB ASC 815-10-15, “Derivatives and Hedging,” and the Series D Warrants were recorded as a liability at fair value using the Black Scholes valuation method with changes in fair value measured and recorded at the end of each quarter.

Amendment to the Series D Warrants

In connection with the amendment of the Series D Certificate, the Company agreed to take all necessary action to enable the holders of Series D Warrants to obtain adjustments of approximately $0.04 to $0.10 (depending on the date of issuance) to the exercise price of each Series D Warrant, an amount corresponding to such holders accrued Exercise Price Accrual. The Company also agreed to credit an account for the benefit of each Series D Warrant holder, as of the date of the Purchase Agreement, in an amount equal to the total unaccrued Annual Dividend (as defined in the Series D Certificate) of each share of Series D Preferred Stock that would have accrued following the date of the Purchase Agreement through the eighth anniversary of the issuance of the Series D Preferred Stock (the “Accrual Credit”). Each Series D Warrant holder will receive an Accrual Credit for each share of Common Stock into which each Series D Warrant is exercisable. The Accrual Credit may only be used to fund the payment of the exercise price of all or a portion of such holder’s Series D Warrants upon the earlier of: (i) the passage of eight years from the date of issuance of each Series D Warrant or (ii) a Liquidation Event of the Company (as defined in the Series D Certificate). The Accrual Credit will remain credited to the account of each Series D Warrant holder until used or until the date that such warrants are no longer exercisable in accordance with the terms of the Series D Warrants. After application of the Accrual Credit, the remaining exercise price of each Series D Warrant, following a change of control or the eighth anniversary of their issuance, would be between $1.02 to $1.05 per share of Common Stock, depending upon the date of issuance of the related shares of Series D Preferred Stock (except in the case of the Series D Warrants of Philips, whose effective exercise price would decrease to approximately $7.05 per share of Common Stock).

Pursuant to the terms of the Purchase Agreement, the Series D Warrants are expected to be amended to omit certain clauses, which had originally resulted in the Series D Warrants being recorded as liabilities. Upon the effective date of the Certificate of Amendment, the Series D Warrants will be adjusted to fair value and will then be reclassified to additional paid-in capital.

As of September 30, 2010, the Series D Warrants were adjusted to fair value using the Black Scholes valuation method. The change in fair value for the three and nine month periods ending September 30, 2010 related to the Series D Warrants is a decrease of $20.0 million and an increase of $73.2 million, respectively. The changes are recorded in the decrease (increase) in fair value of Series D and Series E warrants, net, in the statement of operations and comprehensive loss. The change in fair value for the three and nine month periods ended September 30, 2010 was due primarily to the fluctuations in the price of the Company’s Common Stock.

9. SERIES E PREFERRED STOCK

On June 23, 2010, the Company entered into the Subscription Agreement with Pegasus IV, pursuant to which it sold Pegasus IV 235,295 Series E Units at a price per Series E Unit of $127.50, for an aggregate purchase price of $30.0 million. Each Series E Unit consisted of: (a) one share of the Company’s newly designated Series E Preferred Stock and (b) a warrant representing the right to purchase 50 shares of the Company’s Common Stock, par value $0.001 per share at a price per share of $7.00, subject to adjustment

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(collectively, the “Series E Preferred Offering”). Pursuant to the Subscription Agreement, the Company agreed to apply a portion of the proceeds of the Series E Preferred Offering to repay all amounts outstanding under the Company’s line of credit with the BMO. The Company was required to redeem all outstanding shares of Series E Preferred Stock on the eighth anniversary of the date of issuance or upon the Company’s earlier liquidation, dissolution or change of control (each of which will be deemed to be a redemption). The Company did not otherwise have a right or obligation to redeem the outstanding shares of Series E Preferred Stock.

The Series E Preferred Stock was recorded at issuance at the amount of the proceeds net of the fair value of the Series E Warrant, which was determined using the Black Scholes valuation method at issuance. The difference between the amount recorded at issuance and the original issue price was accreted using the effective interest method over the term of the Series E Preferred Stock. The Series E Preferred Stock was recorded as a liability because it is mandatorily redeemable. The accretion for the Series E Preferred Stock was $17.8 million for both the three and nine months ended September 30, 2010, as the full amount of the accretion was recognized prior to converting the Series E Preferred Stock to Common Stock under the terms of the Purchase Agreement. On September 30, 2010, pursuant to the Purchase Agreement, Pegasus IV exchanged all of its outstanding shares of Series E Preferred Stock and the Series E Warrant for shares of Common Stock.

Each share of Series E Preferred Stock underlying the Series E Units was entitled to an annual cumulative dividend of 13.454% of $127.50, subject to adjustment, which compounded annually on the anniversary of the date of issuance.

Series E Warrant

Each Series E Unit was also comprised of a warrant representing the right to purchase 50 shares of the Company’s Common Stock. The Series E Warrant had an exercise price of $7.00 per share of Common Stock. The Series E Warrant was scheduled to expire on the twelfth anniversary of the date of issuance. The Series E Warrant was exercisable at any time following issuance by delivery of a written exercise notice to the Company and by payment of an amount equal to the exercise price multiplied by the number of shares of Common Stock being purchased. The Series E Warrant was considered a derivative financial instrument under the same guidance as the Series D Warrants and was recorded as a liability at fair value using the Black Scholes valuation method upon issuance. The change in fair value for the three and nine month periods ending September 30, 2010 related to the Series E Warrant was a decrease of $3.1 million and $3.5 million, respectively. The change is recorded in the decrease (increase) in fair value of Series D and Series E warrants, net, in the statement of operations and comprehensive loss. The change in fair value for the three and nine months ended September 30, 2010 was due primarily to fluctuations in the price of the Company’s Common Stock .

10. RELATED PARTY TRANSACTIONS

Effective June 23, 2010, the Company entered into a support services agreement with Pegasus Capital Advisors, L.P. (“Pegasus Advisors”), under which the Company agreed to pay Pegasus Advisors $750,000 as reimbursement for prior financial, strategic planning, monitoring and other related services previously provided by Pegasus Advisors. In addition, the Company agreed to pay $187,500 for the next four calendar quarters and then $125,000 for each of the four calendar quarters thereafter in exchange for these support services during such periods. Pegasus Advisors is an affiliate of Pegasus IV and LSGC Holdings, which are the Company’s largest stockholders and beneficially owned approximately 92.5% of the Company’s Common Stock as of September 30, 2010. See Note 2. Liquidity and Capital Resources, Note 5. Short-Term Debt, Note 6. Stockholders’ Equity, Note. 8. Series D Preferred Stock and Note 9. Series E Preferred Stock for additional information regarding related party transactions.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

11. RESTRUCTURING EXPENSES

In August 2010, the Company announced restructuring plans to increase efficiencies across the organization and lower the overall cost structure. These plans included the consolidation of the Company’s research and development and product development operations, including its California operations to the Company’s headquarters in Satellite Beach, FL and the restructuring of the European operations from a development and manufacturing business to a sales and marketing business. These restructuring plans include a reduction in full time headcount in the U.S. and Europe, which was partially completed in October 2010 and is expected to be finalized by the end of 2010. For the three and nine months ended September 30, 2010, the Company incurred $1.1 million of costs as a result of an increase in the allowance for obsolete inventory as a result of products to be phased out by LSGBV as well as severance and termination benefits and rent costs as a result of the closing of the California offices. These expenses were partially offset by the $601,000 gain on the exit of LEDS Japan, the Company’s Japanese operation.

In the second quarter of 2009, the Company determined it would consolidate U.S. operations from four locations to two and moved both the Dallas based headquarters and the New Jersey based light engine business to Satellite Beach, FL. In addition, headcount was reduced for the California business. For the three and nine months ended September 30, 2010, the Company incurred $0 and $703,000, respectively, of costs related to severance and termination benefits related to these headcount reductions.

12. CUSTOMER CONCENTRATIONS

For the three and nine months ended September 30, 2010, the Company had two customers whose revenue collectively represented 38% and 27%, respectively, of the Company’s total revenue. For the three and nine months ended September 30, 2009, the Company had no customers whose revenue individually represented 10% or more of the Company’s total revenue.

As of September 30, 2010, the Company had two customers whose accounts receivable balance collectively represented 46% of the Company’s accounts receivables, net of reserves. As of September 30, 2009, the Company had no customers whose accounts receivable balance individually represented 10% or more of the Company’s accounts receivables, net of reserves.

Through and including                     , 2011 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        Shares

Common Stock

PROSPECTUS

Credit Suisse	J.P.Morgan

Stifel Nicolaus Weisel	Moelis & Company	Piper Jaffray

                    , 2011

Part II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee		$17,415
FINRA filing fee		$15,500
Printing expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$
Miscellaneous expenses	$

Total expenses	$

Item 14.	Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or were, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In the underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us with the meaning of the Securities Act against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities sold by us within the past three years. Also included is the consideration, if any, received by us for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Issuances During Fiscal Year 2008

1.	On February 5, 2008, we issued 5,436 shares of common stock to our outside directors in settlement of director’s fees for the third quarter of 2007. These shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

2.	On February 5, 2008, we issued 2,143 shares of common stock to an employee in settlement of $15,000 owed pursuant to the employee’s employment contract. These shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

3.	On February 13, 2008, we issued 93,751 shares of common stock to two warrant holders upon the exercise of such warrants. These shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

4.	On February 13, 2008, we issued 10,000 shares of common stock upon conversion of 18,700 shares of our 6% Convertible Preferred Stock. These shares of common stock were issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

5.	On April 22, 2008, we issued an aggregate of 2,083,333 shares of common stock to LED Holdings, LLC for an aggregate price of $10,000,000. The shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

6.	On April 22, 2008, we issued 4,632,000 shares of common stock as partial consideration in the acquisition of Lighting Partner, B.V. (“LPBV”). The shares of common stock were issued to the former shareholders of LPBV pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

7.	On April 22, 2008, we issued 5,860 shares of common stock to a warrant holder upon the exercise of such warrants. These shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

8.	On April 30, we issued a total of 1,780 shares of common stock to two warrant holders upon the exercise of such warrants. These shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

9.	On June 18, 2008, we issued a total of 44,660 shares of common stock to our outside directors as settlement of director fees owed for the fourth quarter of 2007 and first quarter of 2008. These shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

10.	On June 18, 2008, we issued 2,393 shares of common stock to a former employee in a private placement in settlement of her final pay. These shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

11.	On July 25, 2008, we issued Pegasus Partners IV, L.P. (“Pegasus IV”) a warrant to purchase 942,857 shares of common stock at an exercise price of $7.00 per share as consideration for providing a guaranty to enable us to obtain a line of credit with one of our lending institutions. The warrant expires on July 29, 2013. The warrant was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

12.	On August 25, 2008, we issued a total of 24,423 shares of common stock to our outside directors as settlement of director fees owed for the second quarter of 2008. These shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

13.	On November 11, 2008, we issued a total of 59,073 shares of common stock to our outside directors as settlement of director fees owed for the third quarter of 2008. These shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

14.	On December 31, 2008, we issued an aggregate of 251,739 shares of Series C Preferred Stock and Warrants (the “Series C Warrants”) to purchase an aggregate of 3,776,078 shares of common stock at an exercise price of $0.85 per share to two of our law firms in consideration for services rendered. The Series C Warrants have a term of five years and are exercisable only following the dissolution, winding-up or change of control of the Company or the repurchase or other acquisition by the Company of all of the Series C Preferred Stock. The shares of Series C Preferred Stock and Series C Warrants were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

Issuances During Fiscal Year 2009

15.	On March 20, 2009, we issued a total of 237,692 shares of common stock to our outside directors as settlement of director fees owed for the fourth quarter of 2008. These shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

16.

On May 15, 2009, we entered into a Convertible Note Agreement with Pegasus IV (the “Pegasus Convertible Note”), which provided us with approximately $31,650,000. Pursuant to the Pegasus Convertible Note, upon the consummation of a rights offering, each $1.006 of outstanding principal and interest owed to Pegasus IV would automatically convert into one Series D Unit consisting of: (i) one share of Company’s Series D Non-Convertible Preferred Stock and (ii) a Warrant (a “Series D Warrant”) to purchase one share of our common stock at an exercise price of $6.00. The Pegasus Convertible Note was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

17.	On August 27, 2009, we entered into a new Convertible Note Agreement (the “New Pegasus Convertible Note”) with Pegasus IV in the principal amount of $32,846,619. Pursuant to the New Pegasus Convertible Note, upon the consummation of a rights offering, each $1.006 of outstanding principal and interest owed to Pegasus IV would automatically convert into one Series D Unit. The New Pegasus Convertible Note replaced the Pegasus Convertible Note and was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

18.	On August 27, 2009, we entered into the Convertible Note Agreement (the “Philips Convertible Note”) with Koninklijke Philips Electronics N.V., pursuant to which we borrowed $5,000,000. Pursuant to the Philips Convertible Note, upon the consummation of a rights offering, each $1.006 of outstanding principal and interest owed to Philips would automatically convert into one Series D Unit consisting of: (i) one share of our Series D Preferred Stock and (ii) a Series D Warrant to purchase one share of our common stock at an exercise price of $12.00. The Philips Convertible Note was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

19.	On September 11, 2009, we issued a total of 393,666 shares of common stock to our outside directors in settlement of director fees owed to them for services during the first and second quarters of 2009. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

20.	On November 14, 2009, we issued a total of 185,983 shares of common stock to our outside directors in settlement of director fees owed to them for services during the third quarter of 2009. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

21.	During 2009, we issued 8,108 shares of our common stock to certain employees under the 2008 Employee Stock Purchase Plan (the “2008 ESPP”) at prices ranging from $0.43 to $1.44 per share. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

Issuances During Fiscal Year 2010

22.	On January 1, 2010, we issued an aggregate of 149,737 shares of common stock to each of our outside directors in settlement of director fees owed for service as a director during the fourth quarter of 2009. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

23.	On March 3, 2010, in connection with our rights offering, we issued 35,017,667 Series D Units to Pegasus IV in satisfaction of approximately $35,200,000 in principal and accrued interest owed to Pegasus IV pursuant to the New Pegasus Convertible Note. Such sale of Series D Units was exempt from registration under the Securities Act pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

24.	On March 3, 2010, in connection with our rights offering, we issued 5,330,482 Series D Units to Philips in satisfaction of approximately $5,400,000 in principal and accrued interest owed to Philips pursuant to the Philips Convertible Note. Such sale of Series D Units was exempt from registration under the Securities Act pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

25.	On April 19, 2010, we issued 24,097,148 Series D Units to Pegasus IV and 869,777 Series D Units to certain of Pegasus IV’s assignees pursuant to a standby purchase option previously granted to Pegasus IV in the New Pegasus Convertible Note. Such sales of Series D Units pursuant to the standby purchase option were exempt from registration under the Securities Act pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

26.	On April 20, 2010, we issued 1,555,860 Series D Units to Pegasus IV in satisfaction of a guaranty fee of $1,565,195 payable pursuant to a Guaranty Extension Agreement with Pegasus IV. The Series D Units were issued based on a purchase price of $1.006 per Series D Unit. Such sale of Series D Units was exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

27.	On April 23, 2010, we issued a total of 640,000 shares of common stock to our outside directors as compensation for services during 2010. In addition, we granted options to purchase 12,000 shares of common stock to a designee of one of our directors as compensation for services as a director. The options expire April 23, 2020. The shares and the options were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

28.	On June 23, 2010, we issued 235,295 Series E Units consisting of: (i) one share of the Company’s Series E Preferred Stock and (ii) a warrant representing the right to purchase 50 shares of the Company’s common stock, at a price per share of $7.00, subject to adjustment, at a price of $127.50 per Series E Unit for an aggregate purchase price of $30,00,112.50. The sale of Series E Units was exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

29.	On July 9, 2010, we issued 88,102 Series D Units to Pegasus IV in satisfaction of an accrued portion of guaranty fee based on a purchase price of $1.006 per Unit. Such sale of Series D Units was exempt from registration under the Securities Act pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

30.	On September 30, 2010, we issued to LSGC Holdings 12,500,000 shares of our common stock and an option to purchase an additional 3,125,000 shares of our common stock exercisable at a price of $1.60 per share for an aggregate purchase price of $20,000,000. The shares of common stock and option were each exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

31.	On September 30, 2010, Pegasus IV and Govi Rao exercised their 3,605,316 and 176,739 Series C Warrants, respectively, on a cashless basis pursuant to the terms of the Series C Warrants for 1,846,882 and 90,538 shares of common stock, respectively. Such shares underlying the Series C Warrants were each exempt from registration under the Securities Act, pursuant to an exemption from registration in accordance with Section 3(a)(9) of the Securities Act.

32.	On September 30, 2010, we exchanged all of our outstanding Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, and Series E Warrants for 32,612,249 shares of common stock. Such issuance of common stock in exchange for the Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and Series E Warrants was exempt from registration under the Securities Act pursuant to an exemption from registration provided by Section 3(a)(9) of the Securities Act.

33.	On October 6, 2010, LSGC Holdings exercised its option to purchase 3,125,000 shares of common stock for aggregate proceeds of $5,000,000. Such shares of common stock were each exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

34.	On December 21, 2010, we issued 17,333 shares of common stock to one of our outside directors as pro-rata compensation for his services as a director during 2010. The shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

35.	On December 28, 2010, we issued 44,072,123 shares of our common stock in exchange for all of our 67,260,303 outstanding shares of Series D Preferred Stock. Such exchange was exempt from registration under the Securities Act, pursuant to the exemption from registration provided by section 3(a)(9) of the Securities Act.

36.	During 2010, we issued 6,047 shares of our common stock to certain employees under the 2008 ESPP at prices ranging from $0.82 to $3.28 per share. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Satellite Beach, State of Florida, on February 10, 2011.

LIGHTING SCIENCE GROUP CORPORATION

/s/ Richard Weinberg
Richard Weinberg Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 10th day of February 2011.

Signature	Capacity in which Signed

/s/ Richard Weinberg Richard Weinberg	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Gregory T. Kaiser Gregory T. Kaiser	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Charles Darnell	Vice Chairman

* Donald R. Harkleroad	Vice Chairman

* Robert E. Bachman	Director

* David Bell	Director

* Michael Kempner	Director

* Leon Wagner	Director

*By:	/s/ Gregory T. Kaiser
Gregory T. Kaiser
Agent (Pursuant to Power of Attorney filed herewith)

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

1.1#	Form of Underwriting Agreement.

2.1	Share Purchase Agreement, dated April 22, 2008, by and among Lighting Science Coöperatief U.A., Lighting Science Group Corporation, C. van de Vrie Holding B.V., W. van de Vrie Holding B.V., R.Q. van de Vrie Holding B.V., Q. van de Vrie Jr. Holding B.V., Y.B. van de Vrie Holding B.V. and Lighting Partner B.V. (certain schedules and exhibits have been omitted and the Company agrees to furnish to the Commission supplementally a copy of any omitted schedules and exhibits upon request) (previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed on April 24, 2008, File No. 0-20354, and incorporated herein by reference).

2.2	Asset Purchase Agreement, dated July 29, 2008, by and among LLI Acquisition, Inc., Lighting Science Group Corporation, Lamina Lighting, Inc., and the stockholders listed on the signature pages thereto (previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed on July 29, 2008,
File No. 0-20354, and incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation of Lighting Science Group Corporation (previously filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on October 14, 2009, File No. 0-20354, and incorporated herein by reference).

3.2	Amended and Restated Bylaws of Lighting Science Group Corporation (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on December 28, 2010, File No. 0-20354, and incorporated herein by reference).

4.1	Form of Warrant A, dated March 9, 2007 (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on March 12, 2007, File No. 0-20354, and incorporated herein by reference).

4.2	Certificate of Designation of Series B Preferred Stock (previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on October 11, 2007, File No. 0-20354, and incorporated herein by reference).

4.3	Amended and Restated Registration Rights Agreement, dated April 22, 2008, by and among Lighting Science Group Corporation, C. van de Vrie Holding B.V., W. van de Vrie Holding B.V., R.Q. van de Vrie Holding B.V. and Q. van de Vrie Jr. Holding B.V., Y.B. van de Vrie Holding B.V. and LED Holdings, LLC (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on April 24, 2008, File No. 0-20354, and incorporated by reference).

4.4	Certificate of Designation of Series C Preferred Stock of Lighting Science Group Corporation (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 7, 2009,
File No. 0-20354, and incorporated herein by reference).

4.5	Amended and Restated Registration Rights Agreement, dated as of January 23, 2009, by and between Lighting Science Group Corporation and Pegasus Partners IV, L.P. (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 30, 2009, File No. 0-20354, and incorporated herein by reference).

4.6	Certificate of Designation of Series D Non-Convertible Preferred Stock of Lighting Science Group Corporation (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on September 8, 2009, File No. 0-20354, and incorporated herein by reference).

4.7	Specimen Common Stock Certificate (previously filed as Exhibit 4.14 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 12, 2010, File No. 333-162966, and incorporated herein by reference).

4.8	Certificate of Designation of Series E Non-Convertible Preferred Stock (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on June 29, 2009, File No. 0-20354, and incorporated herein by reference).

4.9	Warrant Agreement, dated as of December 22, 2010 by and among Lighting Science Group Corporation and American Stock Transfer & Trust Company, LLC (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 4, 2011, File No. 0-20354, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION

4.10	Warrant to Purchase Common Stock of Lighting Science Group Corporation, dated January 13, 2011 and issued to The Home Depot, Inc. (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 20, 2011, File No. 0-20354, and incorporated herein by reference).

4.11	Registration Rights Agreement, dated January 14, 2011 between Lighting Science Group Corporation and The Home Depot, Inc. (previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on January 20, 2011, File No. 0-20354, and incorporated herein by reference).

5.1#	Opinion of Haynes and Boone, LLP.

10.1	Employment Agreement, dated as of October 4, 2007, by and between Lighting Science Group Corporation and Fredric Maxik (previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed on October 11, 2007, File No. 0-20354, and incorporated herein by reference).

10.2	Amended and Restated Equity Based Compensation Plan (previously filed as Appendix A to the Proxy Statement on Schedule 14A filed on September 18, 2008, File No. 0-20354 and incorporated herein by reference).

10.3	Amendment to the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan (previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed on
August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.4	Form of Lighting Science Group Corporation 2005 Equity-Based Compensation Plan Stock Option Agreement (previously filed as Exhibit 4.13 to the Registration Statement on Form S-8 filed on May 5, 2008, File No. 0-20354, and incorporated herein by reference).

10.5	Form of Lighting Science Group Corporation 2005 Equity-Based Compensation Plan Employee Incentive Stock Option Agreement (previously filed as Exhibit 4.14 to the Registration Statement on Form S-8 filed on May 5, 2008, File No. 0-20354, and incorporated herein by reference).

10.6	Form of Lighting Science Group Corporation 2005 Equity-Based Compensation Plan Restricted Stock Award Agreement (previously filed as Exhibit 4.15 to the Registration Statement on Form S-8 filed on May 5, 2008, File No. 0-20354, and incorporated herein by reference).

10.7	Form of Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan Nonqualified Stock Option Agreement (previously filed as Exhibit 10.5 to the Current Report on
Form 8-K filed on August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.8	Form of Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Incentive Stock Option Agreement (previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed on August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.9	Employment Letter, dated August 17, 2009 between Lighting Science Group Corporation and Zachary
Gibler (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 30, 2009, File No. 0-20354, and incorporated herein by reference).

10.10	Governing Agreement and Complete Releases, dated August 27, 2009, among Lighting Science Group Corporation, LED Holdings, LLC, LED Effects, Inc., Pegasus Capital Advisors, L.P., Pegasus Partners IV, L.P., Philips Electronics North America Corporation, Philips Solid-State Lighting Solutions, Inc. and Koninklijke Philips Electronics N.V. (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 28, 2009, File No. 0-20354, and incorporated herein by reference).

10.11	Employment Letter, dated April 7, 2010, between Lighting Science Group Corporation and John T. Stanley (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on May 6, 2010,
File No. 0-20354, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION

10.12	Support Services Agreement, dated as of June 23, 2010, between Lighting Science Group Corporation and Pegasus Capital Advisors, L.P. (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on June 29, 2010, File No. 0-20354, and incorporated herein by reference).

10.13	Employment Letter, dated July 14, 2010 but effective as of July 28, 2010, between Lighting Science Group Corporation and Gregory Kaiser (previously filed as Exhibit 10.1 to the Current Report on
Form 8-K filed on July 30, 2010, File No. 0-20354, and incorporated herein by reference).

10.14	Stock Purchase, Exchange and Recapitalization Agreement, dated as of September 30, 2010, by and among Lighting Science Group Corporation and Pegasus Partners IV, L.P., LSGC Holdings LLC, and LED Holdings, LLC. (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on October 6, 2010, File No. 0-20354, and incorporated herein by reference).

10.15	Loan and Security Agreement, dated as of November 22, 2010, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, National Association, in its capacity as issuing bank and agent (previously filed as Exhibit 10.1 to the Current Report on
Form 8-K filed on November 29, 2010, File No. 0-20354, and incorporated herein by reference).

10.16	Subscription Agreement, dated as of January 26, 2011, between Lighting Science Group Corporation and each of the Purchasers (previously filed as Exhibit 10.1 to the Current Report on
Form 8-K filed on January 28, 2011, File No. 0-20354, and incorporated herein by reference).

10.17	Exchange Agreement, dated as of February 4, 2011, between Lighting Science Group Corporation and LSGC Holdings LLC.

21.1	Subsidiaries of Lighting Science Group Corporation (previously filed as Exhibit 21.1 to the Annual Report on Form 10-K filed on April 13, 2010, File No. 0-20354, and incorporated herein by reference).

23.1*	Consent of McGladrey & Pullen, LLP.

23.3#	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

*	Filed herewith
+	Confidential treatment has been granted with respect to certain provisions of this agreement
#	To be filed by amendment